As filed with the Securities and Exchange Commission on October 21, 2021.

Registration Statement No. 333-253295

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

PRE-EFFECTIVE

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

______________________

CNL STRATEGIC CAPITAL, LLC

(Exact name of registrant as specified in governing instruments)

______________________

Delaware (State or other jurisdiction of incorporation or organization)	3990 (Primary Standard Industrial Classification Number)	32-0503849 (I.R.S. Employer Identification Number)

CNL Strategic Capital, LLC
450 South Orange Avenue

Orlando, Florida 32801
Tel (407) 650-1000

(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Chirag J. Bhavsar

Chief Executive Officer

450 South Orange Avenue

Orlando, Florida 32801
Tel (407) 650-1000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Jason D. Myers, Esq. Clifford R. Cone, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000	Robert H. Bergdolt, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 Tel (919) 786-2000

____________________

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Primary Offering, Class A, Class T, Class D and Class I Shares of Limited Liability Company Interests	$1,000,000,000	$109,100
Distribution Reinvestment Plan, Class A, Class T, Class D and Class I Shares of Limited Liability Company Interests	$100,000,000	$10,910
Total, Class A, Class T, Class D and Class I Shares of Limited Liability Company Interests	$1,100,000,000	$120,010

__________________

(1)	We reserve the right to reallocate our shares between our distribution reinvestment plan and this offering. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)

Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to Rule 415(a)(6) of the Securities Act of 1933, as amended, the registrant has assumed for purposes of this filing that $825,000,000 of the securities registered pursuant to this Registration Statement are unsold securities that have been previously registered for sale pursuant to the registrant's registration statement on Form S-1 (File No. 333-222986) initially filed by the registrant on February 12, 2018 and declared effective on March 7, 2018 (the “Prior Registration Statement”). The registrant paid filing fees of $102,712.50 with respect to such unsold securities in connection with such previous registration. The registration fees previously paid with respect to such unsold securities will continue to be applied to such unsold securities in this Registration Statement. Therefore, the registration fee due for this Registration Statement is $30,002.50 based on a proposed maximum offering price of $1,100,000,000 after taking into account the previously registered unsold securities, $21,820 of the registration fee was due and paid in connection with the filing of the pre-effective no. 1 of this Registration Statement on July 14, 2021 for the registration of $200 million in shares of common stock and $8,182.50 of the registration fee was due and paid in connection with the filing of the pre-effective no. 2 of this Registration Statement on September 17, 2021 for the registration of $75 million in shares of common stock. No additional registration fee is due with the filing of this pre-effective amendment no. 3 of this Registration Statement. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any jurisdiction where the offer or sale thereof is not permitted.

Subject to Completion

Preliminary Prospectus dated October 21, 2021

CNL STRATEGIC CAPITAL, LLC

Maximum Offering of up to $1,100,000,000 in shares of Limited Liability Company Interests

CNL Strategic Capital, LLC is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. We are externally managed by CNL Strategic Capital Management, LLC (“CNL” or the “Manager”) and sub-managed by Levine Leichtman Strategic Capital, LLC (the “Sub-Manager”), an affiliate of Levine Leichtman Capital Partners, LLC (“LLCP”). This is our second public offering. We commenced our initial public offering on March 7, 2018 and terminated our initial public offering on            , 2021, after having raised aggregate gross offering proceeds of $           from the sale of common shares.

We are offering up to $1,000,000,000 of shares of our limited liability company interests, or our shares, on a best efforts basis, which means that CNL Securities Corp., or the Managing Dealer, will use its best efforts but is not required to sell any specific amount of shares. We are offering, in any combination, four classes of our shares in this offering: Class A shares, Class T shares, Class D shares and Class I shares. The initial minimum permitted purchase amount is $5,000 in our shares. There are differing selling fees and commissions for each class. We also pay distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in this primary offering. The current public offering prices for our shares are $33.66 per Class A share, $32.18 per Class T share, $30.27 per Class D share and $31.18 per Class I share. Such prices may be adjusted by our board of directors. Our board of directors determines our net asset value for each class of our shares on a monthly basis. If our net asset value per share on such valuation date increases above or decreases below our net proceeds per share as stated in this prospectus, we will adjust the offering price of any of the classes of our shares, effective five business days after such determination is published, to ensure that no share is sold at a price, after deduction of upfront selling commissions and dealer manager fees, that is above or below our net asset value per share on such valuation date. We are also offering, in any combination, up to $100,000,000 of Class A shares, Class T shares, Class D shares and Class I shares to be issued pursuant to our distribution reinvestment plan. We reserve the right to reallocate the shares between our distribution reinvestment plan and our primary offering.

We currently intend to sell shares in this offering until          , 2023 (two years after the date of this prospectus) and we may extend this offering one additional year if all of the shares we have registered are not yet sold within two years; however, we may suspend or terminate this offering sooner, or extend this offering as permitted under applicable securities laws, in each case with respect to any class of shares, and we would announce such event in a prospectus supplement. In addition, several states will require us to renew our registration annually in order to continue offering our shares beyond the initial registration period in such states.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and will be subject to reduced public company reporting requirements.

Investing in our shares involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 17. Significant risks relating to your investment in our shares include, among others:

●	We have a limited operating history and limited established financing sources and may be unable to successfully implement our business and acquisition strategies or generate sufficient cash flow to make distributions to our shareholders.

●	Our success will be dependent on the performance of the Manager and the Sub-Manager, but you should not rely on the past performance of the Manager, the Sub-Manager and their respective affiliates as an indication of future success. Prior to this offering, affiliates of CNL have only sponsored real estate and credit investment programs.
●	We pay substantial fees and expenses to the Manager, the Sub-Manager, the Managing Dealer or their respective affiliates. These payments increase the risk that you will not earn a profit on your investment.
●	We have held our current businesses for only a short period of time and you will not have the opportunity to evaluate the assets we acquire before we make them, which makes an investment in us more speculative. We face risks with respect to the evaluation and management of future acquisitions.
●	This is a “best efforts” offering and if we are unable to raise substantial funds, we will be limited in the number and type of acquisitions we may make, and the value of your investment in us will fluctuate with the performance of the assets we acquire.
●	Our shares sold in this offering will not be listed on an exchange or quoted through a national quotation system for the foreseeable future, if ever. Therefore, if you purchase shares in this offering, you will have limited liquidity and may not receive a full return of your invested capital if you sell your shares.
●	The purchase price for our shares is based on our most recently determined net asset value and is not based on any public trading market. While our board of directors has engaged an independent valuation firm to assist with the valuation of our businesses, the valuation of our assets is inherently subjective, and our net asset value may not accurately reflect the actual price at which our assets could be liquidated on any given day.
●	The amount of any distributions we may pay is uncertain. We may not be able to pay you distributions and our distributions may not grow over time. We may pay distributions from any source, including from cash resulting from expense support and fee deferrals and/or waivers from the Manager and the Sub-Manager as needed, and there are no limits on the amount of offering proceeds we may use to fund distributions. If we pay distributions from sources other than cash flow from operations, we will have less funds available for investments, and your overall return may be reduced. We believe the likelihood that we will pay distributions from sources other than cash flow from operations will be higher in the early stages of this offering.
●	The Manager, the Sub-Manager and their respective affiliates, including our officers and some of our directors, will face conflicts of interest including conflicts that may result from compensation arrangements with us and our affiliates, which could result in actions that are not in the best interests of our shareholders.
●	If we were to become taxable as a corporation for U.S. federal income tax purposes, we would be required to pay income tax at corporate rates on our net income and would reduce the amount of cash available for distribution to our shareholders. Such distributions, if any, by us to shareholders would constitute dividend income taxable to such shareholders, to the extent of our earnings and profits.
●	Our board of directors may change our business and acquisition policies and strategies without prior notice or shareholder approval, the effects of which may be adverse to you.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete, or determined whether the securities offered hereby can be sold in compliance with applicable conduct standards, including the standard imposed under Regulation Best Interest. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our shares is not permitted.

	Maximum Aggregate Price to Public	Maximum Selling Commissions		Maximum Dealer Manager Fees		Proceeds to Us Before Expenses(1)(5)(6)
Maximum Offering	$1,000,000,000	$27,000,000	(2)	$12,750,000	(2)	$960,250,000
Class A Shares, Per Share	$33.66	$2.02		$0.84		$30.80
Class T Shares, Per Share(3)	$32.18	$0.97		$0.56		$30.65
Class D Shares, Per Share(3)	$30.27	$—		$—		$30.27
Class I Shares, Per Share	$31.18	$—		$—		$31.18
Distribution Reinvestment Plan(4)	$100,000,000	$—		$—		$100,000,000
Class A Shares, Per Share	$30.80	$—		$—		$30.80
Class T Shares, Per Share	$30.65	$—		$—		$30.65
Class D Shares, Per Share	$30.27	$—		$—		$30.27
Class I Shares, Per Share	$31.18	$—		$—		$31.18

________________

(1)	The proceeds to us before expenses are calculated without deducting certain organization and offering expenses. The total of the other organization and offering expenses, excluding selling commissions, dealer manager fees and distribution and shareholder servicing fees, are estimated to be approximately $10,000,000 if the maximum primary offering amount is sold.
(2)	The maximum selling commissions and dealer manager fee assume that 30%, 30%, 10% and 30% of the gross offering proceeds from this primary offering are from sales of Class A, T, D and I shares, respectively. The selling commissions are equal to 6.00% and 3.00% of the sale price for Class A and Class T shares, respectively, with discounts available to some categories of investors, and the dealer manager fee is equal to 2.50% and 1.75% of the sale price for Class A and Class T shares, respectively, with discounts available to some categories of investors.”
(3)	We pay the Managing Dealer a distribution and shareholder servicing fee, subject to certain limits, with respect to our Class T and Class D shares sold in this primary offering (excluding Class T Shares and Class D shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 1.00% and 0.50%, respectively, of our current net asset value per share, as disclosed in our periodic or current reports, payable on a monthly basis. See “Plan of Distribution.”
(4)	We will not pay selling commissions and dealer manager fees, or reimburse issuer costs, in connection with our shares issued through our distribution reinvestment plan. For participants in the distribution reinvestment plan, distributions paid on Class A shares, Class T shares, Class D shares and Class I shares, as applicable, will be used to purchase Class A shares, Class T shares, Class D shares and Class I shares, respectively.
(5)	The total of the above fees, plus other organizational and offering expenses and fees, are estimated to be approximately $49,750,000 if we raise $1,000,000,000.
(6)	We are offering certain volume discounts resulting in reductions in selling commissions payable with respect to sales of our Class A shares for certain minimum aggregate purchase amounts to an investor. See “Plan of Distribution—Volume Discounts (Class A Shares Only).”

The date of this prospectus is                  , 2021.

SUITABILITY STANDARDS

Our shares offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means such that they do not have a need for liquidity in this investment. We have established financial suitability standards for initial shareholders in this offering which require that a purchaser of shares have either:

●	a gross annual income of at least $70,000 and a net worth of at least $70,000, or
●	a net worth of at least $250,000.

For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. In the case of sales to fiduciary accounts, these minimum standards must be met by the beneficiary, the fiduciary account or the donor or grantor who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.

Those selling shares on our behalf or participating broker-dealers and registered investment advisers recommending the purchase of shares in this offering are required to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each investor based on information provided by the investor regarding the investor’s other holdings, financial situation, tax status and investment objectives and must maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor. In making this determination, your participating broker-dealer, authorized investment representative or other person selling shares on our behalf will, based on a review of the information provided by you, consider whether you:

●	meet the minimum income and net worth standards established by us and by your state;
●	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;
●	are able to bear the economic risk of the investment based on your overall financial situation, including the risk that you may lose your entire investment; and
●	have an apparent understanding of the following:
●	the fundamental risks of your investment;
●	the lack of liquidity of your shares;
●	the restrictions on transferability of your shares;
●	the background and qualification of the Manager and the Sub-Manager; and
●	the tax consequences of your investment.

In purchasing shares, custodians or trustees of employee pension benefit plans or individual retirement accounts, or IRAs, may be subject to the fiduciary duties imposed by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or other applicable laws and to the prohibited transaction rules prescribed by ERISA and related provisions of the Internal Revenue Code of 1986, as amended, or the Code. In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law.

i

The following states have established additional suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors residing in these states only if those investors represent that they meet the additional suitability standards. In each case, these additional suitability standards exclude from the calculation of net worth the value of an investor’s home, home furnishings and personal automobiles.

Alabama – In addition to the general suitability standards, Alabama investors may not invest more than 10% of their liquid net worth in us and our affiliates.

California – California investors must have either (i) an estimated gross income of at least $65,000 during the current tax year and a net worth of at least $250,000, or (ii) a net worth of at least $500,000. In addition, California investors should limit their investment in us to 10% of the investor’s net worth. For these purposes, “net worth” is exclusive of an investor’s home, home furnishings, and automobiles.

Idaho – Investors who reside in the state of Idaho must have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a net worth of $300,000 (excluding the value of a purchaser’s home, furnishings and automobiles). Additionally, an Idaho investor’s total investment in us shall not exceed 10% of his or her liquid net worth. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

Iowa – Iowa investors must have either (i) a minimum of $100,000 annual gross income and a net worth of $100,000, or (ii) a net worth of at least $350,000 (exclusive of home, home furnishings and automobiles). In addition, Iowa investors may not invest in aggregate more than 10% of their liquid net worth in us and in the securities of other non-traded direct participation programs (DPPs). “Liquid net worth” is defined as the portion of net worth that consists of cash, cash equivalents, and readily marketable securities.

Kansas – It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in our shares and other direct participation programs to not more than 10% of their liquid net worth.  For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky – A Kentucky investor may not invest more than 10% of their liquid net worth in us or our affiliates. “Liquid net worth” is defined as that portion of net worth that is comprised of cash, cash equivalents and readily marketable securities.

Maine – The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Massachusetts – Massachusetts investors may not invest more than 10% of their liquid net worth in us and in other illiquid direct participation programs. Liquid net worth is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri – No more than ten percent (10%) of any one Missouri investor’s liquid net worth shall be invested in this offering of our shares.

Nebraska – Nebraska investors must have either (i) an annual gross income of at least $70,000 and a net worth of at least $70,000, or (ii) a net worth of at least $250,000. In addition, investors must limit their aggregate investment in us and in the securities of other non-publicly traded programs to 10% of their net worth. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to this investment concentration limit.

New Jersey – New Jersey investors must have either (i) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of at least $85,000, or (ii) a minimum liquid net worth of $350,000. In addition, investors must limit their investment in us, our affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) to 10% of their liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

New Mexico – It shall be unsuitable for New Mexico residents to invest more than 10% of their liquid net worth in the issuer, affiliates of the issuer, and in any other non-traded direct participation programs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles, minus total liabilities) comprised of cash, cash equivalents, and readily marketable securities.

North Dakota – In addition to the stated net income and net worth standards, North Dakota investors must also have a net worth of at least ten times their investment in us.

Ohio – It shall be unsuitable for Ohio residents to invest more than 10% of their liquid net worth in the issuer, affiliates of the issuer, and in any other non-traded direct participation programs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities.

Oklahoma – Oklahoma investors cannot invest more than 10% of their liquid net worth in us and our affiliates. Net worth for this purpose is exclusive of an investor’s home, home furnishings and automobiles.

Oregon – In addition to the suitability standards set forth above, Oregon investors must limit their investment in us to no more than 10% of their liquid net worth.

Pennsylvania – Pennsylvania investors must limit their investment in us to no more than 10% of their net worth, exclusive of home, furnishings and automobiles.

Puerto Rico – Residents of Puerto Rico may not invest more than 10% of their liquid net worth in the issuer, affiliates of the issuer, and in any other non-traded direct participation programs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities.

Tennessee – In addition to meeting the general suitability standards set forth above, Tennessee investors who are not “accredited investors” may not invest more than 10% of their liquid net worth in us. “Net worth” for this purpose is exclusive of an investor’s home, home furnishings, and automobiles.

Vermont – In addition to the suitability standards set forth above, non-accredited Vermont investors may not purchase an amount in us that exceeds 10% of their liquid net worth. For these purposes, “liquid net worth” is defined as an investors’ total assets (not including home, home furnishings, or automobiles) minus total liabilities. Vermont residents who are “accredited investors” as defined in 17 C.F.R. § 230.501 are not subject to the limitation described in this paragraph.

Regulation Best Interest

The SEC has adopted Regulation Best Interest under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Regulation Best Interest establishes a new standard of conduct for broker-dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. A retail customer is any natural person, or the legal representative of such person, who receives a recommendation of any securities transaction or investment strategy involving securities from a broker-dealer and uses the recommendation primarily for personal, family, or household purposes. When making such a recommendation, a broker-dealer and its associated persons must act in the best interest of such retail customer when making a recommendation to purchase shares in this offering, without placing their financial or other interest ahead of the retail customer’s interests, and should consider reasonable alternatives in determining whether the broker dealer and its associated persons have a reasonable basis for making the recommendation. This standard is different and higher than the quantitative suitability standards we require for an investment in our shares and the current suitability standard applied by the Financial Industry Regulatory Authority, a self-regulatory organization for broker-dealers. In addition to Regulation Best Interest, certain states, including Massachusetts, have adopted or may adopt state-level standards that seek to further enhance the broker-dealer standard of conduct to a fiduciary standard for all broker-dealer recommendations made to retail customers in their states. In comparison to the standards of Regulation Best Interest, the Massachusetts fiduciary standard, for example, requires broker-dealers to adhere to the duties of utmost care and loyalty to customers. The Massachusetts fiduciary standard requires a broker-dealer to make recommendations without regard to the financial or any other interest of any party other than the retail customer, and that broker-dealers must make all reasonably practicable efforts to avoid conflicts of interest, eliminate conflicts that cannot reasonably be avoided, and mitigate conflicts that cannot reasonably be avoided or eliminated. Listed entities may be reasonable alternatives to an investment in us, as listed entities may feature characteristics like lower cost, nominal commissions at the time of the initial purchase, less complexity and lesser or different risks. Under Regulation Best Interest, the SEC rules, the broker-dealer must meet four component obligations:

●	Disclosure Obligation: The broker-dealer must provide certain required disclosures, including details about their services and fee structures, before or at the time of the recommendation about the recommendation and the relationship between the broker-dealer and its retail customer. The disclosure includes a customer relationship summary on Form CRS. The broker-dealer’s disclosures are separate from the disclosures we provide to investors in this prospectus.

●	Care Obligation: The broker-dealer must exercise reasonable diligence, care, and skill in making the recommendation.

●	Conflict of Interest Obligation: The broker-dealer must establish, maintain, and enforce written policies and procedures reasonably designed to address conflicts of interest.

●	Compliance Obligation: The broker-dealer must establish, maintain, and enforce written policies and procedures reasonably designed to achieve compliance with Regulation Best Interest.

There is no case or administrative law under Regulation Best Interest because it recently became effective.

TABLE OF CONTENTS

v

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the United States Securities and Exchange Commission, or the SEC, to register a continuous offering of our shares. Periodically, as we make material investments or have other material developments, we will provide a prospectus supplement or amend this prospectus that may add, update or change information contained in this prospectus. We will endeavor to avoid interruptions in this offering, but may, to the extent permitted or required under the rules and regulations of the SEC, supplement the prospectus or file an amendment to the registration statement with the SEC when we adjust the prices of our shares because our net asset value per share declines or increases from the amount of the net proceeds per share as stated in the prospectus on the date we publish our net asset value per share. In addition, we will file an amendment to the registration statement with the SEC on or before such time as the new offering price per share for any of the classes of our shares being offered by this prospectus represents more than a 20% change in the per share offering price of our shares from the most recent offering price per share. While we will attempt to file such amendment on or before such time in order to avoid interruptions in this offering, there can be no assurance, however, that this offering will not be suspended while the SEC reviews any such amendment and until it is declared effective.

Any statement that we make in this prospectus may be modified or superseded by us in a subsequent prospectus supplement. The registration statement we have filed with the SEC includes exhibits that provide more detailed descriptions of certain matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described in the section entitled “Available Information” in this prospectus. In this prospectus, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close.

You should rely only on the information contained in this prospectus. Neither we nor the Managing Dealer has authorized any other person to provide you with different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Managing Dealer is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or sale of our shares. If there is a material change in the affairs of the company, we will amend or supplement this prospectus.

For information on the suitability standards that investors must meet in order to purchase shares in this offering, see “Suitability Standards.”

PROSPECTUS SUMMARY

This summary highlights all material summary information contained elsewhere in this prospectus, and does not contain all of the information that you may want to consider when making your investment decision. To understand this offering fully, you should read the entire prospectus carefully, including the section entitled “Risk Factors,” before making a decision to invest in our shares. CNL Strategic Capital, LLC is a Delaware Limited Liability Company formed on August 9, 2016. Unless the context requires otherwise or as otherwise noted, the terms “we,” “us,” “our,” and “company” refer to CNL Strategic Capital, LLC; the term the “Manager” or “CNL” refers to CNL Strategic Capital Management, LLC; the term the “Sub-Manager” refers to Levine Leichtman Strategic Capital, LLC; the term “LLCP” refers to Levine Leichtman Capital Partners, LLC, an affiliate of the Sub-Manager; the term the “Managing Dealer” refers to CNL Securities Corp.; the term “CFG” refers to CNL Financial Group, LLC; the term “CNL Financial Group” refers to CNL Financial Group, Inc. and CNL Financial Group Investment Management LLC; the term the “Administrator” refers to the Manager, in its capacity as Administrator; the term the “Sub-Administrator” refers to the Sub-Manager in its capacity as a sub-administrator; the term “shareholder” refers to a holder of shares of the company’s limited liability company interests; the term “LLC Agreement” refers to the company’s fifth amended and restated limited liability company operating agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part; the term “primary offering” refers to this offering (excluding our distribution reinvestment plan) to which we are initially allocating $1,000,000,000 in any combination of Class A shares, Class T shares, Class D shares and Class I shares; the term “initial public offering” refers to our public offering of our Class A shares, Class T shares, Class D shares and Class I shares that terminated upon the effectiveness of this offering; the term “this offering” refers to our follow-on public offering of our Class A shares, Class T shares, Class D shares and Class I shares that commenced upon the initial effective date of the registration statement of which this prospectus is part; the term “founder shares” refers to Class FA shares and Class S shares; the term “non-founder shares” refers to Class A, Class T, Class D and Class I shares; the term “our shares” refers to Class A, Class FA, Class T, Class D, Class I and Class S shares, collectively; the term “our businesses” refers to the equity and debt investments we have made in portfolio companies as discussed under “Our Portfolio.”

Q:	Who is CNL Strategic Capital, LLC?
A:	CNL Strategic Capital, LLC is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. We refer to the strategy of owning both the debt and equity of our target private companies as a “private capital” strategy. We intend to target businesses that are highly cash flow generative, with annual revenues primarily between $15 million and $250 million and whose management teams seek an ownership stake in the company. Our business strategy is to acquire controlling equity interests in combination with debt positions and in doing so, provide long-term capital appreciation and current income while protecting invested capital. We define controlling equity interests as companies in which we own more than 50% of the voting securities of such companies. This business strategy, which has been used by affiliates of the Sub-Manager over many different business cycles, will provide us with a high level of operational control and the opportunity to receive current cash income in the form of monthly coupon payments from our debt and periodic cash distributions from our equity ownership in the businesses we acquire. We believe that our business strategy also allows us to partner with management teams that are highly incentivized to support the growth and profitability of our businesses. We will use the global origination networks of the Manager and the Sub-Manager to identify potential acquisitions and management teams that embrace our transaction structure and management philosophy.

We intend for a significant majority of our total assets to be comprised of long-term controlling equity interests and debt positions in the businesses we acquire. In addition, and to a lesser extent, we may acquire other debt and minority equity positions, which may include acquiring debt in the secondary market and minority equity interests in combination with other funds managed by LLCP from co-investments with other partnerships managed by LLCP or its affiliates. We expect that these positions will comprise a minority of our total assets. See “Business—Business Strategy.”

We commenced operations on February 7, 2018, following a private offering of $81.7 million of our Class FA shares. On March 7, 2018, we commenced our initial public offering of up to $1.1 billion in our common shares, consisting of Class A shares, Class T shares, Class D shares and Class I shares. Through September 1, 2021, we had issued 7,488,574 common shares in our initial public offering consisting of 1,324,464 Class A shares, 1,191,058 Class T shares, 833,229 Class D shares and 4,139,823 Class I shares issued in this offering (including 79,624 Class A shares, 19,891 Class T shares, 24,235 Class D shares and 67,408 Class I shares issued pursuant to our distribution reinvestment plan) and we had received aggregate gross offering proceeds of $217.5 million. As of September 30, 2021, we had invested in eight businesses, consisting of approximately $217.2 million of equity investments and approximately $115.0 million of debt investments.

Q:	Who is CNL?

A:	We are managed by the Manager, CNL, under a management agreement, as currently amended and as may be amended in the future (the “Management Agreement”) pursuant to which the Manager is responsible for the overall management of our activities. The Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). CNL is controlled by CFG, a private investment management firm specializing in alternative investment products. Anchored by over 45 years of investing in relationships, CFG or its affiliates have formed or acquired companies with more than $34 billion in assets. Performance-driven, CFG strives to achieve investment returns by identifying emerging trends, accessing capital through its national distribution channels, and investing shareholder capital in a variety of real estate, credit and private capital investment products. Over its history, CFG has invested through various market cycles in a broad range of industries, asset classes and geographies. Its sponsorship and management of a wide range of investment programs have fostered experience investing in and lending to companies operating in the retail, restaurant, health care, hotel, leisure, recreation, financial services and insurance industries.

CFG’s disciplined investment approach concentrates on underserved, undercapitalized markets. By championing a long-term perspective that concentrates on building partnerships that extend beyond one transaction or one idea, CFG has developed a broad network of business relationships, which we will have access to and from which we will benefit. CFG partners with prominent investment organizations to provide shareholders access to a distinctive platform of products.

Q:	Who are Levine Leichtman Strategic Capital, LLC and LLCP?
A:	The Manager has engaged the Sub-Manager, Levine Leichtman Strategic Capital, LLC, under a sub-management agreement, as currently amended and as may be amended in the future (the “Sub-Management Agreement”), pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets. The Sub-Manager is registered as an investment adviser under the Advisers Act.

The Sub-Manager is an affiliate of LLCP. LLCP is an asset manager that has made private capital investments in middle-market companies located primarily in the United States for 38 years. Since its inception in 1984 through June 30, 2021, LLCP and the LLCP Senior Executives have managed approximately $12.2 billion of capital. From 1994 through June 30, 2021, LLCP has sponsored and managed fifteen private funds in addition to our company, raised a total of approximately $9.9 billion of capital commitments from over 175 institutional and other investors, and invested approximately $6.4 billion in 96 middle-market companies across various industries, including franchisors, business services, and light manufacturing and engineered products. LLCP currently has a team of more than 58 transactional and supporting professionals.  As of June 30, 2021, LLCP had approximately $8.7 billion under management. LLCP was managed by a tenured, seven-person Executive Committee, comprised of Lauren B. Leichtman, Arthur E. Levine, Matthew G. Frankel, Michael B. Weinberg, Stephen J. Hogan, David I. Wolmer and Andrew M. Schwartz (together, the “LLCP Senior Executives”), an experienced team supported by approximately 27 Corporate Finance professionals and 7 Originations professionals.

LLCP’s track record is a result of (i) having a cohesive Investments team (defined below) that has successfully acquired and managed middle-market companies through all economic cycles, (ii) executing a differentiated strategy that is attractive to business owners and creates a risk-adjusted capital structure, (iii) providing value-added expertise to its businesses, and (iv) having an established middle-market presence and experience acquiring and managing middle-market companies. Through our Sub-Manager, we believe we will benefit from LLCP’s experience and expertise in acquiring U.S. middle-market businesses.

Q:	How will we identify assets to acquire and make decisions on whether to make such acquisitions?
A:	We believe we will benefit from the Manager’s and the Sub-Manager’s combined business and industry-specific knowledge and experience in the middle market and the Sub-Manager’s transaction expertise and acquisition capabilities. The Manager and the Sub-Manager are collectively responsible for sourcing potential acquisition and debt financing opportunities, subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, and monitoring and managing the businesses we acquire and/or finance on an ongoing basis. The Sub-Manager is primarily responsible for analyzing and conducting due diligence on prospective acquisitions and debt financings, as well as the overall structuring of transactions. To facilitate communication and coordination, the Manager and the Sub-Manager hold, and intend to continue to hold, regular meetings to plan and discuss our business strategy, potential acquisition and finance opportunities, current market developments and strategic goals. We believe the Manager’s and the Sub-Manager’s middle-market expertise provide us with substantial market insight and valuable access to acquisition and financing opportunities. Our board of directors, including a majority of our independent directors, oversee and monitor the performance of our business.

For a discussion of our businesses, see “Our Portfolio” and “Conflicts of Interest and Certain Relationships and Related Party Transactions—The Acquisitions of Our Initial Businesses.”

Q:	Are there any risks involved in an investment in our shares?
A:	Yes, an investment in our shares involves material risks. Investing in our shares may be considered speculative and involves a high degree of risk, including the risk of the loss of your investment. Our shares are illiquid and appropriate only as a long-term investment.
●	We have a limited operating history and limited established financing sources and may be unable to successfully implement our business and acquisition strategies or generate sufficient cash flow to make distributions to our shareholders.
●	Our success will be dependent on the performance of the Manager and the Sub-Manager, but you should not rely on the past performance of the Manager, the Sub-Manager and their respective affiliates as an indication of future success. Prior to this offering, affiliates of CNL have only sponsored real estate and credit investment programs.
●	We pay substantial fees and expenses to the Manager, the Sub-Manager, the Managing Dealer or their respective affiliates. These payments increase the risk that you will not earn a profit on your investment.
●	We have held our current businesses for only a short period of time and you will not have the opportunity to evaluate the assets we acquire before we make them, which makes an investment in us more speculative. We face risks with respect to the evaluation and management of future acquisitions.
●	This is a “best efforts” offering and if we are unable to raise substantial funds, we will be limited in the number and type of acquisitions we may make, and the value of your investment in us will fluctuate with the performance of the assets we acquire.
●	Our shares sold in this offering will not be listed on an exchange or quoted through a national quotation system for the foreseeable future, if ever. Therefore, if you purchase shares in this offering, you will have limited liquidity and may not receive a full return of your invested capital if you sell your shares.
●	The purchase price for our shares is based on our most recently determined net asset value, and will not be based on any public trading market. While our board of directors has engaged an independent valuation firm to assist with the valuation of our businesses, the valuation of our assets is inherently subjective, and our net asset value may not accurately reflect the actual price at which our assets could be liquidated on any given day.
●	The amount of any distributions we may pay is uncertain. We may not be able to pay you distributions and our distributions may not grow over time. We may pay distributions from any source, including from cash resulting from expense support and fee deferrals and/or waivers from the Manager and the Sub-Manager as needed, and there are no limits on the amount of offering proceeds we may use to fund distributions. If we pay distributions from sources other than cash flow from operations, we will have less funds available for investments, and your overall return may be reduced. We believe the likelihood that we will pay distributions from sources other than cash flow from operations will be higher in the early stages of this offering.
●	The Manager, the Sub-Manager and their respective affiliates, including our officers and some of our directors, will face conflicts of interest including conflicts that may result from compensation arrangements with us and our affiliates, which could result in actions that are not in the best interests of our shareholders.
●	If we were to become taxable as a corporation for U.S. federal income tax purposes, we would be required to pay income tax at corporate rates on our net income and would reduce the amount of cash available for distribution to our shareholders. Such distributions, if any, by us to shareholders would constitute dividend income taxable to such shareholders, to the extent of our earnings and profits.
●	Our board of directors may change our business and acquisition policies and strategies without prior notice or shareholder approval, the effects of which may be adverse to you.

Q:	Will you use leverage?
A:	We will not use leverage in excess of 35% of our gross assets (not including borrowings of our businesses) unless a majority of our independent directors approves any excess above such limit and determines that such borrowing is in the best interests of our company. Any excess in leverage over such 35% limit shall be disclosed to shareholders in our next quarterly or annual report, along with the reason for such excess. In any event, we expect that the amount of our aggregate borrowings will be reasonable in relation to the value of our assets and will be reviewed by our board of directors at least quarterly.

Financing a portion of the acquisition price of our assets will allow us to broaden our business by increasing the funds available for acquisition. Financing a portion of our acquisitions is not free from risk. Using borrowings requires us to pay interest and principal, referred to as “debt service,” all of which decrease the amount of cash available for distribution to our shareholders or other purposes. We may also be unable to refinance the borrowings at maturity on favorable or equivalent terms, if at all, exposing us to the potential risk of loss with respect to assets pledged as collateral for loans. Certain of our borrowings may be floating rate and the effective interest rates on such borrowings will increase when the relevant interest benchmark increases.

See “Risk Factors—Risks Related to Our Business—To the extent that we borrow money, the potential for gain or loss on amounts invested in us will be magnified and may increase the risk of investing in us. Borrowed money may also adversely affect the return on our assets, reduce cash available to service our debt or for distribution to our shareholders, and result in losses.”

As discussed below in “Certain U.S. Federal Income Tax Consequences—Tax Exempt Organizations,” income that would not otherwise be treated as unrelated business taxable income, or UBTI (including interest and dividends), is generally treated as UBTI in whole or in part if leverage is used to acquire or hold the assets generating such income. We intend to manage the recognition of UBTI by tax-exempt investors by making levered investments and investments in entities taxed as partnerships through subsidiaries taxed as corporations for U.S. federal income tax purposes.

Q:	What are our potential competitive strengths?
A:	We believe that the following potential competitive strengths will enable us to capitalize on the significant acquisition opportunities in the markets we target, including:
●	LLCP’s and the LLCP Senior Executives’ proven track record and 38-year tenure of acquiring businesses in the middle-market;
●	a differentiated acquisition strategy that is attractive to entrepreneurs;
●	a strategy that involves partnering with strong management teams;
●	proactive generation of proprietary deal flow;
●	leveraging the Manager’s and the Sub-Manager’s established middle-market presence;
●	a cohesive team of investment professionals;
●	a business strategy that involves a tiered transaction review process with acquisition structuring that combines current income and long-term capital appreciation, while protecting invested capital;
●	the Manager’s and the Sub-Manager’s role as active partners to the businesses we acquire and their management teams; and
●	a strategy that provides us the flexibility to make acquisitions with a long-term perspective.

See “Business—Potential Competitive Strengths” beginning on page 85 for more discussion.

Q:	What is the current ownership structure of CNL Strategic Capital, LLC?
A:	The following chart illustrates the general structure and ownership of the company and the management relationship between the Manager, the Sub-Manager and us.(1)

(1)	We have entered into the Management Agreement with the Manager and the Sub-Management Agreement with the Manager and the Sub-Manager. We have entered into a managing dealer agreement (the “Managing Dealer Agreement”) with the Managing Dealer. We have also entered into an administrative services agreement with the Administrator, as currently amended and as may be amended in the future (the “Administrative Services Agreement”) and a sub-administration agreement with the Administrator and the Sub-Administrator, as currently amended and as may be amended in the future (the “Sub-Administration Agreement”). Please see the disclosure below under “Compensation of the Manager, the Sub-Manager and the Managing Dealer” and “Management—Administrative Services” for a description of the compensation, reimbursements and distributions we contemplate paying (directly or indirectly) to the Manager, the Sub-Manager, the Managing Dealer, the Administrator, the Sub-Administrator and other affiliates in exchange for services provided to us.
(2)	Represents shareholders who purchased common shares in our private offerings, and includes affiliates of the Manager and the Sub-Manager as well as purchasers of any future private offering we may complete.
Q:	What conflicts of interest exist between us, the Manager, the Sub-Manager and their respective affiliates?
A:	The Manager, the Sub-Manager and their respective affiliates will experience conflicts of interest in connection with the management of our business affairs, including the following:
●	Our executive officers and certain members of our board of directors serve as directors and/or officers of various entities affiliated with the Manager and the Sub-Manager, as applicable.
●	The Manager, the Sub-Manager, the Administrator, the Sub-Administrator and their respective affiliates provide services to us. The Administrator and the Sub-Administrator also oversee the performance of other administrative and professional services provided to us by others, including by their respective affiliates.
●	Regardless of the quality of our assets, the services provided to us or whether we pay distributions to our shareholders, the Manager and the Sub-Manager receive certain fees and expense reimbursements in connection with their services to us as the Manager and the Sub-Manager, respectively. Additionally, we may pay third parties directly or reimburse the costs or expenses of third parties paid by the Administrator and the Sub-Administrator for providing us with certain administrative services.

●	The agreements between us and the Manager, the Sub-Manager or their respective affiliates are not arm’s length agreements. In addition, as a result of the fact that we have some common management, including on our board of directors, with the Manager and the Sub-Manager, our board of directors may encounter conflicts of interest in enforcing our rights against the Manager, the Sub-Manager and their respective affiliates in the event of a default by, or disagreement with, any of the Manager, the Sub-Manager and their respective affiliates or in invoking powers, rights or options pursuant to any agreement between any of them and us.
●	Our board of directors is responsible for determining the net asset value of our assets (with the assistance from the Manager, the Sub-Manager and the independent valuation firm) and, because the base management fee is payable monthly and for a certain month is calculated based on the average value of our gross assets at the end of that month and the immediately preceding calendar month, a higher net asset value of our assets would result in a higher base management fee to the Manager and the Sub-Manager.
●	We value our assets monthly at fair value as determined in good faith by our board of directors based on input from the Manager, the Sub-Manager, and an independent valuation firm engaged by our board of directors and our audit committee, Alvarez & Marsal Valuation Services, LLC. The determination of the average value of our gross assets reflects changes in the fair market value of our businesses. See “Determination of Net Asset Value.”
●	The Manager does not currently manage other clients; however, the Manager is not prohibited from doing so and the Manager may determine it is appropriate for us and one or more other clients managed in the future by the Manager or any of its affiliates to participate in an opportunity together. These co-opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other clients. The Manager will consider whether the transaction complies with the terms of our LLC Agreement or the partnership or limited liability company agreement of such other programs.
●	The Sub-Manager and its affiliates currently manage various other clients and accounts. The Sub-Manager and its affiliates may (i) give advice and take action with respect to any of its other clients that may differ from advice given or the timing or nature of action taken with respect to us, so long as it is consistent with the provisions of the Sub-Manager’s allocation policy and its obligations under the Sub-Management Agreement, and (ii) subject to an exclusivity agreement, or the Exclusivity Agreement, between the Manager and the Sub-Manager and its obligations thereunder, engage in activities that overlap with or compete with those in which the company and its subsidiaries, directly or indirectly, may engage. The company, on its own behalf and on behalf of its subsidiaries, has renounced any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for another client of the Sub-Manager or its affiliates to the extent such opportunity has been determined in good faith by the Sub-Manager not to be allocated to the company, all in accordance with the company’s and the Sub-Manager’s allocation policy. Certain of our officers and directors have made, and may from time to time in the future make, passive investments in private funds or other investment vehicles sponsored and/or managed by the Sub-Manager or one of its affiliates.
●	Subject to the company’s investment policy and its obligations under the Sub-Management Agreement, the Sub-Manager shall not have any obligation to recommend for purchase or sale any securities or loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Sub-Manager, such transaction or investment appears unsuitable, impractical or undesirable for the Manager (on behalf of the company).

●	The Manager and the Sub-Manager will experience conflicts of interest in connection with the management of our business affairs relating to the allocation of business opportunities by the Manager, the Sub-Manager and their respective affiliates to us and other clients. The Sub-Manager or its affiliates currently manage other clients that have a similar business strategy as us. The Sub-Manager will determine which opportunities it presents to us or another client with a similar business objective. The Sub-Manager may determine that an opportunity is more appropriate for another client managed by the Sub-Manager or any of its affiliates than it is for us and present such opportunity to the other client. In certain cases, the Sub-Manager, subject to approval by the Manager that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, may determine it is appropriate for us to participate in an acquisition opportunity alongside one or more other clients managed by the Sub-Manager or any of its affiliates. These co-opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other clients. To the extent the Sub-Manager identifies such co-opportunities, the Sub-Manager has developed an allocation policy to ensure that we are treated fairly and equitably. The Sub-Manager and its affiliates will utilize this allocation policy to determine how to allocate opportunities that may be appropriate for us or other of the Sub-Manager’s or its affiliates’ clients. As part of this policy, the Sub-Manager will consider a variety of factors in making allocation decisions, including a client’s stated investment objectives, scope, criteria, guidelines, business strategy and available capital for investment. As a result, the Sub-Manager and its affiliates may determine, in its discretion, that it is appropriate to allocate opportunities to other clients in whole or in part as co-opportunities. The Sub-Manager will also consider whether the transaction complies with the terms of our LLC Agreement or the partnership or limited liability company agreement of such other programs and our investment policy. Our board of directors has adopted its own allocation policy, which incorporates the Sub-Manager’s allocation policy by reference. If we invest in a general partnership or joint venture with affiliates, management fees payable in connection with such an investment will be proportional to our respective interest in the investment or the value of services provided, as applicable. All acquisitions of our businesses will be approved by our board of directors. The independent directors of our board of directors will be responsible for oversight of the allocation process.
●	Consistent with our allocation policy, in the event that a co-investment opportunity that the Manager has approved for potential participation does not close and the Sub-Manager and its affiliates accumulate broken deal costs in connection with the co-investment opportunity, the Sub-Manager and its affiliates will be required to allocate such broken deal costs among us and the other participating accounts. Broken deal costs will generally be allocated to us by the Sub-Manager pro rata based on our allocation in a proposed co-investment opportunity if our allocation in such co-investment opportunity has been determined; however, in the event that we expect to participate in a co-investment opportunity with Levine Leichtman Capital Partners VI, L.P. (“LLCP VI”), LLCP Lower Middle Market Fund, L.P. (“LMM II Fund”), or LLCP Lower Middle Market Fund III, L.P. (“LMM III Fund”) which accumulates broken deal costs and our allocation in such co-investment opportunity has not yet been determined, we will be allocated 5% of the broken deal costs with respect to a co-investment with LLCP VI, 12.5% of the broken deal costs with respect to a co-investment with LMM II Fund, or 10% of the broken deal costs with respect to a co-investment with LMM III Fund, subject to annual review by the Sub-Manager. We may similarly act as a dedicated co-investor for other Private Acquisition Funds advised by affiliates of the Sub-Manager that are formed in the future, with our allocation percentage being determined at or prior to the time we begin pursuing co-investment opportunities with such vehicles and subject to annual review by the Sub-Manager. Additionally, on a quarterly basis, the Sub-Manager will identify third party broken deal costs for opportunities that were not presented to the Manager for prior approval but which are determined in the Sub-Manager’s reasonable judgment and in a manner consistent with the Sub-Manager’s fiduciary obligations to have qualified as a potential investment opportunity for us on a direct or co-investment basis (such opportunity, a “lookback broken deal”). Subject to approval by the Manager, we will reimburse the Sub-Manager for our allocable portion of third party broken deal expenses incurred in connection with a lookback broken deal. In the case of a lookback broken deal identified as an opportunity on a co-investment basis with LLCP VI, LMM Fund, or LMM III Fund, our allocable portion of such third party broken deal expenses will be 5%, 12.5%, or 10%, respectively. Unless our board of directors approves otherwise, in no event will our portion of the aggregate lookback broken deal expenses exceed $75,000 on a calendar year basis.
●	Our businesses may pay transaction fees to the Sub-Manager for services it provides to them and therefore our shareholders may be indirectly subject to such fees (except that no such transaction fees were charged on our acquisition of the initial businesses). These fees may be paid before we realize any income or gain. The Manager and the Sub-Manager may face conflicts of interest with respect to services performed for our businesses, on the one hand, and opportunities recommended to us, on the other hand.

See “Conflicts of Interest and Certain Relationships and Related Party Transactions.”

Q:	How does a “best efforts” offering work?
A:	When securities are offered to the public on a “best efforts” basis, this means that the Managing Dealer is only required to use its best efforts to sell our shares and does not have a firm commitment or obligation to purchase any of the shares we are offering.
Q:	How long will this offering last?
A:	This is a continuous offering of our shares as permitted by the federal securities laws. We currently intend to sell shares in this offering until , 2023 (two years after the date of this prospectus) and we may extend this offering one additional year if all of the shares we have registered are not yet sold within two years; however, we may suspend or terminate this offering sooner, or extend this offering as permitted under applicable securities laws, in each case with respect to any class of shares, and we would announce such event in a prospectus supplement. In addition, some states will require us to renew our registration annually in order to continue offering our shares beyond the initial registration period in such states. Your ability to purchase shares and submit shares for repurchase will not be affected by the expiration of this offering and the commencement of a new one.
Q:	Will you receive a certificate for your shares?
A:	No. Our board of directors has authorized the issuance of shares of our limited liability company interest without certificates. We do not expect to issue shares in certificated form, although we may decide to issue certificates in the future. We anticipate that all shares will be issued in book-entry form only. The use of book-entry registration protects against loss, theft or destruction of share certificates and reduces the offering costs.
Q:	Who can buy shares in this offering?
A:	In general, you may buy shares pursuant to this prospectus if you have either (1) a gross annual income of at least $70,000 and a net worth of at least $70,000, or (2) a net worth of at least $250,000. Additionally, certain states have established requirements for investors residing in those states. For this purpose, net worth does not include your home, home furnishings and automobiles. See “Suitability Standards.”
Q:	For whom may an investment in our shares be appropriate?
A:	An investment in our shares may be appropriate for you if you:
●	meet the minimum suitability standards described above under “Suitability Standards;”
●	seek to receive the potential benefit of current income through regular distribution payments;
●	wish to obtain the potential benefit of long-term capital appreciation; and
●	are able to hold your shares as a long-term investment and do not need liquidity from your investment quickly in the near future.

We cannot assure you that an investment in our shares will allow you to realize any of these objectives. An investment in our shares is only intended for investors who do not need the ability to sell their shares quickly in the future since we are not obligated to repurchase any of our shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular quarter in our discretion, and the opportunity to have your shares repurchased under our share repurchase program may not always be available. See “Share Repurchase Program.”

Q:	What is the purchase price for each share and how will you communicate changes to the purchase price for each share?
A:	The current public offering prices for our shares are $33.66 per Class A share, $32.18 per Class T share, $30.27 per Class D share and $31.18 per Class I share. Such prices may be adjusted by our board of directors. Our board of directors determines our net asset value for each class of our shares on a monthly basis. If our net asset value per share on such valuation date increases above or decreases below our net proceeds per share as stated in this prospectus, we will adjust the offering price per share of any of the classes of our shares, effective five business days after such determination is published, to ensure that no share is sold at a price, after deduction of upfront selling commissions and dealer manager fees, that is above or below our net asset value per share on such valuation date.

We will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices and the effective date of such adjusted offering prices, and we will also post the updated pricing information on our website at www.cnlstrategiccapital.com. You may also obtain the current offering price by calling us by telephone at (866) 650-0650. If the new offering price per share for any of the classes of our shares being offered by this prospectus represents more than a 20% change in the per share offering price of our shares from the most recent offering price per share, we will file an amendment to the registration statement with the SEC to be declared effective by the SEC. We will attempt to file the amendment on or before such time in order to avoid interruptions in this offering; however, there can be no assurance that this offering will not be suspended while the SEC reviews any such amendment and until it is declared effective.

Q:	How much time do investors have to withdraw their subscriptions if the price changes after they subscribed?
A:	The monthly closing date on which we will accept subscriptions is expected to be the last business day of each month. Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be withdrawn at any time before the time it has been accepted by us. The purchase price per share to be paid by each investor will be equal to the price that is in effect on the date we accept such investor’s subscription agreement in connection with our monthly closing. Generally, an investor will know the monthly closing date that applies to their subscription. In the event we adjust the offering price after an investor submits their subscription agreement and before the date we accept such subscription, such investor will not be provided with direct notice by us of the adjusted offering price but will need to check our website or our filings with the SEC prior to the closing date of their subscription. In this case, an investor will have at least five business days after we publish the adjusted offering price to consider whether to withdraw their subscription request before they are committed to purchase shares upon our acceptance. Funds received in connection with a subscription will be placed in a non-interest-bearing escrow account pending our monthly closing. However, there is no assurance that your subscription will be accepted or close on a succeeding month following your subscription date. See “Determination of Net Asset Value” and “Plan of Distribution.”
Q:	What is the difference between the Class A, Class T, Class D, Class I, Class FA and Class S shares?
A:	We are offering four classes of shares to provide investors with more flexibility in making their investment in us and to provide broker dealers with more flexibility to facilitate investment in us. Class FA shares and Class S shares are not being offered in this offering. Each of our shares, regardless of class, will be entitled to one vote per share on matters presented to the shareholders for approval. The differences between the classes being offered in this offering relate to the sales load and shareholder fees payable in respect of each class. Specifically, we will pay a selling commission of up to 6.00% and pay the Managing Dealer a fee of up to 2.50% of the sale price for each Class A share sold in this offering. For Class T shares sold in this offering, we will pay a selling commission of up to 3.00% and pay the Managing Dealer a fee of up to 1.75% of the sale price for each Class T share sold in this offering. We will not pay an upfront selling commission with respect to Class D or Class I shares. We pay the distribution and shareholder servicing fee to our Managing Dealer, subject to certain limits, among other things, the 10% limit on total underwriting compensation, on the Class T and Class D shares sold in this primary offering (excluding Class T Shares and Class D shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 1.00% and 0.50%, respectively, of our current net asset value per share, as disclosed in our periodic or current reports, payable on a monthly basis. Distributions on the non-founder shares may be lower than distributions on the founder shares because we are required to pay higher management and incentive fees to the Manager and the Sub-Manager with respect to the non-founder shares. Additionally, distributions on Class T shares and Class D shares may be lower than distributions on the Class A, Class FA, Class I and Class S shares because we are required to pay ongoing distribution and shareholder servicing fees with respect to the Class T shares and Class D shares sold in this offering. In determining which class of shares you are eligible to purchase, you should consult with your investment or financial advisor and consider, among other factors, the amount of your investment, the anticipated length of time you intend to hold our shares assuming you are able to redeem, transfer or otherwise dispose of your shares, the applicable sales load and/or ongoing distribution and servicing fees with a particular class, your investment objective, investment account type, or the existence of applicable volume or other discounts. See “Summary of Our LLC Agreement—Classes of Shares” and “Plan of Distribution” for a discussion of the differences between our classes of shares.

Q:	What are the fees that we pay to the Manager, the Sub-Manager, their respective affiliates and the Managing Dealer in connection with this offering?
A:	There are three types of fees that you will incur. First, for Class A shares and Class T shares, there are shareholder transaction expenses that are a one-time up-front fee calculated as a percentage of the public offering price. Second, for Class T shares and Class D shares, there are ongoing distribution and shareholder servicing fees that are calculated as a percentage of net asset value. Third, we also will incur other offering costs and various recurring expenses, including organizational and offering costs, the management fees and incentive fees that are payable under the Management Agreement and the Sub-Management Agreement, as applicable, and administrative costs that are payable under the Administrative Services Agreement between us and CNL and the Sub-Administration Agreement between us, CNL and the Sub-Manager. Such other offering costs and various recurring expenses are applicable to all of our share classes. See “Compensation of the Manager, the Sub-Manager and the Managing Dealer.” Our businesses may pay transaction fees to the Sub-Manager for services it provides to them and therefore our shareholders may be indirectly subject to such fees (except that no such transaction fees were charged on our acquisition of the initial businesses). These fees may be paid before we realize any income or gain. See “Management—Sub-Management Agreement—Transaction Fees.”
Q:	If I buy shares, will I receive distributions and how often?
A:	Subject to our board of director’s discretion and applicable legal restrictions, our board of directors has declared, and intends to continue to declare, cash distributions to shareholders based on monthly record dates and we have paid, and intend to continue to pay, such distributions on a monthly basis. However, there can be no assurance that we will pay distributions at a specific rate or at all. Distributions will be paid out of funds legally available. See “Distribution Policy.”
Q:	May I reinvest my cash distributions in additional shares?
A:	Yes. We have adopted a distribution reinvestment plan in which shareholders (other than shareholders who are residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington (collectively the “Opt-in States”), holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares unless they elect to receive their distributions in cash. Shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares. If you participate in our distribution reinvestment plan, the cash distributions attributable to the class of shares that you own will be automatically invested in additional shares of the same class (except for the holders of Class FA shares who may elect to have their cash distributions reinvested in Class A shares).

The purchase price for shares purchased under our distribution reinvestment plan will be equal to the most recently determined and published net asset value per share of the applicable class of shares. Holders of Class FA shares who elect to have their cash distributions reinvested in Class A shares will be issued on the same date that we hold our next monthly closing for Class A shares. We will not pay selling commissions or dealer manager fees on shares sold pursuant to our distribution reinvestment plan. However, the amount of the distribution and shareholder servicing fee payable with respect to Class T and Class D shares sold in this offering will be allocated among all Class T and Class D shares, respectively, including those sold under our distribution reinvestment plan and those received as distributions.

Q:	How do I subscribe for shares?
A:	If you meet the suitability standards and choose to purchase shares in this offering, you should proceed as follows:
●	Read this entire prospectus, including the section entitled “Risk Factors,” and all appendices and supplements accompanying this prospectus.
●	Complete and execute a copy of the subscription agreement. Subscription agreements may be manually executed by investors with either a physical signature or, where permitted by your financial intermediary, completed and executed electronically. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Appendix B. By signing the subscription agreement, you will be making the representations and warranties contained in the subscription agreement and you will be bound by all of the terms of the subscription agreement and of our LLC Agreement.

●	Deliver a check or arrange for a wire payment for the full purchase price of the shares being subscribed for along with the completed subscription agreement to your participating broker-dealer. You should make your check payable to “UMB Bank, N.A., Escrow Agent for CNL Strategic Capital, LLC.” After you have satisfied the applicable minimum purchase requirement of $5,000, additional purchases must be in amounts of at least $500, except for purchases made pursuant to our distribution reinvestment plan.
●	By executing the subscription agreement and paying the total purchase price for the shares subscribed for, each investor attests that he or she meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms.

We will schedule monthly closings on subscriptions received and accepted by us. However, there is no assurance that your subscription will close on the next succeeding month following your subscription date. The monthly closing date on which we will accept subscriptions is expected to be the last business day of each month. Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be withdrawn at any time before the time it has been accepted by us. Subscriptions will be effective only upon our acceptance, and we reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part. In the event we adjust the offering price after an investor submits their subscription agreement and before the date we accept such subscription, such investor will not be provided with direct notice by us of the adjusted offering price but will need to check our website or our filings with the SEC prior to the closing date of their subscription. In this case, an investor will have at least five business days after we publish the adjusted offering price to consider whether to withdraw their subscription request before they are committed to purchase shares upon our acceptance. If the offering price is adjusted after an investor submits their subscription agreement and before the date we accept such subscription, the number of shares that an investor ultimately receives may vary. Funds received in connection with a subscription will be placed in a non-interest-bearing escrow account pending our monthly closing. We are not permitted to accept a subscription for our shares until at least five (5) business days after the date you receive this prospectus. Subscriptions will be accepted or rejected within thirty (30) calendar days of receipt by us. If your subscription is rejected, all subscription funds will be returned to you, without deduction for any expenses, within ten (10) business days from the date the subscription is rejected. If we accept your subscription, either your financial intermediary or our transfer agent will mail you a confirmation statement. See “Plan of Distribution.”

Q:	If you buy shares in this offering, how may you later sell them?
A:	We do not intend to list any of our shares on any exchange or include them in any national quotation system and do not expect a public market to develop for our shares in the foreseeable future. Because of the lack of a trading market for our shares, shareholders may not be able to sell their shares promptly or at a desired price. If you are able to sell your shares, you may have to sell them at a discount to the purchase price of your shares.

We have adopted a share repurchase program to conduct quarterly share repurchases, but only a limited number of shares are eligible for repurchase. The aggregate amount of funds under our share repurchase program will be determined on a quarterly basis in the sole discretion of our board of directors. During any calendar quarter, the total amount of aggregate repurchases will be limited to the aggregate proceeds from our distribution reinvestment plan during the previous quarter unless our board of directors determines otherwise. At the discretion of our board of directors, we may also use cash on hand, offering proceeds, cash available from borrowings, and cash from the sale of assets as of the end of the applicable period to repurchase shares. Our share repurchase program also limits the total amount of aggregate repurchases of Class A, Class FA, Class T, Class D, Class S and Class I shares to up to 2.5% of our aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of our aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of our trailing four quarters). The timing, amount and terms of our share repurchase program will include certain restrictions intended to ensure our ability to qualify as a partnership for U.S. federal income tax purposes. Our board of directors may amend or suspend the share repurchase program upon 30 days’ prior notice to our shareholders. The repurchase price for your shares through the share repurchase program will generally be based on our most recently determined and published net asset value, and will not be based on any public trading market.  To the extent the repurchase price for the applicable quarter is not made available by the tenth business day prior to the repurchase date, we may, in our sole discretion, extend the repurchase date into the immediately subsequent month to ensure such notice period is satisfied. Otherwise, no repurchase requests will be accepted for such quarter and shareholders who wish to have their shares repurchased the following quarter must resubmit their repurchase requests. All shares purchased by us pursuant to the terms of each repurchase will be retired and thereafter will be authorized and unissued shares. See “Share Repurchase Program.”

Q:	Will there be a liquidity event for shareholders?
A:	Our board of directors intends to contemplate a liquidity event for our shareholders on or before , 2027 (which is within six years from the date we terminated our initial public offering); however, our board of directors is under no obligation to pursue or complete any particular liquidity event during this timeframe or otherwise. We expect that our board of directors, in the exercise of its fiduciary duty to our shareholders, will decide to pursue a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such an event is in the best interests of our shareholders. There can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. A liquidity event could include, among other transactions: (i) a sale of all or substantially all of our assets, either on a complete portfolio basis or individually, followed by a liquidation; (ii) subject to an affirmative vote of a two-thirds (2/3) super-majority of our outstanding shares, a decision to continue as a perpetual-life company with a self tender offer for a minimum of twenty-five percent (25%) of our outstanding shares; (iii) a merger or other transaction approved by our board of directors in which our shareholders will receive cash or shares of another publicly traded company; or (iv) a listing of our shares on a national securities exchange or a quotation through a national quotation system. However, there can be no assurance that we will complete a liquidity event within such time or at all.

If a liquidity event does not occur, shareholders may have to hold their shares for an extended period of time, or indefinitely. In making a determination of what type of liquidity event is in the best interest of our shareholders, our board of directors, including our independent directors, may consider a variety of criteria, including, but not limited to, asset diversification and performance, our financial condition, potential access to capital as a listed company, market conditions for the sale of our assets or listing of our shares, internal management requirements to become a perpetual life company and the potential for investor liquidity. Notwithstanding the shareholder approval requirement in connection with a determination to continue as a perpetual-life company as discussed above in (ii), nothing shall prevent our board of directors from exercising its fiduciary duty on behalf of our company and our shareholders, including any limitation on our board of directors to conduct self tender offers or seek shareholder approval through multiple proxy attempts.

Q:	Is there any minimum initial investment required?
A:	Yes. To purchase shares in this offering, you must make an initial purchase of at least $5,000. Once you have satisfied the minimum initial purchase requirement, any additional purchases of our shares in this offering must be in amounts of at least $500, except for additional purchases pursuant to our distribution reinvestment plan. See “Plan of Distribution.”
Q:	Can I invest through my IRA, SEP or after-tax deferred account?
A:	Yes, subject to the suitability standards. An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, our transfer agent will send the confirmation and notice of our acceptance to the trustee. Please be aware that in purchasing shares, custodians or trustees of employee pension benefit plans or IRAs may be subject to the fiduciary duties imposed by Title I of ERISA or other applicable laws and to the prohibited transaction rules prescribed by Title I of ERISA and related provisions of Section 4975 of the Code. In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law. See “Suitability Standards” for more information.

While tax-exempt organizations generally are exempt from U.S. federal, state and local income taxation, tax-exempt shareholders may be subject to such taxation on their share of UBTI, which generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function. See “Certain U.S. Federal Income Tax Consequences—Tax Exempt Organizations” for more information.

Q:	How will the payment of fees and expenses affect my invested capital?
A:	The payment of fees and expenses will reduce the funds available to us to execute our business strategy as well as funds available for distribution to shareholders. The payment of fees and expenses will also reduce the value of your shares. For a summary of the fees and expenses that we will incur, see “Compensation of the Manager, the Sub-Manager and the Managing Dealer.”

Q:	Will the distributions I receive be taxable?
A:	As discussed below, we intend to be characterized as a partnership for U.S. federal income tax purposes. As a partnership, our shareholders will be allocated and taxed on their respective share of our items of income gain, loss, deduction and credit on an annual basis whether or not actual cash distributions are made by us. Accordingly, non-liquidating distributions on our shares generally will not be taxable to a shareholder. However, cash distributions in excess of a U.S. shareholder’s adjusted tax basis in the shares generally will be treated as gain from the sale or exchange of the shares. See “Certain U.S. Federal Income Tax Consequences.”
Q:	When will I get my detailed tax information?
A:	Because we will file a partnership return, tax information will be reported to investors on an IRS Schedule K-1 for each calendar year as soon as reasonably practicable after the end of each such year, and we will use our best efforts to provide such information no later than 75 days after the end of such year. Each K-1 provided to a holder of shares will set forth the holder’s share of our items of income, gain, deduction, loss and credit for such year in a manner sufficient for a shareholder to complete its tax return with respect to its investment in the shares.
Q:	What is the impact of being an “emerging growth company”?
A:	We qualify as an “emerging growth company” pursuant to the provisions of the Jumpstart Our Business Startups Act, or the JOBS Act, enacted on April 5, 2012. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. Although these exemptions will be available to us, we do not expect these exemptions to have a material impact on our public reporting and disclosure. Because we are not a “large accelerated filer” or an “accelerated filer” under the Exchange Act, and will not be so for so long as our shares are not traded on a securities exchange, we are not subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. In addition, because we have no employees, we do not have any executive compensation or golden parachute payments to report in our periodic reports and proxy statements.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more;
●	the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering;
●	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and
●	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates as of the last day of our most recently completed second fiscal quarter, (ii) been a public company for at least 12 months and (iii) filed at least one annual report with the SEC. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

The JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. However, we are choosing to opt out of that extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Q:	Are there any Investment Company Act of 1940 considerations?
A:	We are organized as a holding company that conducts its business primarily through its wholly- and majority-owned subsidiaries. We conduct and intend to continue to conduct our operations so that the company and each of its subsidiaries do not fall within, or are excluded from the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. We believe that we are not to be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not and will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we have and continue to intend to acquire stable and growing U.S. middle-market businesses with a focus on business services, consumer products, education, franchising, light manufacturing / specialty engineering, non-FDA regulated healthcare and safety companies. In addition, through the Manager and the Sub-Manager, we have been and intend to continue to be engaged with the acquired businesses in several areas, including (i) strategic direction and planning, (ii) supporting add-on acquisitions and introducing senior management to new business contacts, (iii) balance sheet management, (iv) capital markets strategies, and (v) optimization of working capital. We monitor the critical success factors of our acquired businesses on a daily/weekly basis and meet monthly with senior management of the companies we acquire in an operating committee environment to discuss their respective strategic, financial and operating performance. As a consequence, we primarily engage and hold ourselves out as being primarily engaged in the non-investment company businesses of these companies, which are or will become our wholly- or majority-owned subsidiaries.

Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” Excluded from the term “investment securities,” among other instruments, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We conduct operations, and intend to continue to conduct our operations, so that on an unconsolidated basis we and most of our subsidiaries will comply with the 40% test and no more than 40% of the assets of those subsidiaries will consist of investment securities. We expect that most, if not all, of our wholly- and majority-owned subsidiaries will fall outside the definitions of investment company under Section 3(a)(1)(A) and Section 3(a)(1)(C) or rely on an exception or exemption from the definition of investment company other than the exceptions under Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which currently constitute and are expected to continue to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that we are not considered and will not be considered an investment company under Section 3(a)(1)(C) of the Investment Company Act. We monitor our holdings on an ongoing basis and in connection with each of our business acquisitions to determine compliance with the 40% test.

The determination of whether an entity is our majority-owned subsidiary is made by us. Under the Investment Company Act, a majority-owned subsidiary of a person means a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC, or its staff, were to disagree with our treatment of one of more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

Additionally, we conduct and intend to continue to conduct operations so that we are not treated as a “special situation investment company” as such term has been interpreted by the SEC and by courts in judicial proceedings under the Investment Company Act. Special situation investment companies generally are companies which secure control of other companies primarily for the purpose of making a profit in the sale of the controlled company’s securities. The types of companies that have been characterized by the SEC in SEC releases, the SEC staff or by courts in judicial proceedings under the Investment Company Act as “special situation investment companies” are those that, as part of their history and their stated business purpose, engage in a pattern of acquiring large or controlling blocks of securities in companies, attempting to control or to exert a controlling influence over these companies, improving their performance and then disposing of acquired share positions after a short-term holding period at a profit once the acquired shares increase in value. Special situation investment companies also follow a policy of shifting from one investment to another because greater profits seem apparent elsewhere. We monitor our business activities, including our acquisitions and divestments, on an ongoing basis to avoid being deemed a special situation investment company. One of the factors that distinguishes us from a “special situation investment company” is our policy of acquiring middle-market businesses with the expectation of operating these businesses over a long-term basis that for us will involve a minimum holding period of four to six years. See “Business—Business Strategy.”

A change in the value of our assets could cause us or one or more of our wholly- or majority-owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exclusion from registration under the Investment Company Act. To avoid being required to register the company or any of its subsidiaries as an investment company under the Investment Company Act, we may be unable to acquire businesses with an intention of disposing of them on a short-term basis. In addition, we may in other circumstances be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. We also may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our business strategy.

If we become obligated to register the company or any of its subsidiaries as an investment company pursuant to the Investment Company Act, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

●	limitations on capital structure;
●	restrictions on specified investments;
●	prohibitions on transactions with affiliates; and
●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

If we were required to register the company as an investment company pursuant to the Investment Company Act but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business, all of which would have a material adverse effect on us.

Q:	Are there any restrictions on the transfer of shares?
A:	Subject to the restrictions in our LLC Agreement, our shares offered in this offering will be freely transferable, except where their transfer is restricted by federal and state tax laws, securities laws or by contract. We will not charge for transfers of shares except for necessary and reasonable costs actually incurred by us. See “Summary of Our LLC Agreement—Transfer of Our Shares—Restrictions on the Transfer of Shares and Withdrawal” for a detailed description of the transfer restrictions on our shares.
Q:	Who can help answer my questions?
A:	If you have more questions about this offering or if you would like additional copies of this prospectus, you should contact your investment representative or us by mail at Shareholder Services, CNL Strategic Capital, LLC, 450 S. Orange Ave., Suite 1400, Orlando, FL 32801, or by telephone at (866) 650-0650.

RISK FACTORS

Investing in our shares involves a number of significant risks. In addition to the other information contained in this prospectus, investors should consider carefully the following information before making an investment in our shares. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, the value of our shares could decline, and investors may lose part or all of their investment.

Risks Related to this Offering and Our Shares

The offering prices may change on a monthly basis and investors may not know the offering price when they submit their subscription agreements.

The offering prices for our classes of shares may change on a monthly basis and investors will need to determine the price by checking our website at www.cnlstrategiccapital.com or reading a supplement to this prospectus. A subscriber may also obtain our current offering price by calling us by telephone at (866) 650-0650. In addition, if there are issues processing an investor’s subscription, the offering price may change prior to the acceptance of such subscription. In the event we adjust the offering price after an investor submits their subscription agreement and before the date we accept such subscription, such investor will not be provided with direct notice by us of the adjusted offering price but will need to check our website or our filings with the SEC prior to the closing date of their subscription. In this case, an investor will have at least five business days after we publish the adjusted offering price to consider whether to withdraw their subscription request before they are committed to purchase shares upon our acceptance. See “Determination of Net Asset Value—Net Asset Value Determinations in Connection with this Continuous Offering.”

We have held our current businesses for only a short period of time and investors will not have the opportunity to evaluate the assets we acquire before we make them, which makes an investment in us more speculative.

We have held our current businesses for only a short period of time and we are not able to provide investors with information to evaluate the economic merit of the acquisitions we intend to make prior to our making them and investors will be relying entirely on the ability of the Manager, the Sub-Manager and our board of directors to select or approve, as the case may be, such acquisitions. Future opportunities may include the acquisition of businesses that are currently owned and/or controlled by the Sub-Manager or its affiliates. In connection with any acquisition of a business that involves the Sub-Manager or its affiliates (excluding co-investment opportunities acquired directly from third parties other than the Sub-Manager or its affiliates), we would seek a valuation from a third-party valuation firm, and such acquisition would be subject to approval of a majority of our independent directors.

Additionally, the Manager and the Sub-Manager, subject to oversight by our board of directors, have broad discretion to review, approve, and oversee our business and acquisition policies, to evaluate our acquisition opportunities and to structure the terms of such acquisitions and investors will not be able to evaluate the transaction terms or other financial or operational data concerning such acquisitions. Because of these factors, this offering may entail more risk than other types of offerings. Our board of directors has also delegated broad discretion to both of the Manager and Sub-Manager to implement our business and acquisitions strategies, which includes delegation of the duty to approve certain decisions consistent with the business and acquisition policies approved by our board of directors, our board of directors’ fiduciary duties and securities laws. This additional risk may hinder investors’ ability to achieve their own personal investment objectives related to portfolio diversification, risk-adjusted returns and other objectives.

The shares sold in this offering, our initial public offering and any of our private offerings will not be listed on an exchange or quoted through a national quotation system for the foreseeable future, if ever. Therefore, investors in this offering will have limited liquidity and may not receive a full return of their invested capital if investors sell their shares.

The shares offered by us are illiquid assets for which there is not expected to be any secondary market nor is it expected that any will develop in the future. The ability to transfer shares is limited. Pursuant to our LLC Agreement, we have the discretion under certain circumstances to prohibit transfers of shares, or to refuse to consent to the admission of a transferee as a shareholder. See “Summary of Our LLC Agreement—Transfer of Our Shares—Restrictions on the Transfer of Shares and Withdrawal.” We have adopted a share repurchase program to conduct quarterly share repurchases but only a limited number of shares are eligible for repurchase. Moreover, investors should not rely on our share repurchase program as a method to sell shares promptly because our share repurchase program includes numerous restrictions that limit their ability to sell their shares to us, and our board of directors may amend or suspend our share repurchase program upon 30 days’ prior notice to our shareholders if in its reasonable judgment it deems such action to be in our best interest and the best interest of our shareholders, such as when repurchase requests would place an undue burden on our liquidity, adversely affect our operations, risk having an adverse impact on us that would outweigh the benefit of repurchasing our shares or risk our ability to qualify as a partnership for U.S. federal income tax purposes. Upon suspension of our share repurchase program, our share repurchase program requires our board of directors to consider at least quarterly whether the continued suspension of the plan is in our best interest and the best interest of our shareholders; however, we are not required to authorize the recommencement of the share repurchase program within any specified period of time. Our board of directors cannot terminate our share repurchase program absent a liquidity event or where otherwise required by law. In such an event, we will notify our shareholders of such developments in a current report on Form 8-K or in our annual or quarterly reports, which will be posted on our website, and will also provide a separate communication to our shareholders. The aggregate amount of funds under our share repurchase program will be determined on a quarterly basis in the sole discretion of our board of directors. During any calendar quarter, the total amount of aggregate repurchases will be limited to the aggregate proceeds from our distribution reinvestment plan during the previous quarter, unless our board of directors determines otherwise. At the discretion of our board of directors, we may also use cash on hand, cash available from borrowings, and cash from the sale of assets as of the end of the applicable period to repurchase shares. Our share repurchase program also limits the total amount of aggregate repurchases of Class A, Class FA, Class T, Class D, Class I and Class S shares to up to 2.5% of our aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of our aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of our trailing four quarters). The timing, amount and terms of our share repurchase program will include certain restrictions intended to maintain our ability to qualify as a partnership for U.S. federal income tax purposes. Therefore, it will be difficult for investors to sell their shares promptly or at all. If investors are able to sell their shares, investors may only be able to sell them at a substantial discount for the price they paid. Investor suitability standards imposed by certain states may also make it more difficult to sell their shares to someone in those states. The shares should be purchased as a long-term investment only.

Our board of directors intends to contemplate a liquidity event for our shareholders on or before               , 2027 (which is within six years from the date we terminated our initial public offering); however, our board of directors is under no obligation to pursue or complete any particular liquidity event during this timeframe or otherwise. We expect that our board of directors, in the exercise of its fiduciary duty to our shareholders, will decide to pursue a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such an event is in the best interests of our shareholders. There can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. A liquidity event could include, among other transactions: (i) a sale of all or substantially all of our assets, either on a complete portfolio basis or individually, followed by a liquidation; (ii) subject to an affirmative vote of a two-thirds (2/3) super-majority of our outstanding shares, a decision to continue as a perpetual-life company with a self-tender offer for a minimum of twenty-five percent (25%) of our outstanding shares; (iii) a merger or other transaction approved by our board of directors in which our shareholders will receive cash or shares of another publicly traded company; or (iv) a listing of our shares on a national securities exchange or a quotation through a national quotation system. However, there can be no assurance that we will complete a liquidity event within such time or at all.

If a liquidity event does not occur, shareholders may have to hold their shares for an extended period of time, or indefinitely. In making a determination of what type of liquidity event is in the best interest of our shareholders, our board of directors, including our independent directors, may consider a variety of criteria, including, but not limited to, asset diversification and performance, our financial condition, potential access to capital as a listed company, market conditions for the sale of our assets or listing of our shares, internal management requirements to become a perpetual life company and the potential for investor liquidity. Notwithstanding the shareholder approval requirement in connection with a determination to continue as a perpetual-life company as discussed above in (ii), nothing shall prevent our board of directors from exercising its fiduciary duty on behalf of our company and our shareholders, including any limitation on our board of directors to conduct self-tender offers or seek shareholder approval through multiple proxy attempts.

This is a “best efforts” offering and if we are unable to raise substantial funds, we will be limited in the number and type of acquisitions we may make, and the value of your investment in us will fluctuate with the performance of the assets we acquire.

This is a “best efforts,” as opposed to a “firm commitment” offering. This means that the Managing Dealer is not obligated to purchase any shares, but has only agreed to use its “best efforts” to sell the shares to investors. As a result, if we are unable to raise substantial funds, we will make fewer acquisitions resulting in less diversification in terms of the number of assets owned and the types of assets that we acquire. Effective June 30, 2020, participating broker-dealers in this offering are required to comply with Regulation Best Interest, which enhances the broker-dealer standard of conduct beyond current suitability obligations and requires participating broker-dealers in this offering to act in the best interest of each investor when making a recommendation to purchase shares in this offering, without placing their financial or other interest ahead of the investor’s interests. See “Suitability Standards – Regulation Best Interest.” The application of this enhanced standard of conduct may impact whether a broker-dealer recommends our shares for investment and consequently may adversely affect our ability to raise substantial funds in this offering. In particular, under SEC guidance concerning Regulation Best Interest, a broker-dealer recommending an investment in our shares should consider a number of factors under the care obligation of Regulation Best Interest, including but not limited to cost and complexity of the investment and reasonably available alternatives, which alternatives are likely to exist, in determining whether there is a reasonable basis for the recommendation. As a result, high cost, high risk and complex products may be subject to greater scrutiny by broker-dealers. Broker-dealers may recommend a more costly or complex product as long as they have a reasonable basis to believe is in the best interest of a particular retail customer. However, if broker-dealers choose alternatives to our shares, such as listed entities, which may be a reasonable alternative to an investment in us as such investments may feature characteristics like lower cost, nominal commissions at the time of initial purchase, less complexity and lesser or different risks, our ability to raise capital will be adversely affected. If Regulation Best Interest reduces our ability to raise capital in this offering, it would also harm our ability to create a diversified portfolio of investments and ability to achieve our objectives.

In such event, the likelihood of our profitability being affected by the performance of any one of our assets will increase. Your investment in our shares will be subject to greater risk to the extent that we lack asset diversification. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to pay distributions could be adversely affected.

You should not assume that we will sell the maximum offering made by this prospectus, or any other particular offering amount. See “Plan of Distribution” and “Estimated Use of Proceeds.”

Under our share repurchase program, our ability to make new acquisitions of businesses or increase the current distribution rate may become limited if, during any consecutive two year period, we do not have at least one quarter in which we fully satisfy 100% of properly submitted repurchase requests, which may adversely affect our flexibility and our ability to achieve our investment objectives.

If, during any consecutive two year period, we do not have at least one quarter in which we fully satisfy 100% of properly submitted repurchase requests, we will not make any new acquisitions of businesses (excluding short-term cash management investments under 90 days in duration) and we will use all available investable assets (as defined below) to satisfy repurchase requests (subject to the limitations under our share repurchase program) until all outstanding repurchase requests (“Unfulfilled Repurchase Requests”) have been satisfied. Additionally, during such time as there remains any requests under our share repurchase plan outstanding from such period, the Manager and the Sub-Manager will defer their total return incentive fee until all such Unfulfilled Repurchase Requests have been satisfied. If triggered, this requirement may prevent us from pursuing potentially accretive investment opportunities and may keep us from fully realizing our investment objectives. In addition, this requirement may limit our ability to pay distributions to our shareholders. “Investable assets” includes net proceeds from new subscription agreements, unrestricted cash, proceeds from marketable securities, proceeds from the distribution reinvestment plan, and net cash flows after any payment, accrual, allocation, or liquidity reserves or other business costs in the normal course of owning, operating or selling our acquired businesses, debt service, repayment of debt, debt financing costs, current or anticipated debt covenants, funding commitments related to our businesses, customary general and administrative expenses, customary organizational and offering costs, asset management and advisory fees, performance or actions under existing contracts, obligations under our organizational documents or those of our subsidiaries, obligations imposed by law, regulations, courts or arbitration, or distributions or establishment of an adequate liquidity reserve as determined by our board of directors.

The ongoing offering price may not accurately reflect the value of our assets.

Our board of directors determines our net asset value for each class of our shares on a monthly basis. If our net asset value per share on such valuation date increases above or decreases below our net proceeds per share as stated in this prospectus, we will adjust the offering price of any of the classes of our shares, effective five business days after such determination is published, to ensure that no share is sold at a price, after deduction of upfront selling commissions and dealer manager fees, that is above or below our net asset value per share on such valuation date. Ongoing offering prices for the shares in this offering will take into consideration other factors such as selling commissions, dealer manager fees, distribution and shareholder servicing fees and organization and offering expenses so the offering price will not be the equivalent of the value of our assets.

Valuations and appraisals of our assets are estimates of fair value and may not necessarily correspond to realizable value.

Our board of directors, with assistance from the Manager and the Sub-Manager, is ultimately responsible for determining in good faith the fair value of our assets for which market prices are not readily available. Our board of directors, including a majority of our independent directors and our audit committee, has adopted a valuation policy that provides for methodologies to be used to determine the fair value of our assets for purposes of our net asset value calculation. Our board of directors makes this determination on a monthly basis, and any other time when a decision is required regarding the fair value of our assets. Our board of directors has retained an independent valuation firm, Alvarez & Marsal Valuation Services, LLC, to assist the Manager and the Sub-Manager in preparing their recommendations with respect to our board of directors’ determination of the fair values of assets for which market prices are not readily available. For a discussion of this process, see “Determination of Net Asset Value.”

However, it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of assets or liabilities between valuations, or to obtain quickly complete information regarding any such events. As a result, the net asset value per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our net asset value may be appropriately adjusted in accordance with our valuation procedures.

Within the parameters of our valuation procedures, the valuation methodologies used to value our assets involves subjective judgments and projections and may not be accurate. Valuation methodologies also involve assumptions and opinions about future events, which may or may not turn out to be correct. Valuations of our assets are only estimates of fair value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond our control and the control of the Manager, the Sub-Manager and the independent valuation firm. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. As such, the carrying value of an asset may not reflect the price at which the asset could be sold in the market, and the difference between carrying value and the ultimate sales price could be material. In addition, accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the valuation. The determinations of fair value by our board of directors may differ materially from the values that would have been used if an active market and market prices existed for these assets. Furthermore, through the valuation process, our board of directors may determine that the fair value of our assets that differs materially from the values that were provided by the independent valuation firm. There will be no retroactive adjustment in the valuation of such assets, the offering price of our shares, the price we paid to repurchase shares or net asset value-based fees we paid to the Manager, the Sub-Manager or the Managing Dealer to the extent such valuations prove to not accurately reflect the realizable value of our assets. Because the price investors will pay for our shares in this offering, and the price at which their shares may be repurchased by us pursuant to our share repurchase program are generally based on our most recently determined net asset value per share, they may pay more than realizable value or receive less than realizable value for their investment.

Our net asset value per share may change materially if the valuations of our assets materially change from prior valuations or the actual operating results for a particular month differ from what we originally budgeted for that month.

When the valuations of our assets are reflected in our net asset value calculations, there may be a material change in our net asset value per share for each class of our shares from those previously reported. In addition, actual operating results for a given month may differ from what we originally budgeted for that month, which may cause a material increase or decrease in the net asset value per share. We will not retroactively adjust the net asset value per share of each class of shares reported for the previous month. Therefore, because a new monthly valuation may differ materially from the prior valuation or the actual results from operations may be better or worse than what we previously budgeted, the adjustment to reflect the new valuation or actual operating results may cause the net asset value per share for each class of our shares to increase or decrease, and such increase or decrease will occur on the day the adjustment is made.

The amount of any distributions we may pay is uncertain. We may not be able to pay investors distributions, and our distributions may not grow over time.

Subject to our board of directors’ discretion and applicable legal restrictions, our board of directors has declared, and intends to continue to declare cash distributions to shareholders. We intend to pay these distributions to our shareholders out of assets legally available for distribution. We cannot assure investors that we will achieve operating results that will allow us to make a targeted level of cash distributions or year-to-year increases in cash distributions. Our ability to pay distributions might be adversely affected by, among other things, the impact of the risks described in this prospectus. All distributions will be paid at the discretion of our board of directors and will depend on our earnings, our financial condition, compliance with applicable regulations and such other factors as our board of directors may deem relevant from time to time. We cannot assure investors that we will pay distributions to our shareholders in the future. We may pay all or a substantial portion of our distributions from various sources of funds available to us, including from expense support from the Manager and the Sub-Manager, borrowings, the offering proceeds and other sources, without limitation. In the early stages of our company, we are likely to pay some, if not all, of our distributions from offering proceeds, borrowings, or from other sources, including cash resulting from expense support from the Manager and the Sub-Manager pursuant to an expense support and conditional reimbursement agreement (the “Expense Support and Conditional Reimbursement Agreement”), which became effective on February 7, 2018. If we fund distributions from financings, then such financings will need to be repaid, and if we fund distributions from offering proceeds, then we will have fewer funds available for business opportunities, which may affect our ability to generate future cash flows from operations and, therefore, reduce their overall return. In addition, if we fund distributions from borrowings, or other sources like expense support from the Manager and Sub-Manager, such sources may result in a liability to us which would cause our net asset value to decline more sharply than it otherwise would if we had not borrowed or used expense support to fund our distributions, which would negatively affect the price per share of our shares. We cannot predict when distribution payments sourced from debt and from proceeds will occur, and an extended period of such payments would likely be unsustainable. Distributions on the non-founder shares will likely be lower than distributions on Class FA shares because we are required to pay higher management and incentive fees to the Manager and the Sub-Manager with respect to the non-founder shares. Additionally, distributions paid to our shareholders of share classes with ongoing distribution and shareholder servicing fees may be lower than distributions on certain other of our classes without such ongoing distributions and shareholder servicing fees that we are required to pay. We also believe the likelihood that distributions will be paid from sources other than cash flow from operations may be higher in the early stages of the offering. These risks will be greater for persons who acquire our shares relatively early in this offering, before a significant portion of the offering proceeds have been deployed. Accordingly, shareholders who receive the payment of a distribution from us should not assume that such distribution is the result of a net profit earned by us.

Because the Managing Dealer is an affiliate of the Manager, investors will not have the benefit of an independent review of this offering or us customarily performed in underwritten offerings.

The Managing Dealer, CNL Securities Corp., is an affiliate of the Manager, and will not make an independent review of us or this offering. Accordingly, investors will have to rely on their own broker-dealer or distribution intermediary to make an independent review of the terms of this offering. If an investor’s broker-dealer or distribution intermediary does not conduct such a review, they will not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by the Managing Dealer cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker. In addition, we do not, and do not expect to, have research analysts reviewing our performance or our securities on an ongoing basis. Therefore, investors will not have an independent review of our performance and the value of our shares relative to publicly traded companies.

We may be unable to use a significant portion of the net proceeds of this offering on acceptable terms in the timeframe contemplated by the prospectus relating to this offering.

Delays in using the net proceeds of this offering may impair our performance. We cannot assure an investor that we will be able to identify any acquisition opportunities in a manner consistent with our business strategy or that any acquisition that we make will produce a positive return. We may be unable to use the net proceeds of this offering on acceptable terms within the time period that we anticipate or at all, which could harm our financial condition and operating results.

Before we have raised sufficient funds to deploy the proceeds of this offering in acquisitions that are consistent with our business strategy, we will deploy the net proceeds of this offering primarily in cash, cash equivalents, U.S. government securities, repurchase agreements, certain leveraged loans and high-quality debt instruments maturing in one year or less from the time of acquisition, which may produce returns that are significantly lower than the returns which we expect to achieve in relation to the businesses and other assets we will seek to acquire. As a result, any distributions that we pay during this period may be substantially lower than the distributions that we may be able to pay in a manner consistent with our business strategy.

Investors’ interest in us will be diluted if we issue additional shares, which could reduce the overall value of the investment.

Potential investors in this offering do not have pre-emptive rights to any shares we issue in the future. Our LLC Agreement authorizes us to issue 1,000,000,000 shares. Pursuant to our LLC Agreement, a majority of our entire board of directors may amend our LLC Agreement from time to time to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without shareholder approval. After an investor’s purchase in this offering, our board of directors may elect to sell additional shares in this or future public offerings, issue equity interests in private offerings or issue share-based awards to our independent directors, the Manager, the Sub-Manager and/or employees of the Manager or the Sub-Manager. To the extent we issue additional equity interests after an investor’s purchase in this offering, their percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our assets, an investor may also experience dilution in the net asset value and fair value of their shares.

Investors will experience substantial dilution in the net tangible book value of their shares equal to the offering costs and sales load associated with their shares and will encounter substantial on-going fees and expenses.

If investors purchase our shares in this offering, there are substantial fees and expenses which will be borne by the investor initially and ongoing as an investor. Also, investors will incur immediate dilution in the net tangible book value of their shares equal to the offering costs and the sales load associated with their shares. There are also certain offering costs associated with the shares in this offering, which will be reimbursed to the Manager and the Sub-Manager. This means that the investors who purchase shares will pay a price per share that substantially exceeds the per share value of our assets after subtracting our liabilities.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and therefore are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that normally are applicable to public companies. For so long as we remain an emerging growth company, we will not be required to (i) comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) submit certain executive compensation matters to stockholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions of Section 14A(a) of the Exchange Act (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions of Section 14A(b) of the Exchange Act (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations), (iii) disclose more than two years of audited financial statements in a registration statement filed with the SEC, (iv) disclose selected financial data pursuant to the rules and regulations of the Securities Act (requiring selected financial data for the past five years or for the life of the issuer, if less than five years) in our periodic reports filed with the SEC for any period prior to the earliest audited period presented in this registration statement, and (v) disclose certain executive compensation related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Once we are no longer an “emerging growth company,” because we are not a “large accelerated filer” or an “accelerated filer” under the Exchange Act, and will not be so long as our shares are not traded on a securities exchange, we are not subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. In addition, because we have no employees, we do not have any executive compensation or golden parachute payments to report in our periodic reports and proxy statements. We cannot predict if investors will find our shares less attractive because we choose to rely on any of the exemptions discussed above.

Additionally, under Section 107 of the JOBS Act, an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we are electing to “opt out” of such extended transition period, and therefore will comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. This election is irrevocable.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our annual gross revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our shares that is held by non-affiliates equals or exceeds $700 million after we have been publicly reporting for at least 12 months and have filed at least one annual report on Form 10-K with the SEC.

Our business could be adversely affected if we fail to maintain our qualification as a “venture capital operating company,” or VCOC, under the Plan Asset Regulation.

We used a substantial portion of the net proceeds from our offerings to acquire our businesses and we currently operate our business in a manner so that it is intended to qualify as a venture capital operating company, or VCOC, under the U.S. Department of Labor regulation at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Plan Asset Regulation”), and therefore are not subject to the ERISA fiduciary requirements with respect to our assets. However, if we fail to satisfy the requirements to qualify as a VCOC for any reason and no other exception under the Plan Asset Regulation applies, such failure could materially interfere with our activities or expose us to risks related to our failure to comply with the requirements and the fiduciary responsibility standards of Title I of ERISA would apply to us, including the requirement of investment prudence and diversification, and certain transactions that we enter into, or may have entered into, in the ordinary course of business, might constitute or result in non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code. A non-exempt prohibited transaction, in addition to imposing potential fiduciary liabilities, may also result in the imposition of an excise tax under the Code upon a “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975 of the Code) (collectively, “Parties in Interest”) with whom we engaged in the transaction. Therefore, our business could be adversely affected if we fail to quality as a VCOC under the Plan Asset Regulation.

Risks Related to Our Organization and Structure

We may be unable to successfully implement our business and acquisition strategies or generate sufficient cash flow to make distributions to our shareholders.

We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will be unable to implement and execute our business strategy as described in this prospectus and that the value of our shares could decline substantially and, as a result, investors may lose part or all of their investment. Our financial condition and results of operations will depend on many factors including the availability of acquisition opportunities, readily accessible short and long-term financing, financial markets and economic conditions generally and the performance of the Manager and the Sub-Manager. There can be no assurance that we will be able to generate sufficient cash flow over time to pay our operating expenses and make distributions to shareholders.

Our ability to implement and execute our business strategy depends on the Manager’s and the Sub-Manager’s ability to manage and support our business operations. If the Manager or the Sub-Manager were to lose any members of their respective senior management teams, our ability to implement and execute our business strategy could be significantly harmed.

We have no internal management capacity or employees other than our appointed executive officers and will be dependent on the diligence, skill and network of business contacts of the Manager’s and the Sub-Manager’s senior management teams to implement and execute our business strategy. We also depend, to a significant extent, on the Manager’s and the Sub-Manager’s access to its investment professionals and the information and deal flow generated by these professionals. The Manager’s and the Sub-Manager’s senior management teams will evaluate, negotiate, structure, close, and monitor the assets we acquire. The departure of any of the Manager’s or the Sub-Manager’s senior management teams could have a material adverse effect on our ability to implement and execute our business strategy. We do not anticipate maintaining any key person insurance on any of the Manager’s or the Sub-Manager’s senior management teams.

Our board of directors may change our business and acquisition policies and strategies without prior notice or shareholder approval, the effects of which may be adverse to investors.

Our board of directors has the authority to modify or waive our current business and acquisition policies, criteria and strategies without prior notice and without shareholder approval. In such event, we will promptly file a prospectus supplement and a current report on Form 8-K, disclosing any such modification or waiver. We cannot predict the effect any changes to our current business and acquisition policies, criteria and strategies would have on our business, operating results and value of our shares. However, the effects might be adverse, which could negatively impact our ability to pay investors distributions and cause investors to lose all or part of their investment. Moreover, we will have significant flexibility in deploying the net proceeds of this offering and may use the net proceeds from this offering in ways with which investors may not agree or for purposes other than those contemplated at the time of this offering.

If we internalize our management functions, investors’ interest in us could be diluted, and we could incur other significant costs and face other significant risks associated with being self-managed.

Our board of directors may decide in the future to internalize our management functions. If we do so, we may elect to negotiate to acquire the Manager’s or the Sub-Manager’s assets and personnel. At this time, we cannot anticipate the form or amount of consideration or other terms relating to any such internalization transaction. Such consideration could take many forms, including cash payments, promissory notes and shares. The payment of such consideration could result in dilution of an investor’s interests as a shareholder and could reduce the earnings per share attributable to their investment.

In addition, while we would no longer bear the costs of the various fees and expenses we expect to pay to the Manager under the Management Agreement (50% of which is paid to the Sub-Manager under the Sub-Management Agreement), we would incur the compensation and benefits as well as the costs of our officers and other employees and consultants that we now expect will be paid by the Manager, the Sub-Manager or their respective affiliates. In addition, we may issue equity awards to officers, employees and consultants, which awards would decrease net income and may further dilute an investor’s investment. We cannot reasonably estimate the amount of fees we would save or the costs we would incur if we became self-managed. If the expenses we assume as a result of internalization are higher than the expenses we avoid paying to the Manager and the Sub-Manager, our earnings per share would be lower as a result of the internalization than they otherwise would have been, potentially decreasing the amount of funds available to distribute to our shareholders and the value of our shares. As currently organized, we do not expect to have any employees. If we elect to internalize our operations, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.

If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. In addition, we could have difficulty retaining such personnel employed by us. We expect individuals employed by the Manager and the Sub-Manager to perform asset management and general and administrative functions, including accounting and financial reporting for us. These personnel have a great deal of know-how and experience. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could result in our incurring excess costs and/or suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our assets.

In some cases, internalization transactions involving the acquisition of a manager have resulted in litigation. If we were to become involved in such litigation in connection with an internalization of our management functions, we could be forced to spend significant amounts of money defending ourselves in such litigation, regardless of the merit of the claims against us, which would reduce the amount of funds available to acquire additional assets or make distributions to our shareholders.

Anti-takeover provisions in our LLC Agreement could inhibit a change in control.

Provisions in our LLC Agreement may make it more difficult and expensive for a third party to acquire control of us, even if a change of control would be beneficial to our shares. Under our LLC Agreement, our shares have only limited voting rights on matters affecting our business and therefore have limited ability to influence management’s decisions regarding our business. In addition, our LLC Agreement contains a number of provisions that could make it more difficult for a third party to acquire, or may discourage a third party from acquiring control of the company. These provisions include:

●	restrictions on our ability to enter into certain transactions with major holders of our shares modeled on the limitation contained in Section 203 of the Delaware General Corporation Law, or the DGCL;
●	allowing only the company’s board of directors to fill vacancies, including newly created directorships;
●	requiring that directors may be removed, with or without cause, only by a vote of a majority of the issued and outstanding shares;
●	requiring advance notice for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by holders of our shares at a meeting of shareholders;
●	permitting each of the Manager and Sub-Manager, respectively, to initially appoint a non-independent director and, thereafter, to nominate such non-independent director’s replacement upon such non-independent director’s failure to stand for re-election, resignation, removal from office, death or incapacity;
●	our ability to issue additional securities, including securities that may have preferences or are otherwise senior in priority to our shares; and
●	limitations on the ability of our shareholders to call special meetings of the shareholders.

We may have conflicts of interest with the noncontrolling shareholders of our businesses.

The boards of directors of the businesses we acquire controlling interests in will have fiduciary duties to all their shareholders, including the company and noncontrolling shareholders. As a result, they may make decisions that are in the best interests of their shareholders generally but which are not necessarily in the best interest of the company or our shareholders. In dealings with the company, the directors of these businesses may have conflicts of interest and decisions may have to be made without the participation of directors appointed by us, and such decisions may be different from those that we would make.

An investor’s investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are organized as a holding company that conducts its business primarily through its wholly- and majority-owned subsidiaries. We conduct and intend to continue to conduct our operations so that the company and each of its subsidiaries do not fall within, or are excluded from the definition of an “investment company” under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. We believe that we are not to be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not and will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we have and continue to intend to acquire stable and growing middle-market U.S. businesses with a focus on business services, consumer products, education, franchising, light manufacturing / specialty engineering, non-FDA regulated healthcare and safety companies. In addition, through the Manager and the Sub-Manager, we have been and intend to continue to be engaged with the acquired businesses in several areas, including (i) strategic direction and planning, (ii) supporting add-on acquisitions and introducing senior management to new business contacts, (iii) balance sheet management, (iv) capital markets strategies, and (v) optimization of working capital. We monitor the critical success factors of our acquired businesses on a daily/weekly basis and meet monthly with senior management of the companies we acquire in an operating committee environment to discuss their respective strategic, financial and operating performance. As a consequence, we primarily engage and hold ourselves out as being primarily engaged in the non-investment company businesses of these companies, which are or will become our wholly- or majority-owned subsidiaries.

Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” Excluded from the term “investment securities,” among other instruments, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We conduct operations, and intend to continue to conduct our operations, so that on an unconsolidated basis we and most of our subsidiaries will comply with the 40% test and no more than 40% of the assets of those subsidiaries will consist of investment securities. We expect that most, if not all, of our wholly- and majority-owned subsidiaries will fall outside the definitions of investment company under Section 3(a)(1)(A) and Section 3(a)(1)(C) or rely on an exception or exemption from the definition of investment company other than the exceptions under Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which currently constitute and are expected to continue to constitute most, if not all, of our assets) generally will not constitute “investment securities” for purposes of Section 3(a)(1)(C) of the Investment Company Act. Accordingly, we believe that we are not considered and will not be considered an investment company under Section 3(a)(1)(C) of the Investment Company Act. We monitor our holdings on an ongoing basis and in connection with each of our business acquisitions to determine compliance with the 40% test.

The determination of whether an entity is our majority-owned subsidiary is made by us. Under the Investment Company Act, a majority-owned subsidiary of a person means a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC, or its staff, were to disagree with our treatment of one of more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us. See “Risk Factors—Risks Related to this Offering and Our Shares—If, in the future, we cease to control and operate our businesses, we may be deemed to be an investment company under the Investment Company Act.”

Additionally, we conduct and intend to continue to conduct operations so that we are not treated as a “special situation investment company” as such term has been interpreted by the SEC and its staff and by courts in judicial proceedings under the Investment Company Act. Special situation investment companies generally are companies which secure control of other companies primarily for the purpose of making a profit in the sale of the controlled company’s securities. The types of companies that have been characterized by the SEC in SEC releases, the SEC staff or by courts in judicial proceedings under the Investment Company Act as “special situation investment companies” are those that, as part of their history and their stated business purpose, engage in a pattern of acquiring large or controlling blocks of securities in companies, attempting to control or to exert a controlling influence over these companies, improving their performance and then disposing of acquired share positions after a short-term holding period at a profit once the acquired shares increase in value. Special situation investment companies also follow a policy of shifting from one investment to another because greater profits seem apparent elsewhere. We monitor our business activities, including our acquisitions and divestments, on an ongoing basis to avoid being deemed a special situation investment company. One of the factors that distinguishes us from a “special situation investment company” is our policy of acquiring middle-market U.S. businesses with the expectation of operating these businesses over a long-term basis that for us will involve a minimum holding period of four to six years. See “Business—Business Strategy.”

A change in the value of our assets could cause us or one or more of our wholly- or majority-owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exclusion from registration under the Investment Company Act. To avoid being required to register the company or any of its subsidiaries as an investment company under the Investment Company Act, we may be unable to acquire businesses with an intention of disposing of them on a short-term basis. In addition, we may in other circumstances be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. We also may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our business strategy.

If we become obligated to register the company or any of its subsidiaries as an investment company pursuant to the Investment Company Act, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

●	limitations on capital structure;
●	restrictions on specified investments;
●	prohibitions on transactions with affiliates; and
●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

If we were required to register the company as an investment company pursuant to the Investment Company Act but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business, all of which would have a material adverse effect on us and the returns generated for shareholders.

If, in the future, we cease to control and operate our businesses, we may be deemed to be an investment company under the Investment Company Act.

Under the terms of our LLC Agreement, we have the latitude to acquire equity interests in businesses that we will not operate or control. If we make significant acquisitions of equity interests in businesses that we do not operate or control or cease to operate and control such businesses, we may be deemed to be an investment company under the Investment Company Act. If we were deemed to be an investment company under the Investment Company Act, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our equity interests and debt positions or organizational structure or our contract rights to fall outside the definition of an investment company under the Investment Company Act. Registering as an investment company pursuant to the Investment Company Act could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us, the Manager and the Sub-Manager and otherwise will subject us to additional regulation that will be costly and time-consuming. See “Risk Factors—Risks Related to Our Organization and Structure—An investor’s investment return may be reduced if we are required to register as an investment company under the Investment Company Act” for more information.

Risks Related to the Manager, the Sub-Manager and Their Respective Affiliates

Our success will be dependent on the performance of the Manager and the Sub-Manager and their respective affiliates, but investors should not rely on the past performance of the Manager, the Sub-Manager and their respective affiliates as an indication of future success. Prior to this offering, affiliates of CNL have only sponsored real estate and credit investment programs.

The Manager was formed in August 2016 and has a limited operating history. The Sub-Manager was formed in September 2016 and has limited experience managing a business under guidelines designed to allow us to avoid registration as an investment company under the Investment Company Act, which may hinder our ability to take advantage of attractive acquisition opportunities and, as a result, implement and execute our business strategy. In addition, the Sub-Manager has limited experience complying with regulatory requirements applicable to public companies. We cannot guarantee that we will be able to find suitable acquisition opportunities and our ability to implement and execute our business strategy and to pay distributions will be dependent upon the performance of the Manager and the Sub-Manager in the identification and acquisition of such opportunities and the management of our businesses and other assets. Additionally, investors should not rely on the past performance of investments by other CNL- or LLCP-affiliated entities to predict our future results. Our business strategy and key employees differ from the business strategies and key employees of certain other CNL- or LLCP-affiliated programs in the past, present and future. Prior to this offering, affiliates of CNL have only sponsored real estate and credit investment programs. If either the Manager or the Sub-Manager fails to perform according to our expectations, we could be materially adversely affected.

The Manager, the Sub-Manager and their respective affiliates, including our officers and some of our directors, will face conflicts of interest including conflicts that may result from compensation arrangements with us and our affiliates, which could result in actions that are not in the best interests of our shareholders.

The Manager, the Sub-Manager and their respective affiliates will receive substantial fees from us (directly or indirectly) in return for their services, and these fees could influence the advice provided to us. Among other matters, the compensation arrangements could affect their judgment with respect to public and private offerings of equity by us, which allow the Managing Dealer to earn additional dealer manager fees and the Manager and the Sub-Manager to earn increased management fees. The Administrator and the Sub-Administrator will also face conflicts of interests with respect to their performance of various administrative services that we require, including, but not limited to, conflicts that may arise from the Administrator’s and the Sub-Administrator’s decisions with respect to the allocation of their time and resources as they relate to their recommendations and oversight of the personnel, facilities and services provided to us, and the quality of professional and administrative services rendered by their respective affiliates to us. The Manager, the Sub-Manager and their respective affiliates, including certain of our officers and some of our directors, will face conflicts of interest including conflicts that may result from compensation arrangements. The Manager compensates the members of its management committee with incentive-based compensation, asset-based compensation and/or bonuses and awards which will vary based on the Manager’s performance.

The incentive fees that we may pay to the Manager (50% of which would be paid to the Sub-Manager) may create an incentive for the Manager and the Sub-Manager to make acquisitions on our behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement. The way in which the incentive fee is determined may encourage the Manager and the Sub-Manager to use leverage to increase the return on our assets. In addition, the fact that our base management fee for a certain month is calculated based on the average value of our gross assets at the end of that month and the immediately preceding calendar month, which would include any borrowings for investment purposes, may encourage the Manager and the Sub-Manager to use leverage or to acquire additional assets. The use of leverage increases the volatility of assets by magnifying the potential for gain or loss on invested equity capital. In addition, we and our shareholders will bear the burden of any increase in our expenses as a result of our use of leverage, including interest expenses and any increase in the management fees payable to the Manager. Our businesses may pay fees to the Sub-Manager for services it provides to them and therefore our shareholders may be indirectly subject to such fees. These fees may be paid before we realize any income or gain. The Manager and the Sub-Manager may face conflicts of interest with respect to services performed for our businesses, on the one hand, and opportunities recommended to us, on the other hand. Furthermore, our board of directors is responsible for determining the net asset value of our assets (with the assistance from the Manager, the Sub-Manager and the independent valuation firm) and, because the base management fee is payable monthly and for a certain month is calculated based on the average value of our gross assets at the end of that month and the immediately preceding calendar month, a higher net asset value of our assets would result in a higher base management fee to the Manager and the Sub-Manager. See “Conflicts of Interest and Certain Relationships and Related Party Transactions.”

We pay substantial fees and expenses to the Manager, the Sub-Manager, the Managing Dealer or their respective affiliates. These payments increase the risk that investors will not earn a profit on their investment.

The Manager and the Sub-Manager perform services for us in connection with the identification, selection and acquisition of our assets, and the monitoring and administration of our assets. We pay the Manager and the Sub-Manager certain fees for management services, including a base management fee that is not tied to the performance of our assets. We pay fees and commissions to the Managing Dealer in connection with the offer and sale of the shares. We may pay third parties directly or reimburse the costs or expenses of third parties paid by the Administrator and the Sub-Administrator for providing us with certain administrative services. Since the Administrator and the Sub-Administrator are affiliates of the Manager and the Sub-Manager, respectively, they may experience conflicts of interests when seeking expense reimbursement from us. Similarly, our businesses may pay fees to the Sub-Manager for services it provides to them and therefore our shareholders may be indirectly subject to such fees. These fees reduce the amount of cash available for acquisitions or distribution to our shareholders. These fees also increase the risk that the amount available for distribution to shareholders upon a liquidation of our assets would be less than the purchase price of the shares in this offering and that investors may not earn a profit on their investment. For additional information regarding these fees and expense reimbursements, see “Compensation of the Manager, the Sub-Manager and the Managing Dealer.”

The time and resources that individuals associated with the Manager and the Sub-Manager devote to us may be diverted.

We currently expect the Manager, the Sub-Manager and their respective officers and employees to devote such time as shall be necessary to conduct our business affairs in an appropriate manner. However, the Manager, the Sub-Manager and their respective officers and employees are not required to do so. Moreover, neither the Manager, the Sub-Manager nor their affiliates are prohibited from raising money for and managing another entity that competes with us or our businesses, except as agreed to by the Manager and the Sub-Manager. Accordingly, the respective management teams of the Manager and the Sub-Manager may have obligations to investors in entities they work at or manage in the future, the fulfillment of which might not be in the best interests of us or our shareholders or that may require them to devote time to services for other entities, which could interfere with the time available to provide services to us. In addition, we may compete with any such investment entity for the same investors and acquisition opportunities.

We do not have a policy that expressly prohibits our directors, officers, or affiliates from engaging for their own account in business activities of the types conducted by us.

We do not have a policy that expressly prohibits our directors, officers, or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct contains a conflicts of interest policy that prohibits our directors and executive officers, as well as personnel of the Manager and the Sub-Manager who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors. In addition, the Management Agreement and the Sub-Management Agreement do not prevent the Manager, the Sub-Manager and their respective affiliates from engaging in additional business opportunities, some of which could compete with us, except as agreed to by the Manager and the Sub-Manager.

The Manager and the Sub-Manager will experience conflicts of interest in connection with the management of our business affairs, our businesses and their respective other accounts and clients.

The Manager and the Sub-Manager will experience conflicts of interest in connection with the management of our business affairs relating to the allocation of business opportunities by the Manager, the Sub-Manager and their respective affiliates to us and other clients; compensation to the Manager, the Sub-Manager and their respective affiliates; services that may be provided by the Manager, the Sub-Manager and their respective affiliates to our businesses; co-investment opportunities for us and the allocation of such opportunities to us and other clients of the Manager and the Sub-Manager; the formation of investment vehicles by the Manager or the Sub-Manager; differing recommendations given by the Manager and the Sub-Manager to us versus other clients; the Manager’s and the Sub-Manager’s use of information gained from our businesses for investments by other clients, subject to applicable law; and restrictions on the Manager’s and the Sub-Manager’s use of “inside information” with respect to potential acquisitions by us.

In connection with the services that the Sub-Manager or its affiliates may provide to the businesses we acquire, the Sub-Manager may be paid transaction fees in connection with services customarily performed in connection with the management of such businesses (except that no such transaction fees were charged on our acquisition of the initial businesses). Any transaction fees received by the Sub-Manager up to $1.5 million to $3.5 million annually (dependent on our total assets at the time of receipt of such transaction fees) will not be shared with us. Any transaction fees charged to businesses in excess of $3.5 million will be paid to us. See “Management—Sub-Management Agreement—Transaction Fees.” Additionally, these fees may be paid before we realize any income or gain. We may also reimburse the Sub-Manager for certain transactional expenses (e.g. research costs, due diligence costs, professional fees, legal fees and other related items) related to businesses that we acquire as well as transactional expenses related to deals that do not close, often referred to as “broken deal costs.” The Manager and the Sub-Manager may face conflicts of interest with respect to services performed for our businesses, on the one hand, and opportunities recommended to us, on the other hand.

The Sub-Manager may experience conflicts of interests in their management of other clients that may have a similar business strategy as us.

The Sub-Manager and its affiliates currently manage other clients and may in the future manage new clients that may have a similar business strategy as us. The Sub-Manager will determine which opportunities it presents to us or another client with a similar business objective. The Sub-Manager may determine it is more appropriate for one or more other clients managed by the Sub-Manager or any of its affiliates than it is for us and present such opportunity to the other client. These co-investment opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other participating accounts, including the amount of such co-investment opportunity allocated to us.

The Sub-Manager and its affiliates may (i) give advice and take action with respect to any of its other clients that may differ from advice given or the timing or nature of action taken with respect to us, so long as it is consistent with the provisions of the Sub-Manager’s allocation policy and its obligations under the Sub-Management Agreement, and (ii) subject to the Exclusivity Agreement and its obligations thereunder, engage in activities that overlap with or compete with those in which the company and its subsidiaries, directly or indirectly, may engage. The company, on its own behalf and on behalf of its subsidiaries, has renounced any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for another client of the Sub-Manager or its affiliates to the extent such opportunity has been determined in good faith by the Sub-Manager not to be allocated to the company, all in accordance with the company’s and the Sub-Manager’s allocation policy. Furthermore, subject to the company’s investment policy and its obligations under the Sub-Management Agreement, the Sub-Manager shall not have any obligation to recommend for purchase or sale any securities or loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Sub-Manager, such transaction or investment appears unsuitable, impractical or undesirable for the Manager (on behalf of the company).

Consistent with our allocation policy, in the event that a co-investment opportunity that the Manager has approved for potential participation does not close and the Sub-Manager and its affiliates accumulate broken deal costs in connection with the co-investment opportunity, the Sub-Manager and its affiliates will be required to allocate such broken deal costs among us and the other participating accounts. Broken deal costs will generally be allocated to us by the Sub-Manager pro rata based on our allocation in a proposed co-investment opportunity if our allocation in such co-investment opportunity has been determined; however, in the event that we expect to participate in a co-investment opportunity with LLCP VI, LMM II Fund, or LMM III Fund, which accumulates broken deal costs and our allocation in such co-investment opportunity has not yet been determined, we will be allocated 5% of the broken deal costs with respect to a co-investment with LLCP VI, 12.5% of the broken deal costs with respect to a co-investment with LMM II Fund, or 10% of the broken deal costs with respect to a co-investment with LMM III Fund, subject to annual review by the Sub-Manager. We may similarly act as a dedicated co-investor for other Private Acquisition Funds advised by affiliates of the Sub-Manager that are formed in the future, with our allocation percentage being determined at or prior to the time we begin pursuing co-investment opportunities with such vehicles and subject to annual review by the Sub-Manager. Additionally, on a quarterly basis, the Sub-Manager will identify third party broken deal costs for opportunities that were not presented to the Manager for prior approval but which are determined in the Sub-Manager’s reasonable judgment and in a manner consistent with the Sub-Manager’s fiduciary obligations to have qualified as a potential investment opportunity for us on a direct or co-investment basis (such opportunity, a “lookback broken deal”). Subject to approval by the Manager, we will reimburse the Sub-Manager for our allocable portion of third party broken deal expenses incurred in connection with a lookback broken deal. In the case of a lookback broken deal identified as an opportunity on a co-investment basis with LLCP VI, LMM II Fund, or LMM III Fund, our allocable portion of such third party broken deal expenses will be 5%, 12.5%, or 10%, respectively. Unless our Board approves otherwise, in no event will our portion of the aggregate lookback broken deal expenses exceed $75,000 on a calendar year basis.

The Manager and its respective affiliates may have an incentive to delay a liquidity event, which may result in actions that are not in the best interest of our shareholders.

We pay certain amounts to the Managing Dealer and participating broker-dealers in connection with the distribution of certain classes of shares for the ongoing marketing, sale and distribution of such shares, including an ongoing distribution and shareholder servicing fee. The ongoing distribution and shareholder servicing fee for these classes of shares will terminate for all shareholders upon a liquidity event. As such, the Manager may have an incentive to delay a liquidity event or making such recommendation to our board of directors if such amounts receivable by the Managing Dealer have not been fully paid. A delay in a liquidity event may not be in the best interests of our shareholders.

Our access to confidential information may restrict our ability to take action with respect to our businesses, which, in turn, may negatively affect our results of operations.

We, directly or through the Manager or the Sub-Manager, may obtain confidential information about our businesses. If we possess confidential information about such businesses, there may be restrictions on our ability to make, dispose of, increase the amount of, or otherwise take action with respect to, those businesses. The impact of these restrictions on our ability to take action with respect to such businesses could have an adverse effect on our results of operations.

We may be obligated to pay the Manager and the Sub-Manager incentive fees even if there is a decline in the value of our assets for that calendar year and even if our earned interest income is not payable in cash.

The Management Agreement and the Sub-Management Agreement entitle the Manager and the Sub-Manager to receive an incentive fee based on the total return of each class of our shares regardless of any capital losses. In such case, we may be required to pay the Manager and the Sub-Manager an incentive fee for a calendar year even if there is a decline in the value of our assets for that calendar year or if our net asset value is less than the purchase price of an investor’s shares.

Any incentive fee payable by us that relates to the total return of each class of our shares may be computed and paid on income that may include interest that has been accrued but not yet received or interest in the form of securities received rather than cash (“payment-in-kind” or “PIK” income) or based on unrealized gains. If one of our businesses defaults on a loan that is structured to provide accrued interest income, it is possible that accrued interest income previously included in the calculation of the incentive fee will become uncollectible. The Manager and the Sub-Manager are not obligated to reimburse us for any part of the incentive fee they received that was based on accrued interest income that we never received as a result of a subsequent default or an unrealized gain. Although we do not expect our debt assets to include a PIK feature, to the extent we do so, PIK income will be included in the total return of each class of our shares used to calculate the incentive fee to the Manager and the Sub-Manager even though we do not receive the income in the form of cash.

The Manager’s and the Sub-Manager’s liability is limited under the Management Agreement, the Sub-Management Agreement, the Administrative Services Agreement and the Sub-Administration Agreement, as applicable, and we are required to indemnify the Manager and the Sub-Manager against certain liabilities, which may lead them to act in a riskier manner on our behalf than it would when acting for their own account.

The Manager and the Sub-Manager have not assumed any responsibility to us other than to render the services described in the Management Agreement, the Sub-Management Agreement, the Administrative Services Agreement and the Sub-Administration Agreement, as applicable. Pursuant to the Management Agreement, the Sub-Management Agreement, the Administrative Services Agreement and the Sub-Administration Agreement, as applicable, the Manager, the Sub-Manager and their respective officers, managers, partners, members, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Manager and the Sub-Manager will not be liable to us or any of our subsidiaries’ members, stockholders or partners in connection with the performance of any duties or obligations under the Management Agreement, the Sub-Management Agreement, the Administrative Services Agreement and the Sub-Administration Agreement, absent negligence or misconduct in the performance of the Manager’s or the Sub-Manager’s duties, as applicable. We have also agreed to indemnify, defend and protect the Manager, the Sub-Manager and their respective officers, managers, partners, members, agents, employees, controlling persons and any other person or entity affiliated with the Manager and the Sub-Manager with respect to all damages, liabilities, costs and expenses incurred in or by reason of any pending, threatened or completed, action suit investigation or other proceeding resulting from acts of the Manager and the Sub-Manager not arising out of negligence or misconduct in the performance of the Manager’s or the Sub-Manager’s duties, as applicable, under such agreements. These protections may lead the Manager and the Sub-Manager to act in a riskier manner when acting on our behalf than it would when acting for its own account.

Each of the Manager and the Sub-Manager can resign on 120 days notice and, pursuant to the Sub-Management Agreement, the Manager and the Sub-Manager have agreed to resign if the other is terminated for anything other than cause and we may not be able to find suitable replacement(s) within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

The Manager has the right, under the Management Agreement, to resign at any time on 120 days written notice, whether we have found a replacement or not. If the Manager resigns, we may not be able to contract with a new manager or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 120 days, or at all, in which case our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected. In addition, the coordination of our internal management, business activities and supervision of our businesses is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Manager and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our businesses may result in additional costs and time delays that may adversely affect our financial condition, business and results of operations.

The Sub-Manager also has the right, under the Sub-Management Agreement, to resign at any time on 120 days written notice, whether the Manager or the company has found a replacement or not. If the Sub-Manager resigns, the Manager and the company may not be able to contract with a new sub-manager. The Sub-Management Agreement provides that, in the event the Manager or the Sub-Manager is terminated or not renewed as a manager or sub-manager, other than for cause, the other will also terminate its Management Agreement or Sub-Management Agreement, as applicable. In such case, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected.

Risks Related to Our Business

A business strategy focused primarily on privately held companies presents certain challenges, including the lack of available information about these companies.

We intend to acquire controlling interests in privately held, middle-market U.S. businesses which by their nature pose certain incremental risks as compared to public companies including that they:

●	have reduced access to the capital markets, resulting in diminished capital resources and ability to withstand financial distress;
●	may have limited financial resources and may be unable to meet their obligations under their debt securities that we may hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees we may have obtained in connection with our acquisition;
●	may have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and changing market conditions, as well as general economic downturns;
●	are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our privately held company and, in turn, on us; and
●	generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and members of the Manager’s and the Sub-Manager’s management may, in the ordinary course of business, be named as defendants in litigation arising from our ownership of these companies.

In addition, interests in private companies tend to be less liquid. The securities of private companies are not publicly traded or actively traded on the secondary market and are, instead, traded on a privately negotiated over-the-counter secondary market for institutional investors. These over-the-counter secondary markets may be inactive during an economic downturn or a credit crisis. In addition, the securities in these companies will be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. If there is no readily available market for these assets, we are required to carry these assets at fair value as determined by our board of directors. As a result, if we are required to liquidate all or a portion of our assets quickly, we may realize significantly less than the value at which we had previously recorded these assets. We may also face other restrictions on our ability to liquidate our ownership of a business to the extent that we, the Manager, the Sub-Manager or any of their respective affiliates have material nonpublic information regarding such business or where the sale would be an impermissible joint transaction. The reduced liquidity of these assets may make it difficult for us to dispose of them at a favorable price, and, as a result, we may suffer losses.

Finally, little public information generally exists about private companies and these companies may not have third-party credit ratings or audited financial statements. We must therefore rely on the ability of the Manager and the Sub-Manager to obtain adequate information through due diligence to evaluate the creditworthiness and potential returns from these business opportunities. Additionally, these companies and their financial information will not generally be subject to the Sarbanes-Oxley Act and other rules that govern public companies. If we are unable to uncover all material information about these companies, we may not make a fully informed business decision, and we may lose money on our assets.

We face risks with respect to the evaluation and management of future acquisitions.

A significant component of our business strategy is to acquire controlling equity interests in businesses. We intend to focus on middle-market U.S. businesses in various industries. Generally, because such businesses are held privately, we may experience difficulty in evaluating potential target businesses as the information concerning these businesses is not publicly available. Therefore, our estimates and assumptions used to evaluate the operations, management and market risks with respect to potential target businesses may be subject to various risks. Further, the time and costs associated with identifying and evaluating potential target businesses and their industries may cause a substantial drain on our resources and may divert our management team’s attention away from operations for significant periods of time. In addition, we may incur substantial broken deal costs in connection with acquisition opportunities that are not consummated.

In addition, we may have difficulty effectively managing the businesses we acquire. The management or improvement of businesses we acquire may be hindered by a number of factors including limitations in the standards, controls, procedures and policies of such acquisitions. Further, the management of an acquired business may involve a substantial reorganization resulting in the loss of employees and customers or the disruption of our ongoing businesses. Some of the businesses we acquire may have significant exposure to certain key customers, the loss of which could negatively impact our financial condition, business and results of operations. We may experience greater than expected costs or difficulties relating to such acquisition, in which case, we might not achieve the anticipated returns from any particular acquisition, which may have a material adverse effect on our financial condition, business and results of operations.

In addition, certain members of the management teams of our businesses have, and may have in the future, the opportunity to participate in equity incentive programs which are expected to be based on the satisfaction of certain performance criteria and metrics and may include receipt of options. Although we believe such awards are important incentives for the management teams of our businesses, such awards could decrease our percentage ownership in a business to the extent such award vests and is exercised in the future.

If we cannot obtain debt financing or equity capital on acceptable terms, our ability to finance future acquisitions of businesses and expand our operations will be adversely affected.

The net proceeds from the sale of our shares in this offering, the initial public offering, and private offerings will be used to finance the acquisition of businesses, and, if necessary, the payment of operating expenses and the payment of various fees and expenses such as management fees, incentive fees, other fees and distributions. Any working capital reserves we maintain may not be sufficient for business purposes, and we may require additional debt financing or equity capital to operate. These sources of funding may not be available to us due to unfavorable economic conditions, which could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. Consequently, if we cannot obtain further debt or equity financing on acceptable terms, our ability to fund the acquisition of businesses and to expand our operations will be adversely affected. As a result, we would be less able to execute our business strategy, which may negatively impact our results of operations and reduce our ability to make distributions to our shareholders.

We may face increasing competition for acquisition opportunities, which could delay deployment of our capital, reduce returns and result in losses.

We compete for acquisitions with strategic buyers, private equity funds and diversified holding companies. Additionally, we may compete for loans with traditional financial services companies such as commercial banks. Certain competitors are substantially larger and have greater financial, technical and marketing resources than we do. For example, some competitors may have access to funding sources that are not available to us, and others may have higher risk tolerances or different risk assessments. These characteristics could allow our competitors to consider a wider variety of acquisition opportunities, establish more relationships and offer better pricing and more flexible structuring than we are able to do. We may lose acquisition opportunities if we do not match our competitors’ pricing, terms or structure. If we are forced to match our competitors’ pricing, terms and structure, we may not be able to achieve acceptable risk-adjusted returns on our businesses or may bear risk of loss, which may have a material adverse effect on our business, financial condition and results of operations. In addition, if we lose an acquisition opportunity, we may still incur broken deal costs related to the review of an opportunity that is not consummated, which could be substantial.

We will rely on receipts from our businesses to make distributions to our shareholders.

We are dependent upon the ability of our businesses to generate earnings and cash flow and distribute them to us in the form of interest and principal payments of indebtedness and, from time to time, distributions on equity to enable us, first, to satisfy our financial obligations and, second to make distributions to our shareholders. This ability may be subject to limitations under laws of the jurisdictions in which they are incorporated or organized. As a consequence of these various restrictions, we may be unable to generate sufficient receipts from our businesses, and therefore, we may not be able to declare, or may have to delay or cancel payment of, distributions to our shareholders.

We do not intend to own 100% of our businesses. While we receive cash payments from our businesses which are in the form of interest payments, debt repayment and distributions, if any distributions were to be paid by our businesses, they would be shared pro rata with the minority shareholders of our businesses and the amounts of distributions made to minority shareholders would not be available to us for any purpose, including debt service or distributions to our shareholders. Any proceeds from the sale of a business will be allocated among us and the non-controlling shareholders of the business that is sold.

We anticipate acquiring controlling interests in a limited number of businesses and these businesses may be subject to unplanned business interruptions.

We anticipate acquiring controlling interests in a limited number of companies. As a result, the performance of our business may be substantially adversely affected by the unfavorable performance of even a single business. Further, operational interruptions and unplanned events at one or more of our production facilities of these businesses, such as explosions, fires, inclement weather, natural disasters, pandemics, accidents, transportation interruptions and supply could cause substantial losses in our production capacity. Furthermore, because customers may be dependent on planned deliveries from us, customers that have to reschedule their own operations due to our delivery delays may be able to pursue financial claims against us, and we may incur costs to correct such problems in addition to any liability resulting from such claims. Such interruptions may also harm our reputation among actual and potential customers, potentially resulting in a loss of business. To the extent these losses are not covered by insurance, our financial position, results of operations and cash flows may be adversely affected by such events.

The outbreak of highly infectious or contagious diseases, including the ongoing novel coronavirus (“COVID-19”) pandemic or the emergence of variant strains of COVID-19, could materially and adversely impact our business, our operating businesses, our financial condition, results of operations and cash flows. Further, the spread of COVID-19 pandemic has caused severe disruptions in the U.S. and global economy and financial markets and could potentially create widespread business continuity issues of an as yet unknown magnitude and duration.

In December 2019, COVID-19 was reported to have surfaced in Wuhan, China. COVID-19 has since spread globally, including every state in the United States. In March 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to COVID-19. Since March 13, 2020, there have been a number of federal, state and local government initiatives to manage the spread of the virus and its impact on the economy, financial markets and continuity of businesses of all sizes and industries. For example, in March 2020, Congress approved, and former President Trump signed into law, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which provided approximately $2 trillion in financial assistance to individuals and businesses resulting from the COVID-19 pandemic. The CARES Act, among other things, provided certain measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing and loan forgiveness/forbearance. The Federal Reserve implemented asset purchase and lending programs, including purchases of residential and commercial-mortgage backed securities and the establishment of lending facilities to support loans to small- and mid-size businesses. To further address the continued economic impact of the COVID-19 pandemic, the U.S. Congress passed, and former President Trump signed into law, a second COVID-19 relief bill in December 2020, which provided approximately $900 billion in financial assistance to individuals and businesses, including funds for rental assistance to be distributed by state and local governments and a revival of the forgivable small business loan program (the “Paycheck Protection Program”) originally provided for under the CARES Act. Most recently, in March 2021, Congress passed, and President Biden signed into law, a $1.9 trillion COVID-19 relief bill which provides additional financial assistance to individuals and businesses (including new funds for rental assistance and Paycheck Protection Program loans), as well as aid to state and local governments. As of June 30, 2021, some of our portfolio companies have taken advantage of certain provisions under the CARES Act but we and our portfolio companies have not borrowed under the Paycheck Protection Program. We continue to analyze the relevant legislative and regulatory developments and the potential impact they may have on our business (including our portfolio companies), results of operations, financial condition and liquidity. The COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. Although more normalized activities have resumed, at this time we cannot predict the full extent of the impacts of the COVID-19 pandemic on us and our portfolio companies and the COVID-19 pandemic could have a delayed adverse impact on our financial results. We will continue to monitor the pandemic's effects on a regular basis and will adjust our operations as necessary.

Outbreaks of pandemic or contagious diseases, such as the COVID-19 pandemic or the emergence of variant strains of COVID-19, could materially and adversely affect our business, our operating businesses, our financial condition, results of operations and cash flows. The Manager and the Sub-Manager have not been prevented and do not expect to be prevented from conducting business activities as a result of the COVID-19 pandemic. However, our portfolio companies could be prevented from conducting business activities for an indefinite period of time. Since certain aspects of the services provided by our businesses involve face to face interaction, the related COVID-19 quarantines and work and travel restrictions may reduce participation or result in a loss of business. Additionally, since certain of the products offered by our businesses are manufactured in a facility or distributed through retail stores, a closure of such facility, loss in business for such retail store, or our businesses’ inability to obtain raw materials and to ship products in a timely and cost-effective manner due to COVID-19 would have an adverse impact on production schedules and product sales. As of June 30, 2021, all of the manufacturing facilities were open and safety procedures have been implemented across our portfolio companies; however, there is a continued risk of temporary business interruptions resulting from employees contracting COVID-19 or from the reinstitution of business closures or work and travel restrictions. Further, if the U.S. and global economy slow down or consumer behavior shifts due to the COVID-19 pandemic (including the continued threat or perceived threat of such pandemic), the demand for the products or services offered by our operating businesses may be reduced. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19. Nevertheless, COVID-19 presents material uncertainty and risk with respect to our business, our operating businesses, our financial condition, results of operations and cash flows.

In certain circumstances, certain business analyses and decisions by the Manager and the Sub-Manager may be required to be undertaken on an expedited basis.

While we generally will not seek to make an acquisition until the Sub-Manager has conducted sufficient due diligence to make a determination whether to pursue an acquisition opportunity, in such cases, the information available to the Manager and the Sub-Manager at the time of making an acquisition decision may be limited. In certain circumstances, the business analyses and decisions by the Manager and the Sub-Manager may be required to be undertaken on an expedited basis to take advantage of acquisition opportunities. Therefore, no assurance can be given that the Manager and the Sub-Manager will have knowledge of all circumstances that may adversely affect such decision. In addition, the Manager and the Sub-Manager expect often to rely upon independent consultants in connection with its evaluation of proposed acquisitions. No assurance can be given as to the accuracy or completeness of the information provided by such independent consultants and we may incur liability as a result of such consultants’ actions.

Economic recessions or downturns could impair our businesses and harm our operating results.

Some of our businesses may be susceptible to economic slowdowns or recessions and may be unable to repay our loans during these periods. Therefore, our non-performing assets may increase, and the value of our assets is likely to decrease during these periods. Adverse or disruptive economic conditions, such as during a government shutdown, may also decrease the value of any collateral securing our senior or second lien loans. A severe recession may further decrease the value of such collateral and result in losses of value in our assets and a decrease in our revenues, net income, assets and net worth. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us on terms we deem acceptable. In addition, any future financial market uncertainty could lead to financial market disruptions and could further impact our ability to obtain financing. These events could prevent us from acquiring additional assets, limit our ability to grow and negatively impact our operating results and financial condition.

Financial results of certain of our businesses may be affected by the operating results of and actions taken by their franchisees.

Certain of our businesses may receive a substantial portion of their revenues in the form of royalties, which are generally based on a percentage of gross sales from franchisees. Accordingly, financial results of such businesses are to a large extent dependent upon the operational and financial success of their franchisees. If sales trends or economic conditions deteriorate for franchisees, their financial results may also deteriorate and the royalties paid to such businesses may decline and the accounts receivable and related allowance for doubtful accounts may increase. In addition, if the franchisees fail to renew their franchise agreements, royalty revenues of these businesses may decrease which in turn may materially and adversely affect business and operating results of these businesses. For example, Lawn Doctor, one of our initial businesses, relies primarily on broker referrals for new franchise development and has two main broker relationships that are key to driving new franchisee growth, in addition to its corporate employees generating opportunities. Any disputes with brokers could negatively affect Lawn Doctor’s ability to attract new franchisees and adversely affect its business and operating results.

Additionally, although franchisees are contractually obligated to operate their businesses in accordance with the operations, safety, and health standards set forth in agreements between our businesses and their franchisees, such franchisees are independent third parties whom we or our businesses do not control. The franchisees own, operate, and oversee the daily operations of their business and have sole control over all employee and other workforce decisions. As a result, the ultimate success and quality of any franchisee’s business rests with the franchisee. If franchisees do not successfully operate their business in a manner consistent with required standards, royalty income paid to our businesses may be adversely affected and brand image and reputation could be harmed, which in turn could materially and adversely affect business and operating results of our businesses.

For certain of our businesses, a limited number of customers may account for a large portion of their net sales, so that if one or more of the major customers were to experience difficulties in fulfilling their obligations to such businesses, cease doing business with such businesses, significantly reduce the amount of their purchases from such businesses or return substantial amounts of such businesses’ products, it could have a material adverse effect on our business, financial condition and results of operations.

For certain of our businesses, a limited number of customers may account for a large portion of their gross sales, so that if one or more of the major customers of such businesses were to experience difficulties in fulfilling their obligations to such businesses, cease doing business with such businesses, significantly reduce the amount of their purchases from such businesses or return substantial amounts of such businesses’ products, it could have a material adverse effect on our business, financial condition and results of operations. Except for outstanding purchase orders for specific products, certain of our businesses may not have written contracts with or commitments from any of their customers and pursuant to the terms of certain of their vendor agreements, even some purchase orders may be cancelled without penalty until delivery. A substantial reduction in or termination of orders from any of their largest customers could adversely affect their business, financial condition and results of operations. In addition, pressure by large customers seeking price reductions, financial incentives, and changes in other terms of sale or for these businesses to bear the risks and the cost of carrying inventory could also adversely affect business, financial condition and results of operations of our businesses. In addition, the bankruptcy or other lack of success of one or more of the significant customers could negatively impact such businesses’ revenues and bad debt expense.

Some of our businesses are or may be dependent upon the financial and operating conditions of their customers and clients. If the demand for their customers’ and clients’ products and services declines, demand for their products and services will be similarly affected and could have a material adverse effect on their financial condition, business and results of operations.

The success of our businesses’ customers’ and clients’ products and services in the market and the strength of the markets in which these customers and clients operate affect our businesses. Our businesses’ customers and clients are subject to their own business cycles, thus posing risks to these businesses that are beyond our control. These cycles are unpredictable in commencement, severity and duration. Due to the uncertainty in the markets served by most of our businesses’ customers and clients, our businesses cannot accurately predict the continued demand for their customers’ and clients’ products and services and the demands of their customers and clients for their products and services. As a result of this uncertainty, past operating results, earnings and cash flows may not be indicative of our future operating results, earnings and cash flows. If the demand for their customers’ and clients’ products and services declines, demand for their products and services will be similarly affected and could have a material adverse effect on their financial condition, business and results of operations.

Certain of our businesses compete in highly competitive markets which are subject to the risk of market disruption including from the development and advancement of new technologies and there can be no assurance that our businesses will be able to compete successfully. For example, our Healthcare Safety Holdings LLC (“HSH”) business competes in the highly competitive medical supply market. HSH’s daily use insulin pen needles, syringes and complementary offerings for the diabetes care markets compete with other needle-syringes manufacturers and other alternative drug delivery systems. The lack of product differentiation among manufacturers of traditional needles and syringes may subject HSH to downward product pricing pressures in the market. Other companies may develop new products that compete directly or indirectly with HSH’s products. A variety of new technologies, including other delivery methods such as microneedles on dissolvable patches and transdermal patches are being marketed as alternatives to injection for drug delivery. HSH’s narrow focus as a manufacturer of traditional needles and syringes products increases the risk that HSH loses market share to competing products and alternative drug delivery systems. While we currently do not believe such technologies have significantly affected the use of injection for drug delivery to date, there can be no assurance that they will not do so in the future or have an adverse impact on the value of HSH.

Some of our businesses are and may be subject to a variety of federal, state and foreign laws and regulations concerning employment, health, safety and products liability. Failure to comply with governmental laws and regulations could subject them to, among other things, potential financial liability, penalties and legal expenses which could have a material adverse effect on our financial condition, business and results of operations.

Some of our businesses are and may be subject to various federal, state and foreign government employment, health, safety and products liability regulations. Compliance with these laws and regulations, which may be more stringent in some jurisdictions, is a major consideration for our businesses. Government regulators generally have considerable discretion to change or increase regulation of our operations, or implement additional laws or regulations that could materially adversely affect our businesses. For example, as manufacturer and seller of pen needle and syringes, one of our businesses, HSH, is subject to significant regulatory oversight from governmental authorities such as the Food and Drug Administration as well as inherent products liability risk in the event of a product failure or a personal injury caused by HSH’s products. Noncompliance with applicable regulations and requirements could subject our businesses to investigations, sanctions, product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions. Suffering any of these consequences could materially adversely affect our financial condition, business and results of operations. In addition, responding to any action may result in a diversion of the Manager’s, the Sub-Manager’s and our executive officers’ attention and resources from our operations.

Some of our businesses are and may be subject to federal, state and foreign environmental laws and regulations that expose them to potential financial liability. Complying with applicable environmental laws requires significant resources, and if our businesses fail to comply, they could be subject to substantial liability.

Some of the facilities and operations of our businesses are and may be subject to a variety of federal, state and foreign environmental laws and regulations including laws and regulations pertaining to the handling, storage and transportation of raw materials, products and wastes, which require and will continue to require significant expenditures to remain in compliance with such laws and regulations currently in place and in the future. Compliance with current and future environmental laws is a major consideration for certain of our businesses as any material violations of these laws can lead to substantial liability, revocations of discharge permits, fines or penalties. Because some of our businesses may use hazardous materials in their operations, they may be subject to potential financial liability for costs associated with the investigation and remediation of their own sites if such sites become contaminated. Even if they fully comply with applicable environmental laws and are not directly at fault for the contamination, such businesses may still be liable.

The identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations, or other unanticipated events may arise in the future and give rise to material environmental liabilities, higher than anticipated levels of operating expenses and capital investment or, depending on the severity of the impact of the foregoing factors, costly plant relocation, all of which could have a material adverse effect on our financial condition, business and results of operations.

Some of our businesses are subject to certain risks associated with business they conduct in foreign jurisdictions.

Some of our businesses conduct business in foreign jurisdictions. Certain risks are inherent in conducting business in foreign jurisdictions, including:

●	exposure to local economic conditions;
●	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;
●	longer payment cycles for foreign customers;
●	adverse currency exchange controls;
●	exposure to risks associated with changes in foreign exchange rates;
●	potential adverse changes in the political environment of the foreign jurisdictions or diplomatic relations of foreign countries with the United States;
●	withholding taxes and restrictions on the withdrawal of foreign investments and earnings;
●	export and import restrictions;
●	labor relations in the foreign jurisdictions;
●	difficulties in enforcing intellectual property rights; and
●	required compliance with a variety of foreign laws and regulations.

Some of the businesses we acquire may rely on their intellectual property and licenses to use others’ intellectual property, for competitive advantage. If they are unable to protect their intellectual property, are unable to obtain or retain licenses to use others’ intellectual property, or if they infringe upon or are alleged to have infringed upon others’ intellectual property, it could have a material adverse effect on their financial condition, business and results of operations.

Each business’ success depends in part on their, or licenses to use others’ brand names, proprietary technology and manufacturing techniques. Such businesses may rely on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and contractual provisions to protect their intellectual property rights. The steps they have taken to protect their intellectual property rights may not prevent third parties from using their intellectual property and other proprietary information without their authorization or independently developing intellectual property and other proprietary information that is similar. In addition, the laws of foreign countries may not protect the intellectual property rights of these companies effectively or to the same extent as the laws of the United States.

Stopping unauthorized use of their proprietary information and intellectual property, and defending against claims that they have made unauthorized use of others’ proprietary information or intellectual property, may be difficult, time-consuming and costly. The use of their intellectual property and other proprietary information by others, and the use by others of their intellectual property and proprietary information, could reduce or eliminate any competitive advantage they have developed, cause them to lose sales or otherwise harm their business.

Some of the businesses we acquire may become involved in legal proceedings and claims in the future either to protect their intellectual property or to defend allegations that they have infringed upon others’ intellectual property rights. These claims and any resulting litigation could subject them to significant liability for damages and invalidate their property rights. In addition, these lawsuits, regardless of their merits, could be time consuming and expensive to resolve and could divert management’s time and attention. The costs associated with any of these actions could be substantial and could have a material adverse effect on their financial condition, business and results of operations.

Some of the businesses we acquire may be subject to certain risks associated with the movement of businesses offshore.

Some of the businesses we acquire may be potentially at risk of losing business to competitors operating in lower cost countries. An additional risk is the movement offshore of some customers of these businesses we control, leading them to procure products or services from more closely located companies. Either of these factors could negatively impact our financial condition, business and results of operations.

Defaults by our businesses will harm our operating results.

A business’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its debt financing and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize such business’s ability to meet its obligations under the debt or equity securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting business. Further, there may not be any prepayment penalty for our borrowers who prepay their loans. If borrowers choose to prepay their loans, we may not receive the full amount of interest payments otherwise to be received by us.

Our businesses may incur debt that ranks equally with, or senior to, our debt in such businesses.

Our businesses may have, or may be permitted to incur, other debt that ranks equally with, or senior to, our debt in such businesses. By their terms, such debt may entitle the holders to receive payment of interest or principal on or before the dates on which we are entitled to receive payments with respect to our debt in such business. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of our business, holders of debt instruments ranking senior to our debt in that business would typically be entitled to receive payment in full before we receive any distribution. After repaying such senior creditors, such business may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with our debt in the business, we would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant business.

We may not have the funds or ability to make additional capital contributions or loans to our businesses.

After our initial acquisition of an equity stake in a business or loans to such business, we may be called upon from time to time to provide additional funds to such business or have the opportunity to increase our capital contributions. There is no assurance that we will make, or will have sufficient funds to make, follow-on contributions. Even if we do have sufficient capital to make a desired follow-on contribution, we may elect not to make a follow-on contribution because we may not want to increase our level of risk or we prefer other opportunities. Our ability to make follow-on contributions may also be limited by the Manager’s and the Sub-Manager’s allocation policies. Any decisions not to make a follow-on contribution or any inability on our part to make such a contribution may have a negative impact on such business, may result in a missed opportunity for us to increase our participation in a successful operation or may reduce our expected return with respect to the business.

The debt positions we will typically acquire in connection with our acquisition of controlling equity interests in businesses may be risky, and we could lose all or part of our assets.

When we acquire a controlling equity interest in a business, we also will typically acquire a debt position in such business, which may be in the form of senior or subordinated securities. When we acquire senior debt, we will generally seek to take a security interest in the available assets of a business, including equity interests in any of its subsidiaries. There is a risk that the collateral securing our loans may decrease in value over time or lose its entire value, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the business to raise additional capital. Also, in some circumstances, our lien could be subordinated to claims of other creditors. In addition, deterioration in such business’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the loan. Consequently, the fact that a loan is secured does not guarantee that we will receive principal and interest payments according to the loan’s terms, or at all, or that we will be able to collect on the loan should we be forced to enforce our remedies.

Our acquisitions of subordinated debt will generally be subordinated to senior debt and will generally be unsecured, which may result in a heightened level of risk and volatility or a loss of principal, which could lead to the loss of the entire investment. These acquisitions may involve additional risks that could adversely affect our returns as compared to our acquisition of senior debt. To the extent interest payments associated with such debt are deferred, such debt may be subject to greater fluctuations in valuations, and such debt could subject us and our shareholders to non-cash income. We will not receive any principal repayments prior to the maturity of most of our subordinated debt, which may be of greater risk than amortizing loans.

We may acquire debt and minority interests in businesses and, if we do so, we may not be in a position to control such businesses, and their respective management team may make decisions that could decrease the value of our assets.

We anticipate that most of our net assets will be used for acquisitions which will involve controlling equity interests in businesses, but we may acquire only debt and/or minority interests in certain businesses. If we do so, we will be subject to risk that such businesses may make business decisions with which we disagree, and the management of such businesses may take risks or otherwise act in ways that do not serve our best interests. As a result, such businesses may make decisions that could decrease the value of our assets. In addition, we will generally not be in a position to control any business by acquiring its debt securities.

We may also participate in co-investment opportunities with affiliates of the Sub-Manager or with other third parties through partnerships, joint ventures or other entities, thereby acquiring jointly-controlled or non-controlling interests in businesses in conjunction with participation by one or more parties in such opportunity. As participants in such co-investment opportunities, we may have economic or other business interests or objectives that are inconsistent with those of our third-party partners or co-venturers. We may not have a right to participate in the operation, management, direction or control of such businesses, and our ability to redeem or sell all or a portion of our investment may be subject to significant restrictions. Furthermore, such co-investment opportunities may involve risks not present in acquisitions where a third party is not involved, including the possibility that we may incur liabilities as the result of actions taken by the controlling party and that a third-party partner or co-venturer may have financial difficulties and may have different liquidity objectives.

The credit ratings of certain of our assets may not be indicative of the actual credit risk of such rated instruments.

Rating agencies rate certain debt securities based upon their assessment of the likelihood of the receipt of principal and interest payments. Rating agencies do not consider the risks of fluctuations in market value or other factors that may influence the value of debt securities. Therefore, the credit rating assigned to a particular instrument may not fully reflect the true risks of an investment in such instrument. Credit rating agencies may change their methods of evaluating credit risk and determining ratings. These changes may occur quickly and often. While we may give some consideration to ratings, ratings may not be indicative of the actual credit risk of our assets that are in rated instruments. In fact, most debt securities that we intend to acquire will not be rated by any rating agency and, if they were rated, they would most likely be rated as below investment grade quality. Debt securities rated below investment grade quality are generally regarded as having predominantly speculative characteristics and may carry a greater risk with respect to a borrower’s capacity to pay interest and repay principal.

Subordinated liens on collateral securing debt that we may acquire in businesses may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.

Certain debt that we will acquire in businesses may be secured on a second priority basis by the same collateral securing senior debt of such businesses. The first priority liens on the collateral will secure the business’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by such business under the agreements governing the debt. In the event of a default, the holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of and be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the debt obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the debt obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the business’s remaining assets, if any.

We may also acquire unsecured debt in businesses, meaning that such acquisitions will not benefit from any interest in collateral of such businesses. Liens on any such business’s collateral, if any, will secure such business’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by such business under its secured debt agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured debt obligations after payment in full of all secured debt obligations. If such proceeds were not sufficient to repay the outstanding secured debt obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the business’s remaining assets, if any.

The rights we may have with respect to the collateral securing the debt we acquire in businesses with senior debt outstanding may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of senior debt. Under such an intercreditor agreement, at any time obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens: the ability to cause the commencement of enforcement proceedings against the collateral; the ability to control the conduct of such proceedings; the approval of amendments to collateral documents; releases of liens on the collateral; and waivers of past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights are adversely affected.

There may be circumstances where the loans we make to businesses could be subordinated to claims of other creditors or we could be subject to lender liability claims.

Although we intend to generally structure certain of our acquisitions as secured debt, if one of our businesses were to go bankrupt, depending on the facts and circumstances, including the extent to which we provided managerial assistance to such company or a representative of us or the Manager and the Sub-Manager sat on the board of directors of such company, a bankruptcy court might re-characterize our debt in a business and subordinate all or a portion of our claim to that of other creditors. In situations where a bankruptcy carries a high degree of political significance, our legal rights may be subordinated to other creditors.

In addition, a number of U.S. judicial decisions have upheld judgments obtained by borrowers against lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has violated a duty (whether implied or contractual) of good faith, commercial reasonableness and fair dealing, or a similar duty owed to the borrower or has assumed an excessive degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or members. Because of the nature of our assets in businesses, we may be subject to allegations of lender liability.

Certain of our assets may be adversely affected by laws relating to fraudulent conveyance or voidable preferences.

Certain of our assets could be subject to federal bankruptcy law and state fraudulent transfer laws, which vary from state to state, if the debt obligations relating to such assets were issued with the intent of hindering, delaying or defrauding creditors or, in certain circumstances, if the issuer receives less than reasonably equivalent value or fair consideration in return for issuing such debt obligations. If the debt is used for a buyout of shareholders, this risk is greater than if the debt proceeds are used for day-to-day operations or organic growth. If a court were to find that the issuance of the debt obligations was a fraudulent transfer or conveyance, the court could void or otherwise refuse to recognize the payment obligations under the debt obligations or the collateral supporting such obligations, further subordinate the debt obligations or the liens supporting such obligations to other existing and future indebtedness of the issuer or require us to repay any amounts received by us with respect to the debt obligations or collateral. In the event of a finding that a fraudulent transfer or conveyance occurred, we may not receive any repayment on the debt obligations.

Under certain circumstances, payments to us and distributions by us to our shareholders may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, assets involving restructurings may be adversely affected by statutes relating to, among other things, fraudulent conveyances, voidable preferences, lender liability and the court’s discretionary power to disallow, subordinate or disenfranchise particular claims or re-characterize investments made in the form of debt as equity contributions.

We may acquire various structured financial instruments for purposes of “hedging” or reducing our risks, which may be costly and ineffective and could reduce the cash available to service our debt or for distribution to our shareholders.

We may seek to hedge against interest rate and currency exchange rate fluctuations and credit risk by using structured financial instruments such as futures, options, swaps and forward contracts. Use of structured financial instruments for hedging purposes may present significant risks, including the risk of loss of the amounts invested. Defaults by the other party to a hedging transaction can result in losses in the hedging transaction. Hedging activities also involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the instrument being hedged. Use of hedging activities may not prevent significant losses and could increase our losses. Further, hedging transactions may reduce cash available to service our debt or pay distributions to our shareholders.

The downgrade of the U.S. credit rating could negatively impact our business, financial condition and results of operations.

U.S. debt ceiling and budget deficit concerns continue to present the possibility of a credit-rating downgrade, economic slowdowns, or a recession for the United States. The impact of any downgrades to the U.S. government’s sovereign credit rating could adversely affect the U.S. and global financial markets and economic conditions. These developments could cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms. Continued adverse economic conditions could have a material adverse effect on our business, financial condition and results of operations. Further, if key economic indicators, such as the unemployment rate or inflation, progress at a rate consistent with the Federal Reserve’s objectives, the target range for the federal funds rate may increase and cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms.

To the extent that we borrow money, the potential for gain or loss on amounts invested in us will be magnified and may increase the risk of investing in us. Borrowed money may also adversely affect the return on our assets, reduce cash available to service our debt or for distribution to our shareholders, and result in losses.

The use of borrowings, also known as leverage, increases the volatility of investments by magnifying the potential for gain or loss on invested equity capital. If we use leverage to partially finance our acquisitions, through borrowing from banks and other lenders an investor will experience increased risks of investing in our securities. If the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would if we had not borrowed and employed leverage. Similarly, any decrease in our income would cause net income to decline more sharply than it would have if we had not borrowed and employed leverage. Such a decline could negatively affect our ability to service our debt or make distributions to our shareholders. In addition, our shareholders will bear the burden of any increase in our expenses as a result of our use of leverage, including interest expenses and any increase in the management or incentive fees payable to the Manager and the Sub-Manager. Additionally, to the extent we use borrowings to finance a portion of the acquisition price of assets, we would make such acquisitions through corporate subsidiaries taxed at U.S. federal corporate tax rates, which may increase tax expenses.

The amount of leverage that we employ will depend on the Manager’s and our board of directors’ assessment of market and other factors at the time of any proposed borrowing. There can be no assurance that leveraged financing will be available to us on favorable terms or at all. However, to the extent that we use leverage to finance our assets, our financing costs will be borne solely by our shareholders and will reduce cash available for distributions to our shareholders. Moreover, we may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations. In such an event, we may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses.

Uncertainty regarding LIBOR may adversely impact our borrowings.

In July 2017, the U.K. Financial Conduct Authority (“FCA”), which regulates the LIBOR administrator, ICE Benchmark Administration Limited (“IBA”), announced that it would cease to compel banks to participate in setting the LIBOR as a benchmark by the end of 2021. On March 5, 2021, the FCA and the IBA announced that the IBA will cease publication in the current form for (i) 1-week and 2-month U.S. dollar LIBOR rates immediately following the publication on December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month U.S. dollar LIBOR rates immediately following the publication on June 30, 2023. The FCA and U.S. bank regulators have welcomed the IBA’s proposal to continue publishing certain tenors for U.S. dollar LIBOR through June 30, 2023 because it will allow many legacy U.S. dollar LIBOR contracts that lack effective fallback provisions and are difficult to amend to mature before such LIBOR rates experience disruptions. U.S. bank regulators are, however, encouraging banks to cease entering into new financial contracts that use LIBOR as a reference rate as soon as practicable and in any event by December 31, 2021. Given consumer protection, litigation, and reputation risks, U.S. bank regulators believe entering into new financial contracts that use LIBOR as a reference rate after December 31, 2021 would create safety and soundness risks. In addition, they expect new financial contracts to either utilize a reference rate other than LIBOR or have robust fallback language that includes a clearly defined alternative reference rate after LIBOR’s discontinuation. Although the foregoing may provide some sense of timing, there is no assurance that LIBOR, of any particular currency and tenor, will continue to be published or be representative of the underlying market until any particular date, and it appears highly likely that LIBOR will be discontinued or no longer be representative after December 31, 2021 or June 30, 2023, depending on the currency and tenor.

The Alternative Reference Rates Committee (“AARC”), a steering committee comprised of large U.S. financial institutions convened by the U.S. Federal Reserve, has recommended the Secured Overnight Financing Rate (“SOFR”) as a more robust reference rate alternative to U.S. dollar LIBOR. SOFR is calculated based on overnight transactions under repurchase agreements, backed by Treasury securities. SOFR is observed and backward looking, which stands in contrast with LIBOR under the current methodology, which is an estimated forward-looking rate and relies, to some degree, on the expert judgment of submitting panel members. Given that SOFR is a secured rate backed by government securities, it will be a rate that does not take into account bank credit risk (as is the case with LIBOR). SOFR is therefore likely to be lower than LIBOR and is less likely to correlate with the funding costs of financial institutions. To approximate economic equivalence to LIBOR, SOFR can be compounded over a relevant term and a spread adjustment may be added. The use of SOFR as a substitute for LIBOR is voluntary and may not be suitable for all market participants. Market acceptance of SOFR remains uncertain as market conventions related to calculating SOFR-based interest continue to develop and several services are offering or developing credit sensitive alternative rates. Inconsistent use of replacement rates or calculation conventions among financial products could expose us to additional financial risks and increase the cost of any related hedging transactions.

Our current line of credit (the "2021 Line of Credit") with United Community Bank (d/b/a Seaside Bank & Trust and referred to as “Seaside”) is linked to 1-month U.S. dollar LIBOR but allows for a substitute index in the event LIBOR is unavailable during the term of the 2021 Line of Credit. Our other future financings may be linked to 1-month U.S. dollar LIBOR. We anticipate that the 2021 Line of Credit will be refinanced or amended on or before June 30, 2023 to allow for interest to be calculated using an alternative reference rate. Before December 31, 2021 or June 30, 2023, depending on the currency and tenor, we may need to amend other future financings that utilize LIBOR as a factor in determining the interest rate based on an alternative benchmark rate. However, these efforts may not be successful in mitigating the legal and financial risk from changing the reference rate in our legacy agreements. In addition, any resulting differences in interest rate standards among our assets and our financing arrangements may result in interest rate mismatches between our assets and the borrowings used to fund such assets. There is no guarantee that a transition from LIBOR to an alternative will not result in financial market disruptions, significant increases in benchmark rates, or borrowing costs to borrowers, any of which could have an adverse effect on our business, results of operations, financial condition, and the market price of our common shares.

Future litigation or administrative proceedings could have a material adverse effect on our business, financial condition and results of operations.

We may become involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In defending ourselves in these proceedings, we may incur significant expenses in legal fees and other related expenses, regardless of the outcome of such proceedings. Unfavorable outcomes or developments relating to these proceedings, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our business, financial condition and results of operations. In addition, settlement of claims could adversely affect our financial condition and results of operations. See “Business—Legal Proceedings.”

We could be negatively impacted by cybersecurity attacks.

We, and our businesses, as well as the Manager and the Sub-Manager, may use a variety of information technology systems in the ordinary course of business, which are potentially vulnerable to unauthorized access, computer viruses and cyber attacks, including cyber attacks to our information technology infrastructure and attempts by others to gain access to our propriety or sensitive information, and ranging from individual attempts to advanced persistent threats. The risk of such a security breach or disruption has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. The procedures and controls we use to monitor these threats and mitigate our exposure may not be sufficient to prevent cyber security incidents. The results of these incidents could include disrupted operations, misstated or unreliable financial data, theft of trade secrets or other intellectual property, liability for disclosure of confidential customer, supplier or employee information, increased costs arising from the implementation of additional security protective measures, regulatory enforcement litigation and reputational damage, which could materially adversely affect our financial condition, business and results of operations. These risks require continuous and likely increasing attention and other resources from us to, among other actions, identify and quantify these risks, upgrade and expand our technologies, systems and processes to adequately address them and provide periodic training for the Manager’s employees to assist them in detecting phishing, malware and other schemes. Such attention diverts time and other resources from other activities and there is no assurance that our efforts will be effective. Potential sources for disruption, damage or failure of our information technology systems include, without limitation, computer viruses, security breaches, human error, cyber attacks, natural disasters and defects in design. Additionally, due to the size and nature of our company, we rely on third-party service providers for many aspects of our business. We can provide no assurance that the networks and systems that our third-party vendors have established or use will be effective.

We, and our businesses, are subject to a variety of federal, state and international laws and other obligations regarding data protection.

We, and our businesses, are subject to a variety of federal, state and international laws and other obligations regarding data protection. Several jurisdictions have passed laws in this area, and other jurisdictions are considering imposing additional restrictions. These laws continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing domestic and international requirements may cause us or our businesses to incur substantial costs or require us or one of our businesses to change its business practices. Any failure by us or one of our businesses to comply with its own privacy policy, applicable association rules, or with other federal, state or international privacy-related or data protection laws and regulations could result in proceedings against us or one of our businesses by governmental entities or others. Additionally, given the data collection and distribution focus of our Roundtables’ business, any failure could have a material impact on the use of its services by its customers.

We may acquire interests in joint ventures, which creates additional risk because, among other things, we cannot exercise sole decision making power and our partners may have different economic interests than we have.

We may acquire interests in joint ventures with third parties. There are additional risks involved in joint venture transactions. As a co-investor in a joint venture, we may not be in a position to exercise sole decision-making authority relating to the joint venture or other entity. As a result, the operations of the joint venture may be subject to the risk that third parties may make business, financial or management decisions with which we do not agree or the management of the joint venture may take risks or otherwise act in a manner that does not serve our interests. Further, there may be a potential risk of impasse in some business decisions because we may not be in a position to exercise sole decision-making authority. In such situations, it is possible that we may not be able to exit the relationship because we may not have the funds necessary to complete a buy-out of the other partner or it may be difficult to locate a third-party purchaser for our interest. Because we may not have the ability to exercise control over such operations, we may not be able to realize some or all of the benefits that we believe will be created from our involvement. In addition, there is the potential of our joint venture partner becoming bankrupt and the possibility of diverging or inconsistent economic or business interests of us and our partner. These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. If any of the foregoing were to occur, our business, financial condition and results of operations could suffer as a result.

A significant portion of our assets are recorded at fair value as determined in good faith by our board of directors, with assistance from the Manager and the Sub-Manager and, as a result, there will be uncertainty as to the value of our assets.

Our financial statements are prepared using the specialized accounting principles of Accounting Standards Codification Topic 946, Financial Services-Investment Companies, or ASC Topic 946, which requires us to carry our assets at fair value or, if fair value is not determinable based on transactions observable in the market, at fair value as determined by our board of directors. For most of our assets, market prices are not readily available. As a result, we value these assets monthly at fair value as determined in good faith by our board of directors based on input from the Manager, the Sub-Manager and the independent valuation firm. See “Determination of Net Asset Value.”

Our board of directors is ultimately responsible for the determination, in good faith, of the fair value of our assets. The determination of fair value is subjective, and the Manager and the Sub-Manager have a conflict of interest in assisting our board of directors in making this determination. Our board of directors, including a majority of our independent directors and our audit committee, has adopted a valuation policy that provides for the methodologies to be used to estimate the fair value of our assets for purposes of our net asset value calculation. Our board of directors makes this determination on a monthly basis and any other time when a decision is required regarding the fair value of our assets. Our board of directors has retained an independent valuation firm, Alvarez & Marsal Valuation Services, LLC, to assist the Manager and the Sub-Manager in preparing their recommendations with respect to our board of directors’ determination of the fair values of assets for which market prices are not readily available. The types of factors that may be considered in determining the fair values of our assets include available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the business’s ability to make payments, its earnings and discounted cash flows, the markets in which the company does business, comparisons of financial ratios of peer business entities that are public, mergers and acquisitions comparables, the principal market and enterprise values, among other factors. Because such valuations, and particularly valuations of private companies, are inherently uncertain, the valuations may fluctuate significantly over short periods of time due to changes in current market conditions. The determinations of fair value by our board of directors may differ materially from the values that would have been used if an active market and market prices existed for these assets. Our net asset value could be adversely affected if the determinations regarding the fair value of our assets were materially higher than the values that we ultimately realize upon the disposal of such assets. See “Determination of Net Asset Value.”

We may experience fluctuations in our quarterly results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including, but not limited to, our ability to consummate transactions, the terms of any transactions that we complete, variations in the earnings and/or distributions paid by the businesses we make capital contributions and loans to, variations in the interest rates on loans we make, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

We may experience fluctuations in our operating expenses.

We could experience fluctuations in our operating expenses due to a number of factors, including, but not limited to, changes in inflation and the flow on effects on prices generally, the terms of any transactions that we complete, changes in operating conditions, changes to our operating environment, changes in the perception of risk associated with operating these assets. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

We will be exposed to risks associated with changes in interest rates.

To the extent we borrow to finance our assets, we will be subject to financial market risks, including changes in interest rates. As of the date of this prospectus, interest rates in the U.S. are near historic lows, which may increase our exposure to risks associated with rising interest rates. An increase in interest rates would make it more expensive to use debt for our financing needs. When we borrow, our net income will depend, in part, upon the difference between the rate at which we borrow funds and the rate at which we employ those funds. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net income. In periods of rising interest rates when we have floating-rate debt outstanding, our cost of funds may increase, which could reduce our net income. We expect that our long-term fixed-rate investments will be financed primarily with equity and long-term debt. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. These techniques may include borrowing at fixed rates or various interest rate hedging activities. These activities may limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Tax

Shareholders may realize taxable income without cash distributions, and may have to use funds from other sources to fund tax liabilities.

Because we intend to be taxed as a partnership for U.S. federal income tax purposes, shareholders may realize taxable income in excess of cash distributions by us. There can be no assurance that we will pay distributions at a specific rate or at all. As a result, shareholders may have to use funds from other sources to pay their tax liability.

In addition, the payment of the distribution and shareholder servicing fees over time with respect to the Class T and Class D shares will be paid from cash distributions that would otherwise be distributable to the shareholders of Class T and Class D shares. Accordingly, the Class T and Class D shareholders may receive a lower cash distribution than the Class FA, Class A, Class I and Class S shareholders as a result of economically bearing our obligation to pay such fees. Additionally, since the management and incentive fees for the non-founder shares are higher than the management and incentive fees for the founder shares, the non-founder shareholders may receive a lower cash distribution than the founder shareholders as a result of economically bearing a greater proportionate share of our obligation to pay such fees. See “Certain U.S. Federal Income Tax Consequences—Partnership Allocations and Adjustments.” The payment of such fees will be specially allocated to the class of shares that are bearing these fees. Some shareholders will not be able to deduct these fees for tax purposes, which may result in shareholders’ taxable income from the company exceeding the amount of cash distributions made to such shareholders. See “Certain U.S. Federal Income Tax Considerations—Limitations on Deductibility of Certain Losses and Expenses.”

If we were to become taxable as a corporation for U.S. federal income tax purposes, we would be required to pay income tax at corporate rates on our net income and would reduce the amount of cash available for distribution to our shareholders. Such distributions, if any, by us to shareholders would constitute dividend income taxable to such shareholders, to the extent of our earnings and profits.

Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. Applicable Treasury regulations (the “Section 7704 Regulations”) provide guidance with respect to such classification standards, and create certain safe harbor standards which, if satisfied, generally preclude classification as a publicly traded partnership. Failure to satisfy a safe harbor provision under the Section 7704 Regulations will not cause an entity to be treated as a publicly traded partnership if, taking into account all facts and circumstances, the partners are not readily able to buy, sell or exchange their interests in a manner that is comparable, economically, to trading on an established securities market.

While it is expected that we will operate so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, the lack of direct guidance with respect to the application of tax laws to the activities we are undertaking and the possibility of future changes in our circumstances, it is possible that we will not qualify to be taxable as a partnership for any particular year. Our shares will not be listed on an exchange or quoted through a national quotation system for the foreseeable future, if ever. Our LLC Agreement provides for certain restrictions on transferability and on our ability to repurchase shares intended to ensure that we qualify as a partnership for U.S. federal income tax purposes and that we are not taxable as a publicly traded partnership. Under our LLC Agreement, prior to a listing of our shares on a national securities exchange, no transfer (including any share repurchases) of an interest may be made if it would result in our being treated as a publicly traded partnership. In addition, we may, without the consent of any shareholder, amend our LLC Agreement in order to improve, upon advice of counsel, our position in avoiding such publicly traded partnership status (and we may impose time-delay and other restrictions on recognizing transfers (including any share repurchases) as necessary to do so).

If we were treated as a publicly traded partnership for U.S. federal income tax purposes, we would nonetheless remain taxable as a partnership if 90% or more of our income for each taxable year in which we were a publicly traded partnership consisted of “qualifying income” and we were not required to register under the Investment Company Act (the “qualifying income exception”). Qualifying income generally includes interest (other than interest generated from a financial business), dividends, real property rents, gain from the sale of assets that produce qualifying income and certain other items. Although there is no direct authority regarding whether activities similar to those conducted by us could be treated as a financial business for this purpose, the Internal Revenue Service, or the IRS, has issued private letter rulings to the effect that interest income on loans not made to customers in connection with a banking or other financing business is qualifying income for purposes of the publicly traded partnership rules. These private letter rulings are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings and address only the specific facts presented by the requesting taxpayer; however, such authority nonetheless provides valuable indications of the IRS’s views on specific issues. In addition, to the extent that we invest in levered loans through “controlled foreign corporations” (each, a “CFC”), as discussed in “Certain U.S. Federal Income Tax Consequences-Investments in Non-U.S. Corporations,” we intend to currently distribute any Subpart F inclusions and treat such Subpart F inclusions as qualifying income for purposes of the qualifying income exception. Since our gross income will largely consist of dividend and interest income from our subsidiaries and other portfolio companies, we expect to satisfy the qualifying income exception. However, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception.

If, for any reason, we become taxable as a corporation for U.S. federal income tax purposes, our items of income and deduction would not pass through to our shareholders and our shareholders would be treated for U.S. federal income tax purposes as shareholders in a corporation. We would be required to pay income tax at corporate rates on our net income. Distributions by us to shareholders would constitute dividend income taxable to such shareholders, to the extent of our earnings and profits, and the payment of these distributions would not be deductible by us. Our failure to qualify as a partnership for U.S. federal income tax purposes could have a material adverse effect on us, our shareholders and the value of the shares.

The IRS could adjust or reallocate items of income, gain, deduction, loss and credit with respect to the shares if the IRS does not accept the assumptions or conventions utilized by us.

Although we are not a publicly traded partnership, given the large number of investors we anticipate will invest in us, we expect to apply conventions relevant to publicly traded partnerships. U.S. federal income tax rules applicable to partnerships are complex and their application is not always clear. We apply certain assumptions and conventions intended to comply with the intent of the rules and report income, gain, deduction, loss and credit to shareholders in a manner that reflects each shareholder’s economic gains and losses, but these assumptions and conventions may not comply with all aspects of the applicable rules. It is possible therefore that the IRS will successfully assert that these assumptions or conventions do not satisfy the technical requirements of the Code or the Treasury regulations promulgated thereunder and will require that items of income, gain, deduction, loss and credit be adjusted or reallocated in a manner that could be adverse to shareholders.

Changes in tax laws and regulations may have a materially adverse effect on our business, financial condition and result of operations and have a negative impact on our shareholders.

The present U.S. federal income tax treatment of an investment in our shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. No assurance can be given as to whether, when, or in what form, the U.S. federal and state income tax laws applicable to us and our shareholders may be enacted. For example, legislation recently has been proposed that, if enacted, would fundamentally change the manner in which partnerships are taxed, including eliminating the "qualifying income exception," discussed under "Certain U.S. Federal Income Tax Consequences—Classification as a Partnership" below, that applies to prevent certain "publicly traded partnerships" from being taxable as corporations for U.S. federal income tax purposes. While it is not possible to predict the likelihood of this proposed legislation being enacted in its current form, if at all, we and our shareholders could be materially adversely affected by any such change in, or any other new, tax law, regulation or interpretation. Prospective investors should consult their tax advisors regarding the potential changes in tax laws.

Interest deductions on loans made to our subsidiaries and other portfolio companies may be limited, which could result in adverse tax consequences.

Our debt investments in our subsidiaries (including portfolio companies) are intended to be treated as indebtedness for U.S. federal income tax purposes. If the IRS successfully recharacterized any of such debt investments as equity for U.S. federal income tax purposes, payments of interest with respect to such debt investment may be recharacterized as a dividend and would not be deductible by our subsidiary in computing its taxable income, resulting in the subsidiary potentially being subject to additional U.S. federal income tax.  Even to the extent the debt investments are respected as indebtedness for U.S. federal income tax purposes, the deduction for interest payments by each of our subsidiaries with respect to such debt investments for any taxable year is generally limited to the sum of (i) such subsidiary’s business interest income and (ii) 30% of the subsidiary’s “adjusted taxable income”, unless the subsidiary is an electing real property trade or business. To the extent interest deductions by our subsidiaries are limited, it could increase the U.S. federal income tax liability of our subsidiaries, reducing the amount of cash available for distribution to us, and, as a result, to our shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements.” Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of our business and its performance, the economy and other future conditions and forecasts of future events and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus involve risks and uncertainties, including statements as to:

●	our future operating results;
●	our business prospects and the prospects of our businesses and other assets;
●	unanticipated costs, delays and other difficulties in executing our business strategy;
●	performance of our businesses and other assets relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these assets;
●	our contractual arrangements and relationships with third parties;
●	actual and potential conflicts of interest with the Manager, the Sub-Manager and their respective affiliates;
●	the dependence of our future success on the general economy and its effect on the industries in which we target;
●	events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, virus outbreaks or pandemics, such as COVID-19, terrorist attacks, natural or man-made disasters or threatened or actual armed conflicts;
●	the use, adequacy and availability of proceeds from this offering, financing sources, working capital or borrowed money to finance a portion of our business strategy and to service our outstanding indebtedness;
●	the timing of cash flows, if any, from our businesses and other assets;
●	the ability of the Manager and the Sub-Manager to locate suitable acquisition opportunities for us and to manage and operate our businesses and other assets;
●	the ability of the Manager, the Sub-Manager and their respective affiliates to attract and retain highly talented professionals;
●	the ability to operate our business efficiently, manage costs (including general and administrative expenses) effectively and generate cash flow;
●	the lack of a public trading market for our shares;
●	the ability to make and the amount and timing of anticipated future distributions;
●	estimated net asset value per share of our shares;
●	the loss of our exemption from the definition of an “investment company” under the Investment Company Act;
●	fiscal policies or inaction at the U.S. federal government level, which may lead to federal government shutdowns or negative impacts on the U.S. economy;
●	epidemics and pandemics;
●	the degree and nature of our competition; or
●	the effect of changes to government regulations, accounting rules or tax legislation.

Our forward-looking statements are not guarantees of our future performance and shareholders are cautioned not to place undue reliance on any forward-looking statements. While we believe our forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. Our forward-looking statements are based on our current expectations and a variety of risks, uncertainties and other factors, many of which are beyond our ability to control or accurately predict. Important factors that could cause our actual results to vary materially from those expressed or implied in our forward-looking statements include, but are not limited to, the factors listed and described under “Risk Factors” in this prospectus, our quarterly reports on Form 10-Q, annual report on Form 10-K, and current reports on Form 8-K, as filed with the SEC and other documents we file from time to time with the SEC. In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration of the pandemic, the extent of the adverse health impact on the general population and our customers, and in particular our personnel, its impact on the employment rate and the economy, the extent and impact of governmental responses, and the impact of operational changes we or our businesses may implement in response to the pandemic. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made; we undertake no obligation to, and expressly disclaim any obligation to, update or revise forward-looking statements to reflect new information, changed assumptions, the occurrence of subsequent events, or changes to future operating results over time unless otherwise required by law.

ESTIMATED USE OF PROCEEDS

The following tables present information about how the proceeds raised in this offering will be used. Information is provided assuming (i) the sale of the maximum offering amount and (ii) that 30% of the gross offering proceeds from this offering is from sales of Class A shares, 30% is from sales of Class T shares, 10% is from sales of Class D shares and 30% is from sales of Class I shares. The 30%, 30%, 10% and 30% allocation assumption is based upon the Managing Dealer’s expectations taking into consideration, among other factors, the experience of our initial public offering, anticipated participating broker-dealers and distribution intermediaries which may participate in this offering, the experiences of other multi-class blind pool initial public offerings, current market demand and anticipated regulatory changes.

There can be no assurance that this assumption will prove to be accurate. Many of the numbers in the table are estimates because all fees and expenses cannot be determined precisely at this time. The actual amount of expenses cannot be determined at the present time and will depend on numerous factors, including the aggregate amount borrowed by us. The actual use of proceeds is likely to be different than the figures presented in the table because we may not raise the maximum offering amount. Raising less than the maximum offering amount or selling a different percentage of Class A, Class T, Class D and Class I shares will alter the amounts of commissions, fees and expenses set forth below.

Under the terms of the Management and Sub-Management Agreements between us and the Manager and the Sub-Manager, respectively, the Manager (and indirectly the Sub-Manager) is entitled to receive up to 1.50% of gross proceeds raised in this particular offering to recover cumulative organization and offering costs which have been funded by the Manager, the Sub-Manager or their respective affiliates.

The Manager (and indirectly the Sub-Manager) is responsible for the payment of the company’s cumulative organization and offering expenses to the extent they exceed (A) 1.0% of the cumulative gross proceeds from any of our private offerings and (B) 1.5% of the cumulative gross proceeds from this offering or our other public offerings, in each case, without recourse against or reimbursement by the company. Notwithstanding the foregoing, the company shall reimburse the Manager for cumulative organization and offering expenses it may incur on the company’s behalf but only to the extent that (1) the total amount of all cumulative organization and offering expenses is reasonable and (2) solely in connection with this offering, the reimbursement would not cause the selling commissions, any dealer manager fees, the distribution and shareholder servicing fees and the organization and offering expenses borne by the company to exceed 15.0% of gross proceeds from this offering pursuant to the relevant registration statement as of the date of the reimbursement. The Manager’s (and indirectly the Sub-Manager’s) obligation to pay the company’s organization and offering expenses shall be calculated on a cumulative basis at the time such organization and offering expenses are due and payable under the Management Agreement, as compared to the cumulative gross proceeds from this offering or such other offerings at such time.

We estimate that we will incur cumulative organization and offering costs, which includes actual legal, accounting, printing, filing fees, and other expenses attributable to conducting this offering or our other offerings, of approximately 1.5% of the gross offering proceeds from all of our private and public offerings, assuming maximum gross proceeds in this offering are raised.

Until the proceeds from this offering are fully invested, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions. Therefore, some or all of our distributions may be paid from other sources, such as cash advances by the Manager, cash resulting from a waiver or deferral of fees by the Manager and the Sub-Manager, borrowings, proceeds from this offering and/or pursuant to the Expense Support and Conditional Reimbursement Agreement. There is no limit on distributions that may be made from these sources. The estimated amount to be invested, presented in the table below, will be impacted to the extent we use proceeds from this offering to pay distributions. The following table is presented solely for informational purposes.

The following table presents information regarding the use of proceeds raised in this offering with respect to Class A shares.

	Maximum Sale of $300,000,000 of Class A Shares in this Offering		Sale of $150,000,000 of Class A Shares in this Offering (Half Offering)
	Amount ($)	Percent of Public Offering Proceeds	Amount ($)	Percent of Public Offering Proceeds
Gross Proceeds (1)	300,000,000	100.00%	150,000,000	100.00%
Less Offering Expenses(2)
Selling Commissions (1)	18,000,000	6.00%	9,000,000	6.00%
Dealer Manager Fee	7,500,000	2.50%	3,750,000	2.50%
Other Organization and Offering Expenses (3)	2,858,663	0.95%	2,858,663	1.90%

Amount Available for Investment/ Net Proceeds to be Invested (4)	271,614,337	90.55%	134,364,337	89.60%

The following table presents information regarding the use of proceeds raised in this offering with respect to Class T shares.

	Maximum Sale of $300,000,000 of Class T Shares in this Offering		Sale of $150,000,000 of Class T Shares in this Offering (Half Offering)
	Amount ($)	Percent of Public Offering Proceeds	Amount ($)	Percent of Public Offering Proceeds
Gross Proceeds (1)	300,000,000	100.00%	150,000,000	100.00%
Less Offering Expenses(2)
Selling Commissions (1)	9,000,000	3.00%	4,500,000	3.00%
Dealer Manager Fee	5,250,000	1.75%	2,625,000	1.75%
Other Organization and Offering Expenses (3)	2,992,454	1.00%	2,992,454	2.00%

Amount Available for Investment/ Net Proceeds to be Invested (4)	282,757,546	94.25%	139,882,546	93.25%

The following table presents information regarding the use of proceeds raised in this offering with respect to Class D shares.

	Maximum Sale of $100,000,000 of Class D Shares in this Offering		Sale of $50,000,000 of Class D Shares in this Offering (Half Offering)
	Amount ($)	Percent of Public Offering Proceeds	Amount ($)	Percent of Public Offering Proceeds
Gross Proceeds (1)	100,000,000	100.00%	50,000,000	100.00%
Less Offering Expenses(2)
Selling Commissions (1)	—	0.00%	—	0.00%
Dealer Manager Fee	—	0.00%	—	0.00%
Other Organization and Offering Expenses (3)	1,061,048	1.06%	1,061,048	2.12%

Amount Available for Investment/ Net Proceeds to be Invested(4)	98,938,952	98.94%	48,938,952	97.88%

The following table presents information regarding the use of proceeds raised in this offering with respect to Class I shares.

	Maximum Sale of $300,000,000 of Class I Shares in this Offering		Sale of $150,000,000 of Class I Shares in this Offering (Half Offering)
	Amount ($)	Percent of Public Offering Proceeds	Amount ($)	Percent of Public Offering Proceeds
Gross Proceeds (1)	300,000,000	100.00%	150,000,000	100.00%
Less Offering Expenses(2)
Selling Commissions (1)	—	0.00%	—	0.00%
Dealer Manager Fee	—	0.00%	—	0.00%
Other Organization and Offering Expenses(3)	3,087,835	1.03%	3,087,835	2.06%

Amount Available for Investment/ Net Proceeds to be Invested (4)	296,912,165	98.97%	146,912,165	97.94%

(1)	The tables assume that no shares are sold under our distribution reinvestment plan. The actual selling commissions that will be paid on Class A shares and Class T shares may be higher or lower due to rounding. See the section of this prospectus entitled “Plan of Distribution” for a description of the circumstances under which selling commissions and dealer manager fees may be reduced in connection with certain purchases including, but not limited to, purchases by investors that are clients of a registered investment adviser, registered representatives or principals of the Managing Dealer or participating brokers, and the Manager, the Sub-Manager, their respective affiliates, officers and employees. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. In no event, however, will commission discounts reduce the proceeds of this offering that are available to us. No sales load is paid in connection with the purchase of shares pursuant to our distribution reinvestment plan.
(2)	We also pay to the Managing Dealer ongoing distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in this primary offering (excluding Class T Shares and Class D shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 1.00% and 0.50%, respectively, of our current net asset value per share, as disclosed in our periodic or current reports, payable on a monthly basis. The distribution and shareholder servicing fees accrue daily and are paid monthly in arrears. We pay the distribution and shareholder servicing fees to the Managing Dealer, which may reallow all or a portion of the distribution and shareholder servicing fee to the broker-dealer who sold the Class T or Class D shares or, if applicable, to a servicing broker-dealer of the Class T or Class D shares, a broker-dealer with a fee-based platform, or a fund “supermarket” platforms featuring Class D shares, so long as the broker-dealer or financial intermediary has entered into a contractual agreement with the Managing Dealer that provides for such reallowance. The distribution and shareholder servicing fees are ongoing fees that are not paid at the time of purchase, are not intended to be a principal use of offering proceeds and are not included in the above tables. The distribution and shareholder servicing fees are considered underwriting compensation in connection with this offering, subject to the 10% limit on underwriting compensation pursuant to FINRA rules. The distribution and shareholder servicing fees are similar to selling commissions. The distribution and shareholder servicing expenses borne by the participating broker-dealers may be different from and substantially less than the amount of the distribution and shareholder servicing fees charged. In addition, the Managing Dealer and/or participating broker-dealers may incur certain other costs and expenses associated with this offering or the facilitation of the marketing of our shares, including technology fees related to the marketing of shares, certain wholesaling activities, certain legal expenses, the costs and expenses of sales training and educational meetings held by us or the Managing Dealer or for participating broker-dealer sponsored conferences, or selling commissions and non-transaction based compensation paid to registered persons associated with the Managing Dealer in connection with wholesaling activities. Such costs and expenses will be paid out of selling commissions, dealer manager or distribution and shareholder servicing fees retained by the Managing Dealer (all or portion of which may be reallowed to participating broker-dealers); provided, however, that to the extent any such costs and expenses exceed the commissions, dealer manager or distribution and shareholder servicing fees retained by the Managing Dealer such costs and expenses will be borne by the Managing Dealer and/or participating broker-dealers without reimbursement by us. In either case, such costs and expenses will be deemed to be underwriting compensation and will be subject to the FINRA’s 10% limit on total underwriting compensation.

(3)	Other organization and offering expenses include any and all cumulative costs and expenses, excluding selling commissions, dealer manager fees and distribution and shareholder servicing fees, incurred by us in connection with our formation, qualification and registration, and the marketing and distribution of our shares in this offering or our other offerings, including, without limitation, the following: amounts for SEC registration fees, FINRA filing fees, printing and mailing expenses, blue sky fees and expenses, legal fees and expenses, accounting fees and expenses, advertising and sales literature, transfer agent fees, due diligence expenses, escrow fees and other administrative expenses of this offering. The amounts reflected are estimates. The total of these other organization and offering expenses are estimated to be approximately $10,000,000 if the maximum offering amount is sold. For purposes of these tables, estimated other organization and offering expenses are allocated among the Class A, Class T, Class D and Class I shares pro rata on a per share basis, assuming 30% of the gross offering proceeds from this offering is from sales of Class A shares, 30% is from sales of Class T shares, 10% is from sales of Class D shares and 30% is from sales of Class I shares, based on our current public offering prices.
(4)	Although a substantial majority of the amount available for investment presented in this table is expected to be used to acquire assets, including used to finance acquisitions of other businesses, we may use a portion of such amount (i) to repay debt incurred in connection with operating our business; (ii) to establish reserves; or (iii) for other corporate purposes, including, but not limited to, payment of distributions to shareholders or payments of offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings, provided that these organization and offering expenses may not exceed the limitation of organization and offering expenses pursuant to our LLC Agreement and FINRA rules. We will incur capital expenses and acquisition expenses relating to our investments. In addition, we may use proceeds from our distribution reinvestment plan for repurchases of shares. Until proceeds are required to be invested or used for other purposes, we invest such amounts in short-term, highly liquid investments with appropriate safety of principal, including, but not limited to, government obligations, short-term debt obligations, interest bearing bank accounts and leveraged loans. We have also not established any limit on the extent to which we may use proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

DISTRIBUTION POLICY

General

Subject to our board of director’s discretion and applicable legal restrictions, our board of directors has declared, and intends to continue to declare, cash distributions to shareholders based on monthly record dates and we have paid, and intend to continue to pay, such distributions on a monthly basis. Our board of directors may also authorize distributions in the form of shares or effect share splits. However, there can be no assurance that we will pay distributions at a specific rate or at all. Distributions will be paid out of funds legally available for distribution to our shareholders. Our distributions may exceed our earnings and adjusted cash flow from operating activities and we may fund our distributions to shareholders from any sources of funds available to us, including from expense support from the Manager and the Sub-Manager, as well as from offering proceeds and borrowings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Distributions” for additional information on the sources of funding for our distributions. Distributions will be made on all classes of our shares at the same time. Amounts distributed will be allocated among each class in proportion to the number of shares of each class outstanding. Amounts distributed to each class will be allocated among our shareholders in such class in proportion to their shares. We have not established limits on the amount of funds we may use from any available sources to make distributions. The per share amount of distributions on Class A, Class S, Class FA, Class T, Class D and Class I shares may differ because of different allocations of certain class-specific expenses. Specifically, distributions on the non-founder shares may be lower than distributions on founder shares because we are required to pay higher management and incentive fees to the Manager and the Sub-Manager with respect to the non-founder shares. Additionally, distributions on Class T shares and Class D shares may be lower than distributions on Class A, Class FA and Class I shares because we are required to pay ongoing distribution and shareholder servicing fees with respect to the Class T shares and Class D shares sold in this offering.

Distributions Declared

Cash distributions declared during the periods presented were funded from the following sources noted below:

	Year Ended December 31, 2020		Year Ended December 31, 2019		Period from February 7, 2018 (Commencement of Operations) to December 31, 2018
	Amount	% of Distributions Declared	Amount	% of Distributions Declared	Amount	% of Distributions Declared
Net investment income(1)	$7,493,472	75.5%	$4,981,264	85.2%	$3,389,372	96.3%
Distributions in excess of net investment income(2)	2,435,881	24.5%	864,320	14.8%	128,930	3.7%
Total distributions declared(3)	$9,929,353	100.0%	$5,845,584	100.0%	$3,518,302	100.0%

FOOTNOTES:

(1)	Net investment income includes expense support from the Manager and Sub-Manager of $3,301,473, $1,372,020 and $389,774 for the years ended December 31, 2020 and 2019 and for the period from February 7, 2018 to December 31, 2018, respectively.
(2)	Consists of offering proceeds for the periods presented.
(3)	For the year ended December 31, 2020, includes $2,240,547 of distributions reinvested pursuant to our distribution reinvestment plan, of which $244,845 was reinvested in January 2021 with the payment of distributions declared in December 31, 2020. For the year ended December 31, 2019, includes $886,408 of distributions reinvested pursuant to our distribution reinvestment plan, of which $114,090 was reinvested in January 2020. For the period from February 7, 2018 to December 31, 2018, includes $126,625 of distributions reinvested pursuant to our distribution reinvestment plan, of which $26,789 was reinvested in January 2019.

Cash distributions declared during the periods presented were funded from the following sources noted below:

	Six Months Ended June 30,
	2021		2020
	Amount	% of Cash Distributions Declared	Amount	% of Cash Distributions Declared
Net investment income(1)	$4,832,909	70.0%	$3,421,603	77.4%
Distributions in excess of net investment income(2)	2,075,537	30.0%	1,001,586	22.6%
Total distributions declared(3)	$6,908,446	100.0%	$4,423,189	100.0%

FOOTNOTES:

(1)	Net investment income includes expense support from the Manager and Sub-Manager of $4,495,242 and $1,597,728 for the six months ended June 30, 2021 and 2020, respectively.
(2)	Consists of distributions made from offering proceeds for the periods presented.
(3)	For the six months ended June 30, 2021, includes $1,760,794 of distributions reinvested pursuant to our distribution reinvestment plan, of which $360,174 was reinvested in July 2021 with the payment of distributions declared in June 30, 2021. For the six months ended June 30, 2020, includes $944,968 of distributions reinvested pursuant to our distribution reinvestment plan, of which $184,080 was reinvested in July 2020.

 Our LLC Agreement provides that distributions in-kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and or distributions of in-kind property which (i) we advise each shareholder of the risks associated with direct ownership of the property, (ii) we offer each shareholder the election of receiving such in-kind distributions, and (iii) we distribute in-kind only to those shareholders that accept such offer. We have adopted a distribution reinvestment plan pursuant to which you may have the full amount of your cash distributions from us reinvested in additional shares.

See “Distribution Reinvestment Plan” for additional details regarding the distribution reinvestment plan.

DETERMINATION OF NET ASSET VALUE

Relevance of Our Net Asset Value

Our net asset value per share for each class of shares is calculated and published on a monthly basis.

Our net asset value will:

●	be disclosed in our quarterly and annual financial statements and on a monthly basis in a current report on Form 8-K;
●	determine the price per share that is paid to shareholder participants in our quarterly share repurchase program and the price per share paid by participants in our distribution reinvestment plan;
●	be an input in the computation of fees earned by the Manager and the Sub-Manager whose fees are linked, directly or indirectly, in whole or part to the value of our gross assets; and
●	be evaluated alongside the net proceeds per share to us from this offering in determining the offering price per share for each class of shares.

Determination of Our Net Asset Value

The calculation of our net asset value is a calculation of fair value of our assets less our outstanding liabilities. Our board of directors, including a majority of our independent directors and our audit committee, has adopted a valuation policy that provides for the methodologies to be used to estimate the fair value of our assets for purposes of our net asset value calculation. Any changes to the valuation policy are required to be approved by our board of directors, including a majority of our independent directors, and our audit committee.

We have adopted, and our valuation policy will be performed in accordance with, Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820, which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. ASC Topic 820 clarifies that the fair value is the price in an orderly transaction between market participants to sell an asset or transfer a liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. ASC Topic 820 provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs. In addition, ASC Topic 820 provides a framework for measuring fair value and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels of valuation hierarchy established by ASC Topic 820 are defined as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. An active market is defined as a market in which transactions for the asset or liability occur with sufficient pricing information on an ongoing basis. Publicly listed equity and debt securities and listed derivatives that are traded on major securities exchanges and publicly traded equity options are generally valued using Level 1 inputs. If a price for a Level 1 asset cannot be determined based upon this established process, it shall then be valued as a Level 2 asset.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include the following: (i) quoted prices for similar assets in active markets; (ii) quoted prices for identical or similar assets in markets that are not active; (iii) inputs that are derived principally from or corroborated by observable market data by correlation or other means; and (iv) inputs other than quoted prices that are observable for the assets. Fixed income and derivative assets where there is an observable secondary trading market and through which pricing inputs are available through pricing services or broker quotes are generally valued using Level 2 inputs. If a price for a Level 2 asset cannot be determined based upon this established process, it shall then be valued as a Level 3 asset.

Level 3: Unobservable inputs for the asset or liability being valued. Unobservable inputs will be used to measure fair value to the extent that observable inputs are not available and such inputs will be based on the best information available in the circumstances, which under certain circumstances might include the Manager’s or the Sub-Manager’s own data. Level 3 inputs may include, but are not limited to, capitalization and discount rates and earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. The information may also include pricing information or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. Certain assets may be valued based upon estimated value of underlying collateral and include adjustments deemed necessary for estimates of costs to obtain control and liquidate available collateral. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence. Debt and equity investments in private companies or assets valued using the market or income approach are generally valued using Level 3 inputs.

Unless an exception exists as identified in accordance with our valuation policy (for example, a broker quote or pricing service quote is deemed unreliable), our Level 1 and Level 2 assets will be reviewed and approved by the Manager, but will not require the approval of our board of directors. Pricing services serve as the preferred source of prices for assets, unless a price is not available or is determined to be unreliable or inadequately represents the fair value of the particular asset. In that case, valuations will be based on broker quotes or other similar external valuation sources if available to value the asset.

Our board of directors, with assistance from the Manager and Sub-Manager, is ultimately responsible for determining in good faith the fair value of our Level 3 assets. For an asset which is classified as a Level 3 asset, our board of directors has retained an independent valuation firm, Alvarez & Marsal Valuation Services, LLC, to assist the Manager and the Sub-Manager in preparing their recommendations with respect to our board of directors’ determination of the fair values of such assets and has approved the following valuation process when a valuation is sought:

●	values or valuation ranges for such assets is provided by the independent valuation firm. As part of this process, the Sub-Manager provides the independent valuation firm with access to all of the information relating to such assets relevant to the discharge of the independent valuation firm’s responsibilities and the Sub-Manager consults with, and seeks support from, the Manager as necessary throughout this process;
●	the Sub-Manager reviews the values or valuation ranges prepared by the independent valuation firm and provides its valuation recommendation for such assets to the Manager;
●	the Manager provides a valuation recommendation for such assets to our audit committee of our board of directors. Our audit committee reviews the recommendations of the Manager and the Sub-Manager, and makes its own recommendation of the fair value of such assets to our board of directors; and
●	our board of directors reviews and adopts the fair value of such assets.

On no less than a quarterly basis, values or valuation ranges for all Level 3 assets will be provided by the independent valuation firm. The Manager and the Sub-Manager will monitor our Level 3 assets for unobservable inputs. If it is determined that the impact of any such unobservable inputs would reasonably be expected to materially impact the fair value of an asset any time a valuation is sought, then the Sub-Manager will notify the Manager and the Manager will notify the independent valuation firm and request that the independent valuation firm provide an updated valuation for such asset.

The determination of the fair value of our assets requires judgment, especially with respect to assets for which market prices are not available. For most of our assets, market prices will not be available. Due to the inherent uncertainty of determining the fair value of assets that do not have a readily available market value, the fair value of the assets may differ significantly from the values that would have been used had a readily available market value existed for such assets, and the differences could be material. Because the calculation of our net asset value is based, in part, on the estimated fair value of our assets, our calculation of net asset value is subjective and could be adversely affected if the determinations regarding the estimated fair value of our assets were materially higher than the values that we ultimately realize upon the disposal of such assets. Furthermore, through the valuation process, our board of directors may determine that the fair value of our assets differs materially from the values that were provided by the independent valuation firm.

Our board of directors, with assistance from the Manager, determines the net asset value per share on a monthly basis for each class of shares outstanding by dividing the value of total assets pertaining to a class of shares minus liabilities pertaining to a class of shares by the total number of shares of a class outstanding at the time of determination.

Our audit committee reviews, and recommends to our board of directors for adoption, our quarterly and annual financial statements for inclusion in our quarterly reports on Form 10-Q and annual report on Form 10-K, and such financial statements include a determination of our net asset value and net asset value per share for each class of shares as of the last day of each calendar quarter. These financial statements, in turn, are reviewed and approved by our board of directors. In addition, on a monthly basis, our audit committee reviews, and recommend to our board of directors for adoption, a determination of our net asset value per share for each class of shares as of the last day of each month for inclusion in a current report on Form 8-K. This determination of our net asset value per share for each class of shares, in turn, is reviewed and approved by our board of directors.

Independent Valuation Firm

Alvarez & Marsal Valuation Services, LLC was selected as the company’s independent valuation firm due to its experience and nationally recognized valuation expertise. Alvarez & Marsal Valuation Services, LLC has no prior affiliation with the company, the Manager, the Sub-Manager or any of their respective affiliates.

Alvarez & Marsal Valuation Services, LLC and its affiliates employs more than 70 valuation consultants, located in New York, London, Frankfurt, Amsterdam, Chicago, Seattle, San Francisco, Houston and Atlanta. Alvarez & Marsal Valuation Services, LLC is an affiliate of Alvarez & Marsal Holdings, a privately owned independent global professional services firm established in 1983.

Use of Pricing Services

The Manager and the Sub-Manager will obtain prices from approved unaffiliated third-party pricing services for assets held by the company. The Manager, the Sub-Manager or our board of directors may take action if they believe that the prices obtained from the pricing services are unreliable or unavailable.

Equity securities are priced based on the last reported market price as of the relevant measurement date, or if such date was not a trading day, the price from the immediately preceding trading day is used.

If the price obtained from a primary pricing source is determined by the Manager or the Sub-Manager to be unreliable, the Manager can use a price from a secondary approved pricing source. The determination by the Manager that a secondary pricing source is preferable to a primary pricing source requires contemporaneous documentation.

If no reliable price is available from an approved pricing service, the Manager or the Sub-Manager shall attempt to utilize broker quotes or similar external observable pricing inputs. These actions require contemporaneous documentation of the rationale for determining a price is not reliable and support for the use of a price from a different source. Any time a valuation is sought but on no less than a quarterly basis, the Manager will review all pricing provided from pricing services.

If a price from a pricing service for an asset is determined to be unreliable for that asset and no other external pricing sources (i.e., pricing services or broker quotes) are determined to be available, then the asset will be deemed a Level 3 asset and the valuation will follow procedures for Level 3 assets as outlined herein.

Use of Broker Quotes

Broker quotes are generally obtained by the Manager and the Sub-Manager and are utilized as described above. The use of broker quotes is only permissible if no reliable price from an approved pricing service is available.

If only one available broker quote is deemed to be reliable on a month end date, then a corroborating internal analysis must be prepared and approved by the Manager. If more than two broker quotes are obtained, the mean of the prices from the quotes is used if the quotes are deemed reliable and the quotes are in a reasonable range to one another.

If two broker quotes are obtained and they provide materially different prices, then the Manager will attempt to reconcile the sources of the quotes and determine whether the quotes are reliable.

Broker quotes will be evaluated by the Manager anytime a valuation is sought and using the following considerations when determining whether broker quotes are reliable:

●	Type and complexity of the investment for which a quote is being received;
●	Unique features or characteristics with regard to the security, including size of the transaction as compared to other market transactions, privy of information as a result of due diligence efforts;
●	Whether the quote is based on an active market for the financial instrument or through modeled assumptions;
●	Prices that are inconsistent with other actual trades by the Manager or the Sub-Manager or the company or through broker quotes;
●	Existence of trading halts, closed markets or singular market event, including material market fluctuation;
●	Significant event which may relate to a specific issuer, market sector, political or geographical action or natural disaster;

●	The reliability of the broker providing the quote for the financial instrument; and
●	Whether the quote is an indicative price or a binding offer.

Net Asset Value Determinations in Connection with this Continuous Offering

Our board of directors determines our net asset value for each class of our shares on a monthly basis. We expect that such determination will ordinarily be made within 15 business days after each such completed month. Following the commencement of valuations, to the extent that our net asset value per share on the most recent determination increases above or decreases below our net proceeds per share as stated in this prospectus, our board of directors will adjust the offering prices of any of the classes of our shares to ensure that no share is sold at a price, after deduction of upfront selling commissions and dealer manager fees, that is above or below our net asset value per share as of the most recent valuation date. The adjusted offering prices will become effective five business days after our board of directors determines to set the new prices and we publicly disclose such prices. Our board of directors will continue to adjust the offering prices of all classes of our shares as necessary in this manner.

Promptly following any such adjustment to the offering prices per share, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices and the effective date of such adjusted offering prices, and we will also post the updated pricing information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain our current offering price by calling us by telephone at (866) 650-0650. If the new offering price per share for any of the classes of our shares being offered by this prospectus represents more than a 20% change in the per share offering price of our shares from the most recent offering price per share, we will file an amendment to the registration statement with the SEC. We will attempt to file the amendment on or before such time in order to avoid interruptions in this offering; however, there can be no assurance that this offering will not be suspended while the SEC reviews any such amendment and until it is declared effective.

Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be withdrawn at any time before the time it has been accepted by us. The monthly closing date on which we will accept subscriptions is expected to be the last business day of each month. The purchase price per share to be paid by each investor will be equal to the price that is in effect on the date we accept such investor’s subscription agreement in connection with our monthly closings. Generally, an investor will know the monthly closing date that applies to their subscription. In the event we adjust the offering price after an investor submits their subscription agreement and before the date we accept such subscription, such investor will not be provided with direct notice by us of the adjusted offering price but will need to check our website or our filings with the SEC prior to the closing date of their subscription. In this case, an investor will have at least five business days after we publish the adjusted offering price to consider whether to withdraw their subscription request before they are committed to purchase shares upon our acceptance.

Historical Net Asset Value Determinations

Our board of directors had also previously determined the net asset value per share for each company share class as of the following months ended:

Month Ended	Class FA	Class A	Class T	Class D	Class I	Class S
9/30/2021	$32.44	$30.80	$30.65	$30.27	$31.18	$32.64
8/31/2021	$32.26	$30.70	$30.46	$30.11	$31.07	$32.44
7/31/2021	$32.58	$31.07	$30.85	$30.49	$31.44	$32.76
6/30/2021	$32.40	$30.92	$30.73	$30.35	$31.28	$32.56
5/31/2021	$32.13	$30.70	$30.53	$30.13	$31.06	$32.28
4/30/2021	$31.75	$30.36	$30.21	$29.80	$30.70	$31.89
3/31/2021	$31.22	$29.88	$29.74	$29.33	$30.21	$31.35
2/28/2021	$30.95	$29.65	$29.53	$29.11	$29.97	$31.07
1/31/2021	$30.54	$29.29	$29.18	$28.75	$29.60	$30.66
12/31/2020	$29.97	$28.76	$28.67	$28.24	$29.06	$30.08
11/30/2020	$29.53	$28.36	$28.29	$27.85	$28.65	$29.62
10/31/2020	$29.26	$28.13	$28.08	$27.64	$28.42	$29.35
9/30/2020	$29.00	$27.91	$27.88	$27.44	$28.19	$29.07
8/31/2020	$28.85	$27.80	$27.79	$27.34	$28.08	$28.92
7/31/2020	$28.61	$27.59	$27.60	$27.15	$27.87	$28.66
6/30/2020	$27.96	$26.98	$27.01	$26.58	$27.25	$28.00
5/31/2020	$27.54	$26.61	$26.65	$26.21	$26.88	$27.58
4/30/2020	$27.13	$26.24	$26.30	$25.86	$26.50	$27.16
3/31/2020	$27.15	$26.30	$26.36	$25.94	$26.55	$27.16
2/29/2020	$27.56	$26.75	$26.82	$26.40	$26.99	--
1/31/2020	$27.53	$26.76	$26.85	$26.44	$27.00	--
12/31/2019	$27.64	$26.91	$27.01	$26.61	$27.15	--
11/30/2019	$27.48	$26.79	$26.89	$26.43	$27.02	--
10/31/2019	$27.38	$26.74	$26.85	$26.40	$26.96	--
9/30/2019	$27.34	$26.74	$26.84	$26.43	$26.95	--
8/31/2019	$27.19	$26.64	$26.74	$26.27	$26.83	--
7/31/2019	$27.19	$26.69	$26.79	$26.35	$26.87	--
6/30/2019	$27.19	$26.74	$26.84	$26.46	$26.91	--
5/31/2019	$27.16	$26.75	$26.86	$26.45	$26.91	--
4/30/2019	$26.88	$26.51	$26.62	$26.24	$26.67	--
3/31/2019	$26.72	$26.39	$26.50	$26.17	$26.54	--
2/28/2019	$26.72	$26.43	$26.54	$26.15	$26.57	--
1/31/2019	$26.57	$26.33	$26.43	$26.07	$26.44	--
12/31/2018	$26.65	$26.44	$26.54	$26.23	$26.55	--
11/30/2018	$26.61	$26.42	$26.52	$26.23	$26.52	--
10/31/2018	$26.40	$26.25	$26.33	$26.11	$26.33	--
9/30/2018	$26.41	$26.28	$26.36	$26.20	$26.34	--
8/31/2018	$26.41	$26.30	$26.38	$26.28	$26.35	--
7/31/2018	$26.18	$26.09	$26.16	$26.12	$26.13	--
6/30/2018	$25.43	$25.37	$25.42	$25.41	$25.40	--
5/31/2018	$25.26	$25.08	$25.17	--	$25.23	--
4/30/2018	$25.16	$25.16	--	--	$25.23	--
3/31/2018	$25.16	--	--	--	--	--

PRIOR PERFORMANCE OF THE MANAGER, THE SUB-MANAGER AND THEIR RESPECTIVE AFFILIATES

General

The information presented in this section represents the historical experience of certain programs sponsored or managed in the last ten years by CNL affiliates and LLCP and its affiliates, through December 31, 2020, except as otherwise indicated. The purpose of this prior performance information is to enable investors to evaluate accurately the experience of CNL affiliates and LLCP and its affiliates in sponsoring programs. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in the prior programs summarized in this section. Investors who purchase our shares will not thereby acquire an ownership interest in any of the entities to which the following information relates. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and other expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered company.

Our structure and business strategy are different from certain of these prior programs and our performance will depend on factors that may not be applicable to or affect the performance of these programs. We consider a prior program to have a business objective similar to us if the program acquires, or has acquired, controlling and minority equity interests in growing middle-market businesses located primarily in the United States. Although a business objective is similar, the specific acquisition criteria of a prior program may vary from program to program as compared to our acquisition criteria.

The prior performance tables included in this prospectus, beginning on page A-1, include further information regarding certain of the prior programs described herein.

Prior Programs Sponsored by CNL Affiliates

Since 1973, CNL affiliates have formed or acquired companies with more than $34 billion in assets. Prior to this offering, CNL affiliates have only sponsored real estate and credit investment programs. The company is the first program sponsored by CNL and its affiliates that targets the acquisition of controlling equity interests in middle-market businesses.

During the ten year period ended December 31, 2020, CNL affiliates have sponsored and managed seven public programs (the “CNL Public Programs”), which can be divided into two basic categories: the CNL Public REITs and the CNL BDCs. During the ten year period ended December 31, 2020, the CNL Public REITs have focused on investing in real properties, including healthcare, hotel, leisure, recreation and multifamily located primarily in the United States. The CNL Public REITs have raised a total of approximately $5.6 billion from retail investors and distributed approximately $2.6 billion in distributions to its investors through the end of year 2020. During this time, more than 250 properties have been disposed by the CNL Public REITs, representing approximately $5.0 billion in value. During the ten year period ended December 31, 2020, the CNL BDCs, which have focused on making debt investments in medium- and large-sized private companies located primarily in the United States and Western Europe, raised a total of approximately $3.6 billion from retail investors, invested approximately $10.9 billion, and distributed approximately $907.4 million in dividends to its investors through the end of year 2017. On November 14, 2017, shares of common stock of Corporate Capital Trust, Inc. (“CCT I”), one of the CNL BDCs, commenced trading on the New York Stock Exchange (the “Listing”) with the ticker symbol “CCT”. As part of the Listing, CNL terminated its advisory agreement with CCT I. Previously, as of December 31, 2017, Corporate Capital Trust II (“CCT II”), the other CNL BDC, had approximately 2,605 investors and $163.9 million invested across 98 positions in 82 issuers. Approximately $93.6 million of these investments were first lien senior secured loans. In connection with a transaction to transition CCT II’s investment advisory services, as of April 9, 2018, CCT II is no longer sponsored or managed by CNL affiliates.

Below is a description of the CNL Public Programs. All CNL Public Programs information is as of December 31, 2020, unless otherwise indicated. We believe that we do not share a comparable business strategy or business objective with any of the CNL Public Programs.

CNL Public REITs

The CNL Public REITs primarily focus on investing in real properties located in the United States. The five CNL Public REITs are described below:

●	CNL Lifestyle Properties, Inc. (“CNL Lifestyle Properties”) launched in 2004, closed in 2011 with a total of approximately $3.42 billion of capital raised and acquired approximately 150 properties. CNL Lifestyle Properties primarily focused on properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties and additional lifestyle retail properties, and is in the process of selling its assets. As part of executing under its strategic alternative to provide liquidity to its stockholders, CNL Lifestyle Properties sold its remaining assets in April 2017, paid an interim liquidating distribution to its stockholders and made a final liquidating distribution and dissolved the company in December 2017.

●	CNL Growth Properties, Inc. (“CNL Growth Properties”) launched in 2009, closed in 2014 with a total of approximately $209 million of capital raised and acquired more than ten properties. CNL Growth Properties primarily focused on investing in multifamily development properties that offered the potential for capital appreciation. As part of executing under its strategic alternative to provide liquidity to its stockholders, CNL Growth Properties sold its last property in September 2017, paid liquidating distributions to its stockholders and dissolved the company in October 2017.
●	Global Income Trust, Inc. (“Global Income Trust”) launched in 2010, closed in 2013 with a total of approximately $83 million of capital raised and acquired nine properties. Global Income Trust primarily focused on investing in a portfolio of income-oriented commercial real estate and real estate-related assets. Global Income’s investments were made in both the United States and Germany. As part of executing under its strategic alternative to provide liquidity to its stockholders, Global Income Trust sold its remaining assets, paid a liquidating distribution to its stockholders and dissolved the company in December 2015.
●	CNL Healthcare Properties, Inc. (“CNL Healthcare Properties”) launched in 2011, closed in 2015 with a total of approximately $1.77 billion of capital raised and acquired 152 properties. CNL Healthcare Properties primarily focuses on investing in senior housing, medical office building, acute care and post-acute care facility sectors, including stabilized, value add and development properties. In 2018, CNL Healthcare Properties appointed a special committee comprised of its independent directors to evaluate strategic alternatives to provide liquidity for its stockholders. In 2019, CNL Healthcare Properties sold its medical office building portfolio. As of December 31, 2020, CNL Healthcare Properties owned 74 properties, including 71 senior housing communities, two acute-care facilities and one vacant land parcel adjacent to one of its senior housing communities.
●	CNL Healthcare Properties II, Inc. (“CNL Healthcare Properties II”) launched in 2016, closed in 2018 with a total of approximately $50.8 million of capital raised and acquired three properties. CNL Healthcare Properties II primarily focused on investing in seniors housing, medical office building, acute care and post-acute care facility sectors, including stabilized, value add and development properties. As part of executing under its strategic alternative to provide liquidity to its stockholders, CNL Healthcare Properties II sold its remaining assets, paid a liquidating distribution to its stockholders and dissolved the company in March 2020.

CNL BDCs

The CNL BDCs primarily focus on making debt investments in medium- and large-sized private companies located primarily in the United States. The two CNL BDCs are described below:

●	CCT I launched in 2011, closed in 2016 with a total of approximately $3.47 billion of capital raised. CCT I primarily focused on investing in medium- and large-sized private companies. Most of CCT I’s investments were made in both the United States and Western Europe. On November 14, 2017, as part of the Listing, CNL terminated its advisory agreement with CCT I. As of December 31, 2017, CCT I had 69,445 investors and $4.0 billion invested across 154 positions in 105 issuers. Approximately 61 of these investments were first lien senior secured loans.
●	CCT II launched in 2016 and suspended its continuous public offering of its common shares of beneficial interest effective as of January 10, 2018. As of December 31, 2017, approximately $119.1 million in capital had been raised for CCT II. CCT II primarily focused on investing in medium- and large-sized private companies. Most of CCT II’s investments were made in the United States. As of December 31, 2017, CCT II had 2,605 investors and $163.9 million invested across 98 positions in 82 issuers. Approximately 49 of these investments were first lien senior secured loans. In connection with a transaction to transition CCT II’s investment advisory services, as of April 9, 2018, CCT II is no longer sponsored or managed by CNL affiliates.

As described above, we consider a program that acquires, or has acquired, controlling and minority equity interests in growing middle-market businesses located primarily in the United States to have a business objective similar to ours. We believe the CNL Public REITs do not have business objectives similar to ours because they primarily invest in real properties. We also believe the CNL BDCs do not have business objectives similar to ours because they primarily make debt investments in medium- and large-sized private companies. Thus, we believe none of the CNL Public Programs has comparable business strategies or business objectives to that of the company and we have determined that no further historical performance information is necessary to be included in the prospectus in the form of prior performance tables.

Upon written request, you may obtain, without charge, a copy of the most recent annual report on Form 10-K filed with the SEC by any public program described above. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses. These reports and exhibits, as well as other reports required to be filed with the SEC, are also available at the SEC’s website at www.sec.gov.

Adverse Conditions and Other Developments Affecting CNL Public Programs

Certain of the prior programs sponsored by CNL affiliates have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods.

CNL Lifestyle Properties

CNL Lifestyle Properties was a real estate investment trust that invested in income-producing properties with a focus on lifestyle-related industries. CNL Lifestyle Properties became effective on April 16, 2004 and invested in a total of 214 properties, with an aggregate initial purchase price of approximately $4.3 billion, across a variety of different lifestyle industries, including a majority within the ski & mountain lifestyle, golf, attractions, healthcare and marina industries. Commencing with the onset of the global financial crisis in 2008, certain properties owned by CNL Lifestyle Properties suffered declines in performance which had a negative impact on the fund’s net asset value. The public primary offering price for CNL Lifestyle Properties was $10.00 per share throughout three public primary offerings from April 2004 to April 2011.

Beginning in the second quarter of 2010, CNL Lifestyle Properties limited redemption requests to $1.75 million per quarter and in April 2012, increased this limitation to $3.0 million per quarter, prior to the suspension of its redemption plan effective September 26, 2014. Consistent with its articles of incorporation, in March 2014, CNL Lifestyle Properties appointed a special committee comprised of its independent directors of the board and announced the engagement of a financial advisor to assist management and its board of directors in evaluating various strategic alternatives to provide liquidity to stockholders. Beginning in March 2014 and continuing through April 2017, CNL Lifestyle Properties liquidated its assets through multiple transactions in order to provide liquidity to its stockholders.

In April 2017, CNL Lifestyle Properties sold its remaining 36 properties to EPR Properties (“EPR”) and Ski Resort Holdings, LLC in exchange for both cash and EPR stock. As a result of this transaction, CNL Lifestyle Properties paid an interim liquidating distribution to its stockholders in the form of cash and EPR stock. Inception to dissolution, CNL Lifestyle Properties has paid total distributions with a value from $10.37 to $6.50 for each outstanding share of the company’s common stock, depending on the timing of the stockholders’ initial investment, excluding shares sold under the distribution reinvestment plan. CNL Lifestyle Properties finalized the liquidation process of its remaining de minimis assets and outstanding liabilities, made a final distribution to stockholders and dissolved the company in December 2017.

Global Income Trust

Global Income Trust (formally known as Macquarie CNL Global Income Trust, Inc.) was formed in March 2009 with the intent to acquire and operate a diverse portfolio of commercial real estate assets and real estate-related assets on a global basis. The company began raising capital in a public offering in April 2010, and the offering closed in April 2013. Global Income Trust acquired two Class A office buildings and two industrial warehouses in the United States. Those properties were leased to third-party tenants and those tenants included subsidiaries of Samsonite, Mercedes-Benz Financial, and FedEx Ground. Additionally, Global Income Trust acquired a portfolio of five neighborhood retail centers in Germany. BlackRock Real Estate, as successor to Macquarie Capital Funds Inc., was a co-investor and sub-advisor to Global Income Trust on the German properties. The aggregate initial purchase price of the nine properties was approximately $121 million.

Global Income Trust did not achieve a critical mass of investments which negatively impacted the net asset value of the fund relative to the $10.00 per share public primary offering price in effect from April 2010 through April 2013. In April 2013, when its offering closed, Global Income Trust terminated its dividend reinvestment program and suspended its share redemption plan. In August 2013, Global Income Trust’s board of directors appointed a special committee comprised of the independent directors of the board and announced the engagement of a financial advisor to assist management and its board of directors in evaluating strategic alternatives to provide liquidity to stockholders. During 2015, Global Income Trust, through multiple transactions, sold all of its net assets and paid a liquidating distribution of $7.01 for each outstanding share of the company’s common stock. As part of the $7.01 liquidating distribution, CNL Global Income Advisors, LLC, Global Income Trust’s advisor, made a direct payment to Global Income Trust’s stockholders with respect to previously paid reimbursements of certain organizational, offering and operating expenses. Global Income Trust paid total cash distributions from $10.46 to $8.45 for each outstanding share of the company’s common stock, depending on the timing of the stockholders’ investment, excluding shares sold under the distribution reinvestment plan. Global Income Trust dissolved on December 31, 2015.

CNL Growth Properties

CNL Growth Properties (formally known as Global Growth Trust, Inc.) was launched in 2009 and acquired an interest in 18 properties with a capitalized cost of approximately $640 million.  CNL Growth Properties acquired, developed, and operated 17 Class A multifamily communities in nine states with eight different regional and national development joint venture partners.  CNL Growth Properties was the majority owner and managing member in each joint venture, with an ownership interest ranging from 54-95%.  Beginning in January 2015 and continuing through September 2017, CNL Growth Properties successfully liquidated these properties through individual sales of each of the seventeen communities. CNL Growth Properties also acquired a three building office complex in 2011 which was sold in 2014.

The public primary offering price for CNL Growth Properties was $10.00 per share during the initial offering from October 2009 to April 2013, $10.84 per share during the follow-on offering from August 2013 to January 15, 2014, and then $11.00 per share thereafter until the offering closed in April 2014. Stockholders of CNL Growth Properties received total distributions, depending on the timing of the stockholders’ initial investment from $18.21 to $13.71 for each outstanding share of the company’s common stock (excluding shares sold under the distribution reinvestment plan). CNL Growth Properties was dissolved on October 31, 2017.

Prior Programs Sponsored by LLCP and its Affiliates

Since its inception in 1984 through December 31, 2020, LLCP and the LLCP Senior Executives have managed approximately $11.2 billion of capital. From 1984 through 1993, LLCP Founding Principals Arthur E. Levine and Lauren B. Leichtman made seven investments in their individual capacities prior to establishing LLCP. From 1994 through December 31, 2020, LLCP has sponsored and managed thirteen private funds (the “LLCP Private Funds”) in addition to our company, raised a total of approximately $8.9 billion of capital commitments from over 150 institutional and other investors, and invested approximately $6.3 billion in 94 middle-market companies across various industries, including franchisors, business services, and light manufacturing and engineered products. See “Appendix A: Prior Performance Tables—Table I” for more detailed information about LLCP and its affiliates’ experience in raising and investing funds in connection with certain of these private funds. As of December 31, 2020, 59 businesses had been sold by the LLCP Private Funds. The aggregate investment cost of these businesses was approximately $2.2 billion with a realized value of approximately $4.8 billion. See “Appendix A: Prior Performance Tables—Table V” for more detailed information about sales of individual middle-market companies by certain of the LLCP Private Funds.

The approximately $11.2 billion of capital managed by LLCP since inception includes the thirteen private funds described below, our company and $2.3 billion of co-investment and certain collateralized loan obligation vehicles. The thirteen private funds managed by LLCP includes the eight Private Acquisition Funds, two Value Funds, and three Regional Based Funds, which, after also including our company and co-investment vehicles managed by LLCP, represents the management of approximately $8.9 billion of capital commitments.

Below is a description of the LLCP Private Funds, which are divided into three basic categories: Private Acquisition Funds; Value Funds; and Regional Based Funds. LLCP Private Funds and Prior Performance Tables information is as of December 31, 2020, unless otherwise noted. We believe that we share a similar business objective with the Private Acquisition Funds, although the specific acquisition criteria for the businesses we acquire may vary from the Private Acquisition Funds’ acquisition criteria. We believe that we do not share a similar business objective with the Value Funds or the Regional Based Funds.

Private Acquisition Funds

The Private Acquisition Funds acquire, or have acquired, controlling and minority equity interests in growing middle-market businesses located primarily in the United States. Additional detail regarding the Private Acquisition Funds as of December 31, 2020 is set forth below.

The eight Private Acquisition Funds are described below:

●	Levine Leichtman Capital Partners, L.P. (“LLCP I”) launched in 1994, closed in 1994 with a total of approximately $102.5 million of capital commitments and made six investments. LLCP I primarily focused on companies in the U.S. with annual revenues of $50 to $500 million. LLCP I dissolved on November 30, 2009.
●	Levine Leichtman Capital Partners II, L.P. (“LLCP II”) launched in December 1997, closed in August 1999 with a total of approximately $350 million of capital commitments and has made 12 investments. LLCP II primarily focused on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP II is currently in its wind-down period.
●	Levine Leichtman Capital Partners III, L.P. (“LLCP III”) launched in June 2002, closed in December 2004 with a total of approximately $500 million of capital commitments and has made 14 investments. LLCP III primarily focused on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP III is currently in its liquidation period.

●	Levine Leichtman Capital Partners IV, L.P. (“LLCP IV”) launched in September 2007, closed in October 2009 with a total of approximately $1.1 billion of capital commitments and has made 11 investments. LLCP IV primarily focused on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP IV’s investment period has expired; however, it may be called upon to provide follow-on capital for existing investments.
●	Levine Leichtman Capital Partners V, L.P. (“LLCP V”) launched in September 2012, closed in March 2014 with a total of approximately $1.6 billion of capital commitments and has made 11 investments. LLCP V primarily focuses on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP V’s investment period has expired; however, it may be called upon to provide follow-on capital for existing investments.
●	Levine Leichtman Capital Partners VI, L.P. (“LLCP VI”) launched in May 2017, closed in December 2018 with a total of approximately $2.5 billion of capital commitments and has made seven investments. LLCP VI primarily focuses on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP VI is currently in its investment period.
●	Levine Leichtman Capital Partners Small Business Fund, L.P. (“LMM I Fund”) launched in May 2010, closed in February 2011 with a total of approximately $226 million of capital commitments and has made seven investments. The LMM I Fund focuses on companies in the U.S. with annual revenues of less than $50 million at the time of investment. The LMM I Fund’s investment period has expired; however, it may be called upon to provide follow-on capital for existing investments.
●	LLCP Lower Middle Market Fund, L.P. (“LMM II Fund”) launched in March 2016, closed in October 2016 with a total of $615 million of capital commitments and has made eight investments. The LMM II Fund focuses on U.S. companies with annual revenues of less than $50 million at the time of investment. The LMM II Fund is currently in its investment period.

The table below sets forth certain performance data relating to the Private Acquisition Funds. From 1994 through December 31, 2020, the Private Acquisition Funds invested approximately $5.0 billion in 76 investments generating a gross realized internal rate of return of 20.3% and a 2.2x cash-on-cash multiple. This performance and other data is not a guarantee or prediction of the returns that we may achieve in the future.

Private Acquisition Funds

Performance From Inception through December 31, 2020(1)

($ in thousands)		As of December 31, 2020
	Total Number of Investments	Investment Amount(2)(3)	Realized Value(4)(5)	Unrealized Value(4)	Gross Internal Rate of Return(6)	Net Internal Rate of Return(7)	Management & Incentive Fees, Expenses
LLCP I	6	$98,560	$159,945	$ -	44.2%	18.7%	$32,534
LLCP II	12	$346,772	$505,857	$ -	10.5%	5.7%	$61,098
LLCP III	14	$470,356	$920,237	$ -	16.3%	9.8%	$142,858
LLCP IV	11	$834,654	$1,853,935	$148,431	27.4%	18.3%	$325,623
LLCP V	11	$1,351,220	$1,082,897	$1,869,410	19.3%	13.5%	$330,135
LLCP VI	7	$1,278,933	$105,368	$1,488,436	14.9%	6.7%	$159,721
LMM I Fund	7	$149,705	$487,947	$14,150	44.5%(8)	35.8%(8)	$92,919
LMM II Fund	8	$465,453	$319,863	$634,996	34.5%	23.8%	$96,634

(1)	The private funds shown in this table were conducted through privately held entities that were subject neither to the up-front commissions, fees and other expenses associated with this offering nor all of the laws and regulations that will apply to us.
(2)	Excludes capital called for fund-level fees and expenses.
(3)	Investment Amount is determined as of the closing of the investment and includes all equity called and all debt funded or contractually committed to be funded by the collective investments herein.
(4)	Realized and Unrealized Value before fees, expenses, and general partner’s carried interest. Realized value represents the combination of cumulative interest and dividend payments as well as net proceeds derived from the ultimate sale transaction. Determinations of Unrealized Value are based upon the principal amount of the Fund’s investment in the underlying portfolio company’s debt securities (or possibly less if such debt security is impaired) at the time of determination plus the value of such Fund’s equity investment in the portfolio company, as valued by LLCP’s valuation committee. LLCP believes these values are reasonable and appropriate; however, there can be no assurance that proceeds will be realized on these investments, or that, if or when realized, the proceeds will be equal to the values estimated by LLCP. Unrealized Values are as of December 31, 2020.

(5)	Distributions in LLCP III, LLCP IV, LLCP V, LMM I Fund and LMM II Fund for fully realized investments may include notes receivables, escrows, holdbacks, residual interests and other reserves that each fund believes will be received at the expiration of any applicable time periods or otherwise.
(6)	Internal rates of return (gross) before fees, expenses, and general partner’s carried interest, calculated using a “time-zero” methodology in which the cash flows of all investments (actual amounts of contributions and distributions) are based from the same hypothetical starting date.
(7)	Internal rates of return (net) after fees, expenses, and general partner’s carried interest, calculated using a “time-zero” methodology in which the cash flows of all investments (actual amounts of contributions and distributions) are based from the same hypothetical starting date.
(8)	Internal Rate of Return for LMM I Fund is based on limited partner cash flows, not fund level cash flows.

Regional Focused Funds

The three Regional Focused Funds are described below:

●	Levine Leichtman Capital Partners California Growth Fund, L.P. (“California Growth Fund”) launched in May 2007, closed in May 2007 with a total of approximately $40 million of capital commitments and has made two investments. The California Growth Fund primarily focused on investments in portfolio companies located in the State of California, with annual revenues of $50 million or less at the time of investment. The California Growth Fund also invested in one or more subsidiaries that directly hold or invest primarily in loan or debt obligations or participations therein of third parties. The California Growth Fund is currently in its wind-down period.
●	Levine Leichtman Capital Partners Europe, L.P. (“Europe Fund”) launched in November 2014, closed in November 2014 with a total of approximately €100 million of capital commitments and has made four investments. The Europe Fund primarily focuses on investments in companies located in Western Europe (excluding the United Kingdom). The Europe Fund is not actively seeking new investment opportunities; however, it may be called upon to provide follow-on capital for existing investments.
●	Levine Leichtman Capital Partners Europe II SCSP (“Europe II Fund”) launched in February 2019, closed in October 2020 with a total of approximately €463.2 million of capital commitments and has made three investments. The Europe II Fund primarily focuses on investments located in the United Kingdom and Ireland, as well as the Benelux and Nordic regions and is currently in its investment period.

Value Funds

The Value Funds primarily focus on making value-oriented investments. The two Value Funds are described below:

●	Levine Leichtman Capital Partners Deep Value Fund, L.P. (“Deep Value Fund”) launched in May 2005, closed in December 2006 with a total of approximately $508 million of capital commitments and had made 39 investments. The Deep Value Fund focused primarily on investments in debt, debt-related and other securities of small and middle capitalization U.S.-based companies in stressed, distressed or other special situations. No leverage was used by the Deep Value Fund to acquire investments. The Deep Value Fund was fully liquidated in March 2018. The Deep Value Fund returned all invested capital to its investors.
●	Levine Leichtman Capital Partners Private Capital Solutions, L.P. (“PCS Fund”) launched in May 2011, closed in December 2012 with a total of approximately $227 million of capital commitments and has made five investments. The PCS Fund focuses primarily on making debt and equity investments in value-oriented, slower growth middle-market companies. The PCS Fund’s investment period has expired; however, it may be called upon to provide follow-on capital for existing investments.

As described above, we consider a private fund that acquires, or has acquired, controlling and minority equity interests in growing middle-market businesses located primarily in the United States to have a business objective similar to ours. Thus, we believe the Private Acquisition Funds have business objectives similar to ours. With respect to the Value Funds, the Deep Value Fund did not have business objectives similar to ours because it primarily made debt investments in stressed, distressed or over-leveraged companies and the PCS Fund does not have business objectives similar to ours because it primarily makes investments in value-oriented, slower growth middle-market companies. With respect to the Regional Focused Funds, the California Growth Fund does not have business objectives similar to ours because it limits its investments to only companies in California and invests in loan and debt originations of third parties. The Europe Fund and Europe II Fund also do not have business objectives similar to ours because they limit their investments to only companies in Europe.

Adverse Conditions and Other Developments Affecting LLCP Private Funds

Certain of the prior programs sponsored by LLCP affiliates have been affected from time to time by general economic conditions, capital market trends and other external factors during their respective operating periods. However, there have been no major adverse business developments or conditions experienced by any LLCP-affiliated programs that would be material to investors, including as a result of recent general economic conditions. You should not rely on the past performance of investments by other LLCP-affiliated entities to predict our future results. Our business strategy and key employees differ from the business strategies and key employees of certain other LLCP-affiliated programs in the past, present and future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is based on the unaudited condensed consolidated financial statements as of June 30, 2021 and December 31, 2020, and for the quarter and six months ended June 30, 2021 and 2020. Amounts as of December 31, 2020 included in the unaudited condensed consolidated statements of assets and liabilities have been derived from the audited consolidated financial statements as of that date. This information should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto, as well as the audited consolidated financial statements, notes and management’s discussion and analysis included in our Annual Report on Form 10-K for the year ended December 31, 2020 (our “Form 10-K”).

Overview

CNL Strategic Capital, LLC is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. We are externally managed by the Manager, CNL Strategic Capital Management, LLC, an entity that is registered as an investment adviser under the Advisers Act. The Manager is controlled by CNL Financial Group, LLC, a private investment management firm specializing in alternative investment products. We have engaged the Manager under the Management Agreement pursuant to which the Manager is responsible for the overall management of our activities and sub-managed by the Sub-Manager, Levine Leichtman Strategic Capital, LLC, a registered investment adviser, under the Sub-Management Agreement pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets. The Sub-Manager is an affiliate of Levine Leichtman Capital Partners, LLC.

The Manager and the Sub-Manager are collectively responsible for sourcing potential acquisitions and debt financing opportunities, subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, and monitoring and managing the businesses we acquire and/or finance on an ongoing basis. The Sub-Manager is primarily responsible for analyzing and conducting due diligence on prospective acquisitions and debt financings, as well as the overall structuring of transactions. We intend to acquire and grow durable, middle market U.S. businesses with annual revenues primarily between $15 million and $250 million. We target businesses that have a track record of stable and predictable operating performance, are highly cash flow generative and have management teams who seek a meaningful ownership stake in the company. Our investments are typically structured as controlling equity interests in combination with debt positions. In doing so, we seek to provide long-term capital appreciation with current income, while protecting invested capital. We expect this to produce attractive risk-adjusted returns over a long time horizon. We seek to structure our investments with limited, if any, third-party senior leverage.

In addition, and to a lesser extent, we may acquire other debt and minority equity positions, which may include acquiring debt in the secondary market as well as minority equity interests and debt positions via co-investments with other funds managed by the Sub-Manager or their affiliates. We expect that these positions will comprise a minority of our total assets. We were formed as a Delaware limited liability company on August 9, 2016 and we operate and intend to continue to operate our business in a manner that will permit us to avoid registration under the Investment Company Act. We are not a “blank check” company within the meaning of Rule 419 of the Securities Act. We commenced operations on February 7, 2018.

Our Common Shares Offerings

Public Offering

On March 7, 2017, we commenced our Initial Public Offering of up to $1.1 billion of shares, which includes up to $100.0 million of shares being offered through our distribution reinvestment plan, pursuant to the Initial Registration Statement. Through the Initial Public Offering, we are offering, in any combination, four classes of shares: Class A shares, Class T shares, Class D shares and Class I shares (collectively, “Non-founder shares”). There are differing selling fees and commissions for each class. We also pay distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Initial Public Offering (excluding sales pursuant to our distribution reinvestment plan).

On February 19, 2021, we filed the Follow-On Registration Statement with the SEC in connection with the Follow-On Public Offering. As permitted under applicable securities laws, we continue to offer our common shares in the Initial Public Offering until the effective date of the Follow-On Registration Statement, upon which the Initial Registration Statement will be deemed terminated. Since the Initial Public Offering became effective in March 2018 through June 30, 2021, we have received net proceeds from the Initial Public Offering of approximately $184.3 million, including approximately $4.7 million received through our distribution reinvestment plan. As of June 30, 2021, the public offering price was $33.55 per Class A share, $32.05 per Class T share, $30.13 per Class D share and $31.06 per Class I share. See Note 7. “Capital Transactions” and Note 12. “Subsequent Events” under “Financial Statements” included in the company’s quarterly report on Form 10-Q for the period ended June 30, 2021 and incorporated herein by reference for additional information. Since the Initial Public Offering became effective through June 30, 2021, we have incurred selling commissions and dealer manager fees of approximately $3.8 million from the sale of Class A shares and Class T shares. The Class D shares and Class I shares sold through June 30, 2021 were not subject to selling commissions and dealer manager fees. We also incurred obligations to reimburse the Manager and Sub-Manager for organization and offering costs of approximately $2.8 million based on actual amounts raised through the Initial Public Offering since the Initial Public Offering became effective through June 30, 2021. These organization and offering costs related to the Initial Public Offering had been previously advanced by the Manager and Sub-Manager, as described further in Note 5. “Related Party Transactions” in the “Financial Statements” included in the company’s quarterly report on Form 10-Q for the period ended June 30, 2021 and incorporated herein by reference for additional information. In July 2021, our board of directors approved new per share public offering prices for each share class in the Initial Public Offering. The new public offering prices are effective as of July 27, 2021. The following table provides the new public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Initial Public Offering:

	Class A	Class T	Class D	Class I
Effective July 27, 2021:
Public Offering Price, Per Share	$33.79	$32.26	$30.35	$31.28
Selling Commissions, Per Share	2.03	0.97	—	—
Dealer Manager Fees, Per Share	0.84	0.56	—	—

Portfolio and Investment Activity

As of June 30, 2021, we had invested in eight portfolio companies, consisting of equity investments and debt investments in each portfolio company. The table below presents our investments by portfolio company (in millions):

		As of June 30, 2021
		Equity Investments		Debt Investments(1)
Portfolio Company	Investment Date	Ownership %	Cost Basis	Type	Interest Rate	Maturity Date	Cost Basis	Total Cost Basis(2)
Lawn Doctor	2/7/2018	61%	$30.5	Senior Secured - Second Lien	16.0%	8/7/2023	$15.0	$45.5
Polyform	2/7/2018	87	15.6	Senior Secured - First Lien	16.0	8/7/2023	15.7	31.3
Roundtables	8/1/2019	81	32.4	Senior Secured - Second Lien	16.0	8/1/2025	12.1	44.5
Roundtables	11/13/2019	—	—	Senior Secured - First Lien	8.0	11/13/2021	2.0	2.0
Milton	11/21/2019	13	6.6	Senior Secured - Second Lien	15.0	12/19/2027	3.4	10.0
Resolution Economics	1/2/2020	8	7.1	Senior Secured - Second Lien	15.0	1/2/2026	2.9	10.0
Blue Ridge	3/24/2020	17	9.9	Senior Secured - Second Lien	15.0	3/24/2026	2.6	12.5
HSH	7/16/2020	75	17.3	Senior Secured - First Lien	15.0	7/16/2027	24.4	41.7
ATA	4/1/2021	75	36.0	Senior Secured - First Lien	15.0	4/1/2027	37.0	73.0
			$155.4				$115.1	$270.5

FOOTNOTES:

(1)	The note purchase agreements contain customary covenants and events of default. As of June 30, 2021, all of our portfolio companies were in compliance with their respective debt covenants.
(2)	See the Schedule of Investments and Note 3. “Investments” in the “Financial Statements” included in the company’s quarterly reports on Form 10-Q for the period ended June 30, 2021 and incorporated herein by reference for additional information related to our investments, including fair values as of June 30, 2021.

See our Form 10-K for additional information regarding our portfolio companies and their related business activities.

Concentrations of Risk

We had five portfolio companies (Lawn Doctor, Polyform, Roundtables, HSH and ATA) which met at least one of the significance tests under Rule 8-03(b) of Regulation S-X (the “Significance Tests”) for at least one of the periods presented in the condensed consolidated financial statements.

The portfolio companies are required to make monthly interest payments on their debt, with the debt principal due upon maturity. Failure of any of these portfolio companies to pay contractual interest payments could have a material adverse effect on our results of operations and cash flows from operations, which would impact our ability to make distributions to shareholders.

Non-GAAP Financial Measures

The company’s quarterly reports on Form 10-Q contain unaudited financial measures utilized by management to evaluate the operating performance and liquidity of our portfolio companies that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Each of these measures, Adjusted EBITDA and Adjusted Free Cash Flow (“FCF”), should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP. We use these non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our portfolio companies. We present these non-GAAP measures quarterly for our portfolio companies in which we own a controlling equity interest and annually for all of our portfolio companies.

You are encouraged to evaluate the adjustments to Adjusted EBITDA and Adjusted FCF, including the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted FCF, you should be aware that in the future our portfolio companies may incur expenses that are the same as or similar to some of the adjustments in this presentation. The presentations of Adjusted EBITDA and Adjusted FCF should not be construed as an inference that the future results of our portfolio companies will be unaffected by unusual or non-recurring items.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similar measures disclosures by other companies, because not all companies calculate these non-GAAP measures in the same manner. Because of these limitations and additional limitations described below, Adjusted EBITDA and Adjusted FCF should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on the GAAP results and using Adjusted EBITDA and Adjusted FCF only as supplemental measures.

Additionally, we provide our proportionate share of each non-GAAP measure because our ownership percentage of each portfolio company varies. We urge investors to consider our ownership percentage of each portfolio company when evaluating the results of each of our portfolio companies.

Adjusted EBITDA

When evaluating the performance of our portfolio, we monitor Adjusted EBITDA to measure the financial and operational performance of our portfolio companies and their ability to pay contractually obligated debt payments to us. In connection with this evaluation, the Manager and Sub-Manager review monthly portfolio company operating performance versus budgeted expectations and conduct regular operational review calls with the management teams of the portfolio companies.

We present Adjusted EBITDA as a supplemental measure of the performance of our portfolio companies because we believe it assists investors in comparing the performance of such businesses across reporting periods on a consistent basis by excluding items that we do not believe are indicative of their core operating performance.

We define Adjusted EBITDA as net income (loss), plus (i) interest expense, net, and loan cost amortization, (ii) taxes and (iii) depreciation and amortization, as further adjusted for certain other non-recurring items that we do not consider indicative of the ongoing operating performance of our portfolio companies. These further adjustments are itemized below. Our proportionate share of Adjusted EBITDA is calculated based on our equity ownership percentage at period end.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are: (i) Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; (iii) Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness; (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; (v) Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we do not consider to be indicative of the on-going operations of our portfolio companies; and (vi) other companies in similar industries as our portfolio companies may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

The tables below reconcile our proportionate share of Adjusted EBITDA of our portfolio companies from net income (loss) of such portfolio companies for the quarter and six months ended June 30, 2021 and 2020:

	Quarter Ended June 30, 2021(1)
	Lawn Doctor	Polyform	Roundtables	HSH	ATA
Net income (GAAP)	$1,141,211	$236,707	$206,761	$425,066	$3,984,108
Interest and debt related expenses	1,012,999	728,011	646,307	942,987	1,516,654
Depreciation and amortization	623,485	432,783	486,408	937,033	1,106,585
Income tax expense	388,500	95,000	56,943	120,000	—
Adjusted EBITDA (non-GAAP)	$3,166,195	$1,492,501	$1,396,419	$2,425,086	$6,607,347

Our Ownership Percentage	61%	87%	81%	75%	75%
Our Proportionate Share of Adjusted EBITDA (non-GAAP)	$1,945,943	$1,300,416	$1,127,748	$1,806,932	$4,955,510

	Quarter Ended June 30, 2020(1)
	Lawn Doctor	Polyform	Roundtables
Net income (loss) (GAAP)	$1,030,452	$111,432	$(52,527)
Interest and debt related expenses	1,051,108	736,362	651,532
Depreciation and amortization	625,170	418,727	375,479
Income tax expense (benefit)	350,815	45,000	(23,344)
Adjusted EBITDA (non-GAAP)	$3,057,545	$1,311,521	$951,140

Our Ownership Percentage	62%	87%	81%
Our Proportionate Share of Adjusted EBITDA (non-GAAP)	$1,903,291	$1,142,335	$768,521

	Six Months Ended June 30, 2021(1)
	Lawn Doctor	Polyform	Roundtables	HSH	ATA(2)
Net income (GAAP)	$1,808,632	$1,295,102	$114,040	$759,084	$3,984,108
Interest and debt related expenses	2,015,926	1,448,156	1,287,714	1,877,860	1,516,654
Depreciation and amortization	1,247,390	866,906	865,593	1,866,235	1,106,585
Income tax expense	612,500	518,000	30,557	214,000	—
Adjusted EBITDA (non-GAAP)	$5,684,448	$4,128,164	$2,297,904	$4,717,179	$6,607,347

Our Ownership Percentage	61%	87%	81%	75%	75%
Our Proportionate Share of Adjusted EBITDA (non-GAAP)	$3,493,662	$3,596,869	$1,855,787	$3,514,770	$4,955,510

	Six Months Ended June 30, 2020(1)
	Lawn Doctor	Polyform	Roundtables
Net income (loss) (GAAP)	$854,358	$16,336	$(570,533)
Interest and debt related expenses	2,108,144	1,466,307	1,299,554
Depreciation and amortization	1,248,064	837,019	750,641
Income tax expense (benefit)	239,315	8,000	(200,102)
Adjusted EBITDA (non-GAAP)	$4,449,881	$2,327,662	$1,279,560

Our Ownership Percentage	62%	87%	81%
Our Proportionate Share of Adjusted EBITDA (non-GAAP)	$2,770,006	$2,027,394	$1,033,884

FOOTNOTE:

(1)	Excludes three portfolio companies in which we owned a minority equity interest as of June 30, 2021 and 2020.

(2)	Results for ATA are for the period from April 1, 2021 (the date we acquired our investments in ATA) to June 30, 2021.

Adjusted Free Cash Flow

We monitor Adjusted FCF to measure the liquidity of our portfolio companies. We present Adjusted FCF as a supplemental measure of the performance of our portfolio companies since such measure reflects the cash generated by the operating activities of our portfolio companies and to the extent such cash is not distributed to us, it generally represents cash used by the portfolio companies for the repayment of debt, investing in expansions or acquisitions, reserve requirements or other corporate uses by such portfolio companies, and such uses reduce our potential need to make capital contributions to the portfolio companies for our proportionate share of cash needed for such items. We use Adjusted FCF as a key factor in our planning for, and consideration of, acquisitions, the payment of dividends and share repurchases.

We define Adjusted FCF as cash from operating activities less capital expenditures, net of proceeds from the sale of property and equipment, of our portfolio companies, as further adjusted for certain non-recurring items. These further adjustments are itemized below. Our proportionate share of Adjusted FCF is calculated based on our equity ownership percentage at period end. Adjusted FCF does not represent cash available to our business except to the extent it is distributed to us, and to the extent actually distributed to us, we may not have control in determining the timing and amount of distributions from our portfolio companies, and therefore, we may not receive such cash.

Adjusted FCF has limitations as an analytical tool. Some of these limitations are: (i) Adjusted FCF does not account for future contractual commitments; (ii) Adjusted FCF excludes required debt service payments; (iii) Adjusted FCF does not reflect the impact of certain cash charges resulting from matters we do not consider to be indicative of the on-going operations of our portfolio companies; and (iv) other companies in similar industries as our portfolio companies may calculate Adjusted FCF differently, limiting its usefulness as a comparative measure. This non-GAAP measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes or as an alternative to operating cash flows presented in accordance with GAAP.

The tables below reconcile our proportionate share of Adjusted FCF of our portfolio companies from cash provided by (used in) operating activities of such portfolio companies for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30, 2021(1)
	Lawn Doctor	Polyform	Roundtables	HSH	ATA(3)
Cash provided by operating activities (GAAP)	$2,645,258	$2,185,352	$6,027,097	$443,963	$5,658,709
Capital expenditures(2)	(70,532)	(453,493)	(13,789)	(121,895)	(57,786)
Adjusted FCF (non-GAAP)	$2,574,726	$1,731,859	$6,013,308	$322,068	$5,600,923

Our Ownership Percentage	61%	87%	81%	75%	75%
Our Proportionate Share of Adjusted FCF (non-GAAP)	$1,582,427	$1,508,969	$4,856,348	$239,973	$4,200,692

	Six Months Ended June 30, 2020(1)
	Lawn Doctor	Polyform	Roundtables
Cash provided by operating activities (GAAP)	$2,677,771	$300,285	$4,597,278
Capital expenditures(2)	(29,850)	(167,979)	(8,871)
Adjusted FCF (non-GAAP)	$2,647,921	$132,306	$4,588,407

Our Ownership Percentage	62%	87%	81%
Our Proportionate Share of Adjusted FCF (non-GAAP)	$1,648,304	$115,239	$3,707,433

FOOTNOTES:

(1)	Excludes three portfolio companies in which we owned a minority equity interest as of June 30, 2021 and 2020.

(2)	Capital expenditures relate to the purchase of property, plant and equipment.

(3)	Results for ATA are for the period from April 1, 2021 (the date we acquired our investments in ATA) to June 30, 2021.

Our aggregate proportionate share of Adjusted FCF was approximately $12.4 million and $5.5 million for the six months ended June 30, 2021 and 2020, respectively. As discussed above, cash not distributed to us is used by our portfolio companies for various reasons, including, but not limited to, repayment of debt, investing in acquisitions and general cash reserves.

COVID-19

See Item 1A. “Risk Factors” in Part I and Item 7. “Management’s Discussion of Analysis of Financial Condition and Results of Operations” in Part II of our Form 10-K for the year ended December 31, 2020 for information regarding the risks of COVID-19. The Company and the operations of its portfolio companies have not been materially adversely affected as a result of the COVID-19 pandemic. However, we continue to monitor federal, state and local government initiatives to manage the continued spread of COVID-19 as well as the efficacy of the vaccines or other remedies and the speed of their distribution and administration. As of June 30, 2021, all of the manufacturing facilities were open and safety procedures have been implemented across our portfolio companies; however, there is a continued risk of temporary business interruptions resulting from employees contracting COVID-19 or from the reinstitution of business closures or work and travel restrictions.

Size of assets

If we are unable to raise substantial funds, we will be limited in the number and type of acquisitions we may make. The size of our assets will be a key revenue driver. Generally, as the size of our assets grows, the amount of income we receive will increase. In addition, our assets may grow at an uneven pace as opportunities to acquire assets may be irregularly timed, and the timing and extent of the Manager’s and the Sub-Manager’s success in identifying such opportunities, and our success in making acquisitions, cannot be predicted.

Market conditions

From time to time, the global capital markets may experience periods of disruption and instability, as we have seen and continue to see with the COVID-19 pandemic, which could materially and adversely impact the broader financial and credit markets and reduce the availability of debt and equity capital. Significant changes or volatility in the capital markets have and may continue to have a negative effect on the valuations of our businesses and other assets. While all of our assets are likely to not be publicly traded, applicable accounting standards require us to assume as part of our valuation process that our assets are sold in a principal market to market participants (even if we plan on holding an asset long term or through its maturity) and impairments of the market values or fair market values of our assets, even if unrealized, must be reflected in our financial statements for the applicable period, which could result in significant reductions to our net asset value for the period. Significant changes in the capital markets may also affect the pace of our activity and the potential for liquidity events involving our assets. Thus, the illiquidity of our assets may make it difficult for us to sell such assets to access capital if required, and as a result, we could realize significantly less than the value at which we have recorded our assets if we were required to sell them for liquidity purposes.

Liquidity and Capital Resources

General

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments, fund and maintain our assets and operations, repay borrowings, make distributions to our shareholders and other general business needs. We will use significant cash to fund acquisitions, make additional investments in our portfolio companies, make distributions to our shareholders and fund our operations. Our primary sources of cash will generally consist of:

●	the net proceeds from the Offerings;

●	distributions and interest earned from our assets;

●	expense support; and

●	proceeds from sales of assets and principal repayments from our assets.

We expect we will have sufficient cash from current sources to meet our liquidity needs for the next twelve months. However, we may opt to supplement our equity capital and increase potential returns to our shareholders through the use of prudent levels of borrowings. We may use debt when the available terms and conditions are favorable to long-term investing and well-aligned with our business strategy. In light of the current COVID-19 pandemic and its impact on the global economy, we are closely monitoring overall liquidity levels and changes in the business performance of our portfolio companies to be in a position to enact changes to ensure adequate liquidity going forward.

While we generally intend to hold our assets for the long term, certain assets may be sold in order to manage our liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty.

As of June 30, 2021 and December 31, 2020, we had cash of approximately $63.0 million and $82.7 million, respectively.

Sources of Liquidity and Capital Resources

Offerings. We received approximately $56.8 million and $48.2 million in net proceeds during the six months ended June 30, 2021 and 2020, respectively, from the Offerings, which excludes approximately $1.6 million and $0.9 million raised through our distribution reinvestment plan during the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, we had approximately 836 million common shares available for sale through the Initial Public Offering.

Operating Activities. During the six months ended June 30, 2021 and 2020, we generated operating cash flows (excluding amounts related to purchases of investments) of approximately $4.7 million and $2.7 million, respectively. The increase in operating cash flows (excluding amounts related to purchases of investments) is primarily attributable to the following:

●	an increase in net investment income of approximately $1.4 million;

●	a change in third-party operating payables approximately $0.3 million;

●	a change in net amounts paid to related parties of approximately $0.2 million; and

●	a decrease in payment of deferred offering expenses, net of amortization, of approximately $0.1 million.

Borrowings. We had not borrowed any amounts under our $20.0 million 2020 Line of Credit as of June 30, 2021. In July 2021, we amended the 2020 Loan Agreement to extend the maturity date to October 2021, as described in Note 8. “Borrowings” of “Financial Statements” included in the company’s Form 10-Q for the period ended June 30, 2021 and incorporated herein by reference for additional information. The purpose of the 2020 Line of Credit is for general Company working capital and acquisition financing purposes.

Uses of Liquidity and Capital Resources

Investments. We used approximately $73.0 million and $22.5 million of cash proceeds from the Offerings to purchase investments during the six months ended June 30, 2021 and 2020, respectively.

Distributions. We paid distributions to our shareholders of approximately $5.0 million and $3.3 million (which excludes distributions reinvested of approximately $1.6 million and $0.9 million, respectively) during the six months ended June 30, 2021 and 2020, respectively. See “Distributions” below for additional information.

Share Repurchases. We paid approximately $3.2 million and $2.2 million during the six months ended June 30, 2021 and 2020, respectively, to repurchase shares in accordance with our Share Repurchase Program.

Distributions Declared

During the six months ended June 30, 2021 and 2020, our board of directors declared cash distributions to shareholders based on monthly record dates, and such distributions were paid monthly in arrears. See Note 6. “Distributions” in the “Financial Statements” included in the company’s Form 10-Q for the period ended June 30, 2021 and incorporated herein by referencefor additional information, including distributions declared per share for each share class.

Cash distributions declared during the periods presented were funded from the following sources noted below:

	Six Months Ended June 30,
	2021		2020
	Amount	% of Cash Distributions Declared	Amount	% of Cash Distributions Declared
Net investment income(1)	$4,832,909	70.0%	$3,421,603	77.4%
Distributions in excess of net investment income(2)	2,075,537	30.0%	1,001,586	22.6%
Total distributions declared(3)	$6,908,446	100.0%	$4,423,189	100.0%

FOOTNOTES:

(1)	Net investment income includes expense support from the Manager and Sub-Manager of $4,495,242 and $1,597,728 for the six months ended June 30, 2021 and 2020, respectively. See Note 5. “Related Party Transactions” in the “Financial Statements” included in the company’s Form 10-Q for the period ended June 30, 2021 and incorporated herein by reference for additional information.

(2)	Consists of offering proceeds for both periods presented.

(3)	For the six months ended June 30, 2021, includes $1,760,794 of distributions reinvested pursuant to our distribution reinvestment plan, of which $360,174 was reinvested in July 2021 with the payment of distributions declared in June 30, 2021. For the six months ended June 30, 2020, includes $944,968 of distributions reinvested pursuant to our distribution reinvestment plan, of which $184,080 was reinvested in July 2020.

Distribution amounts and sources of distributions declared vary among share classes. We calculate each shareholder’s specific distribution amount for the period using record and declaration dates. Distributions are made on all classes of our shares at the same time. Amounts distributed are allocated among each class in proportion to the number of shares of each class outstanding. Amounts distributed to each class are allocated among the holders of our shares in such class in proportion to their shares. The per share amount of distributions on Class A, Class T, Class D and Class I shares will differ because of different allocations of certain class-specific expenses. Specifically, distributions paid to our shareholders of share classes with ongoing distribution and shareholder servicing fees may be lower than distributions on certain other of our classes without such ongoing distribution and shareholder servicing fees that we are required to pay. Additionally, distributions on the Non-founder shares may be lower than distributions on Founder shares because we are required to pay higher management and total return incentive fees to the Manager and the Sub-Manager with respect to the Non-founder shares. There is no assurance that we will pay distributions in any particular amount, if at all. See Note 6. “Distributions” in “Financial Statements” included in the company’s Form 10-Q for the period ended June 30, 2021 and incorporated herein by reference for additional information and for additional disclosures regarding distributions, including per share amounts declared per share class for the periods presented.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which shareholders who purchase shares in the Initial Public Offering have their cash distributions automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable, unless such shareholders elect to receive distributions in cash, are residents of Opt-In States, or are clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan. Opt-In States include Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, New Jersey, North Carolina, Ohio, Oregon, Vermont, and Washington. Shareholders who are residents of Opt-In States, holders of Class FA shares, and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares. Cash distributions paid on Class FA shares are reinvested in additional Class A shares. Class S shares do not participate in the distribution reinvestment plan.

The purchase price for shares purchased under our distribution reinvestment plan is equal to the most recently determined and published net asset value per share of the applicable class of shares. Because the distribution and shareholder servicing fee is calculated based on net asset value, it reduces net asset value and/or distributions with respect to Class T shares and Class D shares, including shares issued under the distribution reinvestment plan with respect to such share classes. To the extent newly issued shares are purchased from us under the distribution reinvestment plan or shareholders elect to reinvest their cash distribution in our shares, we retain and/or receive additional funds for acquisitions and general purposes including the repurchase of shares under the Share Repurchase Program.

We do not pay selling commissions or dealer manager fees on shares sold pursuant to our distribution reinvestment plan. However, the amount of the distribution and shareholder servicing fee payable with respect to Class T or Class D shares, respectively, sold in the Initial Public Offering is allocated among all Class T or Class D shares, respectively, including those sold under our distribution reinvestment plan and those received as distributions.

Our shareholders will be taxed on their allocable share of income, even if their distributions are reinvested in additional shares of our common shares and even if no distributions are made.

Share Repurchase Program

We adopted the Share Repurchase Program effective March 2019, as further amended in January 2020 and in June 2021, pursuant to which we conduct quarterly share repurchases to allow our shareholders to sell all or a portion of their shares (at least 5% of his or her shares) back to us at a price equal to the net asset value per share of the month immediately prior to the repurchase date. The repurchase date is generally the last business day of the month of a calendar quarter end. We are not obligated to repurchase shares under the Share Repurchase Program. If we determine to repurchase shares, the Share Repurchase Program also limits the total amount of aggregate repurchases of Class FA, Class A, Class T, Class D, Class I and Class S shares to up to 2.5% of our aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of our aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of our trailing four quarters). The Share Repurchase Program also includes certain restrictions on the timing, amount and terms of our repurchases intended to ensure our ability to qualify as a partnership for U.S. federal income tax purposes.

The aggregate amount of funds under the Share Repurchase Program is determined on a quarterly basis at the sole discretion of our board of directors. During any calendar quarter, the total amount of aggregate repurchases is limited to the aggregate proceeds from our distribution reinvestment plan during the previous quarter unless our board of directors determines otherwise. At the sole discretion of our board of directors, we may also use other sources, including, but not limited to, offering proceeds and borrowings to repurchase shares.

To the extent that the number of shares submitted to us for repurchase exceeds the number of shares that we are able to purchase, we will repurchase shares on a pro rata basis, from among the requests for repurchase received by us based upon the total number of shares for which repurchase was requested and the order of priority described in the Share Repurchase Program. We may repurchase shares including fractional shares, computed to three decimal places.

Under the Share Repurchase Program, our ability to make new acquisitions of businesses or increase the current distribution rate may become limited if, over any two-year period, we experience repurchase demand in excess of capacity. If, during any consecutive two year period, we do not have at least one quarter in which we fully satisfy 100% of properly submitted repurchase requests, we will not make any new acquisitions of businesses (excluding short-term cash management investments under 90 days in duration) and we will use all available investable assets (as defined below) to satisfy repurchase requests (subject to the limitations under the Share Repurchase Program) until all Unfulfilled Repurchase Requests have been satisfied. Additionally, during such time as there remains any Unfulfilled Repurchase Requests outstanding from such period, the Manager and the Sub-Manager will defer their total return incentive fee until all such Unfulfilled Repurchase Requests have been satisfied. “Investable assets” includes net proceeds from new subscription agreements, unrestricted cash, proceeds from marketable securities, proceeds from the distribution reinvestment plan, and net cash flows after any payment, accrual, allocation, or liquidity reserves or other business costs in the normal course of owning, operating or selling our acquired businesses, debt service, repayment of debt, debt financing costs, current or anticipated debt covenants, funding commitments related to our businesses, customary general and administrative expenses, customary organizational and offering costs, asset management and advisory fees, performance or actions under existing contracts, obligations under our organizational documents or those of our subsidiaries, obligations imposed by law, regulations, courts or arbitration, or distributions or establishment of an adequate liquidity reserve as determined by our board of directors.

During the six months ended June 30, 2021 and 2020, we received requests for the repurchase of approximately $2.1 million (68,890 shares) and $3.4 million (125,326 shares), respectively, of our common shares, which exceeded proceeds received from our distribution reinvestment plan in the applicable periods by approximately $0.6 million and $2.7 million, respectively. Our board of directors approved the use of other sources to satisfy repurchase requests received in excess of proceeds received from the distribution reinvestment plan.

The following table summarizes the shares repurchased during the six months ended June 30, 2021 and 2020:

	Shares Repurchased	Total Consideration	Average Price Paid per Share
Class FA shares	10,000	$318,939	$31.89
Class A shares	17,095	510,298	29.85
Class T shares	15,850	472,904	29.84
Class D shares	4,855	142,210	29.29
Class I shares	21,090	644,233	30.55
Six Months Ended June 30, 2021	68,890	$2,088,584	$30.32

Class FA shares	75,393	$2,077,424	$27.55
Class A shares	4,098	109,345	26.68
Class T shares	4,710	125,510	26.65
Class I shares	41,125	1,106,976	26.92
Six Months Ended June 30, 2020	125,326	$3,419,255	$27.28

Results of Operations

Since we commenced operations, we have acquired nine portfolio companies using the net proceeds from our Offerings. As of June 30, 2021 and 2020, the fair value of our investment portfolio totaled approximately $333.0 million and $169.9 million, respectively. See “Portfolio and Investment Activity” above for discussion of the general terms and characteristics of our investments, and for information regarding investment activities during the quarter and six months ended June 30, 2021 and 2020. The following discussion and analysis should be read in conjunction with the accompanying condensed consolidated financial statements and notes thereto.

The following is a summary of our operating results for the quarter and six months ended June 30, 2021 and 2020:

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total investment income	$6,326,501	$2,509,061	$10,285,757	$4,805,098
Total operating expenses	(5,620,176)	(1,723,520)	(9,808,296)	(2,981,223)
Expense support	1,845,313	990,098	4,495,242	1,597,728
Net investment income before taxes	2,551,638	1,775,639	4,972,703	3,421,603
Income tax expense	(139,794)	—	(139,794)	—
Net investment income	2,411,844	1,775,639	4,832,909	3,421,603
Net change in unrealized appreciation on investments	14,875,000	6,618,272	28,787,000	3,224,610
Net change in provision for taxes on unrealized appreciation on investments	(86,219)	—	(18,929)	—
Net increase in net assets resulting from operations	$17,200,625	$8,393,911	$33,600,980	$6,646,213

Investment Income

Investment income consisted of the following for the quarter and six months ended June 30, 2021 and 2020:

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest income	$4,448,640	$2,156,784	$7,506,540	$4,266,075
Dividend income	1,877,861	352,277	2,779,217	539,023
Total investment income	$6,326,501	$2,509,061	$10,285,757	$4,805,098

The majority of our interest income is generated from our debt investments, all of which had fixed rate interest as of June 30, 2021 and 2020. As of June 30, 2021 and 2020, our weighted average annual yield on our accruing debt investments was 15.3% and 15.5%, respectively, based on amortized cost as defined above in “Portfolio and Investment Activity.” Interest income from our debt investments was approximately $4.4 million and $2.1 million for the quarter ended June 30, 2021 and 2020, respectively, and approximately $7.4 million and $4.1 million for the six months ended June 30, 2021 and 2020. In addition, we earned interest income on our cash accounts of approximately $0.1 million during the six months ended June 30, 2021, and approximately $0.1 million and $0.2 million during the quarter and six months ended June 30, 2020, respectively. The increase in interest income during the quarter and six months ended June 30, 2021, as compared to the quarter and six months ended June 30, 2020, is primarily attributable to additional debt investments during the twelve months ended June 30, 2021 of approximately $61.4 million.

During the quarters ended June 30, 2021 and 2020, we received dividend income of approximately $1.9 million and $0.4 million, respectively. We received dividend income of approximately $2.8 million and $0.5 million during the six months ended June 30, 2021 and 2020, respectively, from equity investments in our portfolio companies.

Our total investment income for the six months ended June 30, 2021, resulted in annualized cash yields ranging from 3.2% to 13.3% based on our investment cost, as compared to 3.3% to 8.2% for the six months ended June 30, 2020.

We do not believe that our interest income, dividend income and total investment income are representative of either our stabilized performance or our future performance. We expect investment income to increase in future periods as we increase our base of investments that we expect to acquire from existing cash, borrowings and an expected increase in capital available for investment using proceeds from the Offerings.

Operating Expenses

Our operating expenses for the quarter and six months ended June 30, 2021 and 2020 were as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total return incentive fees	$2,577,081	$345,381	$4,870,403	$345,381
Base management fees	1,156,085	561,903	1,990,308	1,077,501
Organization and offering expenses	700,389	239,758	1,114,350	461,647
Professional services	387,524	351,951	772,606	684,709
Distribution and shareholder servicing fees	78,929	37,113	142,668	63,472
Insurance expense	57,886	57,637	112,907	110,510
Custodian and accounting fees	61,384	41,035	115,270	82,325
Director fees and expenses	51,110	52,462	101,658	103,595
General and administrative expenses	36,266	21,666	74,496	30,520
Pursuit costs	513,522	14,614	513,630	21,563
Total operating expenses	5,620,176	1,723,520	9,808,296	2,981,223
Expense support	(1,845,313)	(990,098)	(4,495,242)	(1,597,728)
Net operating expenses	$3,774,863	$733,422	$5,313,054	$1,383,495

We consider the following expense categories to be relatively fixed in the near term: insurance expenses and director fees and expenses. Variable operating expenses include total return incentive fees, base management fees, organization and offering expenses, professional services, distribution and shareholder servicing fees, custodian and accounting fees, general and administrative, and pursuit costs. We expect these variable operating expenses to increase in connection with the growth in our asset base (base management fees, total return incentive fees, accounting fees and general and administrative expenses), the number of shareholders and open accounts (professional services, distribution and shareholder servicing fees and custodian fees), and/or the complexity of our investment processes and capital structure (professional services).

Total Return Incentive Fee

The Manager and Sub-Manager are eligible to receive incentive fees based on the Total Return to Shareholders, as defined in the Management Agreement and Sub-Management Agreement, for each share class in any calendar year, payable annually in arrears. We accrue (but do not pay) the total return incentive fee on a quarterly basis, to the extent that it is earned, and perform a final reconciliation at completion of each calendar year. The total return incentive fee is due and payable to the Manager and Sub-Manager no later than ninety (90) calendar days following the end of the applicable calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement.

We recorded total return incentive fees of approximately $2.6 million and $4.9 million during the quarter and six months ended June 30, 2021. The total return incentive fees of approximately $0.3 million were recorded during the quarter and six months ended June 30, 2020. The increase in total return incentive fees during the quarter and six months ended June 30, 2021 is primarily due to an increase in the change in unrealized appreciation on investments, net of tax, as compared to the same periods of 2020.

Base Management Fee

Our base management fee is calculated for each share class at an annual rate of (i) for the Non-founder shares, 2% of the product of (x) our average gross assets and (y) the ratio of Non-founder share Average Adjusted Capital for a particular class to total Average Adjusted Capital and (ii) for the Founder shares, 1% of the product of (x) our average gross assets and (y) the ratio of outstanding Founder share Average Adjusted Capital to total Average Adjusted Capital, in each case excluding cash, and is payable monthly in arrears.

We incurred base management fees of approximately $1.2 million and $0.6 million during the quarter ended June 30, 2021 and 2020, respectively, and approximately $2.0 million and $1.1 million during the six months ended June 30, 2021 and 2020, respectively. The increase in base management fees is primarily attributable to the increase in our average gross assets which were approximately $276.8 million and $159.6 million during the six months ended June 30, 2021 and 2020, respectively.

Organization and Offering Expenses

Organization expenses are expensed on our condensed consolidated statements of operations as incurred. Offering expenses, which consist of amounts incurred for items such as legal, accounting, regulatory and printing work incurred related to the Offerings, are capitalized on our condensed consolidated statements of assets and liabilities as deferred offering expenses and expensed to our condensed consolidated statements of operations over the lesser of the offering period or 12 months; however, the end of the deferral period will not exceed 12 months from the date the offering expense is incurred by the Manager and the Sub-Manager.

We expensed organization and offering expenses of approximately $0.7 million and $0.2 million during the quarter ended June 30, 2021 and 2020, respectively, and approximately $1.1 million and $0.5 million during the six months ended June 30, 2021 and 2020, respectively.

Pursuit Costs

Pursuit costs relate to transactional expenses incurred to identify, evaluate and negotiate investments that ultimately were not consummated. We incurred pursuit costs of approximately $0.5 million during each of the quarter and six months ended June 30, 2021, as compared to $0.01 million and $0.02 million incurred during the quarter and six months ended June 30, 2020, respectively. The increase in pursuit costs is primarily attributable to an investment which progressed to advanced stages of due diligence and negotiation but did not close due to circumstances outside of our control. While pursuit costs vary by investment, we expect pursuit costs to decrease in future periods as compared to the quarter and six months ended June 30, 2021.

Distribution and Shareholder Servicing Fee

The Managing Dealer is eligible to receive a distribution and shareholder servicing fee, subject to certain limits, with respect to our Class T and Class D shares sold in the Initial Public Offering (excluding Class T shares and Class D shares sold through our distribution reinvestment plan and those received as share distributions) in an amount equal to 1.00% and 0.50%, respectively, of the current net asset value per share.

We incurred distribution and shareholder servicing fees of approximately $0.1 million and $0.04 million during the quarter ended June 30, 2021 and 2020, respectively, and approximately $0.1 million during each of the six months ended June 30, 2021 and 2020. The increase in distribution and shareholder servicing fees during the quarter and six months ended June 30, 2021, is attributable to an increase in Class T and Class D shareholders.

Other Operating Expenses

Other operating expenses (consisting of professional services, insurance expenses, custodian and accounting fees, director fees and expenses, and general and administrative expenses) were approximately $0.6 million and $0.5 million during the quarter ended June 30, 2021 and 2020, respectively, and approximately $1.2 million and $1.0 million during the six months ended June 30, 2021 and 2020, respectively. The increase in other operating expenses during the quarter and six months ended June 30, 2021 is primarily attributable to an increase in accounting, legal, tax and valuation professional services resulting from an increase in the number of shareholders and investments, as compared to the quarter and six months ended June 30, 2020.

Expense Support and Conditional Reimbursement Agreement

Expense support from the Manager and Sub-Manager partially offsets operating expenses. Expense support totaled approximately $1.8 million and $1.0 million during the quarter ended June 30, 2021 and 2020, respectively, and approximately $4.5 million and $1.6 million during the six months ended June 30, 2021 and 2020, respectively. The actual amount of expense support is determined as of the last business day of each calendar year and is paid within 90 days after each year end per the terms of the Expense Support and Conditional Reimbursement Agreement described below.

We have entered into an Expense Support and Conditional Reimbursement Agreement with the Manager and the Sub-Manager, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that our annual regular cash distributions exceed our annual net income (with certain adjustments). Expense Support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of our distribution reinvestment plan) to shareholders minus (b) the available operating funds. The Expense Support amount is borne equally by the Manager and the Sub-Manager and is calculated as of the last business day of the calendar year. The Manager and Sub-Manager equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the conditional waiver amount (as defined in and subject to limitations described in the Expense Support and Conditional Reimbursement Agreement). The term of the Expense Support and Conditional Reimbursement Agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable to the Manager or the Sub-Manager.

If, on the last business day of the calendar year, the annual (calendar year) year-to-date available operating funds exceeds the sum of the annual (calendar year) year-to-date distributions paid per share class (the “Excess Operating Funds”), we will use such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to the Conditional Reimbursements as described further in the Expense Support and Conditional Reimbursement Agreement. Our obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement. We did not have any Excess Operating Funds as of June 30, 2021 for any share class which had received expense support.

Other Expenses and Changes in Net Assets

Income Tax Expense

We incur income tax expense to the extent we have or expect to have taxable income for the current year related to our Taxable Subsidiaries. During each of the quarter and six months ended June 30, 2021, we recorded current income tax expense of approximately $0.1 million in the condensed consolidated statements of operations, which primarily relates to our controlling equity interest in ATA acquired in April 2021. We did not record current income tax expense during the quarter and six months ended June 30, 2020.

Net Change in Unrealized Appreciation on Investments

Unrealized appreciation is based on the current fair value of our investments as determined by our board of directors based on inputs from the Sub-Manager and our independent valuation firm and consistent with our valuation policy, which take into consideration, among other factors, actual results of our portfolio companies in comparison to budgeted results for the year, future growth prospects, and the valuations of publicly traded comparable companies as determined by our independent valuation firm.

During the quarter and six months ended June 30, 2021, we recognized a net change in unrealized appreciation on investments of approximately $14.9 million and $28.8 million, respectively, due to EBITDA growth of our portfolio companies and changes in public market multiples. Additionally, we recorded a net change in provision for taxes on unrealized appreciation on investments of $(0.1) million and $(0.02) million during the quarter and six months ended June 30, 2021, respectively, related to unrealized appreciation on investments held by our Taxable Subsidiaries. During the quarter and six months ended June 30, 2020, we recognized unrealized appreciation of approximately $6.6 million and $3.2 million, respectively. We did not record a net change in provision for taxes on unrealized appreciation on investments during the quarter and six months ended June 30, 2020.

Net Assets

During the quarter and six months ended June 30, 2021 and 2020, the change in net assets consisted of the following:

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operations	$17,200,625	$8,393,911	$33,600,980	$6,646,213
Distributions to shareholders	(3,618,610)	(2,331,838)	(6,908,446)	(4,423,189)
Capital share transactions	44,005,543	21,337,428	68,411,501	45,627,208
Change in net assets	$57,587,558	$27,399,501	$95,104,035	$47,850,232

Operations increased by approximately $8.8 million and $27.0 million during the quarter and six months ended June 30, 2021, respectively, as compared to the quarter and six months ended June 30, 2020. The increase in operations is primarily due to (i) an increase of approximately $8.2 million and $25.6 million, respectively, in the net change in unrealized appreciation on investments, net of taxes and (ii) an increase in net investment income of approximately $0.6 million and $1.4 million, respectively. Distributions increased approximately $1.3 million and $2.5 million during the quarter and six months ended June 30, 2021, respectively, as compared to the quarter and six months ended June 30, 2020, primarily as a result of an increase in shares outstanding. Capital share transactions increased approximately $22.7 million and $22.8 million during the quarter and six months ended June 30, 2021, respectively, as compared to the quarter and six months ended June 30, 2020, primarily due to (i) an increase in proceeds received through the Initial Public Offering of approximately $35.6 million and $47.9 million, respectively, (ii) a decrease in share repurchases of approximately $0.6 million and $1.3 million, respectively, and (iii) an increase in proceeds received through our distribution reinvestment plan of approximately $0.4 million and $0.8 million, respectively, offset partially by a decrease in proceeds received through our Private Offerings of approximately $13.9 million and $27.2 million, respectively.

Total Returns

The following table illustrates year-to-date (“YTD”), trailing 12 months (“One Year”), trailing 36 months (“Three Year”), Three Year annual average and cumulative total returns with and without upfront selling commissions and placement agent / dealer manager fees (“sales load”), as applicable. All total returns with sales load assume full upfront selling commissions and placement agent / dealer manager fees. Total returns are calculated for each share class as the change in the net asset value for such share class during the period and assuming all distributions are reinvested. Class FA assumes distributions are reinvested in Class A shares and all other share classes assume distributions are reinvested in the same share class. Management believes total return is a useful measure of the overall investment performance of our shares.

	Year-To-Date Total Return	One Year Total Return(1)	Three Year Total Return(2)	Three Year Annual Average Total Return(2)	Cumulative Total Return(3)	Cumulative Total Return Period(3)
Class FA (no sales load)	10.2%	20.6%	45.1%	15.0%	50.0%	February 7, 2018 - June 30, 2021
Class FA (with sales load)	3.0%	12.8%	35.7%	11.9%	40.2%	February 7, 2018 - June 30, 2021
Class A (no sales load)	9.8%	19.7%	39.9%	13.3%	43.6%	April 10, 2018 - June 30, 2021
Class A (with sales load)	0.5%	9.5%	28.0%	9.3%	31.4%	April 10, 2018 - June 30, 2021
Class I	9.9%	19.8%	41.2%	13.7%	44.9%	April 10, 2018 - June 30, 2021
Class T (no sales load)	9.0%	17.8%	34.9%	11.6%	36.9%	May 25, 2018 - June 30, 2021
Class T (with sales load)	3.8%	12.2%	28.5%	9.5%	30.4%	May 25, 2018 - June 30, 2021
Class D	9.6%	18.8%	35.4%	11.8%	36.3%	June 26, 2018 - June 30, 2021
Class S (no sales load)	10.4%	21.2%	N/A	N/A	24.6%	March 31, 2020 - June 30, 2021
Class S (with sales load)	6.6%	17.0%	N/A	N/A	20.2%	March 31, 2020 - June 30, 2021

FOOTNOTES:

(1)	For the period from July 1, 2020 to June 30, 2021.
(2)	For the period from July 1, 2018 to June 30, 2021. The Three Year annual average total return is calculated as a simple average of the Three Year total return.
(3)	For the period from the date the first share was issued for each respective share class to June 30, 2021.

We are not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from our investments, other than those described above and the risk factors identified our Form 10-K for the year ended December 31, 2020, incorporated by reference, and this prospectus, including the negative impacts from the continued spread of COVID-19. Our shares are illiquid investments for which there currently is no secondary market. Investors should not expect to be able to resell their shares regardless of how we perform. If investors are able to sell their shares, they will likely receive less than their purchase price. Our net asset value and total returns — which are based in part upon determinations of fair value of Level 3 investments by our board of directors, not active market quotations — are inherently uncertain. Past performance is not a guarantee of future results. Current performance may be higher or lower than the performance data quoted.

Hedging Activities

As of June 30, 2021, we had not entered into any derivatives or other financial instruments. However, in an effort to stabilize our revenue and input costs where applicable, we may enter into derivatives or other financial instruments in an attempt to hedge our commodity risk. With respect to any potential financings, general increases in interest rates over time may cause the interest expense associated with our borrowings to increase, and the value of our debt investments to decline. We may seek to stabilize our financing costs as well as any potential decline in our assets by entering into derivatives, swaps or other financial products in an attempt to hedge our interest rate risk. In the event we pursue any assets outside of the United States we may have foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar. We may in the future, enter into derivatives or other financial instruments in an attempt to hedge any such foreign currency exchange risk. It is difficult to predict the impact hedging activities may have on our results of operations.

Contractual Obligations

We have entered into the Management Agreement with the Manager and the Sub-Management Agreement with the Manager and the Sub-Manager pursuant to which the Manager and the Sub-Manager are entitled to receive a base management fee and reimbursement of certain expenses. Certain incentive fees based on our performance are payable to the Manager and the Sub-Manager after our performance thresholds are met. Each of the Manager and the Sub-Manager is entitled to 50% of the base management fee and incentive fees, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement. If, on the last business day of the calendar year, there are Excess Operating Funds, we will use such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to certain conditions as described further in the Expense Support and Conditional Reimbursement Agreement. Our obligation to make Conditional Reimbursements will automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement. As of June 30, 2021, the amount of expense support collected from the Manager and Sub-Manager since inception is approximately $5.1 million. The following table reflects the expense support that may become reimbursable, subject to the conditions of reimbursement defined in the Expenses Support and Conditional Reimbursement Agreement:

For the Year Ended	Amount of Expense Support	Reimbursement Eligibility Expiration
December 31, 2018	$389,774	March 31, 2022
December 31, 2019	1,372,020	March 31, 2023
December 31, 2020	3,301,473	March 31, 2024
	$5,063,267

As of June 30, 2021, management believes that reimbursement payments by the Company to the Manager and Sub-Manager are not probable under the terms of the Expense Support and Conditional Reimbursement Agreement. We have also entered into the Administrative Services Agreement with the Administrator and the Sub-Administration agreement with the Administrator and the Sub-Administrator pursuant to which the Administrator and the Sub-Administrator will provide us with administrative services and are entitled to reimbursement of expenses for such services. For a discussion of the compensation we pay in connection with the management of our business, see Note 5. “Related Party Transactions” in the “Financial Statements” included in the company’s Form 10-Q for the period ended June 30, 2021 and incorporated herein by reference for additional information.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements, including any risk management of commodity pricing or other hedging practices.

Inflation

Inflation may affect the fair value of our investments or affect the performance of our portfolio companies. As inflation increases, the fair value of our portfolio companies could decline. Additionally, during periods of inflation, income and expenses of our portfolio companies may increase, including interest expense that our portfolio companies pay on variable rate third part debts. Any increases in income may not be sufficient to cover increases in expenses of our portfolio companies.

Seasonality

We do not anticipate that seasonality will have a significant effect on our results of operations.

BUSINESS

Overview

CNL Strategic Capital, LLC is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. We refer to the strategy of owning both the debt and equity of our target private companies as a “private capital” strategy. We intend to target businesses that are highly cash flow generative, with annual revenues primarily between $15 million and $250 million and whose management teams seek an ownership stake in the company. Our business strategy is to acquire controlling equity interests in combination with debt positions and in doing so, provide long-term capital appreciation and current income while protecting invested capital. We define controlling equity interests as companies in which we own more than 50% of the voting securities of such companies. This business strategy, which has been used by affiliates of the Sub-Manager over many different business cycles, will provide us with a high level of operational control and the opportunity to receive current cash income in the form of monthly coupon payments from our debt and periodic cash distributions from our equity ownership in the businesses we acquire. We believe that our business strategy also allows us to partner with management teams that are highly incentivized to support the growth and profitability of our businesses. We also expect that in the businesses in which we acquire controlling equity positions, we will be provided with direct access to the acquired business’s financial information and the right to appoint a majority of the board of directors. We will use the global origination networks of the Manager and the Sub-Manager to identify potential acquisitions and management teams that embrace our transaction structure and management philosophy.

We target businesses with proven and demonstrable track records of recurring cash flow and stable and predictable operating performance, all of which is intended to produce attractive risk-adjusted returns over a long-term time horizon. We seek to structure our investment with limited, if any, third-party senior leverage. Our target businesses are expected to fall within the following industries (without limitation): business services, consumer products, education, franchising, light manufacturing / specialty engineering, non-FDA regulated healthcare and safety companies. We do not intend to acquire businesses in industries that we believe are not stable or predictable, including oil and gas, commodities, high technology, internet and ecommerce. We also do not intend to acquire businesses that at the time of our acquisition are distressed or in the midst of a turnaround.

We believe we will have the flexibility to make acquisitions with a long-term perspective that will provide an opportunity to generate long-term capital appreciation over various economic cycles. Additionally, we believe our capital structure will provide downside protection while preserving the opportunity for long-term value appreciation through our investment in the debt position. We believe the use of limited third party leverage will prevent influence by third-party investors and/or debt providers that may have different business objectives and priorities. We believe that our long-term philosophy combined with conservative capital structure is particularly attractive to entrepreneurs and management teams and provides a more attractive solution than our competitors.

We commenced operations on February 7, 2018, following a private offering of $81.7 million of our Class FA shares. On March 7, 2018, we commenced our initial public offering of up to $1.1 billion in our common shares, consisting of Class A shares, Class T shares, Class D shares and Class I shares. Through September 1, 2021, we had issued 7,488,574 common shares in our Initial Public Offering consisting of 1,324,464 Class A shares, 1,191,058 Class T shares, 833,229 Class D shares and 4,139,823 Class I shares issued in this offering (including 79,624 Class A shares, 19,891 Class T shares, 24,235 Class D shares and 67,408 Class I shares issued pursuant to our distribution reinvestment plan) and we had received aggregate gross offering proceeds of $217.5 million. As of September 30, 2021, we had invested in eight businesses, consisting of approximately $217.2 million of equity investments and approximately $115.0 million of debt investments. For a discussion of our businesses, see “Our Portfolio.”

The Manager and the Sub-Manager

We are managed by the Manager under the Management Agreement, pursuant to which the Manager is responsible for the overall management of our activities. The Manager is registered as an investment adviser under the Advisers Act. The Manager is controlled by CFG, an investment management firm specializing in alternative investment products. Anchored by over 45 years of investing in relationships, CFG or its affiliates have formed or acquired companies with more than $34 billion in assets.

The Manager has engaged the Sub-Manager under the Sub-Management Agreement, pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets. The Sub-Manager is registered as an investment adviser under the Advisers Act. The Manager and the Sub-Manager are collectively responsible for sourcing potential acquisition and debt financing opportunities, subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, and monitoring and managing the businesses we acquire and/or finance on an ongoing basis. The Sub-Manager is primarily responsible for analyzing and conducting due diligence on prospective acquisitions and debt financings, as well as the overall structuring of transactions.

The Sub-Manager is an affiliate of LLCP. LLCP is an asset manager that has made private capital investments in middle-market companies located primarily in the United States for 38 years. Since its inception in 1984 through June 30, 2021, LLCP and the LLCP Senior Executives have managed approximately $12.2 billion of capital. From 1994 through June 30, 2021, LLCP has sponsored and managed fifteen private funds in addition to our company, raised a total of approximately $9.9 billion of capital commitments from over 175 institutional and other investors, and invested approximately $6.4 billion in 96 middle-market companies across various industries, including franchisors, business services, and light manufacturing and engineered products. LLCP currently has a team of more than 58 transactional and supporting professionals.  As of June 30, 2021, LLCP had approximately $8.7 billion under management. LLCP was managed by a tenured, seven-person Executive Committee, comprised of Lauren B. Leichtman, Arthur E. Levine, Matthew G. Frankel, Michael B. Weinberg, Stephen J. Hogan, David I. Wolmer and Andrew M. Schwartz (together, the “LLCP Senior Executives”), an experienced team supported by approximately 27 Corporate Finance professionals and 7 Originations professionals.

Our acquisition process is a collaborative effort between the Manager and the Sub-Manager, and we believe we will benefit from their combined business and industry-specific knowledge and experience in the middle-market and the Sub-Manager’s transaction expertise and acquisition capabilities. To facilitate communication and coordination, the Manager and the Sub-Manager hold, and intend to continue to hold, regular meetings to plan and discuss our business strategy, potential acquisition and financing opportunities, current market developments and strategic goals. Through the Sub-Manager, we believe that we will benefit from LLCP’s experience and expertise in acquiring U.S. middle-market businesses and that the Manager and the Sub-Manager will provide us with substantial market insight and valuable access to acquisition and financing opportunities.

The Manager also provides us with certain administrative services under the Administrative Services Agreement with us. The Sub-Manager will also provide certain other administrative services to us under the Sub-Administration Agreement with the Manager.

Business Strategy

Our business strategy seeks to provide current income and long-term appreciation, while protecting invested capital through our ownership of durable and growing, middle-market businesses. We intend to acquire controlling equity interests in combination with debt positions (typically in the form of senior or subordinated notes) in such businesses which will become our majority owned subsidiaries and provide us with current interest income from our debt positions and cash distributions from our equity ownership. We define controlling equity interests as companies in which we own more than 50% of the voting securities of such companies. We believe that this flexibility will help us competitively bid for businesses by providing certainty of funding to meet the comprehensive capital needs of such businesses, without depending on third-party financing sources and prevailing market conditions. Our target businesses are highly durable companies that can generate consistent cash flow and can continue to grow over time and through various economic cycles. We plan to manage and grow the businesses we acquire to create value over a long-term time horizon. We intend for our acquisitions of long-term controlling equity interests in combination with debt positions in the businesses we acquire to comprise a significant majority of our total assets. It is not our current intention to merge with or into these businesses. Further, we have no current intention of engaging in a strategic merger or acquisition.

In addition, and to a lesser extent, we intend to acquire other debt and minority equity positions, which may include acquiring debt in the secondary market and minority equity interests in combination with other funds managed by LLCP from co-investments with other partnerships managed by LLCP or its affiliates. We expect that these positions will comprise a minority of our total assets. We expect to generate additional interest income from various types of debt we acquire in the secondary market. See “—Other Business Activities.”

Our policy is to acquire middle-market businesses with the expectation of operating these businesses over a long-term basis that for us will involve a minimum holding period of four to six years. Actual holding periods for many of our businesses are expected to exceed this minimum holding period, but each business will be acquired with the expectation of an eventual exit transaction after a reasonable time frame to allow for the realization of shareholder appreciation. In limited circumstances in order to manage liquidity needs, meet other operating objectives or adapt to changing market conditions, we may also exit businesses prior to the expected minimum holding period. Exit decisions in relation to our businesses after the expiration of the minimum holding period will be made with the objective of maximizing shareholder value and allowing us to realize capital appreciation to the extent available from individual businesses. We will also assess the impact that any exit decision may have on our exclusion from registration as an investment company under the Investment Company Act. See “Risk Factors—Risks Related to Our Organization and Structure—Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.” Potential exit transactions that we may pursue for our businesses include recapitalizations, public offerings, asset sales, mergers and other business combinations. In each case, in selecting the form of exit transaction we expect to assess prevailing market conditions, the timing and cost of implementation, whether we will be required to assume any post-transaction liabilities and other factors determined by the Manager and the Sub-Manager. No assurance can be given relating to the actual timing or impact of any exit transaction on our business.

Business Approach

Our business approach is summarized below:

●	Focus on Durable and Growing Middle-Market Businesses. We intend to acquire businesses with established market positions, experienced management teams and a proven ability to grow through different market cycles, including, without limitation, providers of business services, consumer products, education, franchising, light manufacturing / specialty engineering, and non-FDA regulated healthcare companies. For example, the LLCP Senior Executives have acquired businesses in the following industries: healthcare products and services, education, safety companies, restaurants, manufacturing, consumer products, franchising and aerospace. We do not intend to acquire businesses in industries that we believe are not stable or predictable, including, but not limited to, oil and gas, commodities, start-ups, high technology, internet and e-commerce. We do not intend to acquire businesses that at the time of our acquisition are distressed or in the midst of a turnaround.

●	Capitalize on Extensive Sourcing Network. We intend to leverage the Sub-Manager’s extensive network for acquisition and financing opportunities, which resulted in over 3,500 investment referrals in 2020. In 2020, LLCP reviewed more than 1,000 of these potential acquisition opportunities resulting in 13 funded investments. We intend to additionally leverage the Manager’s extensive network.

●	Long-term Value Creation Through Tailored Acquisitions. We intend to employ a consistent strategy that can be tailored to the capital structure required to meet the needs of entrepreneurial management teams who require a long-term strategic solution. We will seek to partner with management teams that seek an equity ownership stake in their businesses and therefore be highly incentivized to support the growth and profitability of our businesses. We believe our capital and the sophisticated financial and strategic advice that the Manager and the Sub-Manager are able to provide to our businesses will provide the opportunity for long-term value creation.

●	Create Current Income. In connection with our acquisitions, we intend to also provide debt financing typically in the form of senior or subordinated notes from which we expect to receive current interest income. We expect to provide financing at annual interest rates between 13% and 16%. The high free cash flow nature of the businesses that we seek to acquire affords them the ability to make interest payments without impeding the business. Additionally, the businesses typically generate enough excess cash to make periodic distributions to shareholders. We believe that this structure will provide income for regular distributions to our shareholders.

●	Mitigate Risk Through Less Third-Party Leverage. We intend to create what we believe to be a capital structure that mitigates downside risk by using modest, if any, third party leverage on the businesses we acquire. We expect to provide the businesses we acquire with a portion of the debt they need, resulting in companies with less external third-party debt. By doing so, we expect to secure a stream of income that can provide for distributions to our shareholders as well as prevent influence by third-party investors and/or debt providers that may have different business objectives and priorities.

●	Rely on the Skills and Experience of the Manager and the Sub-Manager to Provide Value-Added Expertise. The respective affiliates of the Manager and the Sub-Manager have significant experience in acquiring, managing and financing middle-market companies. Through the Manager and the Sub-Manager, we intend to add value to the businesses we acquire by offering sophisticated financial and strategic advice while respecting the management team’s operating autonomy. The Sub-Manager intends to meet regularly with senior management of the businesses we acquire in an operating committee format to discuss a business’s strategic, financial and operating performance. The Manager and the Sub-Manager intend to assist the senior management of our businesses in several areas including the following:

●	strategic direction and planning,

●	introductions to acquisition opportunities and new business contacts,

●	follow-on growth and acquisition capital and financing,

●	capital market strategies, and

●	optimization of working capital.

In addition, we believe that the Manager’s and the Sub-Manager’s proactive assistance to the businesses we acquire will help us mitigate risks and will create value for our shareholders.

Acquisition Approach

We intend to acquire controlling equity interests in combination with debt positions in durable and growing, middle-market U.S. companies. We believe that this business strategy will allow us the opportunity for long-term growth and the receipt of current cash income in the form of monthly coupon payments from our debt and periodic cash distributions from our equity ownership in the businesses we acquire. We will primarily seek to acquire controlling positions by owning more than 50% of the voting securities in businesses that will become our majority-owned subsidiaries. We expect to invest side-by-side with the management teams of the acquired businesses, resulting in the management teams’ ownership accounting for a meaningful portion of the remaining equity in the business and representing a large percentage of their overall net worth. Accordingly, we believe that the management teams’ incentive towards long-term growth will align with our business strategy. We also expect that our controlling equity positions in the businesses we acquire will provide us with direct access to each acquired business’ financial information and the right to appoint a majority of the board of directors of each business we acquire.

We intend to manage and grow our businesses with a long-term perspective. Our policy is to acquire middle-market businesses with the expectation of operating these businesses over a long-term basis that for us will involve a minimum holding period of four to six years. We will seek to acquire businesses that are highly durable and yet capable of attractive long-term growth rates with dedicated management teams that have a desire to retain a meaningful equity stake in the company. We intend to own the businesses with a long-term philosophy. In addition, we believe that we can use the LLCP Senior Executives’ years of experience in owning businesses and the Manager’s and the Sub-Manager’s extensive networks to supplement the efforts of highly capable management teams in order to manage their businesses efficiently and identify and execute on growth initiatives for such businesses.

We intend to acquire businesses that will produce stable and growing cash flows through a differentiated and time-tested acquisition strategy.

●	Differentiated Acquisition Strategy. We believe that our acquisition strategy is differentiated from others as we intend to acquire control of businesses with a long-term time horizon in combination with debt positions. We believe that shareholders will benefit from a risk mitigating capital structure and current income in the form of interest income from our debt positions and cash distributions from our equity ownership. We believe that this acquisition approach is particularly attractive to business-owners and management teams who are seeking less dilutive forms of capital.

●	Control of Capital Structure. By acquiring controlling equity interests in combination with debt positions (typically in the form of senior or subordinated notes) in the businesses we acquire, we expect to have a greater degree of control over the capital structure of a business. We expect that this will prevent influence by third-party investors and/or debt providers that may have different business objectives and priorities. We expect that this approach will mitigate downside risk and provide significant protection to us and our shareholders.

●	Transactions at Lower Leverage Multiples. We intend to use modest leverage on our businesses, and limited, if any, third party leverage. We will tailor the mix of equity and debt used in a transaction based on a conservative assumption of the leverage capacity of the underlying business we acquire. If we choose to use third party financing, we expect at relatively low leverage multiples (typically less than 3.0x debt to EBITDA) at the time of investment.

●	Strong Current Income. We intend to provide long-term strategic solutions to our businesses and expect to receive current income in the form of interest income from our debt positions and cash distributions from our equity ownership in the businesses we acquire. We believe that the combination of interest income and cash distributions will result in the return of a substantial amount of our invested capital in the years following the initial acquisition of a business. In addition, the receipt of current income not only reduces risk but allows us to hold companies for the long term, thereby reducing the dependence on an exit event for a return of capital.

●	Targeting the Largest and Fastest Growing Segment of the U.S. Economy. We intend to acquire durable and growing middle-market businesses primarily located in the United States. We seek to acquire businesses that are highly cash flow generative with annual revenues primarily between $15 million and $250 million. This is a target rich environment. According to Hoover’s, as of December 31, 2020 there were over 83,000 middle-market companies in the United States in our target range.

Other Business Activities

In addition, and to a lesser extent, we may acquire other debt and minority equity positions. We intend to acquire various types of debt in the secondary market including secured and senior unsecured debt and syndicated senior secured corporate loans of U.S. and, to a lesser extent, non-U.S. corporations, partnerships, limited liability companies and other business entities other than companies. We may also co-invest with other vehicles managed by the Sub-Manager or its affiliates to acquire minority equity positions and debt positions in a co-investment capacity. We expect that these positions will comprise a minority of our total assets.

Market Opportunity

We will seek to acquire and actively manage middle-market businesses. We characterize middle-market businesses as those with annual revenues of primarily between $15 million and $250 million. We believe that the merger and acquisition market for middle-market businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe that the following factors contribute to the opportunities to acquire middle-market businesses:

●	target rich environment with more than 83,000 middle-market companies in the U.S. today within our target range of companies with annual revenues primarily between $15 million and $250 million as of December 31, 2020;

●	there are fewer potential acquirers for these businesses compared to other market segments; and

●	sellers of these businesses frequently consider non-economic factors, such as operational autonomy, continuing board membership or the effect of the sale on their employees.

The Sub-Manager believes that lower middle-market and small-cap companies’ access to institutional capital has always been well below that of the upper middle market, and even more so following the Great Recession of 2008. The Sub-Manager believes that many traditional providers of privately placed debt and equity capital to lower middle market companies moved up-market following the Great Recession in search of increased liquidity and less perceived risk.

Furthermore, the Sub-Manager believes increases in average fund size, even within the broadly defined U.S. middle market, have accelerated these trends as multi-billion-dollar funds typically target larger investment opportunities.

The Sub-Manager believes there are very few U.S. private equity firms offering creative and flexible capital solutions to lower middle market and small cap companies. The Sub-Manager’s private capital strategy seeks to provide lower middle market and small cap companies with much needed capital that is less dilutive to entrepreneurial management teams, allowing them to retain operating autonomy, and encouraging them to work collaboratively with the Sub-Manager. This investment strategy further mitigates risk by significantly reducing third-party leverage on businesses relative to traditional private equity approaches. Moreover, the Sub-Manager’s strategy provides its management teams the opportunity to invest alongside the Sub-Manager, including in the debt security, which pays monthly cash distributions from the outset of the investment.

The Sub-Manager is not aware of any U.S. private equity firm that has successfully executed this investment strategy on any significant scale. Of those U.S. private equity firms providing capital to lower middle-market companies, we believe most are focused on traditional LBO, mezzanine or private credit transactions, which are often not the best solutions for sellers. The Sub-Manager expects to take advantage of this mismatch by providing flexible capital and by further educating U.S. lower middle market entrepreneurs and deal sourcing intermediaries of its compelling alternative.

Potential Competitive Strengths

We believe an investment in our company represents an attractive opportunity for the following reasons:

●	Proven Track Record. We believe that our ability to leverage the LLCP platform and the knowledge and experience that LLCP’s professionals have garnered in acquiring and growing businesses over many different business cycles will benefit the Sub-Manager’s sourcing of attractive acquisition opportunities for us. Since its inception in 1984 through June 30, 2021, LLCP and the LLCP Senior Executives have managed approximately $12.2 billion of capital. From 1994 through June 30, 2021, LLCP has sponsored and managed fifteen private funds in addition to our company, raised a total of approximately $9.9 billion of capital commitments from over 175 institutional and other investors, and invested approximately $6.4 billion in 96 middle-market companies across various industries, including franchisors, business services, and light manufacturing and engineered products. LLCP currently has a team of more than 58 transactional and supporting professionals. As of June 30, 2021, LLCP had approximately $8.7 billion under management. LLCP was managed by a tenured, seven-person Executive Committee, comprised of the LLCP Senior Executives, an experienced team supported by approximately 27 Corporate Finance professionals and 7 Originations professionals.

●	Differentiated Acquisition Strategy that is Attractive to Business Owners. For 38 years, LLCP has applied its acquisition strategy of acquiring entrepreneurially led middle-market companies primarily located in the United States. The Sub-Manager’s acquisition strategy is differentiated from others as it typically acquires controlling equity interests in combination with debt positions (typically in the form of senior or subordinated notes) in the businesses it acquires. We expect that our acquisition and financing activities will generate current income in the form of interest income and cash distributions, allowing us to pay current distributions to our shareholders. We believe that our shareholders will benefit from a capital structure with substantial equity participation and current cash income. Additionally, we believe our acquisition strategy will provide downside protection while preserving the opportunity for long-term value appreciation. Finally, we believe that our acquisition approach is particularly attractive to entrepreneurs and management teams who prefer capital structures with less third-party leverage.

●	Partnering with Strong Management Teams. By targeting transactions in which we encourage entrepreneurs and management teams to retain, or increase, their equity ownership in the business, we believe we offer an attractive partnership with the Manager and the Sub-Manager as partners and financial sponsors. Because we expect that the management teams’ investment will account for much of the remaining equity in the business and represent a large percentage of their overall net worth, we believe that the management teams’ incentive towards long-term growth will align with our business strategy

●	Proactive Generation of Proprietary Opportunities. The Sub-Manager has a dedicated group of professionals that focus on originating new acquisition opportunities for us (the “Originations team”). Located in Los Angeles, Chicago, New York, Charlotte, and London, the members of the Originations team have spent the majority of their careers in the middle-market and have developed a vast network that have generated proprietary acquisition and financing opportunities. For example, in 2020, the Sub-Manager or its affiliates received approximately 3,000 investment referrals and reviewed approximately 900 potential acquisition and/or financing opportunities resulting in 10 funded investments. The Originations team is actively in the market at all times and meets weekly to coordinate deal sourcing activities and review new acquisition and financing opportunities. As a result of significant awareness of the Sub-Manager’s brand and acquisition approach, we expect that many of our acquisitions will likely be sourced through proprietary channels.

●	Established Middle-Market Presence. The LLCP Senior Executives have gained extensive middle-market knowledge and acquisition experience during LLCP’s 38-year history, respectively. We believe that successful acquisitions in the middle-market require specialized knowledge, geographic presence and investment experience. We believe that the middle-market knowledge and geographic presence of the Manager and the Sub-Manager will allow us to (i) quickly identify and capture acquisition opportunities, (ii) rapidly respond to the needs of our businesses and (iii) properly evaluate and diligence new acquisition opportunities.

●	Experience Acquiring and Managing Middle-Market Companies. Our acquisition activities will be overseen and approved by the Sub-Manager subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors. The Sub-Manager’s executive team consists of the LLCP Senior Executives. These executives bring significant experience acquiring and managing middle-market companies, stability and cohesiveness to our management. The Manager’s management committee consists of Chirag J. Bhavsar, Brett A. Schlemovitz and Tammy J. Tipton.

●	A Cohesive Team of Professionals. The Sub-Manager has an experienced and cohesive team of more than 55 transactional and supporting professionals who have successfully acquired and managed middle-market companies through all economic cycles.

●	The LLCP Senior Executives in addition to three key investment team members comprise the Sub-Manager’s management committee which approves all acquisition, financing and exit decisions. The Sub-Manager’s management team is organized into three groups:

●	the Originations team, which sources and evaluates new acquisition opportunities;

●	the Corporate Finance group, which structures, actively monitors and exits positions in the businesses we acquire; and

●	the administration and compliance group, which manages partner relationships and oversees the day-to-day operations.

This organizational structure enables the Sub-Manager to maximize each professional’s skill set and creates internal accountability among the management team. Additionally, this approach allows the Originations team to be actively in the market at all times and permits the monitoring group to focus primarily on post-acquisition activities.

●	Tiered Transaction Review Process. By utilizing personnel of both the Manager and the Sub-Manager we believe our process of sourcing and evaluating acquisition opportunities will result in greater selectivity in our transaction process. All recommendations from the Sub-Manager’s Originations team must be approved by the Sub-Manager’s investment committee prior to the Sub-Manager’s recommendation of the transaction to the Manager’s management committee. The acquisition will then be subject to approval by the Manager’s management committee that the acquisition opportunity meets our investment objections and final approval by our board of directors.

●	Role as an Active Partner. The Manager and the Sub-Manager intend to be actively involved with the businesses we acquire. They expect to add value to the existing management teams of our businesses by offering sophisticated financial and strategic advice while respecting their operating autonomy. The Manager and the Sub-Manager intend to monitor the critical success factors of our businesses and meet regularly with senior management to discuss the respective business’ strategic, financial and operating performance. They intend to contribute to the success of the businesses we acquire and assist senior management of these businesses in the following areas:

●	strategic direction and planning,

●	introductions to acquisition opportunities and new business contacts,

●	follow-on growth and acquisition capital and financing,

●	capital market strategies, and

●	optimization of working capital.

The Manager and the Sub-Manager intend to proactively assist our businesses, which the Manager and the Sub-Manager believe will protect our interests, while creating value for our shareholders.

●	Long-Term Time Horizon. We believe we have the flexibility to make acquisitions with a long-term perspective that will provide us with the opportunity to generate long-term appreciation and to provide a more attractive solution for business owners. Our policy is to acquire middle market businesses with the expectation of operating these businesses over a long-term basis that for us will involve a minimum holding period of four to six years. Actual holding periods for many of our businesses are expected to exceed this minimum holding period, but each business will be acquired with the expectation of an eventual exit transaction after a reasonable time frame to allow for the realization of shareholder appreciation. We believe that the long-term nature of our capital will help us avoid the need to exit the businesses we acquire at inopportune times and will make us a better partner for the business.

Acquisition Process

Our acquisition process is focused on prudently selecting businesses through a rigorous sourcing and due diligence process and then actively managing and monitoring these businesses. The Manager and the Sub-Manager are collectively responsible for sourcing potential acquisition and debt financing opportunities, subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, and monitoring and managing the businesses we acquire and/or finance on an ongoing basis. The Sub-Manager is primarily responsible for analyzing and conducting due diligence on prospective acquisitions and debt financings, as well as the overall structuring of transactions. Our board of directors shall have the right to approve the acquisition of each of the company’s investments.

Acquisition Criteria

We believe that successful acquisitions in the middle-market require specialized knowledge, geographic presence and experience. Middle-market knowledge and geographic presence allow the Manager and the Sub-Manager to (i) quickly identify and capture acquisition opportunities and (ii) rapidly respond to the needs of our businesses. Furthermore, we believe that the Sub-Manager and its affiliates have developed an acquisition strategy that meets the growing business and operational needs of middle-market companies and that the middle market has come to recognize the benefits of the Sub-Manager’s approach.

We have developed disciplined criteria for selecting quality businesses to acquire.

●	Focus on Middle-Market Businesses. We intend to focus exclusively on durable and growing middle-market businesses located primarily in the United States. We believe the middle market, which we define as businesses with annual revenues of primarily between $15 million to $250 million, is the fastest growing segment of the economy. Middle-market businesses have experienced a significant gap between the capital and financing needed and the capital and financing available.

●	Strong Entrepreneurial Management with a Significant Equity Stake. We intend to look for management teams of the businesses that we acquire to have an articulated vision, proven leadership abilities and a desire to maintain or increase an equity ownership stake in the businesses after we acquire them. The senior management of our businesses may maintain an ownership interest in the business of up to 49%.

●	Businesses with Proven Historical Performance. We will seek to acquire companies that have a strategic plan that capitalizes on growth opportunities, can generate stable and predictable cash flow, which we expect to provide current cash income while mitigating downside risk, demonstrated by a track record spanning multiple market cycles. We believe that companies that are stable and predictable include, without limitation, providers of well-established consumer products, business services, education and light manufacturing companies. For example, the LLCP Senior Executives have acquired businesses in the following industries: healthcare products and services, education, safety companies, restaurants, manufacturing, consumer products, franchising and aerospace. The Manager and the Sub-Manager will seek to identify businesses to acquire with financial models that objectively and subjectively demonstrate an expected growth rate that is achievable within seven years. We do not intend to acquire companies in industries that we believe are not stable or predictable, including, but not limited to, oil and gas, commodities, start-ups, high technology, internet and ecommerce.

●	Sustainable Capital Structure. A potential target business’ proposed capital structure must be sufficient to meet its fixed obligations and provide flexibility for raising capital to support future growth without becoming excessively levered.

●	Market-Leading Businesses. We will seek to acquire market-leading businesses that exhibit objective market dominance and market acceptance. We believe that these businesses will provide predictable and stable growth that we expect to lead to significant downside protection to us and our shareholders.

Acquisition Approval and Allocation Process

As illustrated in the chart below, our acquisition process is focused on prudently selecting businesses through a rigorous sourcing and due diligence process and then actively managing and monitoring these businesses.

SOURCING / INITIAL SCREENING

Process

- Source deal
- Gather business and financial information
- Present deal at weekly meeting
- Develop preliminary financial model
- Initial management meeting
- Preliminary investment allocation discussion by Sub-Manager's investment committee
- Commence diligence
- Preliminary Manager management committee approval to proceed with deep due diligence

Originations Team

DEEP DUE DILIGENCE AND ACQUISITION ANALYSIS

Process

- Develop strategy / prepare highly detailed financial model
- Present structure / financial model at Sub-Manager weekly meeting
- Meet with management to proposes structure / pricing
- Finalize financial model / structure
- Sub-Manager's investment committee approval of transaction allocation to company
- Sub-Managers investment committee approval to make formal acquisition offer and review mid approval by Manager's management committee
- Deliver letter of intent to company

Originations Team, Corporate Finance Team & Management Committees

DOCUMENTATION AND CLOSING

Process

- Negotiate and finalize letter of intent
- Continue diligence and (if applicable) engage third-party diligence provider
- Documentation commences after diligence concludes
- Final allocation approval from management committee of the Sub-Manager
- Sub-Manager investment committee approval
- Manager management committee approval that the acquisition meets our investment objectives
- Final board of directors approval
- Close transaction

Originations Team, Corporate Finance Team & Management Committees

POST-ACQUISITON ANALYSIS

Process

- Monitor business acquired
- Execute follow-on transactions, if applicable

Corporate Finance Team

Sourcing and Initial Screening

Once a potential acquisition has been identified, the members of the Originations team working on the transaction will gather initial business and financial information regarding an opportunity and develop a preliminary financial model for review at the team’s weekly meeting. After initial review by the Originations team, the Sub-Manager’s management committee will make a preliminary determination of whether to proceed with a more comprehensive due diligence review. Upon preliminary approval by the Sub-Manager’s investment committee, the Sub-Manager will present the opportunity to the Manager for determination that the opportunity meets our investment objective. Once the Manager’s management committee gives or is deemed to have given preliminary approval for the Originations team to move forward, the acquisition and financing team meets weekly to evaluate the due diligence process.

The Sub-Manager has developed specific, detailed criteria that are used at this step in the process to review potential acquisition opportunities for us. The Sub-Manager intends to analyze a business both from the “top-down” and the “bottom-up.” The top-down analysis involves a macroeconomic analysis of relative asset valuations, long-term industry trends, business cycles and technical factors to target specific industry sectors and asset classes. The bottom-up analysis includes a rigorous analysis of the businesses’ fundamentals and capital structure of each business considered for acquisition and a thorough review of the impact of market and industry trends on a potential acquisition.

Due Diligence and Acquisition Analysis

After preliminary approval, the Sub-Manager intends to perform extensive due diligence focused on understanding the critical success factors and major risks associated with the opportunity. In doing so, the Sub-Manager intends to evaluate the operations of the target business as well as the outlook for the industry in which the target business operates. During the course of the due diligence review, the Sub-Manager’s management committee will meet with the members of the Corporate Finance and Originations teams conducting the review to evaluate the results and make recommendations on the process.

Factors evaluated by the Sub-Manager include but are not limited to:

●	Detailed analysis of management which may include on-site interviews, management strengths and capabilities, corporate questionnaires and background checks;

●	Extensive reference checks of board members, customers, suppliers and service providers;

●	Critical success factors analysis including developing operating metrics to measure performance;

●	Due diligence of financial statements, conditions and prospects, including analysis and review of historical revenues, margins and earnings, working capital, capital spending requirements, projections and related sensitivities;

●	Market analysis including competition, positioning, trends and opportunities and, if necessary, consultation with industry experts or operating executives with relevant expertise; and

●	Legal due diligence including contract review, litigation, employment matters, insurance and environmental reviews.

A critical component of the evaluation of potential target businesses is the Sub-Manager’s assessment of the capability of the existing management team along with the financial and operational information systems. In businesses where these areas need improvement, ownership of a controlling interest in the business is an important factor in implementing necessary changes. When applicable, the Sub-Manager may engage third party due diligence providers.

In addition to due diligence, we believe that appropriately structuring a transaction is a critical factor in producing successful outcomes. Accordingly, we intend to consider a wide range of structures and seek to negotiate terms that provide opportunities for risk mitigation while still addressing the financing and business needs of the prospective target business. Relevant transaction features may include the percentage of equity retained by the business’ management, seniority of debt, collateral packages, frequency of interest payments, redemption features, maturity dates, covenants, default penalties and lien protection, among other items specific to the specific transaction. We expect to have the flexibility to acquire a controlling interest in a business while having the ability to provide financing at any level of the capital structure. We believe that this flexibility will help us close transactions by providing certainty of funding to meet a company’s comprehensive capital needs.

The Sub-Manager’s management committee, Originations and Corporate Finance teams seek to structure each transaction in a manner that manages risks while creating incentives for the target business to achieve its business plan and improve profitability. We intend to acquire controlling equity interests in combination with debt positions (typically in the form of senior or subordinated notes) in durable and growing, middle-market U.S. companies. To the extent we use any third-party financing, we expect to at low leverage multiples targeting approximately 3.0x debt to Adjusted EBITDA.

We intend to structure our acquisitions to align our interests with those of the operating management through (i) understanding and supporting management’s overall strategic vision and objectives and (ii) ensuring that management shares meaningfully in the future equity value by minimizing ownership dilution.

Final Review and Approval

In connection with the Sub-Manager’s Originations team’s due diligence review and acquisition analysis and structuring, the Corporate Finance team will prepare a highly detailed financial model along with a preliminary structure for the acquisition. The Corporate Finance team then presents the final financial model and proposed acquisition structure to the Sub-Manager’s management committee for its preliminary approval. Upon the approval of the Sub-Manager’s management committee, the Sub-Manager’s management committee then presents the final financial model and proposed acquisition structure to the Manager’s management committee for its approval that the acquisition meets our investment objectives. Upon the approval of the Manager’s management committee’s preliminary approval, the Originations team will deliver a letter of intent to the target business.

Once the Corporate Finance team has completed their due diligence review, the members assigned to the transaction will draft an evaluation presentation that is submitted to the Sub-Manager’s management committee for approval.

The evaluation presentation may include the following:

●	The target company’s history and overview;

●	Overview of the potential transaction structure, strengths and risks, expected returns;

●	Analysis of the target company’s business strategy and key management personnel;

●	Review of key relationships (customers, suppliers, contacts, etc.);

●	Analysis of working capital, historical financials and projections; and

●	Background checks and compliance analysis findings.

Any acquisition or financing transaction must be approved by an affirmative vote from the majority of members of the Sub-Manager’s management committee and the Manager’s management committee that such opportunity meets our investment objectives. All acquisitions of a business and material financing transactions shall be approved by a majority of our board of directors, including a majority of our independent directors.

The Sub-Manager will determine which opportunities it presents to us or another client with a similar business objective. The Sub-Manager may determine that an opportunity is more appropriate for another client managed by the Sub-Manager or any of its affiliates than it is for us and present such opportunity to the other client. In certain cases, the Sub-Manager, subject to approval by the Manager that the opportunity meets our investment objectives and final approval of such opportunity by our board of directors, may determine it is appropriate for us to participate in an acquisition opportunity alongside one or more other clients managed by the Sub-Manager or any of its affiliates. These co-opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other clients. To the extent the Sub-Manager identifies such co-opportunities, the Sub-Manager has developed an allocation policy that covers both co-investment and sole investment opportunities to ensure that we are treated fairly and equitably. The Sub-Manager and its affiliates will utilize this allocation policy to determine how to allocate opportunities that may be appropriate for us or other of the Sub-Manager’s or its affiliates’ clients. As part of this policy, the Sub-Manager will consider a variety of factors in making allocation decisions, including a client’s stated investment objectives, scope, criteria, guidelines, business strategy and available capital. As a result, the Sub-Manager and its affiliates may determine, in its discretion, that it is appropriate to allocate opportunities to other clients in whole or in part as co-opportunities. Our board of directors has adopted its own allocation policy, which incorporates the Sub-Manager’s allocation policy by reference. The independent directors of our board of directors will be responsible for oversight of the allocation process. However, there can be no assurance that acquisition opportunities will be allocated to us fairly or equitably in the short-term or over time. See “Conflicts of Interest and Certain Relationships and Related Party Transactions.”

Management of our Underlying Businesses

The Sub-Manager’s Corporate Finance and administration and compliance groups oversee and manage our underlying businesses. The Corporate Finance and the administration and compliance group of the Sub-Manager are experienced teams of more than 55 professionals, which have successfully operated through all economic cycles. In addition, the LLCP Senior Executives comprise the Sub-Manager’s management committee, which approves all acquisition and exit decisions. The Sub-Manager’s management committee brings significant investment experience, stability and cohesiveness to the management of our businesses.

The Sub-Manager intends to be integrally involved with our businesses from the initial acquisition. The Sub-Manager’s Corporate Finance team employs a “hands on” approach to our day-to-day management with regular reporting and constant communication with the management teams of our businesses and the Manager’s management committee.

The Sub-Manager intends to add value to the existing management team of our businesses by offering financial and strategic advice while respecting their operating autonomy. The Sub-Manager intends to contribute to the success of the businesses we acquire and assist senior management in the following areas:

●	strategic direction and planning,

●	introduction to acquisition opportunities and new business contacts,

●	follow-on growth and acquisition capital and financing,

●	capital market strategies, and

●	optimization of working capital.

The Manager and the Sub-Manager intend to proactively assist the existing management teams, which the Manager and the Sub-Manager believe will protect our interests, while creating value for our shareholders. The Sub-Manager intends to monitor the critical success factors of the businesses we acquire on a regular basis and meet regularly with senior management. The Sub-Manager intends to hold weekly operating and financial reporting meetings, weekly meetings with its management committee and regular meetings with the management teams of the businesses we acquire. We expect that the standard analysis will include industry and company reports, quarterly operating results, updates to financial models and projections, internal audits and testing compliance, among others. Should any performance issues arise, the Sub-Manager intends to develop an action plan in conjunction with the Manager.

Exit Strategy

Our policy is to acquire middle-market businesses with the expectation of operating these businesses over a long-term basis that for us will involve a minimum holding period of four to six years. Actual holding periods for many of our businesses are expected to exceed this minimum holding period, but each business will be acquired with the expectation of an eventual exit transaction after a reasonable time frame to allow for the realization of shareholder appreciation. In limited circumstances in order to manage liquidity needs, meet other operating objectives or adapt to changing market conditions, we may also exit businesses prior to the expected minimum holding period. Exit decisions in relation to our businesses after the expiration of the minimum holding period will be made with the objective of maximizing shareholder value and allowing us to realize capital appreciation to the extent available from individual businesses. We will also assess the impact that any exit decision may have on our exclusion from registration as an investment company under the Investment Company Act. See “Risk Factors-Risks Related to Our Organization and Structure—Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.” Potential exit transactions that we may pursue for our businesses include recapitalizations, public offerings, asset sales, mergers and other business combinations. In each case, in selecting the form of exit transaction we expect to assess prevailing market conditions, the timing and cost of implementation, whether we will be required to assume any post-transaction liabilities and other factors determined by the Manager and the Sub-Manager. No assurance can be given relating to the actual timing or impact of any exit transaction on our business.

Competition

We compete for acquisitions with strategic buyers, private equity funds and diversified holding companies. Additionally, we may compete for loans with traditional financial services companies such as commercial banks. Certain competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have access to funding sources that are not available to us, and others may have higher risk tolerances or different risk assessments. We believe we are able to be competitive with these entities primarily due to our focus on established middle-market companies, the ability of the Manager and the Sub-Manager to source proprietary transactions, and our unique business strategy that offers business owners a flexible capital structure and is a more attractive alternative when they require investment capital to meet their ongoing business needs. Further, we believe recent regulatory changes, including the adoption of the Dodd-Frank Act and the introduction of the international capital and liquidity requirements under the Basel III Accords, or “Basel III,” have caused our potential competitors to curtail their lending to middle-market companies as a result of the greater regulatory risk and expense involved in lending to the sector.

Offices

Our principal executive offices are located at 450 S. Orange Ave., Orlando, FL 32801. Our current facilities are adequate for our present and future operations, although we may add regional offices or relocate our headquarters, depending upon our future operations.

Legal Proceedings

There is no action, suit or proceeding pending before any court, or, to our knowledge, threatened by any regulatory agency or other third party, against the Manager, the Sub-Manager or the Managing Dealer that would have a material adverse effect on us.

From time to time, we and individuals employed by us may be party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our businesses. In addition, our business and the businesses of the Manager, the Sub-Manager and the Managing Dealer are subject to extensive regulation, which may result in regulatory proceedings. Legal proceedings, lawsuits, claims and regulatory proceedings are subject to many uncertainties and their ultimate outcomes are not predictable with assurance.

OUR PORTFOLIO

The company has investments in the following nine portfolio companies. The financial information in this section is unaudited.

Lawn Doctor

Overview. On October 20, 2017, we entered into a merger agreement with LD Merger Sub, Inc., our wholly owned subsidiary, and LD Parent, Inc., the parent company of Lawn Doctor. The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the merger agreement, we acquired a controlling interest in Lawn Doctor through an approximately $45.5 million investment consisting of approximately $30.5 million of common equity and an approximately $15.0 million debt investment in the form of a secured second lien note that we made to Lawn Doctor. After the closing of the merger, the consummation of the equity contribution pursuant to the exchange agreement described under “Conflicts of Interest and Certain Relationships and Related Party Transactions—The Acquisitions of Our Initial Businesses” and subsequent purchases of common equity in Lawn Doctor by certain members of Lawn Doctor’s senior management team, we own approximately 61% of the outstanding equity in Lawn Doctor, with the remaining equity owned primarily by Lawn Doctor’s senior management team.

Lawn Doctor is a leading franchisor of residential lawn care programs and services. Lawn Doctor’s core service offerings provide residential homeowners with year-round monitoring and treatment by focusing on weed and insect control, seeding, and professionally and consistently-administered fertilization, using its proprietary line of equipment. Lawn Doctor is not involved in other lawn maintenance services, such as mowing, edging, and leaf blowing.

Lawn Doctor’s franchised business model has consistently been ranked as a Top 500 Franchise Opportunity by Entrepreneur Magazine for 40 years. We believe this accomplishment ranks Lawn Doctor alongside the top franchise businesses and brands in the world. Lawn Doctor’s efforts on behalf of its franchisees (which include shared marketing programs and infrastructure, an extensive online presence, and comprehensive training) have attracted a strong core of dedicated franchise owners who, in turn, contribute to the continued growth and success of the Lawn Doctor brand.

None of Lawn Doctor’s employees are subject to collective bargaining agreements. Lawn Doctor’s corporate headquarters (which it owns) are in Holmdel, New Jersey, and it leases a manufacturing site in Marlboro, New Jersey.

In May 2018, Lawn Doctor acquired an 80% equity interest in Mosquito Hunters, a franchisor of mosquito and pest control services. Mosquito Hunters was founded in 2013, is based in Northbrook Illinois and specializes in the eradication of mosquitos through regular spraying applications and follow-up maintenance. This acquisition furthers Lawn Doctor’s strategy of both growing organically and also via acquisition of additional home service brands.

In May 2019, Lawn Doctor acquired a 71% equity interest in Ecomaids, a franchisor of residential cleaning services. Ecomaids was founded in 2012. Ecomaids specializes in home cleaning services utilizing environmentally-friendly cleaning products and solutions.

In August 2021, Lawn Doctor was recapitalized with an additional term loan of $10.7 million. Proceeds from the recapitalization were primarily used to pay special distributions to Lawn Doctor’s shareholders, of which we received approximately $6.0 million.

History. Lawn Doctor was founded in 1967 by Robert Magda and Tony Giordano and the business was originally named Auto Lawn of America, Inc. In 1983, Russell Frith, who had served as Lawn Doctor’s Director of Franchise Development, Vice President of Marketing, and Executive Vice President, was promoted to President and Chief Executive Officer. In 2011, Scott Frith became President and Chief Executive Officer of Lawn Doctor after serving as marketing director from 1999 to 2005 and Vice President of Marketing and Franchise Development from 2005 to 2011. Lawn Doctor was purchased on December 22, 2011 by Levine Leichtman Capital Partners SBIC Fund, L.P. (the “SBIC Fund”), which is managed by an affiliate of the Sub-Manager.

Industry. As of 2020, the lawn services market in the United States was an estimated $99.7 billion industry with a growth rate of approximately 1.0%. It is also a highly fragmented industry with two nationwide competitors (one of which is Lawn Doctor), dozens of regional competitors, and thousands of local competitors. We believe that most companies in the industry are small, private operations and do not offer proprietary processes and equipment, cost effectiveness, breadth of experience, and strong brand recognition that Lawn Doctor provides. Lawn Doctor believes that a franchised based business model tends to be more competitive and profitable, due to superior brand awareness, improved customer service and economies of scale.

Investment Highlights. Lawn Doctor operates a nationwide network of independently owned franchise units in 39 states as of June 30, 2021. The Lawn Doctor franchisee unit base has grown from 452 in 2012 to 604 as of June 30, 2021, with strong average annual openings of approximately 20 units and an average annual closure rate of approximately 2%. Lawn Doctor benefits from a scalable business model, which does not require significant capital expenditures or additional fixed costs to support future growth. As noted above, Lawn Doctor acquired brands Mosquito Hunters and EcoMaids in May 2018 and May 2019, respectively. The company has grown the two brands from 8 and 2 units at entry to 114 and 66 units as of June 30, 2021, respectively. Lawn Doctor earns revenue from franchisee royalty fees, equipment lease fees, initial franchisee fees, equipment parts sales, vendor rebates, and interest on franchise loans. The primary source of revenue is the franchisee royalty fee. The total revenue for the trailing twelve months ended June 30, 2021 was approximately $34.2 million, of which approximately $18.3 million was the franchisee royalty fees for Lawn Doctor. From 2009 to the trailing twelve months ended June 30, 2021, Lawn Doctor’s total revenue and royalties have grown at compound annual growth rates of approximately 11.4% and 7.2%, respectively. Total system wide sales for Lawn Doctor was approximately $142 million for the year ended December 31, 2019. The total Lawn Doctor system wide sales for the trailing twelve months ended December 31, 2020 was approximately $159 million. The total Lawn Doctor system wide sales for the trailing twelve months ended June 30, 2021 was approximately $176 million.

Growth Opportunities. The acquisition of Mosquito Hunters and Ecomaids furthered Lawn Doctor’s strategy of growing both organically and also through the acquisition of additional home service brands. We believe the following are key growth opportunities in addition to Lawn Doctor’s continued organic growth: (i) the potential to expand Mosquito Hunters’ business nationally, (ii) the potential to expand Ecomaids’ business nationally, and (iii) the potential to acquire additional home service franchisors through LLCP’s platform and Lawn Doctor’s relationships.

Polyform

Overview. On October 20, 2017, we entered into a merger agreement with PFHI Merger Sub, Inc., our wholly owned subsidiary, and Polyform. The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the merger agreement, we acquired a controlling interest in Polyform through an approximately $31.3 million investment consisting of approximately $15.6 million of common equity and an approximately $15.7 million debt investment in the form of a first lien secured note that we made to Polyform. After the closing of the merger and the consummation of the equity contribution pursuant to the exchange agreement described under “Conflicts of Interest and Certain Relationships and Related Party Transactions—The Acquisitions of Our Initial Businesses,” we own approximately 87% of the outstanding equity in Polyform, with the remaining equity owned by Denice Steinmann, a current board member and the former Chief Executive Officer of Polyform.

Polyform is a leading developer, manufacturer and marketer of polymer clay products worldwide. Through its two primary brands, Sculpey® and Premo!®, Polyform sells a comprehensive line of premium craft products to a diverse mix of customers including specialty and big box retailers, distributors and e-tailers. We believe Polyform is well regarded for its high quality, comprehensive line of polymer clays, clay molds, children kits, wax-base clays, non-dry clays, clay tools and accessories. Polyform’s strong brand recognition, unique product attributes and strong customer network have earned it one of the leading market share positions in the polymer clay segment within the United States.

Polyform estimates that its products are available in approximately 16,000 retail locations through its major customers, plus many other locations through independent retailers. None of Polyform’s employees are subject to collective bargaining agreements. Polyform’s corporate headquarters are in Elk Grove Village, Illinois.

History. The chemical formulation that makes up the polymer clay was originally designed to serve as a thermal transfer compound; and after several years, it was determined that this compound may have better use as a molding and sculpting clay. The formulation’s pliability characteristics at room temperature and solidification without shrinkage upon low temperature baking, exhibited the necessary traits of high quality clay. Polyform was incorporated in 1967, with Zenith Products Company, Inc. (“Zenith”) as the parent company. Polyform performed all non-manufacturing functions related to this product, while the manufacturing was performed by Zenith. In 1993, Zenith was merged into Polyform. In 1995, Polyform was sold to Charles and Denice Steinmann. In July 2018, Mr. Steve Seppala, formerly Chief Financial Officer of Polyform, succeeded Ms. Denice Steinmann as Chief Executive Officer of Polyform. Ms. Steinmann is expected to continue with Polyform in an advisory role and remains as one of the members of the board of directors of Polyform.

Industry. The arts and crafts industry is highly fragmented across products, market niches, and consumer types. Polyform has been competing in the arts and crafts market for over 40 years. This industry is primarily driven by large national retail chains and other mass market retail stores, and has more recently expanded into the e-commerce sales channel. Polyform has placement in approximately 16,000 retail locations including the top four U.S. craft retailers, individual craft stores, internet stores, art supply stores, and distributors who sell to retail craft shops and art supply stores. Polyform’s management believes that there is also a significant number of potential new retail distribution opportunities. Polyform has long-standing relationships with its customers as the top five have been customers for at least 14 years. We believe that Polyform is one of the market leaders in the polymer clay category in the United States with significantly more sales than its closest competitors, and as a result they have a competitive advantage based on price, product variety, quality, innovation and overall distribution.

Investment Highlights. Polyform has grown its signature product lines, Sculpey® and Premo!®, into global names with a strong retail presence in the United States and growing presences abroad. The clay products are clean, economical, easy to work with and only require oven baking at 275 degrees Fahrenheit. Polyform’s success in the arts and crafts market is a result of its unique product formulations that offer superior molding and color profiles, and Polyform believes the proprietary product formulas and manufacturing methodologies create significant barriers to entry or duplication. The primary source of Polyform’s revenue is the sale of its products. Net sales for Polyform were approximately $16.5 million for the year ended December 31, 2019. Net sales for Polyform were approximately $16.5 million for the year ended December 31, 2019. Net sales for Polyform for the year ended December, 31, 2020 were approximately $19.0 million. Net sales for Polyform for the trailing twelve months ended June 30, 2021 were approximately $22.6 million. Net sales for Polyform have grown at a compound annual growth rate of approximately 6.2% from 2009 to the trailing twelve months ended June 30, 2021.

Growth Opportunities. We believe the following are key growth opportunities for Polyform: (i) the potential growth through new customer acquisitions, new product introductions, international expansion, and potential price increases, (ii) the potential to improve overall margins through automation, vendor cost reductions, and reformulations, and (iii) potential growth in the e-commerce channel through strategic digital and social media marketing initiatives.

Auriemma U.S. Roundtables

Overview. On August 1, 2019, we, through our wholly-owned subsidiary, acquired a controlling interest in Roundtables through an approximately $44.5 million investment consisting of approximately $32.4 million of common equity and an approximately $12.1 million debt investment in the form of senior secured notes. Prior to this transaction, Roundtables operated as a division of Auriemma Consulting Group, Inc. (“Auriemma Group”). We own approximately 81% of the outstanding equity of Roundtables, with the remaining equity owned by Michael Auriemma. Mr. Auriemma is the previous owner of Roundtables and will continue to serve as a member of Roundtables’ board of directors. On November 13, 2019, we made an additional debt investment in Roundtables in the form of a $2.0 million senior secured bridge note. The senior secured bridge note accrues interest at a per annum rate of 8.0% and will mature in November 2021 with extension options.

Roundtables is an information services and advisory solutions business to the consumer finance industry. Roundtables offers membership in any of its over 30 topic-specific roundtables across five verticals (credit cards, automotive finance, retail banking, wealth management, and fintech) that includes participation in hosted executive meetings, proprietary benchmarking studies, and custom surveys. The subscription-based model provides executives with key operational data to optimize business practices and address current issues within the consumer finance industry. Auriemma Group, headquartered in New York, NY, was founded in 1984 and the U.S. Roundtables business was subsequently launched in 1992.

In April 2021, Roundtables acquired Edgar Dunn’s U.S. roundtables business, which added 6 roundtables to Auriemma’s services offering. This acquisition furthers Roundtables’ strategy of both growing organically and through M&A.

Industry. Roundtables is a market leader in the consumer finance industry and is approximately 7 to 8 times larger than its closest direct competitor. We believe Roundtables’ valuable industry insights and data on niche topic areas result in limited direct competition. We also believe that Roundtables’ “give-to-get” data model creates a significant barrier to entry and that the business has low concentration risk with no client comprising more than 6.0% of revenue as of June 30, 2021.

Investment Highlights. Roundtables serves approximately 80 of the largest, most respected forward-thinking organizations in its verticals: credit cards, automotive finance, retail banking, wealth management, and fintech.  Members rely on this intelligence to manage their operations and view participation as business-critical, as evidenced by approximately 90%+ client retention and high levels of engagement with core value drivers. Roundtables customers typically pay upfront for a membership to a specific roundtable (e.g., card collections) and most customers subscribe to multiple roundtables. From 2008 to the trailing twelve months ended June 30, 2021, Membership has experienced strong and steady growth over the last decade at a compound annual growth rate of approximately 9.3%.

The total revenue for Roundtables for the trailing twelve months ended June 30, 2021 was approximately $11.9 million. The total revenue for Roundtables for the year ended December 31, 2020 was approximately $10.9 million. From 2005 to the trailing twelve months ended June 30, 2021, Roundtables’ total revenue has grown at a compound annual growth rate of approximately 14.3%. Given its current market position, access to data and brand identity, we believe Roundtables is uniquely positioned to expand its existing products and services to become the premier provider of operational data, diagnostics and analysis.

Growth Opportunities. We believe the following are key growth opportunities for Roundtables: (i) the potential to continue to add top-tier clients and new roundtable topics, (ii) the ability to expand into new industries, (iii) the monetization of Roundtables’ unique repository of data with existing clients, and (iv) the ability to pursue future strategic partnerships and acquisitions.

Milton Industries

Overview. On November 21, 2019, we, through our wholly-owned subsidiaries, Milton Strategic Capital EquityCo, LLC and Milton Strategic Capital DebtCo, LLC, acquired a minority interest in Milton Industries of $10.0 million. Our co-investment is comprised of an approximately $6.6 million common equity investment and a debt investment of approximately $3.4 million in senior secured subordinated notes. Our equity investment represents approximately 13% of the total ownership of Milton. The co-investment is alongside a debt and equity investment from the LMM II Fund, an institutional fund and affiliate of the Sub-Manager. The remainder of the common equity of Milton is owned by members of the Milton executive management team and capital providers.

Milton was founded in 1943 and is based in Chicago, IL. Milton is a leading provider of highly-engineered tools and accessories for pneumatic applications across a variety of end markets including vehicle service; industrial maintenance, repair, and operating supplies; aerospace and defense; and agriculture. Milton has over 1,300 active customers and 1,600 SKUs with products including couplers, gauges, chucks, blow guns, filters, regulators and lubricators. Milton serves multiple channels including distributors, wholesalers and retailers, and is the #1 supplier to many leading customers.

In June 2020, Milton acquired GH Meiser & Co., which we believe will bolster Milton’s tire gauge offering, and in June 2021, Milton acquired Zeeline, which we believe will bolster Milton’s grease and fluid handling offering. These acquisitions further Milton’s strategy of both growing organically and through M&A.

Investment Highlights. We believe that Milton is a more resilient business given the consumable nature of its products and the diversity of its customer, product and end market mix. We also believe that Milton’s high product quality, engineering expertise and long-term partnership approach create sticky relationships, with an average tenure of over 24 years among Milton’s top ten customers. Milton’s net revenue has grown at a compound annual growth rate of approximately 5.6% from 2010 to the trailing twelve months ended June 30, 2021. Milton had net revenue for the year ended December 31, 2020 of approximately $41.2 million. Milton had net revenue for the trailing twelve months ended June 30, 2021 of approximately $53.2 million.

We believe that Milton has an attractive financial profile, with strong margins, limited capital expenditure requirements and low working capital needs.

Growth Opportunities. We believe the following are key growth opportunities for Milton: (i) additional growth in existing markets, (ii) new product development, (iii) e-commerce and digital marketing initiatives and (iv) strategic acquisitions.

Resolution Economics

Overview. On January 2, 2020, we, through our wholly-owned subsidiaries, RE Strategic Capital EquityCo, LLC and RE Strategic Capital DebtCo, LLC, acquired a minority interest in ResEcon of $10.0 million. Our co-investment in ResEcon is comprised of an approximately $7.2 million common equity investment and a debt investment of approximately $2.8 million in senior secured subordinated notes. Our equity investment represents approximately 8% of the total ownership of ResEcon. The co-investment is alongside a debt and equity investment from the LMM II Fund. The remainder of the common equity of ResEcon is owned by members of the ResEcon executive management team.

Company Overview. Established in 1998, ResEcon is a leading specialty consulting firm that provides services to leading law firms and corporations in labor & employment and commercial litigation matters. ResEcon provides economic and statistical analysis as well as expert testimony services in class action, multi-plaintiff and single-plaintiff matters alleging wrongful employment practices and focuses on discrimination in the recruitment and hiring, promotion, pay, termination and other employment practices on the basis of age, race, gender, national origin, ethnicity and other protected classes. ResEcon also focuses on providing consulting and expert testimony services in matters alleging wage and hour employment law violations. ResEcon has offices in Los Angeles, New York, Chicago and Washington, D.C.

In providing its services, ResEcon relies upon client data, complex proprietary statistical modeling, and over 20 years of experience with labor & employment law and commercial litigation. ResEcon employs a highly technical workforce of over 90 employees as of June 30, 2021 and includes professionals with PhDs, professionals with master’s degrees, software for statistical analysis (SAS) programmers, and professionals who have served as expert witnesses. ResEcon’s clients include a large number of the top 100 law firms and Fortune 500 companies, as well as government entities. ResEcon also serves a variety of industries, with the consumer and retail, hospitality, transportation, and technology industries constituting the largest.

We believe that the U.S. market for consulting services for labor and employment law litigation has potential for continued growth due to an increase in labor & employment filings, increased adoption of economic consultants, and the increasing complexity of cases due to the proliferation of data and technology. Accordingly, we believe these trends, coupled with recent social movements (e.g., equal pay for equal work, #MeToo), will continue to support the increasing demand for the types of services ResEcon provides.

Investment Highlights. ResEcon’s total revenue has grown at a compound annual growth rate in excess of 12.5% from 2007 to the trailing twelve months ended June 30, 2021. We note that ResEcon has been involved with or cited in several landmark cases and believe that ResEcon has created a sought after brand supporting a favorable outlook for potential continued growth. We also believe ResEcon’s focus on labor & employment litigation consulting services positions its business to be less correlated to overall economic cycles. We believe that ResEcon’s ability to attract and retain its clients is a key factor for ResEcon’s success.

We believe that ResEcon has an attractive financial profile, with strong margins, limited capital expenditure requirements and modest working capital needs.

Growth Opportunities. We believe that the following are key growth opportunities for ResEcon: (i) geographic expansion to new U.S. metropolitan areas and internationally, (ii) expansion of consulting and advisory services to new areas of expertise beyond labor & employment, (iii) expansion of advisory and consulting services to new and existing clients, (iv) recruitment of senior lateral hires, and (v) strategic acquisitions.

Blue Ridge ESOP Associates

Overview. On March 24, 2020, we, through our wholly-owned subsidiaries, BR Strategic Capital EquityCo, LLC and BR Strategic Capital DebtCo, LLC, acquired a minority interest in Blue Ridge of $12.5 million. Our co-investment in Blue Ridge is comprised of an approximately $9.9 million common equity investment and a debt investment of approximately $2.6 million in senior secured subordinated notes. Our equity investment represents approximately 17% of the total equity ownership of Blue Ridge. Our co-investment is alongside investments from the LMM II Fund, Blue Ridge’s previous owners, and members of its executive management team.

Company Overview. Established in 1988, Blue Ridge is an independent, third-party employee stock ownership plans (“ESOP”) and 401(k) administrator. For over 30 years, Blue Ridge has developed proprietary and comprehensive solutions to address the unique and complex administrative needs of companies operating as ESOPs and managing 401(k) plans. Blue Ridge’s services and solutions include recordkeeping, compliance, reporting, distribution and processing, administrative services and plan management and analysis software. Blue Ridge is led by a long-tenured and experienced executive management team.

In July 2020, Blue Ridge acquired Benefit Concepts Systems, Inc., a full service benefit consulting firm with expertise in the design, implementation, and administration of ESOPs. In April 2021, Blue Ridge acquired Coastal Pension Services, a leading provider of outsourced 401(k) administration services in the greater Washington, D.C. area. These acquisitions further Blue Ridge’s strategy of both growing organically and through M&A.

Investment Highlights. We believe that Blue Ridge’s business model and diversified client base position it to be more resilient in economic recessions and have less correlation to the overall economic cycles. From 2005 to the trailing twelve months ended June 30, 2021, Blue Ridge’s total revenue has grown at a compound annual growth rate of approximately 14.3% and grew each year through the financial crisis. Blue Ridge maintains a large and diversified client base, providing services for over 850 ESOPs with over 200,000 plan participants. These clients are largely obtained through referrals (approximately 75% from 2016 through June 30, 2021). With approximately 6,100 ESOP plans in the United States as of June 30, 2021, we believe that Blue Ridge’s approximately 13% market share demonstrates its strong market positioning, but with plenty of whitespace for further growth.

Growth Opportunities. We believe that the following are key growth opportunities for Blue Ridge: (i) the growth of participants in the ESOP’s at existing clients, (ii) the acquisition of new clients, supported through new client referrals and ESOP market growth, (iii) cross-selling of additional services, (iv) M&A, and (v) the expansion of service offerings into adjacent markets.

Healthcare Safety Holdings LLC

Overview. On July 16, 2020, we, through our wholly-owned subsidiary, UM Strategic Capital EquityCo, LLC, acquired an approximately 75% interest in the common equity of HSH for $17.3 million. Additionally, we, through our wholly-owned subsidiary, UM Strategic Capital DebtCo, LLC, made a $24.4 million debt investment in HSH in the form of senior secured notes. The remaining HSH equity is owned by members of the HSH executive management team, the former controlling interest holder and TM SPV III, LLC. Members of the HSH executive management team may participate in an options incentive plan.

Company Overview. Founded in 1988 and headquartered in Excelsior, MN, HSH is a leading producer of daily use insulin pen needles, syringes and related product offerings for the human and animal diabetes care markets. HSH specializes in providing “dispense and dispose” sharps solutions, which allow users to more easily and safely dispose of sharps. HSH produces branded and private label products sold primarily through distributors to retail pharmacies, veterinary clinics and dialysis centers, as well as via e-commerce channels. HSH’s manufacturing facility in South Dakota is well equipped to capture the growing demand for single use sharps by human and animal diabetics.

Investment Highlights. We believe HSH’s innovative offerings, brand positioning, proprietary “dispense and dispose” solution and value proposition make the company a strong competitor in its core consumer and animal diabetes categories. HSH’s core pen needle offers a one-time use, disposable product for consumers who need multiple daily injections, which we believe creates the potential for recurring revenue. From 2005 to the trailing twelve months ended June 30, 2021, HSH’s net revenue has grown at a compound annual growth rate of approximately 12.0%.

Industry. We believe that insulin pens are an essential product to the health and wellness for individuals living with diabetes. We believe that this will result in a durable business model for HSH that is resilient to changes in market and economic cycles. We also believe there are differentiated elements of HSH’s platform, including UltiGuard, a propriety solution for the safe dispensing and disposal of sharps.

As of June 30, 2021, HSH has an estimated 60% of the market share of the pet diabetes syringe category. As the incidence of pet diabetes grows and consumers increasingly demand the highest quality care for their pets, the market for animal syringes is currently expected to grow at a compound annual growth rate of approximately 12% per year.

Growth Opportunities. We believe the following are key growth opportunities for HSH: (i) invest in sales/marketing to grow presence in new and existing channels, (ii) develop data driven and targeted marketing programs for each customer channel, and (iii) pursue strategic acquisitions.

ATA Title Company

Overview. On April 1, 2021, we, through our wholly-owned subsidiary, Huron Title Buyer, LLC, entered into a Membership Interest Purchase Agreement pursuant to which we acquired an approximately 75% interest in the common equity membership interest units of ATA Holding Company, LLC (“ATA”) for consideration of approximately $36 million, subject to certain post-closing adjustments (the “ATA Acquisition”). Additionally, on the closing date of the Acquisition, we, through our wholly-owned subsidiary, ATA Strategic Capital DebtCo, LLC, made an approximately $37 million debt investment in subsidiaries of ATA in the form of senior secured notes. The remaining ATA units of equity membership interest are owned by members of the ATA executive management team and former controlling interest owners.

Company Overview. Founded in 1999 and headquartered in Farmington Hills, MI, ATA is a leading national independent title insurance agency and settlement service provider for the residential resale, residential refinance, commercial and default markets. Its brands include ATA National Title Group, Greco Title Agency, Midstate Title Agency, Seaver Title Agency and Talon Title Agency. ATA has over 400 employees across 60+ offices in the Great Lakes Region (Michigan, Indiana, Ohio and Illinois).

Investment Highlights. ATA’s scale and broad service offering allow it to process closings with minimal outsourcing resulting in higher quality, consistent transaction execution. Further, we believe ATA’s higher touch service is a key distinguishing element for its customers. Although the residential resale and refinance business is driven in part by residential housing market and interest rates, we believe that ATA’s diversified business model positions it well for various market cycles. The total revenue for ATA for the trailing twelve months ended June 30, 2021, was approximately $77 million. The total revenue for ATA for the year ended December 31, 2020 was approximately $75 million. From 2011 to the trailing twelve months ended June 30, 2021, ATA’s total revenue has grown at a compound annual growth rate of approximately 7%.

Industry. ATA’s business has nationwide reach through key underwriter relationships and is in the top one percent (1%) of U.S. independent title insurance agencies by volume completing over 50,000 transactions in 2020. ATA is the largest independent agency in the Great Lakes Region with the second largest independent competitor only two-thirds the size.

Growth Opportunities. We believe the following are key growth opportunities for ATA: (i) geographic expansion, (ii) further building the company’s sales function to accelerate organic growth and (iii) accretive acquisitions.

Douglas Machine Corp.

Overview. On October 7, 2021, we, through our wholly-owned subsidiary, DM Strategic Capital EquityCo, LLC, acquired an approximately 90% indirect equity ownership interest in the capital stock of Douglas Machines Corp. (“Douglas”). The remaining Douglas capital stock is owned by members of the Douglas executive management team and existing pre-closing owners. In connection with the transaction, our indirect wholly-owned subsidiary, Douglas Machines Buyer, Inc., (the “Buyer”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Douglas and Douglas Acquisition Company, LLC (the “Seller”) pursuant to which the Seller received aggregate consideration of approximately $40.7 million which included rollover investment from existing pre-closing owners and is subject to certain customary escrow related and post-closing adjustments (“Douglas Acquisition”). Additionally, through a Note Purchase Agreement dated October 7, 2021 (the “Note Purchase Agreement”), we, through our wholly-owned subsidiary, DM Strategic Capital DebtCo, LLC, made an approximately $15.0 million debt investment in Douglas in the form of senior secured notes. Subject to such adjustments, we paid approximately $35.5 million at closing for our portion of our equity ownership interest in the capital stock of Douglas.

Company Overview. Founded in 1979 and headquartered in Clearwater, FL, Douglas is a leading manufacturer of innovative and customizable commercial cleaning and sanitizing equipment to the food, pet food, nutraceutical and industrial end-markets in the United States. Many of these end-markets, and in particular, food safety, are subject to increasingly stringent regulations, further accelerated by the COVID-19 pandemic. As a “one stop solution” for many of its customers, Douglas is a market leader in a niche industry with approximately 20% market share in the “clean-out-of-place” core segment as of June 30, 2021. The clean-out-of-place core segment generally refers to machinery where equipment and parts are removed from their operational area for cleaning.

Investment Highlights. We believe Douglas is well positioned for steady growth in an industry that is estimated to grow approximately 5% per year. We believe this potential growth is supported by increased food safety requirements and greater adoption of automated sanitation systems. We also believe that Douglas’ product offering offers a potentially high return on investment for its customers, typically generating significant savings in labor and water costs. Revenue for Douglas has grown at an approximately 9% compound annual growth rate from the fiscal year ended June 30, 2012 to the fiscal year ended June 30, 2021.

Growth Opportunities. We believe the following are key growth opportunities for Douglas: (i) market growth, (ii) new customer wins and wallet share expansion driven by sales and marketing expansion, (iii) operational efficiencies, (iv) accretive acquisitions and (v) international expansion.

Financing Line of Credit

On September 16, 2021, our wholly-owned subsidiary, CNL Strategic Capital B, Inc. (“SCAP B”), and Seaside entered into a second amended and restated loan agreement (“Loan Agreement”) and related promissory notes (the “Promissory Notes”) for a total line of credit of up to $25,000,000. The Loan Agreement amends and replaces the previous Loan Agreement between the parties dated June 27, 2019, as amended, and is for general Company purposes. The line of credit is available for advances through August 16, 2022. SCAP B paid a $15,000 commitment fee in connection with execution of the Loan Agreement and is required to pay a fee of five (5) basis points of each borrowing with a maximum fee of $20,000 over a 364-day period.

Under the Loan Agreement and related Promissory Notes evidencing the line of credit loan, SCAP B is obligated to pay interest on the borrowed amount at a rate of 30-day LIBOR + 2.75%, and at no time will the rate be less than three (3.0%) percent. Interest payments are due monthly in arrears. SCAP B’s ability to request draws under the Promissory Notes expire on August 16, 2022. SCAP B may prepay, without a penalty, all or any part of the borrowings under the Loan Agreement at any time and such borrowings are required to be repaid within 180 days or 60 days (depending on the facility drawn upon) of the borrowing date. All draws under the Loan Agreement must be approved by Seaside and are subject to additional due diligence and underwriting on collateral held by SCAP B. The Loan Agreement also provides that we must comply with certain covenants including the provision of financial statements on a quarterly basis, a restriction from incurring any debt, and restrictions on the transfer and sale of assets held by SCAP B.  In connection with the Loan Agreement, on September 16, 2021, we entered into a second amended and restated guaranty agreement (the “Guaranty”) to act as a guarantor of SCAP B’s outstanding borrowings under the Loan Agreement, a second amended and restated pledge and security agreement (the “Pledge Agreement”), and a second amended and restated Assignment and Pledge of Deposit Account agreement (“Deposit Agreement”) in favor of Seaside. Under the Deposit Agreement, we are required to contribute proceeds from this offering and our private offerings to pay down the outstanding debt of SCAP B to the extent there are any borrowings outstanding under the Loan Agreement above the minimum cash balance.

Summarized Portfolio Company Financial Statement Information

We had four portfolio companies which individually met at least one of the significance tests under Rule 4-08(g) of Regulation S-X (“Rule 4-08(g)”) for the years ended December 31, 2020 and 2019. In addition, our remaining individually insignificant portfolio companies met the significance tests under Rule 4-08(g) on an aggregate basis. The following tables present audited summarized operating data years ended December 31, 2020 and 2019, and summarized balance sheet data as of December 31, 2020 and December 31, 2019 for our portfolio companies on an individual or aggregate basis, as applicable:

Summarized Operating Data

	Year Ended December 31, 2020
	Lawn Doctor(1)	Polyform(2)	Roundtables(3)	HSH(4)	Other(5)
Revenues	$28,676,790	$18,980,631	$10,941,572	$13,939,954	$87,739,720
Expenses	(27,231,876)	(17,372,329)	(11,691,246)	(15,632,468)	(98,687,251)
Income (loss) before taxes	1,444,914	1,608,302	(749,674)	(1,692,514)	(10,947,531)
Income tax (expense) benefit	(371,274)	(468,750)	1,443,128	109,000	3,117,173
Consolidated net income (loss)	1,073,640	1,139,552	693,454	(1,583,514)	(7,830,358)
Net loss attributable to non-controlling interests	213,666	—	—	—	—
Net income (loss)	$1,287,306	$1,139,552	$693,454	$(1,583,514)	$(7,830,358)

	Year Ended December 31, 2019(6)
	Lawn Doctor(1)	Polyform(2)	Roundtables(3)
Revenues	$24,951,481	$16,517,512	$3,929,101
Expenses	(25,754,966)	(17,016,753)	(5,269,538)
Loss before taxes	(803,485)	(499,241)	(1,340,437)
Income tax benefit	142,104	140,000	335,795
Consolidated net loss	(661,381)	(359,241)	(1,004,642)
Net loss attributable to non-controlling interests	232,270	—	—
Net loss	$(429,111)	$(359,241)	$(1,004,642)

Summarized Balance Sheet Data

	As of December 31, 2020
	Lawn Doctor(1)	Polyform(2)	Roundtables(3)	HSH(4)	Other(5)
Current assets	$8,386,243	$9,692,346	$4,166,690	$12,684,343	$51,902,237
Non-current assets	94,600,554	30,032,976	59,582,072	42,701,069	311,984,977
Current liabilities	7,669,894	2,460,606	4,406,878	5,732,781	35,926,638
Non-current liabilities	53,385,715	21,563,451	19,553,072	29,297,356	146,900,604
Non-controlling interest	(392,791)	—	—	—	—
Stockholders’ equity	42,323,979	15,701,265	39,788,812	20,355,275	181,059,972

	As of December 31, 2019(6)
	Lawn Doctor(1)	Polyform(2)	Roundtables(3)
Current assets	$5,679,790	$5,917,238	$2,495,539
Non-current assets	96,327,351	31,474,762	61,232,699
Current liabilities	5,208,665	1,484,148	3,686,652
Non-current liabilities	52,854,284	21,123,045	20,946,228
Non-controlling interest	(179,125)	—	—
Stockholders’ equity	44,123,317	14,784,807	39,095,358

FOOTNOTES:

(1)	As of December 31, 2020 and December 31, 2019, we owned approximately 61% and 62%, respectively, of the outstanding equity in Lawn Doctor on an undiluted basis. Stockholders’ equity for Lawn Doctor represents amounts attributable to LD Parent, Inc. shareholders, excluding amounts attributable to non-controlling interests.

(2)	As of December 31, 2020 and December 31, 2019, we owned approximately 87% of the outstanding equity in Polyform on an undiluted basis.

(3)	Summarized operating data presented for Roundtables for 2019 is for the period from August 1, 2019 (the date the Company acquired its investments in Roundtables) to December 31, 2019. As of December 31, 2020 and December 31, 2019, we owned approximately 81% of the outstanding equity in Roundtables on an undiluted basis.

(4)	Summarized operating data presented for HSH is for the period from July 16, 2020 (the date we acquired our investments in HSH) to December 31, 2020. As of December 31, 2020, we owned approximately 75% of the outstanding equity in HSH on an undiluted basis.

(5)	Includes results for our co-investments in which we own a minority equity interest (Milton, Resolution Economics and Blue Ridge) for the period presented unless otherwise noted. Summarized operating data for Resolution Economics is for the period from January 2, 2020 (the date we acquired our investments in Resolution Economics) to November 30, 2020 (reported on a one-month lag basis). Summarized operating data for Blue Ridge is for the period from March 24, 2020 (the date we acquired our investments in Blue Ridge) to December 31, 2020.

(6)	Excludes results for our co-investment in which we own a minority equity interest (Milton) for the period from November 21, 2019 (the date we acquired our investments our Milton) to December 31, 2019 as this information is de minimis.

The following tables present unaudited summarized operating data for the Company’s portfolio companies in which it owned a controlling equity interest during the quarter and six months ended June 30, 2021 and 2020, and summarized balance sheet data as of June 30, 2021 (unaudited), as applicable:

Summarized Operating Data

	Quarter Ended June 30, 2021
	Lawn Doctor(1)	Polyform(2)	Roundtables(3)	HSH(4)	ATA(5)
Revenues	$10,994,355	$4,731,986	$3,368,692	$8,166,862	$20,032,593
Expenses	(9,476,712)	(4,400,279)	(3,104,988)	(7,621,796)	(16,048,485)
Income before taxes	1,517,643	331,707	263,704	545,066	3,984,108
Income tax expense	(388,500)	(95,000)	(56,943)	(120,000)	—
Consolidated net income	1,129,143	236,707	206,761	425,066	3,984,108
Net loss attributable to non-controlling interests	12,068	—	—	—	—
Net income	$1,141,211	$236,707	$206,761	$425,066	$3,984,108

	Quarter Ended June 30, 2020
	Lawn Doctor(1)	Polyform(2)	Roundtables(3)
Revenues	$7,565,110	$3,834,058	$2,580,821
Expenses	(6,222,806)	(3,677,626)	(2,656,692)
Income (loss) before taxes	1,342,304	156,432	(75,871)
Income tax (expense) benefit	(350,815)	(45,000)	23,344
Consolidated net income (loss)	991,489	111,432	(52,527)
Net loss attributable to non-controlling interests	38,963	—	—
Net income (loss)	$1,030,452	$111,432	$(52,527)

	Six Months Ended June 30, 2021
	Lawn Doctor(1)	Polyform(2)	Roundtables(3)	HSH(4)	ATA(5)
Revenues	$19,788,836	$11,524,518	$6,220,400	$16,130,074	$20,032,593
Expenses	(17,455,421)	(9,711,416)	(6,075,803)	(15,156,990)	(16,048,485)
Income before taxes	2,333,415	1,813,102	144,597	973,084	3,984,108
Income tax expense	(612,500)	(518,000)	(30,557)	(214,000)	—
Consolidated net income	1,720,915	1,295,102	114,040	759,084	3,984,108
Net loss attributable to non-controlling interests	87,717	—	—	—	—
Net income	$1,808,632	$1,295,102	$114,040	$759,084	$3,984,108

	Six Months Ended June 30, 2020
	Lawn Doctor(1)	Polyform(2)	Roundtables(3)
Revenues	$14,288,283	$7,909,147	$5,272,720
Expenses	(13,304,883)	(7,884,811)	(6,043,355)
Income (loss) before taxes	983,400	24,336	(770,635)
Income tax expense (benefit)	(239,315)	(8,000)	200,102
Consolidated net income (loss)	744,085	16,336	(570,533)
Net loss attributable to non-controlling interests	110,273	—	—
Net income (loss)	$854,358	$16,336	$(570,533)

Summarized Balance Sheet Data

	As of June 30, 2021
	Lawn Doctor(1)	Polyform(2)	Roundtables(3)	HSH(4)	ATA(5)
Current assets	$11,406,584	$10,350,931	$6,133,398	$12,538,691	$6,343,789
Non-current assets	93,061,571	29,528,776	62,851,163	40,781,107	88,165,194
Current liabilities	7,597,267	2,297,453	9,566,014	4,352,132	3,188,228
Non-current liabilities	54,118,893	21,506,747	19,515,695	28,853,307	40,000,000
Non-controlling interest	(480,508)	—	—	—	—
Stockholders’ equity	43,232,503	16,075,507	39,902,852	20,114,359	51,320,755

FOOTNOTES:

(1)	As of June 30, 2021, the Company owned approximately 61% of the outstanding equity in Lawn Doctor on an undiluted basis.

(2)	As of June 30, 2021, the Company owned approximately 87% of the outstanding equity in Polyform on an undiluted basis.

(3)	As of June 30, 2021, the Company owned approximately 81% of the outstanding equity in Roundtables on an undiluted basis.

(4)	As of June 30, 2021, the Company owned approximately 75% of the outstanding equity in HSH on an undiluted basis. The Company acquired HSH in July 2020.

(5)	Results presented for the six months ended June 30, 2021 are for the period from April 1, 2021 (the date the Company acquired its investments in ATA) to June 30, 2021. As of June 30, 2021, the Company owned approximately 75% of the outstanding equity in ATA on an undiluted basis. The Company acquired ATA in April 2021.

Adjusted EBITDA

When evaluating the performance of our portfolio, we monitor Adjusted EBITDA to measure the financial and operational performance of our portfolio companies and their ability to pay contractually obligated debt payments to us. In connection with this evaluation, the Manager and Sub-Manager review monthly portfolio company operating performance versus budgeted expectations and conduct regular operational review calls with the management teams of the portfolio companies.

We present Adjusted EBITDA as a supplemental measure of the performance of our portfolio companies because we believe it assists investors in comparing the performance of such businesses across reporting periods on a consistent basis by excluding items that we do not believe are indicative of their core operating performance.

We define Adjusted EBITDA as net income (loss), plus (i) interest expense, net, and loan cost amortization, (ii) taxes and (iii) depreciation and amortization, as further adjusted for certain other non-recurring items that we do not consider indicative of the ongoing operating performance of our portfolio companies. These further adjustments are itemized below. Our proportionate share of Adjusted EBITDA is calculated based on our equity ownership percentage at period end.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are: (i) Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; (iii) Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness; (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; (v) Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we do not consider to be indicative of the on-going operations of our portfolio companies; and (vi) other companies in similar industries as our portfolio companies may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

The tables below reconcile our proportionate share of Adjusted EBITDA of our portfolio companies from net income (loss) of such portfolio companies for the quarter and six months ended June 30, 2021 and 2020:

	Quarter Ended June 30, 2021(1)
	Lawn Doctor	Polyform	Roundtables	HSH	ATA
Net income (GAAP)	$1,141,211	$236,707	$206,761	$425,066	$3,984,108
Interest and debt related expenses	1,012,999	728,011	646,307	942,987	1,516,654
Depreciation and amortization	623,485	432,783	486,408	937,033	1,106,585
Income tax expense	388,500	95,000	56,943	120,000	—
Adjusted EBITDA (non-GAAP)	$3,166,195	$1,492,501	$1,396,419	$2,425,086	$6,607,347

Our Ownership Percentage	61%	87%	81%	75%	75%
Our Proportionate Share of Adjusted EBITDA (non-GAAP)	$1,945,943	$1,300,416	$1,127,748	$1,806,932	$4,955,510

	Quarter Ended June 30, 2020(1)
	Lawn Doctor	Polyform	Roundtables
Net income (loss) (GAAP)	$1,030,452	$111,432	$(52,527)
Interest and debt related expenses	1,051,108	736,362	651,532
Depreciation and amortization	625,170	418,727	375,479
Income tax expense (benefit)	350,815	45,000	(23,344)
Adjusted EBITDA (non-GAAP)	$3,057,545	$1,311,521	$951,140

Our Ownership Percentage	62%	87%	81%
Our Proportionate Share of Adjusted EBITDA (non-GAAP)	$1,903,291	$1,142,335	$768,521

	Six Months Ended June 30, 2021(1)
	Lawn Doctor	Polyform	Roundtables	HSH	ATA(2)
Net income (GAAP)	$1,808,632	$1,295,102	$114,040	$759,084	$3,984,108
Interest and debt related expenses	2,015,926	1,448,156	1,287,714	1,877,860	1,516,654
Depreciation and amortization	1,247,390	866,906	865,593	1,866,235	1,106,585
Income tax expense	612,500	518,000	30,557	214,000	—
Adjusted EBITDA (non-GAAP)	$5,684,448	$4,128,164	$2,297,904	$4,717,179	$6,607,347

Our Ownership Percentage	61%	87%	81%	75%	75%
Our Proportionate Share of Adjusted EBITDA (non-GAAP)	$3,493,662	$3,596,869	$1,855,787	$3,514,770	$4,955,510

	Six Months Ended June 30, 2020(1)
	Lawn Doctor	Polyform	Roundtables
Net income (loss) (GAAP)	$854,358	$16,336	$(570,533)
Interest and debt related expenses	2,108,144	1,466,307	1,299,554
Depreciation and amortization	1,248,064	837,019	750,641
Income tax expense (benefit)	239,315	8,000	(200,102)
Adjusted EBITDA (non-GAAP)	$4,449,881	$2,327,662	$1,279,560

Our Ownership Percentage	62%	87%	81%
Our Proportionate Share of Adjusted EBITDA (non-GAAP)	$2,770,006	$2,027,394	$1,033,884

FOOTNOTE:

(1)	Excludes three portfolio companies in which we owned a minority equity interest as of June 30, 2021 and 2020.

(2)	Results for ATA are for the period from April 1, 2021 (the date we acquired our investments in ATA) to June 30, 2021.

Adjusted Free Cash Flow

We monitor Adjusted FCF to measure the liquidity of our portfolio companies. We present Adjusted FCF as a supplemental measure of the performance of our portfolio companies since such measure reflects the cash generated by the operating activities of our portfolio companies and to the extent such cash is not distributed to us, it generally represents cash used by the portfolio companies for the repayment of debt, investing in expansions or acquisitions, reserve requirements or other corporate uses by such portfolio companies, and such uses reduce our potential need to make capital contributions to the portfolio companies for our proportionate share of cash needed for such items. We use Adjusted FCF as a key factor in our planning for, and consideration of, acquisitions, the payment of dividends and share repurchases.

We define Adjusted FCF as cash from operating activities less capital expenditures, net of proceeds from the sale of property and equipment, of our portfolio companies, as further adjusted for certain non-recurring items. These further adjustments are itemized below. Our proportionate share of Adjusted FCF is calculated based on our equity ownership percentage at period end. Adjusted FCF does not represent cash available to our business except to the extent it is distributed to us, and to the extent actually distributed to us, we may not have control in determining the timing and amount of distributions from our portfolio companies, and therefore, we may not receive such cash.

Adjusted FCF has limitations as an analytical tool. Some of these limitations are: (i) Adjusted FCF does not account for future contractual commitments; (ii) Adjusted FCF excludes required debt service payments; (iii) Adjusted FCF does not reflect the impact of certain cash charges resulting from matters we do not consider to be indicative of the on-going operations of our portfolio companies; and (iv) other companies in similar industries as our portfolio companies may calculate Adjusted FCF differently, limiting its usefulness as a comparative measure. This non-GAAP measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes or as an alternative to operating cash flows presented in accordance with GAAP.

The tables below reconcile our proportionate share of Adjusted FCF of our portfolio companies from cash provided by (used in) operating activities of such portfolio companies for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30, 2021(1)
	Lawn Doctor	Polyform	Roundtables	HSH	ATA(3)
Cash provided by operating activities (GAAP)	$2,645,258	$2,185,352	$6,027,097	$443,963	$5,658,709
Capital expenditures(2)	(70,532)	(453,493)	(13,789)	(121,895)	(57,786)
Adjusted FCF (non-GAAP)	$2,574,726	$1,731,859	$6,013,308	$322,068	$5,600,923

Our Ownership Percentage	61%	87%	81%	75%	75%
Our Proportionate Share of Adjusted FCF (non-GAAP)	$1,582,427	$1,508,969	$4,856,348	$239,973	$4,200,692

	Six Months Ended June 30, 2020(1)
	Lawn Doctor	Polyform	Roundtables
Cash provided by operating activities (GAAP)	$2,677,771	$300,285	$4,597,278
Capital expenditures(2)	(29,850)	(167,979)	(8,871)
Adjusted FCF (non-GAAP)	$2,647,921	$132,306	$4,588,407

Our Ownership Percentage	62%	87%	81%
Our Proportionate Share of Adjusted FCF (non-GAAP)	$1,648,304	$115,239	$3,707,433

 FOOTNOTES:

(1)	Excludes three portfolio companies in which we owned a minority equity interest as of June 30, 2021 and 2020.

(2)	Capital expenditures relate to the purchase of property, plant and equipment.

(3)	Results for ATA are for the period from April 1, 2021 (the date we acquired our investments in ATA) to June 30, 2021.

Our aggregate proportionate share of Adjusted FCF was approximately $12.4 million and $5.5 million for the six months ended June 30, 2021 and 2020, respectively. As discussed above, cash not distributed to us is used by our portfolio companies for various reasons, including, but not limited to, repayment of debt, investing in acquisitions and general cash reserves.

MANAGEMENT

Our business and affairs are managed under the direction of our board of directors, as provided by our LLC Agreement and Delaware law. Our board of directors is responsible for the direction and control of our affairs. Our board of directors has retained the Manager and the Sub-Manager to manage our overall activities, subject to our board’s supervision. Our board of directors serve in a fiduciary capacity to us and have a fiduciary duty to our shareholders, including a specific fiduciary duty to supervise the relationship between us and the Manager. This means that each director must perform his or her duties in good faith and in a manner that each director considers to be in our best interest and in the best interests of our shareholders. Our board of directors consists of five directors and has established an audit committee comprised of independent directors and may establish additional committees from time to time as necessary. Our board of directors is divided into three classes serving staggered terms of three years each. Any director may resign at any time and may be removed with or without cause by the shareholders upon the affirmative vote of at least a majority of the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. A majority of our board of directors will be independent directors except for a period of sixty (60) days after the failure to stand for re-election, death, removal, resignation or incapacitation of an independent director.

Directors and Executive Officers

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position(s) Held with Us	Director/Executive Officer Since
James M. Seneff, Jr.	75	Director and Chairman of the Board (Class II)	2017
Arthur E. Levine	70	Director (Class III)	2016
Mark D. Linsz	57	Independent Director (Class II)	2017
Benjamin A. Posen	53	Independent Director (Class I)	2017
Robert J. Woody	77	Independent Director (Class III)	2017
Chirag J. Bhavsar	52	Chief Executive Officer	2017
Tammy J. Tipton	61	Chief Financial Officer	2016
Brett A. Schlemovitz	44	Chief Operating Officer	2017

The following sets forth biographical information concerning the individuals who are our executive officers and directors. The biographical descriptions for each director include the specific experience, qualifications, attributes and skills that led to the conclusion by our board of directors that such person should serve as a director.

James M. Seneff, Jr. serves as the Chairman of our board of directors. Mr. Seneff served as Chairman of the board of directors, from May 2011 to June 2016 and from January 2018 to present, and as a director since inception in June 2010 to June 2016, and from January 2018 to present of CNL Healthcare Properties, Inc., a public, non-traded REIT. Mr. Seneff has served as the Chairman of its advisor, CNL Healthcare Corp., since its inception in June 2010. Mr. Seneff has served as Chairman of the board of directors and a director of CNL Lifestyle Properties, a public, non-traded REIT (2003 to 2017), a director of the managing member of its initial advisor, CNL Lifestyle Company, LLC (2003 to December 2010), and a director of its successor advisor, CNL Lifestyle Advisor Corporation (December 2010 to 2017). He served as Chairman of the board of directors and a director of CNL Growth Properties, a public, non-traded REIT, from August 2009 and December 2008, respectively, until June and served as a manager of its advisor, CNL Global Growth Advisors, LLC, from 2008 to 2017. Mr. Seneff also served as Chairman of the board of directors and a director of Global Income Trust, another public, non-traded REIT, from April 2009 until its dissolution in December 2015, and served as manager of its advisor until December 2016. Mr. Seneff is the sole member of CNL Holdings, LLC (“CNL Holdings”), and has served as the Chairman, Chief Executive Officer and/or President of several of CNL Holdings’ subsidiaries, including Chief Executive Officer and President (2008 to 2013), and as chairman from 2013 to present of CFG, and as Executive Chairman (January 2011 to present), Chairman (1988 to January 2011), Chief Executive Officer (1995 to January 2011) and President (1980 to 1995) of CNL Financial Group, a diversified real estate company. Mr. Seneff serves or has served on the board of directors of the following CNL Holdings’ affiliates: CNL Hotels & Resorts, Inc., a public, non-traded REIT (1996 to April 2007), and its advisor, CNL Hospitality Corp. (1997 to June 2006 (became self-advised)); CNL Retirement Properties, Inc., a public, non-traded REIT, and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc., a public, non-traded REIT, and its advisor (1994 to 2005 (became self-advised)); Trustreet Properties, Inc., a publicly traded REIT (2005 to February 2007); National Retail Properties, Inc., a publicly traded REIT (1994 to 2005); CNL Securities Corp., a FINRA-registered broker-dealer and the Managing Dealer of this offering (1979 to 2013); and CNL Capital Markets Corp. (1990 to 2017). Mr. Seneff was also the Chairman and a principal stockholder of CNLBancshares, Inc. (1999 to 2015), which owned CNLBank until it merged into Valley National Bank in 2015. Mr. Seneff received his B.A. in business administration from Florida State University.

Mr. Seneff was selected as one of our directors because of his particular knowledge and experience in capital raising, particularly with regard to equity offerings and debt transactions, which strengthens the board’s collective knowledge, capabilities and experience. In addition, we believe that Mr. Seneff’s experience is valuable to the board in its oversight of regulatory and compliance requirements as well as its exercise of fiduciary duties to us and our shareholders. Mr. Seneff is principally responsible for overseeing the formulation of our strategic objectives.

Arthur E. Levine serves as a director on our board of directors. Mr. Levine currently serves as the Co-Chairperson of the Executive and Investment Committees of LLCP, which he co-founded in 1984.  Mr. Levine has been making acquisitions in middle-market businesses for more than 38 years.  In addition to planning the strategic direction of LLCP, his activities include primary responsibility for the investment activities of LLCP and institutional fund raising. Mr. Levine is a graduate of the Columbia University School of Law (where he was a Harlan Fiske Stone Scholar) and received his MBA from the Anderson School at UCLA.  Mr. Levine has been married to Ms. Leichtman, a Senior Executive at LLCP, since 1979.

Mr. Levine was selected as one of our directors because of his substantial experience acquiring and managing businesses through his 38 years of experience guiding the investment activities of LLCP. He also has significant knowledge of, and relationships within the private equity sector and middle-market companies throughout the United States. Mr. Levine’s experience in this regard provides value to our board of directors in its assessment and management of risk.

Mark D. Linsz serves as an independent director on our board of directors. Mr. Linsz co-founded My Next Season, an organization designed to help companies and individuals with career transitions, in 2014 and currently serves at the Senior Managing Partner. Mr. Linsz has served as an Advisor to Reference Point, a Strategy, Management and Technology Consulting Firm for Financial Services, from 2019 to Present and served as an independent trustee for Corporate Capital Trust II from 2016 to 2019. Mr. Linsz also held a series of senior financial positions at Bank of America from 1998 to 2014, most recently serving as CFO Risk Executive from 2013 to 2014 and Corporate Treasurer from 2009 to 2013. Previously, Mr. Linsz served as Bank of America’s Global Markets Risk Executive from 2007 to 2009 and as Chief Risk Officer for Europe, the Middle East, Africa and Asia from 2005 to 2008. Prior to 2005, Mr. Linsz also served as Bank of America’s Capital Markets Risk Executive and Head of Compliance for the Global Corporate and Investment Bank. Mr. Linsz began his career with Chicago Research and Trading Group (CRT) in 1987. Prior to being purchased by NationsBank, he was the head of Market Risk for CRT and continued these responsibilities at NationsBanc-CRT until 1998. Mr. Linsz previously served on the board of directors of the Deposit Trust and Clearing Corporation from 2013 to 2014 and on the board of directors of BlackRock Corporation from 2009 to 2011. Mr. Linsz received a B.A. from National Louis University.

Mr. Linsz was selected as one of our three independent directors because of his prior board experience and financial expertise.

 Benjamin A. Posen serves as an independent director on our board of directors. Mr. Posen co-founded Lindbrook Capital LLC in May of 2011, and is responsible for all investment-related activities, including asset allocation and investment research and selection. Prior to Lindbrook, Mr. Posen spent 15 years at Oppenheimer & Co., where he co-formed the Posen/Dritz group and successfully built a team to manager assets for wealthy individuals, foundations and endowments. Mr. Posen started his career in 1993 with Paine Webber, then one of the largest fixed-income brokerages on the West Coast. Mr. Posen has been recognized as a partner on one of “America’s Top 100 Advisor Teams” by Barron’s Magazine, and received a B.A. from the University of Minnesota.

Mr. Posen was selected as one of our three independent directors because of his industry experience and because of his investment experience and expertise.

Robert J. Woody serves as an independent director on our board of directors. Mr. Woody has also served as an independent director of CNL Lifestyle Properties, a public, non-traded REIT, from 2004 until 2017.  He served as an independent director of CNL Healthcare Properties, Inc., a public, non-traded REIT, from October 2010 until April 2012.  He serves as Managing Partner of Elgin Partners, LLC, the general partner of a private equity limited partnership in Washington, D.C. (November 2008 to present).  He serves as Lead Independent Director of U.S. Energy Development Corporation (2018 to present). He also serves as Independent Director and Chairman of the Governance Committee of Atlanta Life Insurance Co. (2020 to present). He served as deputy chairman and general counsel for Northstar Financial Services Ltd. (2005 through 2008) and as chief executive officer of Northstar Consulting Group, Inc. (2004 through 2005).  Mr. Woody was the executive vice president and general counsel for Northstar Companies, Inc., an international wealth management firm, from 2002 until 2004.  Before joining Northstar Companies, Inc., Mr. Woody was a partner at the law firm of Shook, Hardy & Bacon, L.L.P. (1997 to 2002).  Mr. Woody received a B.A. and a J.D. from the University of Kansas and undertook graduate legal study in international law at the University of Exeter, England.

Mr. Woody was selected as one of our three independent directors because of his knowledge of business management and government relations, and his prior board experience.

Chirag J. Bhavsar serves as our Chief Executive Officer. Mr. Bhavsar also currently serves as Co-Chief Executive Officer and Co-President of CNL Financial Group. Mr. Bhavsar served as Chief Operating Officer from January 1, 2017 to April 9, 2018, Chief Financial Officer from January 1, 2017 to May 1, 2018, and as Chief Executive Officer and Chairman of the board of trustees from December 8, 2017 to April 9, 2018 of Corporate Capital Trust II, a business development company. In addition, Mr. Bhavsar served as Chief Operating Officer and Chief Financial Officer for Corporate Capital Trust, Inc., a business development company, from January 1, 2017 until November 14, 2017. Mr. Bhavsar has spent most of the past 15 years of his career with entities affiliated with CNL Financial Group. Mr. Bhavsar has served in the roles of Executive Vice President, Chief Operating Officer, and Chief Financial Officer for Valley National Bank’s Florida Division, from 2015 to 2016, and as the Executive Vice President and Chief Financial Officer of its predecessor, CNLBancshares, Inc., from 2002 to 2015. Mr. Bhavsar is Chairman of the Board of Currency Exchange International Corp., which is a publicly traded company on the Toronto Stock Exchange. Mr. Bhavsar also currently serves as Director and President of Cogent Bank f/k/a Pinnacle Bank, which is a community bank based in Central Florida. Mr. Bhavsar received his Bachelor of Science in Accounting from the University of Florida in 1990, and received a Master of Science in Accounting from the University of Florida in 1991. Mr. Bhavsar also graduated from University of Virginia’s Banking School in 1993. He is a certified public accountant.

Tammy J. Tipton serves as our Chief Financial Officer. Ms. Tipton also currently serves as Chief Financial Officer, Senior Vice President and Treasurer of CNL Healthcare Corp. the advisor to CNL Healthcare Properties, Inc., a public, non-traded REIT. Ms. Tipton also has served as Chief Financial Officer, Senior Vice President and Treasurer of CHP II Advisors, LLC, since its inception on July 9, 2015, the advisor to CNL Healthcare Properties II, Inc., another public, non-traded REIT. Ms. Tipton served as the Chief Financial Officer and Treasurer of CNL Lifestyle Properties, Inc., another public non-traded REIT from May 2015 to December 2017, and served as Chief Financial Officer from March 2014 to December 2017, and as Senior Vice President from May 2015 to December 2017 of its advisor. She also served as Chief Financial Officer and Treasurer of CNL Growth Properties, Inc., another public, non-traded REIT, from September 2014 to October 2017. She served as Chief Financial Officer and Treasurer of Global Income Trust, Inc., another public, non-traded REIT, from September 2014 until its dissolution in December 2015. She serves as Chief Financial Officer and Senior Vice President of CNL Financial Group where she oversees the strategic finance, accounting, reporting, budgeting, payroll and purchasing functions for CFG and its affiliates. Ms. Tipton also holds various other offices with other CFG affiliates. Ms. Tipton has served in various other financial roles since joining CNL Financial Group in 1987. These roles have included regulatory reporting for 20 public entities and the accounting, reporting and servicing for approximately 30 public and private real estate programs. Ms. Tipton earned a B. S. in accounting from the University of Central Florida. She is also a certified public accountant.

Brett A. Schlemovitz serves as our Chief Operating Officer and also serves on the Investment Committee of the Manager. Mr. Schlemovitz currently serves as a Managing Director of CNL Financial Group. Mr. Schlemovitz joined CNL Financial Group in June of 2015 and is responsible for the overall management of investments. From 2007 to 2015, Mr. Schlemovitz served as executive director of financial institutions investment banking for J.P Morgan. In his role, Mr. Schlemovitz was primarily responsible for merger and acquisition advisory, and equity and debt capital raising for his client base. Mr. Schlemovitz has also served as an investment banker for Merrill Lynch and Keefe, Bruyette & Woods and he has also served as an investment analyst at Lord Abbett. Mr. Schlemovitz received his B.A. in Finance and Decision Information Analysis from Emory University.

Leadership Structure of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Among other things, our board of directors sets broad policies for us and approves the appointment of the Manager, the Sub-Manager, the Administrator, the Sub-Administrator and our executive officers. The role of our board of directors, and of any individual director, is one of oversight and not of management of our day-to-day affairs.

Our board of directors understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership structure may vary as circumstances warrant. Under our LLC Agreement, our board of directors may designate one of our directors as chair to preside over meetings of our board of directors and meetings of shareholders, and to perform such other duties as may be assigned to him or her by our board of directors. Presently, Mr. Seneff serves as Chairman of our board of directors and is an “interested person” by virtue of his professional association with CNL Financial Group. We believe that it is in the best interests of our shareholders for Mr. Seneff to serve as Chairman of our board of directors because of his significant experience in matters of relevance to our business. We believe that our board of directors’ leadership structure is in the best interests of us and our shareholders. We also believe that this leadership structure creates a firm link between management and our board of directors and provides unified leadership for carrying out our strategic initiatives and business plans. Our board of directors has determined that the composition of our majority independent director board is an appropriate means to address any potential conflicts of interest that may arise from the chair’s status as an interested person of the company.

All of the independent directors play an active role on our board of directors. The independent directors compose a majority of our board of directors and will be closely involved in all material deliberations related to us. Our board of directors believes that, with these practices, each independent director has an equal involvement in the actions and oversight role of our board of directors and equal accountability to us and our shareholders. Our independent directors are expected to meet separately as part of each regular board of directors meeting. Our independent directors may hold meetings at the request of any independent director.

Our Board of Directors’ Role in Risk Oversight

Our board of directors plays an important role in the risk oversight of the company. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Risk management is a broad concept comprising many disparate elements (for example, investment risk, issuer and counterparty risk, compliance risk, operational risk, and business continuity risk). Our executive officers and the Manager and the Sub-Manager are responsible for the day-to-day management of the risks the company faces, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In this capacity, our board of directors (or a committee thereof) performs many tasks, including but not limited to, receiving regular periodic reports from our internal and external auditors and the Manager and the Sub-Manager (with respect to our business), approving acquisitions and dispositions and new borrowings as well as periodically reviewing and discussing with our management the risks the company faces. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed by our executive officers and the Manager and the Sub-Manager are adequate and functioning as designed.

One or more committees of our board of directors assist the full board of directors in risk oversight by addressing specific matters within the purview of each committee. For example, our audit committee is specifically responsible, in consultation with management, our independent auditors and our internal auditor for the integrity of the company’s financial reporting processes and controls and valuation process. In executing this responsibility, our audit committee discusses policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps management has taken to monitor, control and report on such exposures. As part of this process, our audit committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to implementing and executing our business strategy. The results of the risk assessment are then discussed with management and used to develop our annual internal audit plan.

Our board of directors believes that this role in risk oversight is appropriate. We believe that we have robust internal processes in place and a strong internal control environment to identify and manage risks. However, not all risks that may affect us can be identified or processes and controls developed to eliminate or mitigate their occurrence or effects, and some risks are beyond the control of us, the Manager, the Sub-Manager and our other service providers.

Committees of our Board of Directors

Our board of directors may delegate many of its powers to one or more committees. Our LLC Agreement requires that each of these committees be majority-comprised of our independent directors and our board has our audit committee, which consists solely of independent directors.

Audit Committee

Our audit committee is composed of our independent directors, Messrs. Linsz, Posen and Woody. Our audit committee operates under a written charter adopted by our board of directors. Our audit committee assists the board of directors in overseeing:

●	our accounting and financial reporting processes and valuation process;
●	the integrity and audits of our financial statements;
●	our compliance with legal and regulatory requirements;
●	the qualifications and independence of our independent auditors; and
●	the performance of our internal and independent auditors.

Mr. Linsz chairs our audit committee and serves as our “audit committee financial expert,” as that term is defined by the SEC.

Compensation of Independent Directors

Each independent director is entitled to receive a $25,000 annual fee for services as well as $2,000 per board of directors meeting attended, whether they participate by telephone or in person. Each director serving on our audit committee will receive $2,000 per audit committee meeting attended, whether they participate by telephone or in person. The chairman of our audit committee will receive an annual retainer of $10,000. Independent directors will also receive $2,000 per day for their participation in all meetings and other Company-related business outside of normally scheduled board of directors meetings. In addition to the annual fee and fee for meeting attendance, as applicable, we reimburse our independent directors for any reasonable out-of-pocket expenses incurred for its service as a director. No additional compensation will be paid for attending our annual meeting.

Compensation of Executive Officers

We have no employees. We are managed by the Manager pursuant to a Management Agreement. All of our executive officers are employees of the Manager or one or more of its affiliates. We have not paid, and do not intend to pay, any cash compensation to our executive officers and we do not currently intend to adopt any policies with respect thereto. We do not have agreements with any of our executive officers or any employees of the Manager or its affiliates with respect to their compensation. Pursuant to the Management Agreement, we pay the management fee to the Manager, not to provide compensation to our executive officers, but to compensate the Manager for the services it provides for the day-to-day management of us. No specific portion of the management fee is designated for use by the Manager as compensation to its employees who are our executive officers, and we are not required to, and do not, separately reimburse the Manager for compensation paid by the Manager to our executive officers. Rather, the Manager will determine the levels of base salary and cash incentive compensation that may be earned by our executive officers for services performed for the Manager, based on the time required for the performance of the duties of the Manager under the Management Agreement and such other factors as the Manager may determine are appropriate. The Manager will also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs for their services performed for the Manager. The Manager may choose to allocate any shares it acquires from the company to one or more employees of the Manager or its affiliates from time to time and in its sole discretion. We do not play any role in the Manager’s determination of how it compensates our executive officers as we are not entitled to review or approve compensation decisions made by the Manager under the terms of the Management Agreement or otherwise.

Compensation Committee Interlocks and Insider Participation

No compensation committee exists, and no deliberations occurred with respect to executive compensation, as no executive officers will receive any compensation for their service as executive officers.

Conflicts of Interest

For a discussion of the conflicts of interest facing the company and our policies to address these conflicts, see “Conflicts of Interest and Certain Relationships and Related Party Transactions” on page 136 of this prospectus.

Indemnification Agreements

We have entered into indemnification agreements with members of our board of directors and our executive officers. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Delaware law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.

The Manager and the Sub-Manager

The Manager is CNL Strategic Capital Management, LLC, or CNL. Our executive officers also are officers, key personnel and/or members of the Manager. While associated with CNL, our appointed executive officers will serve on behalf of the company and consist of our chief executive officer and president, chief operating officer, chief financial officer and general counsel and secretary. The Sub-Manager is Levine Leichtman Strategic Capital, LLC, an affiliate of LLCP. One of our directors is also the President of the Sub-Manager. We do not pay any compensation to any of our executive officers.

Senior Management Team of the Manager

The following table sets forth certain information regarding the senior management team of the Manager who provides services to us as of the date of this prospectus.

Name	Age	Position at Manager
James M. Seneff, Jr.	75	Chairman
Chirag J. Bhavsar	52	Chief Executive Officer
Tammy J. Tipton	61	Chief Financial Officer and Treasurer
Brett A. Schlemovitz	44	Chief Operating Officer

James M. Seneff, Jr. has served as the Chairman of the Manager since December 2017. Mr. Seneff’s biographical information is included in the prospectus under “Management— Directors and Executive Officers.”

Chirag J. Bhavsar has served as the Chief Executive Officer of the Manager since December 2017. Mr. Bhavsar’s biographical information is included in the prospectus under “Management—Directors and Executive Officers.”

Tammy J. Tipton has served as the Chief Financial Officer and Treasurer of the Manager since August 2016. Ms. Tipton’s biographical information is included in the prospectus under “Management—Directors and Executive Officers.”

Brett A. Schlemovitz has served as the Chief Operating Officer of the Manager since April 2017. Mr. Schlemovitz’s biographical information is included in the prospectus under “Management—Directors and Executive Officers.”

Senior Executives of the Sub-Manager

The following table sets forth certain information regarding the Senior Executives of the Sub-Manager who provide services to us as of the date of this prospectus.

Name	Age	Position at Sub-Manager
Arthur E. Levine	70	President
Lauren B. Leichtman	71	Chief Executive Officer
Matthew G. Frankel	42	Senior Executive
Michael B. Weinberg	51	Senior Executive
Stephen J. Hogan	57	Senior Executive
David I. Wolmer	45	Senior Executive
Andrew M. Schwartz	40	Senior Executive

Arthur E. Levine is also a director on our board of directors and his biographical information is included in the prospectus under “Management—Directors and Executive Officers.”

Lauren B. Leichtman serves as the Co-Chairperson of the Executive Investment Committees of LLCP, which she co-founded in 1984. In this capacity, Ms. Leichtman is actively involved in the oversight of LLCP’s strategic direction, firm management and investment activities. Prior to co-founding LLCP, Ms. Leichtman practiced as a lawyer, including with the Enforcement Division of the U.S. Securities and Exchange Commission.  Ms. Leichtman received a J.D. from Southwestern University School of Law and an L.L.M. from Columbia Law School.  Ms. Leichtman has been married to Arthur Levine since 1979.

Matthew G. Frankel joined LLCP in 2010 and currently serves as a Managing Partner of LLCP. In this capacity, he is responsible for LLCP’s global investment activities which include sector strategy, deal structuring and due diligence, portfolio management and oversight of the U.S. Investment Team.  Mr. Frankel is a member of the Executive and Investment Committees. Prior to joining LLCP, Mr. Frankel was a Vice President with American Capital, a publicly traded leveraged buyout and mezzanine fund, and previously an investment banker with Bear, Stearns & Co., both in Los Angeles.  Mr. Frankel received a B.S. in Business Administration from the University of Southern California.

Michael B. Weinberg joined LLCP in 2008 and currently serves as a Managing Partner of LLCP. In this capacity, he is responsible for LLCP’s global investment activities which include deal origination and structuring, sector strategy, capital markets activities and oversight of the European Investment Team. Mr. Weinberg is a member of the Executive and Investment Committees. Prior to joining LLCP, Mr. Weinberg was a founding partner of CastleHill Investment Management, focused on private capital solutions for the middle market. Prior to that, he was a Principal and senior investment professional with FriedbergMilstein, a middle market investment boutique. Earlier in his career, Mr. Weinberg held several key roles within BNP Paribas’ Merchant Banking Group and Ernst & Young LLP, both in New York. Mr. Weinberg received a B.S. in Accounting from Binghamton University and an M.B.A. from Columbia University.

Stephen J. Hogan joined LLCP in 1996 and currently serves as President, Co-Chief Operating Officer and Chief Financial Officer of LLCP.  In this capacity, he is responsible for managing all day-to-day operations of the management company and LLCP’s global business affairs, as well as oversight of the finance, accounting and investor relations functions. Mr. Hogan is a member of the Executive Committee. Prior to joining LLCP, Mr. Hogan served as the Chief Financial Officer for a Southern California middle market company and previously worked for KPMG Peat Marwick in Los Angeles, where he performed audit and tax work.  Mr. Hogan received a B.S.B.A. with an emphasis in Accounting and an M.B.A. from the University of Southern California, and is a licensed CPA.

David I. Wolmer joined LLCP in 2008 and currently serves as Co-Chief Operating Officer, General Counsel and Chief Compliance Officer of LLCP.  In this capacity, he is responsible for managing all day-to-day operations of the management company and LLCP’s global business affairs, as well as direct oversight of all legal and compliance activities.  Mr. Wolmer is a member of the Executive Committee. Prior to joining LLCP, Mr. Wolmer was an Associate in the global corporate group of Milbank, Tweed, Hadley & McCloy LLP.  Mr. Wolmer received a B.A. in Organizational Studies from the University of Michigan and a J.D. from the Fordham School of Law.

Andrew M. Schwartz joined LLCP in 2011 and currently serves as a Partner of LLCP.  In this capacity, he is responsible for the day-to-day management of the U.S. Investment Team and is actively involved in sector strategy, deal structuring and due diligence and oversight of the U.S. portfolio.  Mr. Schwartz is a member of the Executive and Investment Committees. Prior to joining LLCP, Mr. Schwartz was a Vice President with Liberty Partners, a middle-market private equity firm, and previously an investment banker with Jefferies, both based in New York.  Mr. Schwartz received a B.S. in Economics with a Concentration in Finance from the University of Pennsylvania Wharton School and a B.S.E. in Computer Science and Engineering.

Management Agreement

CNL Strategic Capital Management, LLC serves as the Manager under the Management Agreement with us. Subject to the overall supervision of our board of directors, the Manager is responsible for the overall management of our activities.

Services under the Management Agreement

Under the terms of the Management Agreement, the Manager will, among other things:

●	provide research and thought leadership with regards to our business and acquisition policies and operating company holdings;
●	investigate, select, and, on our behalf, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisers, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisers, mortgagors, and any and all agents for any of the foregoing, including affiliates of the Manager, and persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in our name with any of the foregoing;
●	consult with the officers and our board of directors and assist our board of directors in the formulation and implementation of our financial policies, and, as necessary, furnish our board of directors with advice and recommendations with respect to asset acquisitions and dispositions consistent with our business objectives and policies and in connection with any borrowings proposed to be undertaken by us;
●	locate, analyze, perform due diligence on and select potential assets;
●	structure and negotiate the terms and conditions of transactions pursuant to which asset acquisitions and dispositions will be made, including, without limitation, the formation and qualification of wholly-owned subsidiaries and special purpose vehicles;
●	make asset acquisitions and dispositions on our behalf in compliance with our business strategy and policies;
●	arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with asset acquisitions;

●	determine the composition of our businesses and other assets, the nature and timing of the changes therein and the manner of implementing such changes;
●	service and monitor our assets, whether such assets are held directly or indirectly;
●	arrange financings and borrowing facilities for us;
●	upon request, provide our board of directors with periodic reports regarding prospective business opportunities;
●	from time to time, or at any time reasonably requested by our board of directors, make reports to our board of directors regarding (i) the Manager’s performance of services to us under the terms of the Management Agreement; and (ii) the Sub-Manager’s performance of services under the Sub-Management Agreement;
●	provide foreign currency management (including foreign currency hedging);
●	support our capital raising efforts, including without limitation, being reasonably available to support any placement agent’s or dealer manager’s marketing, syndicate building and placement process, it being understood that such placement agent or dealer manager will lead all day-to-day capital raising efforts;
●	lead our day-to-day equity sales and marketing efforts in collaboration with the placement agent or dealer manager, as applicable;
●	participate in the fair valuation process for portfolio investments pursuant to valuation policies and procedures approved by our board of directors or a committee thereof, including making supportable recommendations of fair values to us for all investments for which publicly observable prices are not available;
●	participate in the review of draft public financial statements and registration statements to ensure that the information presented regarding the Manager or Sub-Manager, its affiliates and our underlying businesses is accurate and not misleading and to complete agreed-upon disclosure certifications; and
●	participate in presentations to (a) dealer manager or placement agent wholesaling personnel; (b) broker-dealer and registered investment adviser and other distribution intermediaries road shows; (c) educational forums; (d) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (e) other marketing events and forums to facilitate our fund raising efforts.

Officers and personnel of the Manager who provide services to us must comply with our code of business conduct, including the conflicts of interest policy included in the code of business conduct, which prohibits such officers and personnel from engaging in any transaction that involves an actual conflict of interest with us without the approval of our board of directors. The Manager has a fiduciary responsibility to us pursuant to the Management Agreement, which, under Delaware law, includes the duties of care, good faith and fair dealing. The Manager also has a fiduciary responsibility for the safekeeping and use of all of our funds and assets and will not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of us.

Effectiveness of the Management Agreement

The Management Agreement was initially approved by our board of directors and became effective on February 7, 2018. Unless earlier terminated as described below, the Management Agreement will remain in effect for a period of one year from the date it first became effective and will remain in effect from year-to-year thereafter if approved annually by a majority of our independent directors. Most recently, on November 10, 2020, our board of directors, including a majority of our independent directors, approved the renewal of the Management Agreement for an additional one-year term through February 7, 2022, subject to earlier termination in accordance with its terms.

Termination of the Management Agreement

We may terminate the Management Agreement, without penalty, (i) immediately for cause (as described below) or (ii) upon 120 days written notice to the Manager. The decision to terminate or not renew the Management Agreement must be made by our board of directors. In addition, the Manager may terminate the Management Agreement with us upon 120 days written notice to us. In the event that the Manager terminates the Management Agreement without cause and provides 120 days prior written notice to us pursuant to the Management Agreement, the Manager shall pay all reasonable expenses that we incur as a direct result of the Manager’s termination, beginning on the first calendar day following the effective date of termination. If the Management Agreement is terminated or not renewed, we will pay the Manager accrued and unpaid fees and expense reimbursements, earned prior to termination or non-renewal of the Management Agreement within 90 days after the effective date of such termination or non-renewal. With respect to the termination of the Management Agreement, “cause” is defined as (a) fraud, criminal conduct, willful misconduct or willful breach of fiduciary duty by the Manager as determined by a court of competent jurisdiction to the extent that our board of directors has determined that such conduct has materially and adversely affected us, (b) a material breach of the Management Agreement of any nature whatsoever by the Manager, which breach is not cured within 90 days of notice given to the Manager specifying the nature of the alleged breach, or (c) the Manager assigns the Management Agreement or a Manager Change of Control Event occurs and such assignment or Manager Change of Control Event, as applicable, does not constitute a Permitted Manager Assignment of the Management Agreement. “Criminal conduct” includes a misappropriation of funds committed by the Manager or an affiliate thereof with respect to our company or if a member of the senior management team of the Manager whose services are material to us has been convicted or entered a plea of guilt or nolo contendere of any felony or a violation of any federal or state securities laws. “Permitted Manager Assignment of the Management Agreement” means the assignment of the Management Agreement by the Manager or the occurrence of a Manager Change of Control Event, in each case after obtaining our consent, which consent shall be approved by a majority of our independent directors. “Manager Change of Control Event” means (i) a sale, merger, equity issuance or similar transaction, whether directly or indirectly, involving the Manager or its equity holders in which the indirect and direct equity holders of the Manager immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors or managers of the surviving entity, (ii) the sale by the Manager of all or substantially all of the Manager’s assets in one transaction or in a series of related transactions, or (iii) any transaction or combination of transactions as a result of which the person(s) in control of the Manager, whether directly or indirectly, as of the date of the Management Agreement cease to be in control of the Manager; provided, however, (a) a Manager Change of Control Event shall not be deemed to have occurred, if such transaction involves a sale, transfer or similar transaction from any direct or indirect equity holder(s) of the Manager as of the date of the Management Agreement to another direct or indirect equity holder(s) of the Manager as of the date of the Management Agreement, or (b) as a result of a change in the executive officers of the Manager. The Management Agreement shall not be assigned by the Manager other than pursuant to a Permitted Manager Assignment of the Management Agreement. The Management Agreement shall not be assigned by us without the prior written consent of the Manager, except in the case of assignment by us to an organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to us, in which case such successor organization shall be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Pursuant to the Sub-Management Agreement, in the event the Management Agreement is terminated (i) by the company for cause (as defined above) or (ii) due to the Manager’s inability to perform its duties as manager under the Management Agreement due to bankruptcy, insolvency, reorganization, receivership or similar situation, the Sub-Manager shall attorn to the company, and the Sub-Management Agreement shall continue in full force and effect as a direct management agreement between the company and the Sub-Manager upon all of the terms and conditions set forth in the Sub-Management Agreement and the compensation provisions of Section 3 of the Management Agreement shall be incorporated into the Sub-Management Agreement.

The Sub-Management Agreement also provides that in the event the Manager or the Sub-Manager is terminated or not renewed as a manager or sub-manager, other than for cause, the other will also terminate its Management Agreement or Sub-Management Agreement with us, as applicable.

Amendment, Modification, or Waiver of the Management Agreement

Pursuant to the terms of the Sub-Management Agreement, the Management Agreement may not be amended, modified or waived, in whole or in part, without the prior written consent of the Sub-Manager.

Base Management Fee and Total Return Incentive Fee

For the purposes of this section, the following terms shall have the definitions set forth below:

●	“Total Return to Shareholders” for any calendar quarter is calculated for each share class as the change in the net asset value for such share class plus total distributions for such share class calculated based on the Average Adjusted Capital for such class as of such calendar quarter end.
●	The terms “Total Return to Non-founder Shareholders” and “Total Return to Founder Shareholders” means the Total Return to Shareholders specifically attributable to each particular share class of non-founder shares or founder shares, as applicable.
●	“Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable quarter. The annual preference return of 7% and the relevant breakpoints of 8.75% and 7.777%, respectively, are also adjusted for the actual number of days in each calendar year, measured as of each calendar quarter end.

●	Adjusted Capital is defined as cumulative proceeds generated from sales of our shares of a particular share class (including proceeds from the sale of shares pursuant to the distribution reinvestment plan, if any), net of sales load (upfront selling commissions and dealer manager fees), if any, reduced for the full amounts paid for share repurchases pursuant to any share repurchase program, if any, for such class.
●	“Gross Asset Value” means, with respect to any date, the sum of the values of all of our assets (excluding cash) as used in determining net asset value pursuant to our valuation policy as of such date.

We pay the Manager and the Sub-Manager a fee for their services under the Management Agreement and the Sub-Management Agreement consisting of two components: a base management fee and a total return incentive fee. We pay each of the Manager and the Sub-Manager 50% of the total base management fee and total return incentive fee payable under the Management Agreement, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement. We believe that this fee structure benefits shareholders by aligning the compensation of both the Manager and the Sub-Manager with overall company performance. Therefore, the cost of both the base management fee and the incentive fee is ultimately borne by our shareholders.

Base Management Fee

The base management fee is calculated for each share class at an annual rate of (i) for the non-founder shares, 2% of the product of (x) our average gross assets and (y) the ratio of non-founder share Average Adjusted Capital for a particular class to total Average Adjusted Capital and (ii) for the founder shares, 1% of the product of (x) our average gross assets and (y) the ratio of outstanding founder share Average Adjusted Capital for a particular class to total Average Adjusted Capital, in each case excluding cash, and will be payable monthly in arrears. For purposes of this calculation, “average gross assets” means the arithmetic average of our Gross Asset Value as of the last day of (1) a calendar month and (2) the immediately preceding calendar month. The determination of gross assets will reflect changes in the fair market value of our assets, which will not necessarily equal their notional value, reflecting both realized and unrealized capital appreciation. Average Adjusted Capital of an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable month. The base management fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement.

Total Return Incentive Fee

The total return incentive fee is based on the Total Return to Shareholders for each share class in any calendar year, payable annually in arrears. We will accrue (but not pay) the total return incentive fee on a quarterly basis, to the extent that it is earned, and will perform a final reconciliation at completion of each calendar year and the total return incentive fee shall be due and payable to the Manager no later than ninety (90) calendar days following the end of the applicable calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement.

The total return incentive fee for each share class is calculated as follows:

●	No total return incentive fee will be payable in any calendar year in which the annual Total Return to Shareholders of a particular share class does not exceed 7%. We refer to this as the annual preferred return.
●	As it relates to our non-founder shares, all of our Total Return to Shareholders with respect to each particular share class of non-founder shares, if any, that exceeds the annual preferred return, but is less than or equal to 8.75%, or the “non-founder breakpoint,” in any calendar year, will be payable to the Manager. We refer to this portion of the total return incentive fee as the “non-founder catch up”. It is intended to provide an incentive fee of 20% of the Total Return to Non-founder Shareholders of a particular class once the Total Return to Non-founder Shareholders of such class exceeds 8.75% in any calendar year.
●	As it relates to founder shares, all of our Total Return to Founder Shareholders with respect to each particular share class of founder shares, if any, that exceeds the annual preferred return, but is less than or equal to 7.777%, or the “founder breakpoint,” in any calendar year, will be payable to the Manager. We refer to this portion of the total return incentive fee as the “founder catch up”. It is intended to provide an incentive fee of 10% of the Total Return to Founder Shareholders of a particular share class of founder shares once the Total Return to Founder Shareholders of such class exceeds 7.777% in any calendar year.
●	For any quarter in which the Total Return to Shareholders of a particular share class exceeds the relevant breakpoint, the total return incentive fee of a particular share class shall equal, for non-founder shares, 20% of the Total Return to Non-founder Shareholders of a particular class, and for founder shares, 10% of the Total Return to Founder Shareholders, in each case because the annual preferred and relevant catch ups will have been achieved.

●	The High Water Marks that will apply to the Company’s incentive fee calculation for the year ending December 31, 2021, will be $29.97 for our Class FA shares, $28.76 for our Class A shares, $28.67 for our Class T shares, $28.24 for our Class D shares, $29.06 for our Class I shares and $30.08 for Class S Shares.

For purposes of calculating the Total Return to Shareholders, the change in our net asset value is subject to a High Water Mark. The “High Water Mark” is equal to the highest year-end net asset value, for each share class of the company since inception, adjusted for any special distributions resulting from the sale of our assets, provided such adjustment is approved by our board of directors. If, as of each calendar year end, our net asset value for the applicable share class is (A) above the High Water Mark, then, for such calendar year, the Total Return to Shareholders calculation will include the increase in our net asset value for such share class in excess of the High Water Mark, and (B) if our net asset value for the applicable share class is below the High Water Mark, for such calendar year, (i) any increase in our per share net asset value will be disregarded in the calculation of Total Return to Shareholders for such share class while (ii) any decrease in our per share net asset value will be included the calculation of Total Return to Shareholders for such share class.

The following are graphical representations of the calculation of the total return incentive fee:

Total Return Incentive Fee for Founder Shares

(Expressed as a percentage of Average Adjusted Capital)

Percentage of Total Return to Founder Shareholders of a particular share class Allocated to Annual Total Return Incentive Fee

Example of the total return incentive fee:

Example 1 – Total return incentive on annual total return

Scenarios expressed as a percentage of Average Adjusted Capital	Scenario 1	Scenario 2	Scenario 3	Scenario 4
Distribution rate for the year (1)	4.00%	4.50%	4.50%	4.50%
Starting net asset value for the year	$24.75	$24.75	$24.75	$24.75
High Water Mark	$25.00	$25.00	$26.00	$26.00
Year end net asset value	$25.12	$25.43	$25.49	$26.78
Net asset value growth for the year	1.50%	2.75%	3.00%	8.20%
Net asset value growth for the year (compared to High Water Mark) (2)	0.48%	1.72%	0.00%	3.00%
Total Return to Founder Shareholders of a particular share class	5.500%	7.250%	7.500%	12.700%
Total Return to Founder Shareholders of a particular share class for the fee calculation (1+2)	4.485%	6.223%	4.500%	7.500%
Breakpoint incentive fee (maximum of 0.777%) between 7% and 7.777%	0.000%	0.000%	0.000%	(0.500%)
Incentive fee (10% above 7.777%)	0.000%	0.000%	0.000%	0.000%
Total Incentive Fee earned ( %)	0.000%	0.000%	0.000%	(0.500%)
Average Adjusted Capital for that share class in the calendar year	$100,000,000	$100,000,000	$100,000,000	$100,000,000
Total Incentive Fee earned ($)	—	—	—	$500,000

Scenario 1 – Total Return Incentive Fee

Total Return to Founder Shareholders does not exceed the 7.00% preferred return rate, therefore there is no incentive fee payable for Founder Shareholders.

Scenario 2 – Total Return Incentive Fee

The year end net asset value is greater than the High Water Mark. However, the Total Return to Founder Shareholders for the fee calculation does not exceed the 7.00% preferred return rate. Therefore, there is no incentive fee payable for Founder Shareholders.

Scenario 3 – Total Return Incentive Fee

Although the net asset value has increased for the calendar year, the year end net asset value is less than the High Water Mark. Therefore, there is no increase in the net asset value for the calculation of the Total Return to Founder Shareholders. The Total Return to Founder Shareholders for the fee calculation does not exceed the 7.00% preferred return rate. Therefore, there is no incentive fee payable for Founder Shareholders.

Scenario 4 – Total Return Incentive Fee

The net asset value has increased for the calendar year and the year end net asset value is greater than the High Water Mark by 3.0%. Therefore, Total Return to Founder Shareholders for the fee calculation is greater than the 7.00% preferred return rate and the year end net asset value is greater than the High Water Mark. Therefore, an incentive fee of $500,000 is earned for this calendar year for Founder Shareholders.

Total Return Incentive Fee for Non-Founder Shares
(Expressed as a percentage of Average Adjusted Capital)

Percentage of Total Return to Non-Founder Shareholders of a Particular Share Class
Allocated to Annual Total Return Incentive Fee

Example of the total return incentive fee:

Example 1 – Total return incentive on annual total return

Scenarios expressed as a percentage of Average Adjusted Capital	Scenario 1	Scenario 2	Scenario 3	Scenario 4
Distribution rate for the year (1)	4.00%	4.50%	4.50%	4.50%
Starting net asset value for the year	$24.75	$24.75	$24.75	$24.75
High Water Mark	$25.00	$25.00	$26.00	$26.00
Year end net asset value	$25.12	$25.43	$25.49	$26.78
Net asset value growth for the year	1.50%	2.75%	3.00%	8.20%
Net asset value growth for the year (compared to High Water Mark) (2)	0.48%	1.72%	0.00%	3.00%
Total Return to Non-founder Shareholders of a particular share class	5.500%	7.250%	7.500%	12.700%
Total Return to Non-founder Shareholders of a particular share class for the fee calculation (1+2)	4.485%	6.223%	4.500%	7.500%
Breakpoint incentive fee (maximum of 1.75%)	0.000%	0.000%	0.000%	(0.500%)
Incentive fee (20% above 8.75%)	0.000%	0.000%	0.000%	0.000%
Total Incentive Fee earned of a particular share class (%)	0.000%	0.000%	0.000%	(0.500%)
Average Adjusted Capital for that share class in the calendar year	$100,000,000	$100,000,000	$100,000,000	$100,000,000
Total Incentive Fee earned ($)	—	—	—	$500,000

Scenario 1 – Total Return Incentive Fee

Total Return to Non-founder Shareholders of a particular share class does not exceed the 7.00% preferred return rate, therefore there is no incentive fee payable for such share class.

Scenario 2 – Total Return Incentive Fee

The year end net asset value is greater than the High Water Mark. However, the Total Return to Non-founder Shareholders of a particular share class for the fee calculation does not exceed the 7.00% preferred return rate. Therefore there is no incentive fee payable for such share class.

Scenario 3 – Total Return Incentive Fee

Although the net asset value has increased for the calendar year, the year end net asset value is less than the High Water Mark. Therefore, there is no increase in the net asset value for the calculation of the Total Return to Non-founder Shareholders of a particular share class. The Total Return to Non-founder Shareholders for such share class for the fee calculation does not exceed the 7.00% preferred return rate. Therefore, there is no incentive fee payable for such share class.

Scenario 4 – Total Return Incentive Fee

The net asset value has increased for the calendar year and the year end net asset value is greater than the High Water Mark by 3.0%. Therefore, Total Return to Non-founder Shareholders of a particular share class for the fee calculation is greater than the 7.00% preferred return rate and the year end net asset value is greater than the High Water Mark. Therefore, an incentive fee of $500,000 is earned for this calendar year for such share class.

Because each share class will have a separate net asset value per share, each share class may meet a different threshold (the preferred return, the breakpoint or the High Water Mark) in the same year. Because of the structure of the total return incentive fee, it is possible that we may pay such fees in a calendar year where there is a decline in the value of our assets. For example, if we generate Total Return to Shareholders of a particular share class in excess of the 7.00% on Average Adjusted Capital for a calendar year, we will pay the applicable incentive fee even if there is a decline in the value of our assets in the calendar year. The Manager will not be under any obligation to reimburse us for any part of the incentive fee it receives that is based on prior period results that we never received as a result of any borrower’s default or a subsequent realized loss of our portfolio.

The fees that are payable under the Management Agreement for any partial period will be appropriately prorated. The fees are calculated using detailed policies and procedures approved by the Manager and our board of directors, including a majority of the independent directors, and such policies and procedures are consistent with the description of the calculation of the fees set forth above.

The Manager may elect to defer or waive all or a portion of the fees that would otherwise be paid to it only upon the consent of the Sub-Manager, in addition to any portion of such fees reduced or deferred pursuant to the Expense Support and Conditional Reimbursement Agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Expense Support and Conditional Reimbursement Agreement.” Any portion of a fee not taken as to any quarter or year will be deferred without interest and may be taken in any such other quarter prior to the occurrence of a liquidity event as the Manager may determine (upon the written consent of the Sub-Manager) upon notice to us.

Payment of Our Expenses

Our primary operating expenses are the payment of base management fees and total return incentive fees and other expenses under the Management Agreement and Sub-Management Agreement and other expenses necessary for our operations. Our management fee will compensate the Manager and the Sub-Manager for their work identifying, evaluating, negotiating, executing, monitoring and servicing our assets, as applicable. We also pay fees and expenses to the Administrator and the Sub-Administrator for the administrative services they provide under the Administrative Services Agreement and the Sub-Administration Agreement, respectively, in an amount equal to the lesser of the actual cost or the amount that we would be required to pay for comparable administrative services in the same geographic location.

Subject to the limitations on reimbursement of the Manager in the Management Agreement and any reduction or deferral of amounts required to be reimbursed pursuant to the Expense Support and Conditional Reimbursement Agreement, we will, directly or through reimbursement to the Manager or Sub-Manager, bear all other expenses of our operations and transactions, including (without limitation) fees, costs, expenses, liabilities and obligations relating to:

●	cumulative organization and offering expenses relating to offerings of our shares, subject to limitations included in the Management Agreement, including, without limitation, fees and expenses associated with marketing efforts;
●	effecting sales of shares and other securities;

●	management fees;
●	fees payable to third parties relating to, or associated with, due diligence, investment banking fees, professional fees, legal fees, organizing, acquiring, consummating, financing, refinancing, restructuring, hedging, taking us or our assets public or private, including fees and expenses associated with performing due diligence reviews of prospective acquisitions, including, subject to our investment policy, those opportunities not consummated (including legal, accounting, auditing, insurance, travel, meals and entertainment, consulting, brokerage, finders’, financing, appraisal, filing, printing, real estate title, survey, reverse breakup, termination and other fees and expenses);
●	valuing assets, including expenses and fees payable to third parties with respect to the valuation of our investments;
●	fees, costs, expenses, liabilities, and obligations attributable to selling, disposing of or liquidating businesses or investments, including expenses and fees payable to third parties in connection with identifying and evaluating purchasers, and negotiating and finalizing terms of a sale, disposition or liquidation;
●	business expenses, including expenses and fees associated with the holding of or operating a business or owning its assets;
●	transfer agent fees;
●	fees, costs, and expenses associated with the management, advising, operating, holding of our assets, including legal, accounting (to the extent not handled under the Administrative Services Agreement), custodian, depositary, auditing, insurance (including directors and officers liability insurance), travel, meals and entertainment, litigation and indemnification costs and expenses, judgments and settlements, consulting, brokerage, finders’, financing, appraisal, Bloomberg listing, pricing, data, marketing and similar services, investment banking fees, filing, printing, title, transfer, registration and other fees and expenses (including fees, costs, and expenses associated with the preparation or distribution of our financial statements, tax returns, tax estimates, and Schedule K-1s or any other administrative, regulatory or other related reporting or filing), our compliance and reporting obligations, and oversight;
●	federal and state registration fees;
●	federal, state and local taxes;
●	independent directors’ fees and expenses;
●	costs of proxy statements, shareholders’ reports and notices;
●	fidelity bond, directors and officers/errors and omissions liability insurance and other insurance premiums;
●	direct costs such as printing, mailing, long distance telephone, and staff;
●	fees and expenses associated with independent audits and outside legal costs;
●	costs associated with our reporting and compliance obligations under applicable federal and state securities laws;
●	brokerage commissions for our assets; and
●	all other expenses incurred by the Manager and the Sub-Manager, in performing its obligations subject to the limitations included in the Management Agreement.

Expenses for the following items shall not be reimbursed:

●	overhead, rent or depreciation, utilities, capital equipment, and other administrative items of the Manager; and
●	salaries, fringe benefits and other administrative items incurred or allocated to any executive officer or board member of the Manager or the Sub-Manager (or any individual performing such services), any executive officer or board member of the company who is also an executive officer, board member of employee of the Manager or the Sub-Manager, or a holder of 10% or greater equity interest in the Manager or the Sub-Manager (or any person having the power to direct or cause the direction of the Manager or the Sub-Manager, whether by ownership of voting securities, by contract or otherwise).

The Manager is responsible for the payment of the company’s cumulative organization and offering expenses to the extent they exceed (A) 1.0% of the cumulative gross proceeds from any of our private offerings and (B) 1.5% of the cumulative gross proceeds from this offering or our other public offerings, in each case, without recourse against or reimbursement by the company. Notwithstanding the foregoing, the company shall reimburse the Manager for organization and offering expenses it may incur on the company’s behalf but only to the extent that (1) the total amount of all cumulative organization and offering expenses is reasonable and (2) solely in connection with this offering, the reimbursement would not cause the selling commissions, any dealer manager fees, the distribution and shareholder servicing fees and the organization and offering expenses borne by the company to exceed 15.0% of gross proceeds from this offering pursuant to the relevant registration statement as of the date of the reimbursement. The Manager’s obligation to pay the company’s organization and offering expenses shall be calculated on a cumulative basis at the time such organization and offering expenses are due and payable under the Management Agreement, as compared to the cumulative gross proceeds from this offering or such other offerings at such time.

Indemnification

The Management Agreement provides that, absent negligence or misconduct in the performance of the Manager’s or the Sub-Manager’s duties or obligations under the Management Agreement and subject to the limitations below, the Manager and/or the Sub-Manager, as applicable, and their officers, managers, partners, members, agents, employees, controlling persons, shareholders and any other person or entity affiliated with them, are entitled to indemnification by us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) or by reason of any pending, threatened or complete action, suit, investigation or other proceeding (including an action or suit by or in the right of the company or our security holders, as specifically provided in the Management Agreement) arising out of or otherwise based upon the rendering of the Manager’s and the Sub-Manager’s services under the Management Agreement and the Sub-Management Agreement, as applicable. Notwithstanding the above, the Management Agreement and the LLC Agreement provide that we shall not indemnify or hold harmless the Manager or any of its affiliates for any loss or liability suffered by us unless all of the following conditions are met:

●	the party seeking exculpation or indemnification has determined in good faith that the course of action leading to the loss or liability was in our best interests;
●	the party seeking exculpation or indemnification was acting on our behalf or providing services to us;
●	the loss or liability was not the result of negligence or misconduct; and
●	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our shareholders.

The Management Agreement also provides that the Manager shall indemnify us (and our officers, managers, partners, members, agents, employees, controlling persons and any other person or entity affiliated with us) for losses that we (and our officers, managers, partners, members, agents, employees, controlling persons and any other person or entity affiliated with us) may sustain primarily as a result of the Manager’s willful misfeasance, bad faith, gross negligence or reckless disregard for its duties under the Management Agreement or applicable law, including without limitation, the federal and state securities laws.

Notwithstanding the above, the Management Agreement prohibits the indemnification of the party seeking exculpation or indemnification for liabilities or expenses arising from or out of an alleged violation of state or federal securities laws unless one or more of the following conditions are met:

●	there has been a successful adjudication on the merits of each count involving alleged securities law violations;
●	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular party seeking exculpation or indemnification; or
●	a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authorities in states in which the securities were offered as to indemnification for violations of securities law.

Organization of the Manager

The Manager is a Delaware limited liability company. The principal executive offices of the Manager are located at 450 South Orange Avenue, Orlando, FL 32801-3336.

Investment in Us by the Manager

As of October 21, 2021, the Manager and its affiliates own 220,697 shares of our Class FA common stock with a total estimated value of approximately $7.2 million based on the September 30, 2021 net asset value per share of our Class FA common stock.

Sub-Management Agreement

Levine Leichtman Strategic Capital, LLC serves as the Sub-Manager pursuant to the Sub-Management Agreement with the company and the Manager. Pursuant to the Sub-Management Agreement, the Sub-Manager assists and consults with the Manager in fulfilling certain of the services the Manager is obligated to provide us under the Management Agreement.

Services under the Sub-Management Agreement

Under the terms of the Sub-Management Agreement, the Sub-Manager will, among other things:

●	serve as an advisor to the Manager and to us, as directed by the Manager, and provide support in connection with certain of the Manager’s activities to be performed pursuant to the Management Agreement;
●	provide research and thought leadership with regards to our business and acquisition policies and business holdings, including strategic advice on our operational activities;
●	investigate, select, and, on behalf of the Manager, engage and conduct business with such persons as the Sub-Manager deems necessary to the proper performance of its obligations under the Sub-Management Agreement, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisers, mortgagors, and any and all agents for any of the foregoing, including affiliates of the Sub-Manager, and persons acting in any other capacity deemed by the Sub-Manager necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the company with any of the foregoing;
●	consult with our officers and board of directors and, as necessary, furnish our board of directors with advice and recommendations with respect to asset acquisitions and dispositions consistent with our business strategy and policies and in connection with any borrowings proposed to be undertaken by us;
●	(a) locate, analyze, perform due diligence on and select potential assets; (b) structure and negotiate the terms and conditions of transactions pursuant to which asset acquisitions and dispositions will be made; (c) make asset acquisitions and dispositions on our behalf in compliance with our business strategy and policies; and (d) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with asset acquisitions;
●	furnish us and/or the Manager, as applicable, with advice and recommendations with respect to the strategic direction of the company, acquisition opportunities, communications with existing investors and proposed financings to be undertaken by us;
●	service and monitor our assets, whether such assets are held directly or indirectly, including, but not limited to, the provision of operational assistance and serving on the boards of directors of our majority-owned subsidiaries;

●	upon reasonable request of our board of directors or the Manager, provide us and/or the Manager with reports regarding prospective business opportunities and the strategic direction to be taken by us;
●	upon reasonable request of our board of directors or the Manager, make reports to our board of directors of the Sub-Manager’s performance of services to the Manager and us under the Sub-Management Agreement and the Sub-Administration Agreement; provided, however, that the Sub-Manager has the right to reasonably request the Manager make a similar report to the Sub-Manager regarding its performance of services to the company under the Management Agreement or Administrative Services Agreement;
●	provide the Manager and us with such other management, research and related services as the Manager and/or we may, from time to time reasonably require in deploying our funds;
●	support our capital raising efforts, including without limitation, to be reasonably available to support any placement agent’s or dealer manager’s marketing, syndicate building and placement process, it being understood that such placement agent or dealer manager will lead all day-to-day capital raising efforts and the Sub-Manager will assist in high leverage sales opportunities to be mutually agreed upon;

●	provide reasonable sales and due diligence support as reasonably requested by the placement agent or dealer manager, including, as reasonably required, onsite sales education for wholesalers at their location or field visits with wholesalers, key broker-dealer or registered investment advisor accounts;
●	participate in the fair valuation process for our acquisitions pursuant to valuation policies and procedures approved by our board of directors or a committee thereof, including making supportable recommendations of fair values to the Manager for all acquisitions for which publicly observable prices are not available;
●	participate in the review of draft public financial statements and registration statements to ensure that the information presented regarding the Sub-Manager, its affiliates and our underlying businesses is accurate and not misleading and to complete agreed-upon disclosure certifications; and
●	upon reasonable request of the Manager, participate in presentations to: (a) dealer manager or placement agent wholesaling personnel; (b) broker-dealer and registered investment adviser and other distribution intermediaries road shows; (c) educational forums; (d) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (e) other marketing events and forums to facilitate the company’s fund raising efforts.

Officers and personnel of the Sub-Manager who provide services to us must comply with our code of business conduct, including the conflicts of interest policy included in the code of business conduct, which prohibits such officers and personnel from engaging in any transaction that involves an actual conflict of interest with us without the approval of our board of directors. The Sub-Manager has a fiduciary responsibility to us pursuant to the Sub-Management Agreement, which, under Delaware law, includes the duties of care, good faith and fair dealing.

Effectiveness of the Sub-Management Agreement

The Sub-Management Agreement was initially approved by our board of directors and became effective on February 7, 2018. Unless earlier terminated as described below, the Sub-Management Agreement will automatically be extended concurrently with the Management Agreement and upon approval by a majority of our independent directors. Most recently, on November 10, 2020, our board of directors, including a majority of our independent directors, approved the renewal of the Sub-Management Agreement for an additional one-year term through February 7, 2022, subject to earlier termination in accordance with its terms.

Termination of the Sub-Management Agreement

The Sub-Management Agreement may be terminated at any time, without the payment of any penalty, (i) by the Manager for cause, (ii) upon a vote by our board of directors requiring the company to terminate the Sub-Management Agreement, by the Manager upon 120 days written notice to the Sub-Manager, or (iii) by the Sub-Manager upon 120 days written notice to the company and the Manager. In the event that the Sub-Manager terminates the Sub-Management Agreement without cause and provides 120 days prior written notice to us pursuant to the Sub-Management Agreement, the Sub-Manager shall pay all reasonable expenses that we incur as a direct result of the Sub-Manager’s termination, beginning on the first calendar day following the effective date of termination. With respect to the termination or non-renewal of the Sub-Management Agreement, “cause” is defined as (a) any fraud, criminal conduct, willful misconduct or willful breach of fiduciary duty by the Sub-Manager as determined by a court of competent jurisdiction to the extent our board of directors determined that such conduct has materially and adversely affected us, (b) a material breach of the Sub-Management Agreement of any nature whatsoever by the Sub-Manager, which breach is not cured within 90 days of notice given to the Sub-Manager specifying the nature of the alleged breach or (c) the Sub-Manager assigns the Sub-Management Agreement or a Sub-Manager Change of Control Event occurs and such assignment or Sub-Manager Change of Control Event, as applicable, does not constitute a Permitted Sub-Manager Assignment. “Criminal conduct” includes a misappropriation of funds committed by the Sub-Manager or an Affiliate thereof with respect to us or if a member of the senior management team of the Manager whose services are material to us has been convicted or entered a plea of guilt or nolo contendere of any felony or a violation of any federal or state securities laws. “Permitted Sub-Manager Assignment” means the assignment of the Sub-Management Agreement by the Sub-Manager or the occurrence of a Sub-Manager Change of Control Event, in each case after obtaining our consent, which consent shall be approved by a majority of our independent directors. “Sub-Manager Change of Control Event” means (i) a sale, merger, equity issuance or similar transaction, whether directly or indirectly, involving the Sub-Manager or its equity holders in which the indirect and direct equity holders of the Sub-Manager immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors or managers of the surviving entity, (ii) the sale by the Sub-Manager of all or substantially all of the Sub-Manager’s assets in one transaction or in a series of related transactions, or (iii) any transaction or combination of transactions as a result of which the person(s) in control of the Sub-Manager, whether directly or indirectly, as of the date of the Sub-Management Agreement cease to be in control of the Sub-Manager; provided, however, (a) a Sub-Manager Change of Control Event shall not be deemed to have occurred, if such transaction involves a sale, transfer or similar transaction from any direct or indirect equity holder(s) of the Sub-Manager as of the date of the Sub-Management Agreement to another direct or indirect equity holder(s) of the Sub-Manager as of the date of the Sub-Management Agreement, or (b) as a result of a change in the executive officers of the Manager.

If the Sub-Management Agreement is terminated or not renewed, the Manager will pay the Sub-Manager accrued and unpaid fees and expense reimbursements earned prior to termination or non-renewal of the Management Agreement within 90 days after the effective date of such termination or non-renewal.

Pursuant to the Sub-Management Agreement, in the event the Management Agreement is terminated (i) by the company for cause (as defined above) or (ii) due to the Manager’s inability to perform its duties as manager under the Management Agreement due to bankruptcy, insolvency, reorganization, receivership or similar situation, the Sub-Manager shall attorn to the company, and the Sub-Management Agreement shall continue in full force and effect as a direct management agreement between the company and the Sub-Manager upon all of the terms and conditions set forth in the Sub-Management Agreement and the compensation provisions of Section 3 of the Management Agreement shall be incorporated into the Sub-Management Agreement.

Pursuant to the Sub-Management Agreement, if (i) the company terminates or does not renew the engagement of the Manager under the Management Agreement other than for cause (as defined in the Sub-Management Agreement) or (ii) the company terminates or does not renew the engagement of the Sub-Manager under the Sub-Management Agreement other than for cause, the terminated party shall promptly notify the other party hereto in writing of such termination or non-renewal. The non-terminated party, upon receiving written notice from the terminated party, shall promptly resign by sending written notice to the company of its intent to terminate the Management Agreement or the Sub-Management Agreement, as applicable, 120 days from the company’s receipt of such notice, which notice shall be sent by the non-terminated party no later than five business days following its receipt of the terminated party’s notice. Upon the effectiveness of such resignation, neither the non-terminated party nor the terminated party nor any of their respective successors or assigns (by merger, consolidation, purchase of assets or similar transaction) or successor or assigns of any of their affiliates (as such term is defined under applicable SEC rules, including by merger, consolidation, purchase of assets or similar transaction) shall serve the company in any capacity, directly or indirectly, for a period of ten years; provided, however, if the non-terminated party does not resign as required by the Sub-Management Agreement, the company shall terminate the Management Agreement or the Sub-Management Agreement, as applicable, and shall not hire or engage the non-terminated party or any of its successors or assigns (by merger, consolidation, purchase of assets or similar transaction) or successors or assigns of any of its affiliates (as such term is defined under applicable SEC rules, including by merger, consolidation, purchase of assets, or similar transaction) in any capacity, directly or indirectly, for a period of ten years. Each of the Manager and the Sub-Manager agree to vigorously contest any such not for cause termination of the other party.

The Sub-Management Agreement shall not be assigned by the Sub-Manager other than pursuant to a Permitted Sub-Manager Assignment. The Sub-Management Agreement shall not be assigned by us or the Manager without the prior written consent of the Sub-Manager, except (i) in the case of assignment by us, to an organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to us, in which case such successor organization shall be bound under the Sub-Management Agreement and by the terms of such assignment in the same manner as we are bound under the Sub-Management Agreement, or (ii) in the case of the Manager, in the event of a Permitted Manager Assignment of the Sub-Management Agreement, in which case such successor organization shall be bound under the Sub-Management Agreement and by the terms of such assignment in the same manner as the Manager is bound under the Sub-Management Agreement. “Permitted Manager Assignment of the Sub-Management Agreement” means the assignment of the Sub-Management Agreement by the Manager or the occurrence of a Manager Change of Control Event, in each case after obtaining our consent, which consent shall be approved by a majority of our independent directors. “Manager Change of Control Event” means (i) a sale, merger, equity issuance or similar transaction, whether directly or indirectly, involving the Manager or its equity holders in which the indirect and direct equity holders of the Manager immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors or managers of the surviving entity, (ii) the sale by the Manager of all or substantially all of the Manager’s assets in one transaction or in a series of related transactions, or (iii) any transaction or combination of transactions as a result of which the person(s) in control of the Manager, whether directly or indirectly, as of the date of the Sub-Management Agreement cease to be in control of the Manager; provided, however, (a) a Manager Change of Control Event shall not be deemed to have occurred, if such transaction involves a sale, transfer or similar transaction from any direct or indirect equity holder(s) of the Manager as of the date of the Sub-Management Agreement to another direct or indirect equity holder(s) of the Manager as of the date of the Sub-Management Agreement, or (b) as a result of a change in the executive officers of the Manager.

Sub-Management Fees

The Sub-Management Agreement provides that the Sub-Manager will receive 50% of the base management fees and total return incentive fees payable under the Management Agreement, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement. Such fees are payable by the company to the Sub-Manager on a monthly basis in arrears. Any deferral, waiver or other modification of the fees to be paid by the company (including, without limitation, the manner and timing by which such fees are paid or payable by the company) will require the prior written consent of the Sub-Manager.

Transaction Fees

The Sub-Manager may charge our businesses transaction fees including, without limitation, investment banking fees, financing fees, capital fees, arrangement fees, structuring fees, acquisition advisory fees, disposition fees, liquidation fees, break-up fees and other similar fees in connection with services customarily performed in connection with the management of our businesses and therefore our shareholders may be indirectly subject to such fees (except that no such transaction fees were charged on our acquisition of the initial businesses). Pursuant to the Sub-Management Agreement, the Sub-Manager is entitled to transaction fees, which, per calendar year, are limited to:

●	Up to $1.5 million if the company has less than $300 million of total assets. Any transaction fees received by the Sub-Manager in excess of $1.5 million, if we have less than $300 million of total assets, shall be paid to the company.
●	Up to $2.0 million if the company has greater than $300 million but less than $500 million of total assets. Any transaction fees received by the Sub-Manager in excess of $2.0 million, if we have $300 million or greater of total assets but less than $500 million of total assets, shall be paid to the company.
●	Up to $2.5 million if the company has greater than $500 million but less than $750 million of total assets. Any transaction fees received by the Sub-Manager in excess of $2.5 million, if we have $500 million or greater of total assets but less than $750 million of total assets, shall be paid to the company.
●	Up to $3.0 million if the company has greater than $750 million but less than $1 billion of total assets. Any transaction fees received by the Sub-Manager in excess of $3.0 million, if we have $750 million or greater of total assets but less than $1.0 billion of total assets, shall be paid to the company.
●	Up to $3.5 million if the company has greater than $1 billion of total assets. Any transaction fees charged to businesses in excess of $3.5 million shall be paid to the company.

On a quarterly basis, our board of directors receives a report of all transaction fees charged to our businesses by the Sub-Manager, including the reasonable details of services actually performed for such fees. Prior to any transaction fee that individually or as a series of related expenses exceeds $100,000 being charged to any of our businesses, the Sub-Manager shall obtain the approval of a majority of our board of directors, including a majority of the independent directors.

Payment of Our Expenses

We may reimburse the Sub-Manager for certain transactional expenses (e.g. research costs, due diligence costs, professional fees, legal fees and other related items) related to businesses that we acquire as well as transactional expenses related to deals that do not close, often referred to as “broken deal costs.” Any such broken deal costs will be allocated in the proportion set forth in the company’s allocation policy.

The Sub-Manager assumes no obligation with respect to, and is not be responsible for, our expenses or the expenses of the Manager. The Sub-Manager will pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations under the Sub-Management Agreement. The Sub-Manager will be reimbursed by us to the same extent as such expenses would be reimbursable to the Manager under the Management Agreement had such expenses been incurred by the Manager. To the extent that we or the Manager requests the Sub-Manager in writing to incur any expenses that would not otherwise be reimbursable by us, the Manager will reimburse the Sub-Manager for such expenses, including, but not limited to, the Sub-Manager’s out of pocket marketing expenses related to sourcing acquisition opportunities.

During the term of the Sub-Management Agreement, when and to the extent personnel of the Sub-Manager are engaged in providing the management services set forth in the Sub-Management Agreement, the salaries, fringe benefits, and other administrative items incurred or allocated to all personnel of the Sub-Manager, and all expenses of such personnel related to overhead, rent or depreciation, utilities, capital equipment, and other administrative items allocable to the provision of such services and assistance, shall be provided and paid for by the Sub-Manager and not by the Manager or the company.

We will directly bear and reimburse the Manager and the Sub-Manager, as the case may be, all expenses of our operations and transactions, including (without limitation) fees, costs, expenses, liabilities and obligations relating to the company’s activities, acquisitions, dispositions, financings and business (to the extent not borne or reimbursed by a subsidiary of the company or a potential acquisition target), including:

●	fees payable to third parties relating to or associated with due diligence, investment banking fees, professional fees, legal fees, organizing, acquiring, consummating, financing, refinancing, restructuring, hedging, taking public or private the company’s assets or the company’s itself, including the fees and expenses associated with performing due diligence reviews of prospective acquisitions, including, subject to the company’s investment policy, those opportunities not consummated (including legal, accounting, auditing, insurance, travel, meals and entertainment, consulting, brokerage, finders’, financing, appraisal, filing, printing, real estate title, survey, reverse breakup, termination and other fees and expenses);
●	fees, costs and expenses associated with the management, advising, operating, holding of the company’s assets, including legal, accounting, custodian, depositary, auditing, insurance (including directors and officers liability insurance), travel, meals and entertainment, litigation and indemnification costs and expenses, judgments and settlements, consulting, brokerage, finders’, financing, appraisal, Bloomberg listing, pricing, data, marketing and similar services, investment banking fees, filing, printing, title, transfer, registration and other fees and expenses (including fees, costs, and expenses associated with the preparation or distribution of the company’s financial statements, tax returns, tax estimates, and Schedule K-1s or any other administrative, regulatory or other company related reporting or filing), compliance, reporting and oversight;
●	all fees, costs, expenses, liabilities and obligations attributable to liquidating, selling or disposing of the company’s businesses or investments or the company itself, including expenses and fees in connection with identifying and evaluating purchasers, and negotiating and finalizing terms of a sale, disposition or liquidation;
●	valuing assets, including expenses and fees payable to third parties with respect to the valuation of the company’s investments;
●	subject to the company’s investment policy, all fees, costs, expenses, liabilities and obligations incurred by the Sub-Manager relating to acquisition and disposition opportunities for the company not consummated (including legal, accounting, auditing, insurance, travel, meals and entertainment, consulting, brokerage, finders’, financing, appraisal, filing, printing, real estate title, survey, reverse breakup, termination and other fees and expenses);
●	brokerage commissions for the company’s assets; and
●	all fees, costs and expenses incurred in connection with the organization, management, operation, monitoring, dissolution, liquidation and final winding-up of any special purpose vehicles authorized by the Sub-Management Agreement, as well as any organization and offering expenses (as defined in the Management Agreement), to the same extent as such expenses would be reimbursable to the Manager pursuant to the Management Agreement had such expenses been incurred by the Manager.

The Sub-Manager is responsible for the payment of 50% of the portion of the company’s aggregate organization and offering expenses to the extent that they exceed (A) 1.0% of the cumulative gross proceeds from any of our private offerings and (B) 1.5% of the cumulative gross proceeds from this offering, in each case, without recourse against or reimbursement by the company. Notwithstanding the foregoing, the company shall reimburse the Sub-Manager for organization and offering expenses it may incur on the company’s or the Manager’s behalf but only to the extent that (1) the total amount of all organization and offering expenses is reasonable and (2) solely in connection with this offering, the aggregate reimbursement would not cause the selling commissions, any dealer manager fees, the distribution and shareholder servicing fees and the organization and offering expenses borne by the company to exceed 15.0% of gross proceeds from this offering pursuant to the related registration statement as of the date of the reimbursement. The Sub-Manager’s obligation to pay a portion of the company’s organization and offering expenses shall be calculated on a cumulative basis at the time such organization and offering expenses are due and payable under the Sub-Management Agreement, as compared to the cumulative gross proceeds from this offering at such time.

Other Activities of the Sub-Manager

The Sub-Manager (including its managers, partners, shareholders (including the owners of its shareholders), officers or employees of the Sub-Manager assume no responsibility under the Sub-Management Agreement other than to render the services called for thereunder. The Sub-Manager will provide the Manager (and the company if the Manager deems necessary or appropriate in its reasonable discretion) with prior written notice and an opportunity to review and comment on any modifications to the Sub-Manager’s allocation policy that would materially or adversely impact the company, its allocation policy or any prospective or current transaction or origination opportunities for the company.

The services of the Sub-Manager to the Manager and the company are not exclusive, and, subject to any other agreements with the Manager, including the Exclusivity Agreement, the Sub-Manager may engage in any other business or render the same, similar or different services to others including, without limitation, businesses that may directly or indirectly compete with the Manager or the company, so long as its services to the Manager and the company hereunder are not impaired thereby. Subject to the Exclusivity Agreement, the Sub-Manager and its affiliates shall have the right to:

●	directly or indirectly engage in or invest in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the company);
●	directly or indirectly do business with any client or customer of the company; and
●	not present potential transactions, matters or business opportunities to the company, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person, subject to the company’s and the Sub-Manager’s allocation policy.

Subject to the Exclusivity Agreement, nothing in the Sub-Management Agreement shall limit or restrict the right of any manager, partner, shareholder (including its shareholders and the owners of its shareholders), officer or employee of the Sub-Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the middle market companies the company may own or control, subject to applicable law).

The Sub-Manager and its affiliates have the same and equal fiduciary duty to the company as it does to its various other clients and accounts. The Sub-Manager and its affiliates may (i) give advice and take action with respect to any of its other clients that may differ from advice given or the timing or nature of action taken with respect to us, so long as it is consistent with the provisions of the Sub-Manager’s allocation policy and its obligations under the Sub-Management Agreement, and (ii) subject to the Exclusivity Agreement, engage in activities that overlap with or compete with those in which the company and its subsidiaries, directly or indirectly, may engage. The company, on its own behalf and on behalf of its subsidiaries, has renounced any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for another client of the Sub-Manager or its affiliates to the extent such opportunity has been determined in good faith by the Sub-Manager not to be allocated to the company, all in accordance with the company’s and the Sub-Manager’s allocation policy.

Subject to the company’s investment policy and its obligations under the Sub-Management Agreement, the Sub-Manager shall not have any obligation to recommend for purchase or sale any securities or loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Sub-Manager, such transaction or investment appears unsuitable, impractical or undesirable for the Manager (on behalf of the company).

Indemnification

The Sub-Management Agreement provides that, absent negligence or misconduct in the performance of the Sub-Manager’s duties or violation of applicable law and subject to the limitations below, the Sub-Manager and its officers, managers, partners, members, agents, employees, controlling persons, shareholders and any other person or entity affiliated with them are entitled to indemnification by the Manager or us, as applicable, for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Sub-Manager’s services under the Sub-Management Agreement. Notwithstanding the above, our LLC Agreement and the Sub-Management Agreement provide that we and the Manager shall not indemnify or hold harmless the Sub-Manager or any of their affiliates for any loss or liability suffered by us or the Manager unless all of the following conditions are met:

●	the party seeking exculpation or indemnification has determined in good faith that the course of action leading to the loss or liability was in the best interests of us or the Manager, as applicable;

●	the party seeking exculpation or indemnification was acting on behalf of us or the Manager or providing services to us or the Manager, as applicable;

●	the loss or liability was not the result of negligence or misconduct; and

●	the indemnification or agreement to hold harmless is recoverable only out of the Manager’s net assets or our net assets, as applicable, and not from our shareholders.

The Sub-Management Agreement provides that the Sub-Manager will indemnify the Manager and us (and our and the Manager’s respective officers, managers, partners, members, agents employees, controlling persons and any other person or entity affiliated with us) for losses that we or the Manager (and our and the Manager’s respective officers, managers, partners, members, agents employees, controlling persons and any other person or entity affiliated with us) may sustain primarily as a result of the Sub-Manager’s willful misfeasance, bad faith, gross negligence or reckless disregard for its duties under the Sub-Management Agreement or applicable law, including without limitation, the federal and state securities laws.

Notwithstanding the above, the Sub-Management Agreement prohibits the indemnification of the Sub-Manager or its affiliates for liabilities or expenses arising from or out of an alleged violation of state or federal securities laws unless one or more of the following conditions are met:

●	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

●	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

●

a court of competent jurisdiction approves a settlement of the claims against the indemnitees and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authorities in states in which the securities were offered as to indemnification for violations of securities law.

Organization of the Sub-Manager

The Sub-Manager is a Delaware limited liability company. The principal executive offices of the Sub-Manager are located at 345 North Maple Drive, Suite 300, Beverly Hills, CA 90210.

Administrative Services

Administrative Services Agreement

The Administrative Services Agreement was initially approved by our board of directors and became effective on February 7, 2018. Most recently, on November 10, 2020, our board of directors, including a majority of our independent directors, approved the renewal of the Administrative Services Agreement for an additional one-year term through February 7, 2022, subject to earlier termination in accordance with its terms.

Under the terms of the Administrative Services Agreement, the Administrator performs or oversees on our behalf the performance of various administrative services that we require. Without limiting the generality of the foregoing, the Administrator will:

●	Provide administrative services to the company, including but not limited to all services provided for in the Approved Budget (as defined in the Administrative Services Agreement);
●	Provide the company with office facilities and equipment, and provide clerical, bookkeeping, general ledger accounting, fund accounting and recordkeeping services, legal services, investor services and shall provide all such other services, except investment advisory services, as the Administrator, subject to review by our board of directors, shall from time to time determine to be necessary or useful to perform its obligations under the Administrative Services Agreement;
●	On behalf of the company, enter into agreements and/or conduct relations with custodians, depositories, transfer agents, distribution disbursing agents, the distribution reinvestment plan administrator, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, investment advisers, compliance officers, escrow agents, attorneys, underwriters, managing dealer, brokers and dealers, investor custody and share transaction clearing platforms, marketing, sales and advertising materials contractors, public relations firms, investor communication agents, printers, insurers, banks, independent valuers, and such other persons in any such other capacity deemed to be necessary or desirable by the Administrator and the company;
●	Furnish advice and recommendations with respect to such other aspects of the business and affairs of the company as the Administrator reasonably shall determine to be desirable; provided that nothing in the Administrative Services Agreement shall be construed to require the Administrator to, and the Administrator shall not pursuant to the Administrative Services Agreement, provide any advice or recommendation relating to the assets that the company should acquire or dispose of or any other investment advisory services to the company;

●	Assist the company in the preparation of the financial and other records that the company will maintain and the preparation, printing and dissemination of reports that the company will furnish to shareholders, and, if any, reports and other materials filed with the SEC, and states and jurisdictions where any offering of the company’s shares is registered and there is a duty to file information with one or more states on an ongoing basis;
●	Advise and assist the company, if applicable, with respect to the Sarbanes-Oxley Act of 2002 compliance for the company and its respective subsidiaries;
●	Assist the company in determining and publishing the company’s net asset value, oversee and administer programs for investor relations and communications, the preparation and filing of the company’s tax forms and any necessary regulatory filings, and generally oversee and monitor the payment of the company’s expenses and ensure that costs and expenses are within any applicable limitations set forth in our LLC Agreement;
●	From time to time, or at any time reasonably requested by our board of directors, make reports to our board of directors regarding (A) the Administrator’s performance of services to the company under the terms of the Administrative Services Agreement, and (B) the Sub-Administrator’s performance of services under the Sub-Administration Agreement;
●	Manage marketing communications; and
●	Oversee the performance of sub-administrative and other professional services rendered to the company by others.

For providing these services, facilities and personnel, we may pay third parties directly or reimburse the Administrator the costs and expenses of third parties for services provided to us. The Administrator will not be reimbursed for administrative services performed by it for our benefit. The Administrator has a fiduciary responsibility to us pursuant to the Administrative Services Agreement.

The Administrative Services Agreement shall remain in effect for one year, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by the vote of a majority of the company’s independent directors. The Administrative Services Agreement shall automatically terminate upon termination of the Management Agreement. The Administrative Services Agreement may be terminated without the payment of any penalty, (i) immediately by us for cause (as described below) or (ii) by either party upon 120 days written notice. The decision to terminate or not renew the Administrative Services Agreement by us must be made by our board of directors. If the Administrative Services Agreement is terminated, we will pay the Administrator unpaid expense reimbursements, incurred prior to termination or non-renewal of the Administrative Services Agreement within 90 days after the effective date of such termination or non-renewal. With respect to the termination of the Administrative Services Agreement, “cause” is defined as (a) any fraud, criminal conduct, willful misconduct or willful breach of fiduciary duty by the Administrator as determined by a court of competent jurisdiction to the extent that our board of directors has determined that such conduct has materially and adversely affected us; (b) a material breach of the Administrative Services Agreement of any nature whatsoever by the Administrator, which breach is not cured within 90 days of written notice given to the Administrator specifying in reasonable detail the nature of the alleged breach; or (c) the Administrator assigns the Administrative Services Agreement or an Administrator Change of Control Event occurs and such assignment or Administrator Change of Control Event, as applicable does not constitute a Permitted Administrator Assignment. “Criminal conduct” includes a misappropriation of funds committed by the Administrator or an affiliate thereof with respect to the company or if a member of the senior management team of the Administrator whose services are material to the company has been convicted or entered a plea of guilty or nolo contendere of any felony or a violation of any federal or state securities laws. “Permitted Administrator Assignment” means the assignment of the Administrative Services Agreement by the Administrator or the occurrence of an Administrator Change of Control Event, in each case after obtaining our consent, which consent shall be approved by a majority of our independent directors. “Administrator Change of Control Event” means (i) a sale, merger, equity issuance or similar transaction, whether directly or indirectly, involving the Administrator or its equity holders in which the indirect and direct equity holders of the Administrator immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors or managers of the surviving entity, or (ii) the sale by the Administrator of all or substantially all of the Administrator’s assets in one transaction or in a series of related transactions, or (iii) any transaction or combination of transactions as a result of which the person(s) in control of the Administrator, whether directly or indirectly, as of the date of the Administrative Services Agreement cease to be in control of the Administrator; provided, however, (a) an Administrator Change of Control Event shall not be deemed to have occurred, if such transaction involves a sale, transfer or similar transaction from any direct or indirect equity holder(s) of the Administrator as of the date of the Administrative Services Agreement to another direct or indirect equity holder(s) of the Administrator as of the date of the Administrative Services Agreement, or (b) as a result of a change in the executive officers of the Manager.

Pursuant to the Sub-Administration Agreement, the Administrative Services Agreement may not be amended, modified or waived, in whole or in part, without the prior written consent of the Sub-Administrator, which consent shall not be unreasonably withheld.

Indemnification under the Administrative Services Agreement

The Administrator and any Sub-Administrator (and their respective officers, managers, partners, members, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Administrator or Sub-Administrator) shall not be liable to the company or any of its subsidiaries, to our board of directors, or the company’s or any subsidiary’s members, stockholders or partners for any action taken or omitted to be taken by the Administrator or Sub-Administrator in connection with the performance of any of its duties or obligations under the Administrative Services Agreement or otherwise as an administrator of the company, concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services and for reimbursement for goods and services, and the company and its subsidiaries shall indemnify, defend and protect the Administrator and any Sub-Administrator (and their respective officers, managers, partners, members, agents, employees, controlling persons and any other person or entity affiliated with the Administrator or Sub-Administrator, each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the indemnified parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s or Sub-Administrator’s duties or obligations under the Administrative Services Agreement or otherwise as an administrator of the company. Notwithstanding the preceding sentence of this paragraph to the contrary, nothing contained herein shall protect or be deemed to protect the indemnified parties against or entitle or be deemed to entitle the indemnified parties to indemnification in respect of, any liability to the company or any of its subsidiaries, to our board of directors, or the company’s or any subsidiary’s members, stockholders or partners to which the indemnified parties would otherwise be subject by reason of negligence or misconduct in the performance of the Administrator’s or Sub-Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under the Administrative Services Agreement.

The Administrator shall indemnify the company (and its officers, managers, partners, members, agents employees, controlling persons and any other person or entity affiliated with the company) for any losses that the company (and its officers, managers, partners, members, agents, employees, controlling persons and any other person or entity affiliated with the company) may sustain primarily as a result of the Administrator’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or violation of applicable law, including without limitation, the federal and state securities laws.

Sub-Administration Agreement

The Sub-Administration Agreement was initially approved by our board and became effective on February 7, 2018. Most recently, on November 10, 2020, our board of directors, including a majority of our independent directors, approved the renewal of the Sub-Administration Agreement for an additional one-year term through February 7, 2022, subject to earlier termination in accordance with its terms.

The Sub-Administrator will also provide certain administrative services to us under the Sub-Administration Agreement with us and the Administrator, including, but not limited to, all services provided for in the Approved Budget (as defined in the Administrative Services Agreement), assistance with general ledger accounting and fund accounting, assistance with taxes and tax filings, maintenance of required financial records, assisting the company in publishing its net asset value, fund communication support, including access to Sub-Administrator personnel, diligence, reporting information to the Administrator and generally overseeing the performance of administrative and professional services rendered to the company by others, to the extent applicable, portfolio level transfer, finance administration and back office funding mechanics, portfolio level accounting and reporting, Schedule K-1 assistance, coordination, information and services, and any other services approved by the Administrator. The Sub-Administrator also provides us with access to personnel necessary for our business. For providing these services and personnel, we may pay third parties directly or reimburse the Sub-Administrator for the costs and expenses of third parties for services provided to us. The Sub-Administrator will not be reimbursed for administrative services performed by it for our benefit. The Sub-Administrator has a fiduciary responsibility to us pursuant to the Sub-Administration Agreement.

The Sub-Administration Agreement shall automatically terminate upon termination of the Sub-Management Agreement. See “Management—Sub-Management Agreement—Termination of the Sub-Management Agreement.”

Indemnification under the Sub-Administration Agreement

The Sub-Administrator (and its respective officers, managers, partners, members, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Administrator) shall not be liable to the Administrator or any of its subsidiaries or the company or any of its subsidiaries or shareholders for any action taken or omitted to be taken by the Sub-Administrator in connection with the performance of any of its duties or obligations under the Sub-Administration Agreement, concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Administrator and its subsidiaries and/or the company, as applicable, shall indemnify, defend and protect the Sub-Administrator (and its respective officers, managers, partners, shareholders, agents, employees, controlling persons and any other person or entity affiliated with the Sub-Administrator, each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the indemnified parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the company or its security holders) arising out of or otherwise based upon the performance of any of the Sub-Administrator’s duties or obligations under the Sub-Administration Agreement. Notwithstanding the preceding sentence of this paragraph to the contrary, nothing contained herein shall protect or be deemed to protect the indemnified parties against or entitle or be deemed to entitle the indemnified parties to indemnification in respect of, any liability to the Administrator or any of its subsidiaries or the company or any of its subsidiaries, as applicable, to which the indemnified parties would otherwise be subject by reason of negligence or misconduct in the performance of the Sub-Administrator’s duties or by reason of reckless disregard in the performance of the Sub-Administrator’s duties and obligations under the Sub-Administration Agreement.

The Sub-Administrator shall indemnify the Administrator and the company (and their respective officers, managers, partners, members, agents employees, controlling persons and any other person or entity affiliated with the Administrator or the company, as applicable) for any losses that the Administrator and the company (and their respective officers, managers, partners, members, agents employees, controlling persons and any other person or entity affiliated with the Administrator or the company, as applicable) may sustain primarily as a result of the Sub-Administrator’s willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties under the Sub-Administration Agreement or violation of applicable law, including without limitation, the federal and state securities laws.

COMPENSATION OF THE MANAGER, THE SUB-MANAGER AND THE MANAGING DEALER

We are an externally managed company and, as such, although we have a board of directors and executive officers responsible for our management, we have no direct paid employees. Two of our directors and all of our executive officers are employed by, and receive compensation from, the Manager, the Sub-Manager or their respective affiliates. The Manager and the Sub-Manager are compensated for the management services each provides under the Management Agreement and the Sub-Management Agreement, respectively. In addition, the Manager and the Sub-Manager each may engage other parties, including affiliates, to perform certain services and, in connection therewith, reallows a portion of its fees received from us to such entities. The Managing Dealer is responsible for performing services in connection with the offer and sale of our shares in this offering. The Managing Dealer will engage participating broker-dealers in connection with the sale of our shares and, in connection therewith, may reallow all or a portion of the compensation received from us to such participating brokers as described below.

The following table summarizes the compensation, reimbursements and distributions (exclusive of any distributions to which our affiliates may be entitled by reason of their purchase and ownership of shares in connection with this offering) we contemplate paying to the Manager, the Sub-Manager, the Managing Dealer and other affiliates, including amounts to reimburse their costs in providing services and for amounts advanced on our behalf, with respect to proceeds raised in our primary offering. In addition, for information concerning compensation to our independent directors, see “Management—Compensation of Independent Directors.”

For purposes of illustrating these fees and expenses, we have assumed that we will sell the maximum of $1,000,000,000 in shares in this primary offering and assumes that 30% of the gross offering proceeds from this primary offering is from sales of Class A shares, 30% is from sales of Class T shares, 10% is from sales of Class D shares and 30% is from sales of Class I shares. Based on this allocation, we expect approximately $960,250,000 of the gross proceeds of the $1,000,000,000 in this primary offering will be available for acquisitions and the associated services fees and acquisition expenses, while the remaining amount will be used to pay selling commissions and dealer manager fees. The fees and expenses that we expect to pay or reimburse (except offering stage expenses) will be reviewed by our independent directors at least annually. All or a portion of the selling commissions and dealer manager fees will not be charged with regard to shares sold to certain categories of purchasers and for sales eligible for volume discounts and, in limited circumstances, the dealer manager fee may be reduced with respect to certain purchases. Although the following table represents the compensation and reimbursements we expect to pay to the Manager, the Managing Dealer and other affiliates in connection with the sale of assets and investment of the proceeds from this offering, there is no assurance our costs for these and/or other future services will remain unchanged throughout our duration. In addition, because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
Selling commission to the Managing Dealer and participating brokers (2)

We pay the Managing Dealer a selling commission up to 6.00% of the sale price for each Class A share and up to 3.00% of the sale price for each Class T share sold in this primary offering. The Managing Dealer may reallow all or a portion of the selling commissions to participating broker-dealers.

Assuming we sell the maximum offering amount, all in Class A shares, the maximum amount of selling commissions payable to the Managing Dealer would be $60,000,000.
Dealer manager fee to the Managing Dealer and participating brokers (2)	We pay the Managing Dealer a dealer manager fee of up to 2.50% of the price of each Class A share and up to 1.75% of the price of each Class T share sold in this primary offering. The Managing Dealer may reallow all or a portion of such dealer manager fees to participating broker-dealers.	Assuming we sell the maximum offering amount, all in Class A shares, the maximum amount of dealer manager fees payable to the Managing Dealer would be $25,000,000.
Distribution and Shareholder Servicing Fee to the Managing Dealer

We also pay the Managing Dealer ongoing distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in this primary offering (excluding Class T Shares and Class D shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 1.00% and 0.50%, respectively, of our current net asset value per share, as disclosed in our periodic or current reports, payable on a monthly basis. The distribution and shareholder servicing fees accrue daily and are paid monthly in arrears. The Managing Dealer may reallow all or a portion of the distribution and shareholder servicing fee to the broker-dealer who sold the Class T or Class D shares or, if applicable, to a servicing broker-dealer of the Class T or Class D shares, a broker-dealer with a fee-based platform, or a fund supermarket platform featuring Class D shares, so long as the broker-dealer or financial intermediary has entered into a contractual agreement with the Managing Dealer that provides for such reallowance. The distribution and shareholder servicing fees are ongoing fees that are allocated among all Class T and Class D shares, respectively, and are not paid at the time of purchase.

Amount is not determinable at this time.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)

We will cease paying the distribution and shareholder servicing fee with respect to Class T shares held in any particular account, and those Class T shares will convert into a number of Class A shares determined by multiplying each Class T share to be converted by the applicable “Conversion Rate” described herein, on the earlier of (i) a listing of the Class A shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) after the termination of this primary offering in which the initial Class T shares in the account were sold, the end of the month in which total underwriting compensation paid in this primary offering is not less than 10% of the gross proceeds of this primary offering from the sale of Class A, Class T, Class D and Class I shares; and (iv) the end of the month in which the total underwriting compensation paid in any particular account with respect to such Class T shares purchased in this primary offering, comprised of the dealer manager fees, selling commissions, and distribution and shareholder servicing fees, is not less than 8.5% of the gross offering price of those Class T shares purchased in such primary offering (excluding shares purchased through our distribution reinvestment plan and those shares received as a distribution). We will also cease paying the distribution and shareholder servicing fee with respect to Class T shares on the date upon which our shareholder distribution and servicing fee plan adopted by our board of directors terminates or is not continued with respect to the Class T Shares. Such plan must be approved annually by a vote of our board of directors, including a majority of our independent directors, who have no direct or indirect financial interest in the operation of such plan or any agreements related to such plan. If we redeem a portion, but not all of the Class T shares held in a shareholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares that were redeemed and those Class T shares that were retained in the account. Likewise, if a portion of the Class T shares in a shareholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares that were transferred and the Class T shares that were retained in the account.

We will cease paying the distribution and shareholder servicing fee with respect to Class D shares held in any particular account, and those Class D shares will convert into a number of Class A shares determined by multiplying each Class D share to be converted by the applicable “Conversion Rate” described herein, on the earlier of (i) a listing of the Class A shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) after the termination of this primary offering in which the initial Class D shares in the account were sold, the end of the month in which total underwriting compensation paid in this primary offering is not less than 10% of the gross proceeds of this primary offering from the sale of Class A, Class T, Class D and Class I shares; and (iv) the end of the month in which the total underwriting compensation paid in any particular account with respect to such Class D shares purchased in this primary offering, comprised of the dealer manager fees, selling commissions, and distribution and shareholder servicing fees, is not less than 8.5% of the gross offering price of those Class D shares purchased in such primary offering (excluding shares purchased through our distribution reinvestment plan and those received as a distribution). We will also cease paying the distribution and shareholder servicing fee with respect to Class D shares on the date upon which our shareholder distribution and servicing fee plan adopted by our board of directors terminates or is not continued with respect to the Class D Shares. Such plan must be approved annually by a vote of our board of directors, including a majority of our independent directors, who have no direct or indirect financial interest in the operation of such plan or any agreements related to such plan. If we redeem a portion, but not all of the Class D shares held in a shareholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class D shares that were redeemed and those Class D shares that were retained in the account. Likewise, if a portion of the Class D shares in a shareholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class D shares that were transferred and the Class D shares that were retained in the account.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
Reimbursement to the Manager, Sub-Manager and their respective affiliates for organizational and offering expenses(3)	With respect to this offering, under the terms of the Management and Sub-Management Agreements between us and the Manager and the Sub-Manager, respectively, the Manager (and indirectly the Sub-Manager) is entitled to receive up to 1.5% of gross proceeds raised in this offering to recover cumulative organization and offering costs (other than selling commissions, dealer manager fees, and distribution and shareholder servicing fees) which have been funded by the Manager, the Sub-Manager or their respective affiliates. The Manager (and indirectly the Sub-Manager) is responsible for the payment of our organization and offering expenses to the extent that these expenses exceed 1.5% of the gross proceeds from this offering. Through the Sub-Management Agreement, the Sub-Manager is responsible for the payment of 50% of the portion of our aggregate organization and offering expenses to the extent that they exceed 1.5% of the gross proceeds from this offering, in each case, without recourse against or reimbursement by us. Notwithstanding the foregoing, we reimburse the Manager and its affiliates for organizational and offering costs only to the extent that (1) the total amount of all organizational and offering costs are reasonable and (2) solely in connection with this offering, the reimbursement would not cause the selling commissions, any dealer manager fee, the distribution and shareholder servicing fees and the other organizational and offering expenses borne by us to exceed 15.0% of the gross offering proceeds as of the date of the reimbursement. We have targeted an offering expense ratio of 1.0% for organizational and offering expenses.	Amount is not determinable at this time.
Base management fee to the Manager (4)(5)

The base management fee is calculated for each share class at an annual rate of (i) for the non-founder shares of a particular class, 2% of the product of (x) our average gross assets and (y) the ratio of non-founder share Average Adjusted Capital for a particular class to total Average Adjusted Capital and (ii) for the founder shares, 1% of the product of (x) our average gross assets and (y) the ratio of outstanding founder share Average Adjusted Capital to total Average Adjusted Capital, in each case excluding cash, and will be payable monthly in arrears. The management fee for a certain month is calculated based on the average value of our gross assets at the end of that month and the immediately preceding calendar month. The determination of gross assets will reflect changes in the fair market value of our assets, which will not necessarily equal their notional value, reflecting both realized and unrealized capital appreciation. Average Adjusted Capital of an applicable class is computed on the daily adjusted capital for such class for the actual number of days in such applicable month.

Amount is not determinable at this time.
Total Return incentive fee on income to the Manager(4)(5)

The total return incentive fee is based on the Total Return to Shareholders (as defined below) for each share class in any calendar year, payable annually in arrears. We will accrue (but not pay) the total return incentive fee on a quarterly basis, to the extent that it is earned, and will perform a final reconciliation at completion of each calendar year and the total return incentive fee shall be due and payable to the Manager no later than ninety (90) calendar days following the end of the applicable calendar year.

The total return incentive fee for each share class is calculated as follows:

●                No total return incentive  fee will be payable in any calendar year in which the annual Total Return to Shareholders of a particular   share class does not exceed 7%. We refer to this as the annual preferred return.

●                 As it relates to our non-founder shares, all of our Total Return to Shareholders with respect to each particular share class of non-founder shares, if any, that exceeds the annual preferred return, but is less than or equal to 8.75%, or the “non-founder breakpoint,” in any calendar year, will be payable to the Manager. We refer to this portion of the total return incentive fee as the non-founder catch up. It is intended to provide an incentive fee of 20% of the Total Return to Non-founder Shareholders of a particular class once the Total Return to Shareholders of a particular share class exceeds 8.75% in any calendar year.

Amount is not determinable at this time.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)

●                 As it relates to founder shares, all of our Total Return to Founder Shareholders, with respect to a particular share class of founders shares, if any, that exceeds the annual preferred return, but is less than or equal to 7.777%, or the “founder breakpoint,” in any calendar year, will be payable to the Manager. We refer to this portion of the total return incentive fee as the founder catch up. It is intended to provide an incentive fee of 10% of the Total Return to Founder Shareholders once the Total Return to Founder Shareholders of a particular share class exceeds 7.777% in any calendar year.

●                 For any quarter in which the Total Return to Shareholders of a particular  share class exceeds the relevant breakpoint, the total return incentive fee of a particular share class shall equal, for non-founder shares of a particular class, 20% of  the Total Return to Non-founder Shareholders of such class, and for founder shares of a particular share class, 10% of the Total Return to Founder Shareholders, in  each case because the annual preferred and relevant catch ups will have been achieved.

For purposes of calculating the Total Return to Shareholders, the change in our net asset value is subject to a High Water Mark. The “High Water Mark” is equal to the highest year-end net asset value, for each share class of the company since inception, adjusted for any special distributions resulting from the sale of our assets, provided such adjustment is approved by our board of directors. If, as of each calendar year end, our net asset value for the applicable share class is (A) above the High Water Mark, then, for such calendar year, the Total Return to Shareholders calculation will include the increase in our net asset value for such share class in excess of the High Water Mark, and (B) if our net asset value for the applicable share class is below the High Water Mark, for such calendar year, (i) any increase in our per share net asset value will be disregarded in the calculation of Total Return to Shareholders for such share class while (ii) any decrease in our per share net asset value will be included the calculation of Total Return to Shareholders for such share class. The High Water Marks that will apply to the Company’s incentive fee calculation for the year ending December 31, 2021, will be $29.97 for our Class FA shares, $28.76 for our Class A shares, $28.67 for our Class T shares, $28.24 for our Class D shares, $29.06 for our Class I shares and $30.08 for Class S Shares.

●                 “Total Return to Shareholders” for any calendar quarter is calculated for each share class as the change in the net asset value for such share class plus total distributions for such share class calculated based on the Average Adjusted Capital for such class as of such calendar quarter end.

●                “Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable quarter. The annual preference return of 7% and the relevant breakpoints of 8.75% and 7.777%, respectively, are also adjusted for the actual number of days in each calendar year, measured as of each calendar quarter end.

●              Adjusted Capital is defined as cumulative proceeds generated from sales of our shares of a particular share class (including proceeds for a distribution reinvestment plan, if any), net of sales load (upfront selling commissions and dealer manager fees), if any, reduced for (i) distributions paid to our shareholders of such class that represent return of capital on a tax basis and (ii) the full amounts paid for share repurchases pursuant to our share repurchase program, if any for such class.

Reimbursement to the Manager and Sub-Manager and their respective affiliates for operating expenses(6)	We reimburse the Manager and the Sub-Manager and their respective affiliates for certain operating costs and expenses of third parties incurred in connection with their provision of services to us, including fees, costs, expenses, liabilities and obligations relating to our activities, acquisitions, dispositions, financings and business, subject to the terms of our LLC Agreement, the Management Agreement, the Sub-Management Agreement and the Expense Support and Conditional Reimbursement Agreement. See “Management—Management Agreement—Payment of Our Expenses,” “Management—Sub-Management Agreement—Payment of Our Expenses” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Expense Support and Conditional Reimbursement Agreement.”	Amount is not determinable at this time.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
The Administrator and the Sub-Administrator each also each provides certain administrative services to us and we may pay third-parties directly or reimburse the Administrator and the Sub-Administrator for costs and expenses of third parties for services provided to us. The Administrator and the Sub-Administrator are not reimbursed for administrative services performed by them for our benefit. See “Management—Administrative Services—Administrative Services Agreement” and “Management—Administrative Services—Sub-Administration Agreement.”
(1)	The estimated maximum dollar amounts are based on the assumed sale of the maximum primary offering as follows for the $1,000,000,000 in shares sold at current offering prices: 30% of the gross offering proceeds are from Class A shares, 30% of the gross offering proceeds are from Class T, 10% of the gross offering proceeds are from Class D shares and 30% of the gross offering proceeds are from Class I shares.
(2)	All or a portion of the selling commissions and dealer manager fees will not be paid with regard to shares sold to certain categories of purchasers. In addition, selling commissions may be reduced for sales that are eligible for a volume discount. See the section of this prospectus entitled “Plan of Distribution” for additional information.
(3)	As part of its payment of other organization and offering expenses, the Manager reimburses the Managing Dealer for actual, bona fide, itemized and detailed due diligence expenses incurred by it or other participating brokers in connection with this offering as well as bona fide training and education. Reimbursement is contingent upon receipt by the Managing Dealer of a detailed invoice or similar itemized statement from the participating broker that demonstrates the actual due diligence expenses incurred. The Managing Dealer may also reallow such reimbursements to the applicable participating broker-dealers as permissible.
(4)	These fees may or may not be taken in whole or in part at the discretion of the Manager or the Sub-Manager. All or any part of these fees not taken as to any period shall be deferred without interest and may be taken in any other period prior to the occurrence of a liquidity event as the Manager or the Sub-Manager shall determine. Our businesses may pay transaction fees to the Sub-Manager for services it provides to them and therefore our shareholders may be indirectly subject to such fees (except that no such transaction fees were charged on our acquisition of the initial businesses). See “Management—Sub-Management Agreement—Transaction Fees.”
(5)	We shall pay 50% of any such fees to the Sub-Manager pursuant to the Sub-Management Agreement.
(6)	To the extent such reimbursements relate to costs and expenses incurred by the Sub-Manager or its affiliates, we will pay all such reimbursements directly to the Sub-Manager.

SECURITY OWNERSHIP

The following table sets forth, as of October 1, 2021, information with respect to the beneficial ownership of our shares by:

●	each person known to us to beneficially own more than 5% of any class the outstanding shares;
●	each of our directors and named executive officers; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There are no shares subject to options that are currently exercisable or exercisable within 60 days of the offering. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power, based upon the information furnished to us by such shareholders, directors and officers.

Name and Address(1)	Number of Shares Beneficially Owned	Percentage of all Shares(2)
James M. Seneff, Jr.	220,697 (3)(4)	1.55%
Arthur E. Levine	100,000 (5)	*
Mark D. Linsz	2,258 (4)	*
Benjamin A. Posen	2,000 (4)	*
Robert J. Woody	4,572 (4)	*
Chirag J. Bhavsar	19,079 (4)	*
Tammy J. Tipton	2,764 (4)	*
Brett A. Schlemovitz	10,301 (4)	*
All officers and directors as a group (8 persons)	361,671 (4)	2.54%

*	Represents beneficial ownership of less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o CNL Strategic Capital, LLC, 450 South Orange Avenue, Orlando, FL 32801-3336.
(2)	Based on a total of 14,197,275 Shares outstanding as of October 1, 2021.
(3)

Represents 60,697 Class FA shares held of record by the Manager, CNL Strategic Capital Management, LLC, an indirect subsidiary of CNL Financial Group, LLC, which is indirectly wholly owned by Mr. Seneff. Also represents 160,000 Class FA shares held of record by CNL Strategic Capital Investment, LLC, which is indirectly wholly owned by Mr. Seneff.

(4)	Represents common shares purchased in our private offerings.
(5)	Represents 100,000 Class FA shares held of record by the Leichtman-Levine Living Trust, an affiliate of the Sub-Manager, of which Mr. Levine is an indirect beneficial owner.

CONFLICTS OF INTEREST AND CERTAIN RELATIONSHIPS
AND RELATED PARTY TRANSACTIONS

Conflicts of Interest

The Manager, the Sub-Manager and certain of their affiliates will have certain conflicts of interest in connection with the management of our business affairs including the following, which we believe encompasses all known material conflicts of interest:

●	Our executive officers and certain members of our board of directors serve as director and/or officers of various entities affiliated with the Manager and the Sub-Manager, as applicable.
●	The Manager, the Sub-Manager, the Administrator, the Sub-Administrator and their respective affiliates provide services to us. The Administrator and the Sub-Administrator also oversee the performance of other administrative and professional services provided to us by others, including by their respective affiliates.
●	Regardless of the quality of our assets, the services provided to us or whether we pay distributions to our shareholders, the Manager and the Sub-Manager receive certain fees and expense reimbursements in connection with their services to us as the Manager and the Sub-Manager, respectively. Additionally, we may pay third parties directly or reimburse the costs or expenses of third parties paid by the Administrator and the Sub-Administrator for providing us with certain administrative services.
●	The agreements between us and the Manager, the Sub-Manager or their affiliates are not arm’s length agreements. In addition, as a result of the fact that we have some common management, including on our board of directors, with the Manager and the Sub-Manager, our board of directors may encounter conflicts of interest in enforcing our rights against the Manager, the Sub-Manager and their respective affiliates in the event of a default by, or disagreement with, any of the Manager, the Sub-Manager and their respective affiliates or in invoking powers, rights or options pursuant to any agreement between any of them and us.
●	Our board of directors is responsible for determining the net asset value of our assets (with the assistance from the Manager, the Sub-Manager and the independent valuation firm) and, because the base management fee is payable monthly and for a certain month is calculated based on the average value of our gross assets at the end of that month and the immediately preceding calendar month, a higher net asset value or our assets would result in a higher base management fee to the Manager and the Sub-Manager.
●	We value our assets monthly at fair value as determined in good faith by our board of directors based on input from the Manager, the Sub-Manager and the independent valuation firm. The determination of the average value of our gross assets reflects changes in the fair market value of our businesses. See “Determination of Net Asset Value.”
●	The Manager does not currently manage other clients; however, the Manager is not prohibited from doing so and the Manager may determine it is appropriate for us and one or more other clients managed in the future by the Manager or any of its affiliates to participate in an opportunity together. These co-opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other clients. The Manager will consider whether the transaction complies with the terms of our LLC Agreement or the partnership or limited liability company agreement of such other programs.
●	The Sub-Manager and its affiliates currently manage various other clients and accounts. The Sub-Manager and its affiliates may (i) give advice and take action with respect to any of its other clients that may differ from advice given or the timing or nature of action taken with respect to us, so long as it is consistent with the provisions of the Sub-Manager’s allocation policy and its obligations under the Sub-Management Agreement, and (ii) subject to the Exclusivity Agreement between the Manager and the Sub-Manager and its obligations thereunder, engage in activities that overlap with or compete with those in which the company and its subsidiaries, directly or indirectly, may engage. The company, on its own behalf and on behalf of its subsidiaries, has renounced any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for another client of the Sub-Manager or its affiliates to the extent such opportunity has been determined in good faith by the Sub-Manager not to be allocated to the company, all in accordance with the company’s and the Sub-Manager’s allocation policy. Certain of our officers and directors have made, and may from time to time in the future make, passive investments in private funds or other investment vehicles sponsored and/or managed by the Sub-Manager or one of its affiliates.

●	Subject to the company’s investment policy and its obligations under the Sub-Management Agreement, the Sub-Manager shall not have any obligation to recommend for purchase or sale any securities or loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Sub-Manager, such transaction or investment appears unsuitable, impractical or undesirable for the Manager (on behalf of the company).
●	The Manager and the Sub-Manager will experience conflicts of interest in connection with the management of our business affairs relating to the allocation of business opportunities by the Manager, the Sub-Manager and their respective affiliates to us and other clients. The Sub-Manager or its affiliates currently manage other clients that have a similar business strategy as us. The Sub-Manager will determine which opportunities it presents to us or another client with a similar business objective. The Sub-Manager may determine that an opportunity is more appropriate for another client managed by the Sub-Manager or any of its affiliates than it is for us and present such opportunity to the other client. In certain cases, the Sub-Manager, subject to approval by the Manager that the opportunity meets our investment objectives and final approval of such opportunity by our board of directors, may determine it is appropriate for us to participate in an acquisition opportunity alongside one or more other clients managed by the Sub-Manager or any of its affiliates. These co-opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other clients. To the extent the Sub-Manager identifies such co-opportunities, the Sub-Manager has developed an allocation policy to ensure that we are treated fairly and equitably. The Sub-Manager and its affiliates will utilize this allocation policy to determine how to allocate opportunities that may be appropriate for us or other of the Sub-Manager’s or its affiliates’ clients. As part of this policy, the Sub-Manager will consider a variety of factors in making allocation decisions, including a client’s stated investment objectives, scope, criteria, guidelines, business strategy and available capital for investment. As a result, the Sub-Manager and its affiliates may determine, in its discretion, that it is appropriate to allocate opportunities to other clients in whole or in part as co-opportunities. The Sub-Manager will also consider whether the transaction complies with the terms of our LLC Agreement or the partnership or limited liability company agreement of such other programs. If we invest in a general partnership or joint venture with affiliates, management fees payable in connection with such an investment will be proportional to our respective interest in the investment or the value of services provided, as applicable. Our board of directors has adopted its own allocation policy, which incorporates the Sub-Manager’s allocation policy by reference. The independent directors of our board of directors will be responsible for oversight of the allocation process.
●	Consistent with our allocation policy, in the event that a co-investment opportunity that the Manager has approved for potential participation does not close and the Sub-Manager and its affiliates accumulate broken deal costs in connection with the co-investment opportunity, the Sub-Manager and its affiliates will be required to allocate such broken deal costs among us and the other participating accounts. Broken deal costs will generally be allocated to us by the Sub-Manager pro rata based on our allocation in a proposed co-investment opportunity if our allocation in such co-investment opportunity has been determined; however, in the event that we expect to participate in a co-investment opportunity with LLCP VI, LMM II Fund, or LMM III Fund, which accumulates broken deal costs and our allocation in such co-investment opportunity has not yet been determined, we will be allocated 5% of the broken deal costs with respect to a co-investment with LLCP VI, 12.5% of the broken deal costs with respect to a co-investment with LMM II Fund, or 10% of the broken deal costs with respect to a co-investment with LMM III Fund, subject to annual review by the Sub-Manager. We may similarly act as a dedicated co-investor for other Private Acquisition Funds advised by affiliates of the Sub-Manager that are formed in the future, with our allocation percentage being determined at or prior to the time we begin pursuing co-investment opportunities with such vehicles and subject to annual review by the Sub-Manager. Additionally, on a quarterly basis, the Sub-Manager will identify third party broken deal costs for opportunities that were not presented to the Manager for prior approval but which are determined in the Sub-Manager’s reasonable judgment and in a manner consistent with the Sub-Manager’s fiduciary obligations to have qualified as a potential investment opportunity for us on a direct or co-investment basis (such opportunity, a “lookback broken deal”). Subject to approval by the Manager, we will reimburse the Sub-Manager for our allocable portion of third party broken deal expenses incurred in connection with a lookback broken deal. In the case of a lookback broken deal identified as an opportunity on a co-investment basis with LLCP VI, LMM II Fund, or LMM III Fund, our allocable portion of such third party broken deal expenses will be 5%, 12.5%, or 10%, respectively. Unless our Board approves otherwise, in no event will our portion of the aggregate lookback broken deal expenses exceed $75,000 on a calendar year basis.
●	Our businesses may pay transaction fees to the Sub-Manager for services it provides to them and therefore our shareholders may be indirectly subject to such fees (except that no such transaction fees were charged on our acquisition of the initial businesses). These fees may be paid before we realize any income or gain. The Manager and the Sub-Manager may face conflicts of interest with respect to services performed for our businesses, on the one hand, and opportunities recommended to us, on the other hand.

See “Risk Factors—Risks Related to the Manager, the Sub-Manager and Their Respective Affiliates.”

Certain Relationships with Affiliates

The following discussion sets forth the agreements that we have entered into with affiliates in connection with this offering. The statements relating to each agreement set forth in this section and elsewhere in this prospectus are subject to and are qualified in their entirety by reference to all of the provisions of such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Management Agreement and Sub-Management Agreement

Our business and affairs are managed under the direction of our board of directors. However, we have engaged the Manager, CNL, under the Management Agreement pursuant to which the Manager is responsible for the overall management of our activities. The Manager has engaged the Sub-Manager under the Sub-Management Agreement pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets. The Manager and the Sub-Manager are collectively responsible for sourcing potential acquisition and debt financing opportunities, subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, and monitoring and managing the businesses we acquire and/or finance on an ongoing basis. The Sub-Manager is primarily responsible for analyzing and conducting due diligence on prospective acquisitions and debt financings, as well as the overall structuring of transactions. The Manager’s and the Sub-Manager’s services under the Management Agreement and the Sub-Management Agreement, respectively, are not exclusive, and they may furnish the same or similar services to other entities, including businesses that may directly or indirectly compete with us, so long as the services to us are not impaired by the provision of such services to others, and provided that they notify us prior to being engaged to serve as an advisor to a fund or other company having a similar business strategy. As a result, the Management Agreement and the Sub-Management Agreement were negotiated between related parties, and their respective terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated with unaffiliated third parties.

We compensate the Manager and the Sub-Manager through both management and incentive fees for their services under the Management Agreement and the Sub-Management Agreement, respectively. Businesses may pay to the Sub-Manager certain transaction fees for services customarily performed in connection with the management of our businesses (except that no such transaction fees were charged on our acquisition of the initial businesses). You will indirectly pay these fees. The transaction fees will be approved by our board of directors, including a majority of the independent directors. In addition, we reimburse the Manager and the Sub-Manager and certain of their affiliates for certain organization and offering expenses and operating expenses that they incur on our behalf. The timing and nature of fees and compensation to the Manager and the Sub-Manager could create a conflict between the interests of the Manager and the Sub-Manager, on the one hand, and those of our shareholders, on the other hand. Both the base management fee and the distribution and shareholder servicing fee are not performance based since they are based upon cost which creates a conflict of interest in all decisions by the Manager and the Sub-Manager in selecting between acquisitions and purchase prices. A transaction by us may result in the immediate realization by the Manager and its affiliates of substantial commissions, fees, compensation and other income. Potential conflicts may arise in connection with the determination by the Manager and the Sub-Manager of whether to acquire, hold or sell assets as such determination could impact the timing and amount of fees payable to the Manager and the Sub-Manager.

For additional information concerning these relationships, see “Management—Management Agreement,” “Management—Sub-Management Agreement” and “Compensation of the Manager, the Sub-Manager and the Managing Dealer.”

Administrative Services Agreement and Sub-Administration Agreement

We have entered into the Administrative Services Agreement and the Sub-Administration Agreement with the Administrator and the Sub-Administrator, respectively, pursuant to which each provide us with administrative services and each is entitled to reimbursement of expenses for such services in an amount equal to the lesser of the actual cost or the amount that we would be required to pay for comparable administrative services in the same geographic location, subject to certain limitations. See “Management—Administrative Services.”

Expense Support and Conditional Reimbursement Agreement

We have entered into an Expense Support and Conditional Reimbursement Agreement with the Manager and the Sub-Manager, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that our annual regular cash distributions exceed our annual net income (with certain adjustments). The waiver of such fees and expenses that would otherwise be due to the Manager and Sub-Manager reduces our related third-party expenses and allows us to the income available to fund distributions from investment income or cash flow from operations from future periods. The amount of such expense support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of our distribution reinvestment plan) to shareholders minus (b) the available operating funds (the “Expense Support Amount”). “Available operating funds” means net operating income, as determined under GAAP, including realized capital gains and realized capital losses, but excluding all Conditional Waiver Amounts, Expense Support Amounts, interest costs, financing fees and financing costs, any non-cash income items or expenses (such as paid-in-kind interest, original issue discount, debt issuance costs, etc.) and any ongoing distribution and shareholder servicing fees. The Expense Support Amount will be borne equally by the Manager and the Sub-Manager and will be calculated as of the last business day of the calendar year. Beginning on the date on which we commence operations (which was February 7, 2018) and continuing until the Expense Support and Conditional Agreement is terminated, within 15 business days from the last business day of each full calendar month (and not any partial months) (each, an “Applicable Calendar Month”), we will deliver to the Manager and the Sub-Manager a notice specifying, on a per share class basis for each share class, the Conditional Waiver Amount (as defined below) for such Applicable Calendar Month. Unless the Manager or the Sub-Manager, as applicable, within five (5) business days from receipt of the notice, objects to the Conditional Waiver Amount included in such notice, the Manager and Sub-Manager shall equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the Conditional Waiver Amount; provided, however, that the Manager and Sub-Manager shall not reduce fees and reimbursements of reimbursable expenses to the extent that such reductions are estimated to cause the annualized (based on a 365-day year) aggregate amount of Conditional Waiver Amounts to exceed the Expense Support Amount. For purposes of the Expense Support and Conditional Reimbursement Agreement, the “Conditional Waiver Amount” means the aggregate estimated amount of per share class expense support required by us for the Applicable Calendar Month, but in no event will exceed the excess of (a) the sum of the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and payable to shareholders of each share class over (b) the sum of the available operating funds attributable each share class for such Applicable Calendar Month. The term of the agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable to the Manager or the Sub-Manager, subject to the right of the Manager and the Sub-Manager, acting jointly, to terminate it upon written notice, except that once effective, the Manager and the Sub-Manager may not terminate their expense support obligations unless any party provides one hundred and twenty (120) days prior written notice to the other parties.

If, on the last business day of the calendar year, the annual (calendar year) year-to-date available operating funds exceeds the sum of the annual (calendar year) year-to-date distributions paid per share class (the “Excess Operating Funds”), we will use such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed expense support amounts, subject to certain conditions (the “Conditional Reimbursements”). We are obligated to make Conditional Reimbursements to the Manager and Sub-Manager only when we have additional investment income or cash flow from operations after paying distributions, thus the Expense Support and Conditional Reimbursement Agreement serves as a mechanism for us to fund distributions with cash flow from operations from future periods. Our obligation to make Conditional Reimbursements is subject to the following conditions and limitations: (a) we are required to make Conditional Reimbursements attributable to a particular share class only to the extent that such Conditional Reimbursements do not cause such share class’s other operating expenses (which means operating expenses we incur excluding base management fees, total return incentive fees, interest costs, financing fees and financing costs, any ongoing distribution and shareholder servicing fees, any organizational and offering expenses, expense support amounts and brokerage commissions) (on an annualized basis (based on a 365-day year), and net of any Conditional Waiver Amounts reduced by the Manager and the Sub-Manager for our benefit during the calendar year) to exceed 1.75% of average gross assets (as defined herein) attributable to such shares (on an annualized basis (based on a 365-day year)) after taking the Expense Support Amount attributable to such shares into account; (b) notwithstanding anything to the contrary in the Expense Support and Conditional Reimbursement Agreement, no Conditional Reimbursements shall be made if the per share class operating expense ratio (which is calculated by dividing the per share class operating expenses, less organizational and offering expenses, base management and total return incentive fees owed to Manager and the Sub-Manager, and interest expense, by the per share class gross assets) at the time of such reimbursement payment is less than or equal to the per share class operating expense ratio at the time the expense support amount was reduced by the Manager and the Sub-Manager, and to which such Conditional Reimbursement relates; (c) notwithstanding anything to the contrary in the Expense Support and Conditional Reimbursement Agreement, no Conditional Reimbursements of the Expense Support Amount allocable to a share class shall be made with respect to such share class if the effective distributions per share declared by us allocable to such share class at the time of such Conditional Reimbursements is less than the effective distributions per share allocable to such share class at the time the Expense Support Amount was made to which such Conditional Reimbursement relates; and (d) our obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three (3) years following the date which the Expense Support Amount was provided and to which such Conditional Reimbursement relates. Any such Conditional Reimbursements will be applied to the earlier Expense Support Amount provided by us, provided, however, Conditional Reimbursements shall be applied first to unreimbursed expense support amounts attributable to reimbursable expenses and next to unreimbursed expense support amounts attributable to base management fee and total return incentive fee. We will make such payments to the Manager and the Sub-Manager equally in any combination of cash or other immediately available funds as promptly as possible after the last business day of the calendar year, but in any event no later than ninety (90) calendar days after the last day of such calendar year.

Competition for Management Time

James M. Seneff, Jr. and Arthur E. Levine, who serve as members of our board of directors, and Chirag J. Bhavsar, Tammy J. Tipton and Brett A. Schlemovitz, who serve as our executive officers, engage in the management of other business entities and properties and in other business activities, including activities associated with our affiliates. All of these individuals devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which could be substantially less than their full time. The amount of time these individuals devote could be impacted by and commensurate with the level of our operating activity which will be impacted by the amount of funds raised from this offering and the subsequent acquisitions. These individuals may experience conflicts of interest in allocating management time, services, and functions among us and the various entities, investor programs (public or private) and any other business ventures in which any of them are or may become involved.

Relationship with Managing Dealer

As described elsewhere in this prospectus, we pay the Managing Dealer selling commissions, dealer manager fees and distribution and shareholder servicing fees. The Managing Dealer is an affiliate of the Manager. Certain of our directors are also officers, directors and registered principals of the Managing Dealer. This relationship may create conflicts in connection with the fulfillment by the Managing Dealer of its due diligence obligations under the federal securities laws. Accordingly, investors will not have the benefit of such independent review. Certain of the participating brokers have made, or are expected to make, their own independent due diligence investigations. The Managing Dealer is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have a similar business strategy to ours and is expected to participate in other offerings sponsored by one or more of our officers or directors.

Prior and Future Programs

In the past, affiliates of the Manager and the Sub-Manager have organized investments for entities other than the company.  Affiliates of the Sub-Manager also currently manage other entities that may have a business strategy that is similar to and/or overlapping business strategy with our business strategy.  In addition, these affiliates currently have other positions and in the future may form, offer interests in and manage other programs in addition to those for the company and to acquire similar types of businesses as those we target or acquire debt positions in such businesses.  Future programs may involve affiliates of the Manager and the Sub-Manager in the ownership, financing, operation and management of properties that may be suitable for us.  As a result, situations could arise whereby the Manager or the Sub-Manager or their respective affiliates have an economic incentive to make a decision that favors another entity that it manages over us.  Such conflicts between us and affiliated programs may affect the value of our positions as well as our net income.

Provisions in Our LLC Agreement Relating to Conflicts of Interest

Our LLC Agreement contains restrictions regarding conflicts of interest, including the following:

●	The Management Agreement and Compensation. Our board of directors may exercise broad discretion in allowing the Manager and/or the Sub-Manager to administer and regulate our operations, to act as agent for us, to execute documents on behalf of us and to make executive decisions that conform to general policies and principles established by our board of directors. Our board of directors will monitor the Manager and the Sub-Manager to assure that our administrative procedures, operations and programs are in our best interests and are fulfilled and that (i) the expenses incurred are reasonable, (ii) all front end fees are reasonable and do not exceed 18% of the gross proceeds of any offering regardless of the source of payment, and (iii) the percentage of gross proceeds of any offering committed to investment in company assets is at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses (including organizational and offering expenses), rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by us, directly or indirectly, shall be taken into consideration in computing the amount of allowable front end fees. Our board of directors will also determine that the compensation paid to the Manager is reasonable in relation to the nature and quality of services performed by the Manager and our investment performance and that the provisions of the Management Agreement are being carried out. All agreements between us and the Manager will be approved by a majority of the independent directors. Our board of directors may consider all factors that they deem relevant in making these determinations.
●	Voting of shares owned by affiliates. The Manager, the Sub-Manager, our officers and directors, and their respective affiliates may not vote their shares or consent on matters submitted to the shareholders regarding any transaction between such affiliates and us. All shares owned by the Manager, the Sub-Manager, our officers and directors, and their respective affiliates shall be excluded in determining the requisite percentage of interest in shares necessary to approve a matter on which the Manager, the Sub-Manager, our officers and directors, and their respective affiliates, as applicable, may not vote or consent.

●	Investments with affiliates. We will not acquire any asset or business in which the Manager, the Sub-Manager, any of our directors or officers or any of their respective affiliates has a direct economic interest without a determination by the majority of our board of directors (including a majority of our independent directors) that such acquisition or co-opportunity is fair and reasonable to us.
●	Purchase of assets from affiliates. We will not purchase assets from our sponsor, the Manager, the Sub-Manager, our directors or any of their respective affiliates unless a majority of our board of directors (including a majority of the independent directors) not otherwise interested in the transaction determines that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the assets to our sponsor, the Manager, the Sub-Manager, our directors or any of their respective affiliates, unless there is a substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will the cost of such asset to us exceed its then-current appraised value.
●	Sale of assets to affiliates. We will not sell or lease assets to our sponsor, the Manager, the Sub-Manager, our directors or any of their respective affiliates or to the directors without a determination by a majority of our board of directors (including a majority of our independent directors) not otherwise interested in the transaction, that such transaction is fair and reasonable to us.
●	Loans to/from affiliates. We will not borrow money from our sponsor, the Manager, the Sub-Manager, directors or any of their respective affiliates unless a majority of our board of directors (including a majority of our independent directors) not otherwise interested in transaction approve it as being fair, competitive and commercially reasonable to us and no less favorable to us than loans between unaffiliated parties under similar circumstances. On financing made available to the company by them, our sponsor, the Manager, the Sub-Manager, directors or any of their respective affiliates may not receive interest in excess of the lesser of such lender’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. Our sponsor, the Manager, the Sub-Manager, directors or any of their respective affiliates shall not impose a prepayment charge or penalty in connection with such financing and our sponsor shall not receive points or other financing charges. The Manager and the Sub-Manager will be prohibited from providing any financing with a term in excess of 12 months to us. Except for the advancement of funds pursuant to certain indemnification provisions of our LLC Agreement, we will not make loans to an entity in which our sponsor, the Manager, the Sub-Manager or the directors or any of their respective affiliates have an interest unless an independent expert appraises the underlying collateral and there is a determination by a majority of our board of directors not otherwise interested in the transaction, that such transaction is fair and reasonable to us.
●	Other restrictions on transactions with affiliates. The Manager and the Sub-Manager are prohibited from commingling our funds with the funds of any other entity or person for which it provides advisory or other services. In addition, our LLC Agreement prohibits the Manager, the Sub-Manager and their respective affiliates from receiving or accepting any rebate, give-up or similar arrangement that would circumvent the provisions of our LLC Agreement. The Manager, the Sub-Manager and their respective affiliates are also prohibited from participating in any reciprocal business arrangement that would circumvent the provisions of our LLC Agreement. We will not engage in a transaction with our sponsor, the Manager, the Sub-Manager, directors or any of their respective affiliates that is not otherwise addressed by the LLC Agreement and where such entity provides services to us unless such entity can demonstrate the capacity and capability to provide such services on a competitive basis and that the services are provided at the lesser of cost or the competitive rate charged by competitors providing comparable services. We will not give the Manager or the Sub-Manager or any of their respective affiliates an exclusive right or employment to sell our assets. Any contract between us and our sponsor, the Manager, the Sub-Manager, directors or any of their respective affiliates not addressed by the LLC Agreement must contain a provision allowing us to terminate the contract without penalty on 60 days’ notice.

We may not invest in general partnerships or joint ventures with affiliates unless certain conditions described in our LLC Agreement are met.

A majority of our board of directors (including a majority of our independent directors) not otherwise interested in the transaction must conclude that all other transactions between us and our sponsor, the Manager, the Sub-Manager, any of the directors or any of their respective affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. The terms pursuant to which any goods or services, other than those services provided pursuant to the Management Agreement and the Sub-Management Agreement, which are provided to us by the Manager or Sub-Manager, will be embodied in a written contract, the material terms of which will be fully disclosed to our shareholders in a prospectus supplement or another filing.

●	Appraisal and Compensation of Roll-Up Transactions. Our LLC Agreement provides that, in connection with any proposed transaction involving a merger, conversion or consolidation, either directly or indirectly, involving us and the issuance of securities of a surviving entity after the successful completion of such transaction, or “roll-up,” an appraisal of all our assets will be obtained from a competent independent expert which will be filed as an exhibit to the registration statement registering the roll-up. Such appraisal will be based on all relevant information and shall indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up. The engagement of such independent expert shall be for the exclusive benefit of us and our shareholders. A summary of such appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our shareholders in connection with a proposed roll-up. All of our shareholders will be afforded the opportunity to vote to approve such proposed roll-up, and shareholders who vote “no” on the proposal shall be permitted the choice of:
(i)	accepting the securities of a roll-up entity offered in the proposed roll-up transaction; or
(ii)	one of the following:
(A)	remaining as shareholders of us and preserving their interests therein on the same terms and conditions as existed previously, or
(B)	receiving cash in an amount equal to the shareholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed roll-up transaction:

(iii)	that would result in the shareholders having voting rights in a roll-up entity that are less than the rights provided for in the LLC Agreement;
(iv)	which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity (except to the minimum extent necessary to preserve the tax status of the roll-up entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the roll-up entity on the basis of the number of shares held by that investor;
(v)	in which investors’ rights to access of records of the roll-up entity will be less than those provided for in our LLC Agreement and described in the section of this prospectus entitled “Summary of Our LLC Agreement—Access to Our Books and Records”; or
(vi)	in which any of the costs of the roll-up transaction would be borne by us if the roll-up transaction is not approved by the shareholders.

SUMMARY OF OUR LLC AGREEMENT

The following is a summary of the material provisions of our LLC Agreement. Our LLC Agreement sets forth the terms and conditions upon which we will conduct our business and affairs and it sets forth the rights and obligations of our shareholders. This summary is not complete and is subject to and qualified by the detailed provisions of our LLC Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. Potential investors should study our LLC Agreement carefully before making any investment in our shares.

Establishment and Nature

We are organized as a limited liability company under the Delaware Limited Liability Company Act. We are managed by the Manager under the Management Agreement, pursuant to which the Manager is responsible for the overall management of our activities, subject to oversight by our board of directors. The Manager has engaged the Sub-Manager under the Sub-Management Agreement, pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets.

Name and Address

We conduct business under the name “CNL Strategic Capital, LLC” with our principal office and place of business at 450 South Orange Avenue, Orlando, FL 32801-3336 (unless we change the office with written notice to you).

Capital Contributions

Manager and Sub-Manager Contributions. Each of the Manager and the Sub-Manager made a capital contribution of $100,000 in cash in exchange for 4,000 Class FA shares. On February 7, 2018, we entered into an exchange agreement with the Leichtman-Levine Living Trust, an affiliate of the Sub-Manager, pursuant to which the Leichtman-Levine Living Trust made an aggregate capital contribution to us of $2.4 million consisting of approximately $2.4 million of equity interests in Lawn Doctor in exchange for 96,000 Class FA shares having a value of $2.4 million. The Manager also made a capital contribution to us of $2.4 million in cash in exchange for 96,000 Class FA shares having a value of $2.4 million and an affiliate of the Manager made a capital contribution to us of $9.5 million in cash in exchange for 380,000 Class FA shares having a value of $9.5 million.

Shareholders’ Contributions. The current public offering prices for our shares are $33.66 per Class A share, $32.18 per Class T share, $30.27 per Class D share and $31.18 per Class I share. Such prices may be adjusted by our board of directors.

No Further Contribution. After you pay for your shares, you will not have any further obligations to us or be required to contribute any additional capital to, or loan any funds to, us. However, under certain circumstances, you may be required to return distributions made to you in violation of Delaware law as described under the caption “—Liability and Indemnification—Limited Liability of Our Shareholders” or you may be required to reimburse or advance deposit to the partnership representative and us in connection with contesting partnership adjustment, or indemnify us from and against any liability for any “imputed underpayment,” as described under the caption “Certain U.S. Federal Income Tax Consequences—Tax Audits.”

Classes of Shares

Class A Shares

Class A shares are available for purchase by the general public through different distribution channels. Each Class A share issued in this primary offering will be subject to a selling commission of up to 6.00% per share and a dealer manager fee of up to 2.50% per share. There are no distribution and shareholder servicing fees charged with respect to Class A shares. We will not pay selling commissions or dealer manager fees on Class A shares sold pursuant to our distribution reinvestment plan. We will also waive some or all of the selling commissions and dealer manager fees on Class A shares sold to certain categories of investors, including the Manager or Sub-Manager or any of their or our directors, officers, employees or affiliates. Certain purchasers of Class A Shares may be eligible for volume discounts. See “Plan of Distribution” for additional information.

Class T Shares

Class T shares are available for purchase by the general public through different distribution channels. Each Class T share issued in this primary offering will be subject to a selling commission of up to 3.00% per share and a dealer manager fee of up to 1.75% per share. We pay the Managing Dealer distribution and shareholder servicing fees, subject to certain limits, on the Class T shares sold in this primary offering (excluding Class T shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 1.00% of our current net asset value per share, as disclosed in our periodic or current reports, payable on a monthly basis. The distribution and shareholder servicing fee will accrue daily and be paid monthly in arrears. We will cease paying the distribution and shareholder servicing fee with respect to Class T shares held in any particular account, and those Class T shares will convert into a number of Class A shares, as described under the caption “Plan of Distribution.” We will not pay selling commissions or dealer manager fees on Class T shares sold pursuant to our distribution reinvestment plan. See “Plan of Distribution” for additional information.

Class D Shares

Class D shares are only available to investors purchasing through certain registered investment advisers and fee based broker-dealer or advisory platforms, including certain wrap accounts or fund supermarket custodians, as well as certain other entities exempt from broker-dealer registration such as through the family office or the bank advisory channels. We will not pay selling commissions or a dealer manager fee with respect to Class D shares. We pay the Managing Dealer distribution and shareholder servicing fees, subject to certain limits, on the Class D shares sold in this primary offering (excluding Class D shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 0.50% of our current net asset value per share, as disclosed in our periodic or current reports, payable on a monthly basis. The distribution and shareholder servicing fee will accrue daily and be paid monthly in arrears. We will cease paying the distribution and shareholder servicing fee with respect to Class D shares held in any particular account, and those Class D shares will convert into a number of Class A shares, as described under the caption “Plan of Distribution.” We will not pay selling commissions or dealer manager fees on Class D shares sold pursuant to our distribution reinvestment plan. See “Plan of Distribution” for additional information.

Class I Shares

Class I shares are only available to investors purchasing through certain registered investment advisers and fee based broker-dealer or advisory platforms, including certain wrap accounts or fund supermarket custodians, as well as certain other entities exempt from broker-dealer registration such as through the family office or the bank advisory channels. We will not pay selling commissions or a dealer manager fee with respect to Class I shares. There are no distribution and shareholder servicing fees charged with respect to Class I shares. We will not pay selling commissions or dealer manager fees on Class I shares sold pursuant to our distribution reinvestment plan. See “Plan of Distribution” for additional information.

Class FA Shares

Class FA shares are not offered or sold hereby and were only made available for purchase in our previous private offerings by persons that were “accredited investors” (as that term is defined under the Securities Act and Regulation D promulgated thereunder). Previously, there were no selling commissions or placement agent fees for the sale of Class FA shares in the Class FA Private Offering however, under the Follow-On Class FA Private Offering, we paid the Placement Agent a selling commission of up to 5.5% and placement agent fee of up to 3.0% of the sale price for each Class FA share sold in the Follow-On Class FA Private Offering, except as a reduction or sales load waiver may apply.

Class S Shares

Class S shares are not offered or sold hereby and were only made available for purchase in our previous private offering by persons that were “accredited investors” (as that term is defined under the Securities Act and Regulation D promulgated thereunder). We paid the Placement Agent a selling commission of up to 2.0% and a placement agent fee of up to 1.5% of the sale price for each Class S share sold in the Class S Private Offering, except as a reduction or sales load waiver that may apply.

Distributions

Subject to our board of director’s discretion and applicable legal restrictions, our board of directors has declared, and intends to continue to declare, cash distributions to shareholders based on monthly record dates and we have paid, and intend to continue to pay, such distributions on a monthly basis. We will calculate each shareholder’s specific distribution amount for the month using record declaration dates. Distributions will be paid out of funds legally available for distributions to our shareholders. Our distributions may exceed our earnings and adjusted cash flow from operating activities and may be paid from borrowings, offering proceeds and other sources (including from expense support from the Manager and the Sub-Manager), without limitation, especially during the period before we have substantially invested the proceeds from this offering. If we pay distributions from sources other than cash flow from operating activities, we will have less funds available for investments and your return will be reduced.

Subject to payments made to holders of preferred shares, if any, distributions will be made on all classes of our shares at the same time. Amounts distributed will be allocated among each class in proportion to the number of shares of each class outstanding. Amounts distributed to each class will be allocated among our shareholders in such class in proportion to their shares. The per share amount of distributions on Class A, Class T, Class D and Class I shares will differ because of different allocations of varying class-specific expenses. Specifically, distributions on the non-founder shares may be lower than distributions on founder shares because we are required to pay higher management and incentive fees to the Manager and the Sub-Manager with respect to the non-founder shares. Additionally, distributions on Class T shares and Class D shares may be lower than distributions on Class A, Class FA and Class I shares because we are required to pay ongoing distribution and shareholder servicing fees with respect to the Class T shares and Class D shares sold in this offering. There is no assurance that we will pay distributions in any particular amount, if at all.

Management

Our Powers

Except as otherwise specifically provided in our LLC Agreement, our board of directors have complete and exclusive discretion in the management and control of our business and affairs and are authorized to employ all powers necessary or advisable to carry out our purposes and acquisition policies, conduct our business and affairs, and exercise our powers. Our board of directors has delegated to the Manager under the Management Agreement the overall management of our activities, subject to our board’s supervision. The Manager has engaged the Sub-Manager under the Sub-Management Agreement pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets.

Our board of directors has the sole and absolute discretion to accept or refuse to accept the admission of any subscriber as a shareholder. Except to the extent limited by Delaware law or our LLC Agreement, our board of directors may delegate any or all of its duties under our LLC Agreement to any person, including any of its affiliates. Our LLC Agreement designates the Manager as our partnership representative and authorizes and directs the Manager to represent us and our shareholders in connection with all examinations of our affairs by tax authorities and any resulting administrative or judicial proceedings and to expend our funds in doing so.

Shareholders’ Powers

No shareholder, other than the Manager and the Sub-Manager, can participate in or have any control over our business and affairs or have any right or authority to act for, or to bind or otherwise obligate, us.

Authorized Shares

Each of our shares represents a limited liability company interest in CNL Strategic Capital, LLC. Our LLC Agreement provides that we may issue up to 950,000,000 shares of limited liability company interests, or our shares, and up to 50,000,000 preferred shares of limited liability company interest, or preferred shares. In conjunction with the launch of the Class S Private Offering, our board of directors reclassified certain authorized shares of Class T shares to Class S shares, resulting in shares authorized of 7,400,000 Class FA shares, 94,660,000 Class A shares, 558,620,000 Class T shares, 94,660,000 Class D shares, 100,000,000 Class S shares, and 94,660,000 Class I shares.

As of September 1, 2021, there were approximately 13,661,100 total Shares outstanding consisting of 4,568,537 Class FA shares, 1,770,386 Class S shares, 1,302,488 Class A shares, 1,149,434 Class T shares, 824,032 Class D shares and 4,046,223 Class I shares outstanding.

Issuance of Additional Securities

Our LLC Agreement authorizes our board of directors, without the approval of any of our shareholders, to increase the number of shares we are authorized to issue and to classify and reclassify any authorized but unissued class or series of shares into any other class of series of shares having such designations, preferences, rights, powers and duties as may be specified by our board of directors. Our LLC Agreement also authorizes our board, without the approval of any shareholder, to issue additional shares of any class or series for the consideration and on the terms and conditions established by our board of directors.

In accordance with the provisions of our LLC Agreement, we may also issue additional limited liability company interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our shares.

Liability and Indemnification

Limited Liability and Indemnification

Our LLC Agreement provides that a director of the company will not be liable to us, any of our subsidiaries, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such director’s obligations or duties in connection with the company, including breach of fiduciary duty, except as follows: (i) for any breach of the director’s duty of loyalty to us or the holders of the shares; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

Section 18-108 of the Delaware Limited Liability Company Act allows a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Our LLC Agreement provides that, to the fullest extent permitted by law, subject to certain restrictions described below, we will indemnify our sponsor, directors and officers, the Manager, the Sub-Manager or any of their respective affiliates who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was a sponsor, director, officer, employee, partnership representative or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Subject to the conditions set forth in our LLC Agreement, we may pay or reimburse such indemnified person’s expenses (including attorneys’ fees) in advance of final disposition of a proceeding.

Further, notwithstanding the above, our LLC Agreement provides that we shall not indemnify or hold harmless our sponsor, any director or officer, the Manager, the Sub-Manager or any of their affiliates, for any loss or liability suffered by us unless all of the following conditions are met:

●	the party seeking exculpation or indemnification has determined in good faith that the course of action leading to the loss or liability was in our best interests;
●	the party seeking exculpation or indemnification was acting on our behalf or providing services to us;
●	the loss or liability was not the result of negligence or misconduct (in the case of a director other than an independent director, or the Manager, the Sub-Manager or any of their affiliates) or gross negligence or willful misconduct (in the case of an independent director); and
●	the indemnification or agreement to hold harmless is recoverable only out of net assets and not from our shareholders.

Further, notwithstanding the above, our LLC Agreement prohibits the indemnification for liabilities or expenses arising from or out of an alleged violation of state or federal securities laws by the parties named in the preceding paragraph, unless one or more of the following conditions is met:

●	there has been a successful adjudication on the merits of each count involving alleged securities law violations;
●	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction;
●	with respect to the party seeking indemnification; or
●	a court of competent jurisdiction approves a settlement of the claims against the indemnitees and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authorities in states in which the securities were offered as to indemnification for violations of securities law.

Our LLC Agreement also provides that advancement of funds to the Manager, the Sub-Manager or any of their respective affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a legal action for which indemnification is being sought is permissible only if all of the following conditions are met:

●	the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf;
●	the Manager, the Sub-Manager or their respective affiliates seeking advancement undertake to repay us the advanced funds, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Manager, the Sub-Manager or their respective affiliates are not entitled to indemnification; and
●	the legal action is initiated by a third party who is not a member of the company, or the legal action is initiated by a member of the company and a court of competent jurisdiction specifically approves such advancement.

Limited Liability of Our Shareholders

You will have no personal liability for any of our obligations or liabilities. You will only be liable, in your capacity as a shareholder, to the extent of your capital contribution and your pro rata share of any of our undistributed profits and other assets.

Delaware law provides that, for a period of three years from the date on which any distribution is made to you, you may be liable to us for the distribution if both of the following are true:

●	after giving effect to the distribution, all of our liabilities exceed the fair value of our assets; and
●	you knew at the time you received the distribution that it was made in violation of Delaware law.

Allocations and Adjustments for Tax Purposes

Under our LLC Agreement, items of income, gain, loss, deduction and credit will generally be allocated among the shareholders consistent with the distribution provisions contained in our LLC Agreement with allocations attributable to the management and incentive fees and distribution and shareholder servicing fees and certain other fees allocated to the classes of shares in accordance with how such fees are attributable to such classes of shares.

Transfer of Our Shares

Restrictions on the Transfer of Shares and Withdrawal

You may withdraw as a shareholder from CNL Strategic Capital, LLC by selling, transferring or assigning your shares or having all of your shares repurchased in accordance with our share repurchase program (as described below), our LLC Agreement and any applicable securities laws. You may transfer your shares only upon the satisfaction of the conditions and subject to the restrictions discussed below. In addition, the transfer of your shares may subject you to the securities laws of the State or other jurisdiction in which the transfer is deemed to take place. The recipient must also own a sufficient number of shares to meet the minimum investment standard. Anyone to whom you transfer your shares may become a substitute shareholder only upon our approval, which approval shall not be unreasonably withheld; otherwise, they will be an assignee. While assignees will hold all economic rights that come with ownership of our shares, they will not have the other rights that our shareholders have, including voting rights and the right to a copy of the list of our shareholders. We will amend our records at least once each calendar quarter to effect the substitution of substituted shareholders. We will not charge for transfers of shares except for reasonable and necessary costs actually incurred by us. We will also require that there be no adverse effect to us resulting from the transfer of our shares, and that the assignee has signed a transfer agreement and other forms, including a power of attorney, as described in our LLC Agreement. For purposes of transferring or assigning all or a portion of your interests, an assignor’s management shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the assignee(s), whether or not in such assignor’s management’s possession or control, and that the management of the assignor shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the assignee(s).

Unless our board of directors consent, which consent shall not be unreasonably withheld, no shares may be transferred or assigned:

●	to a minor or incompetent unless a guardian, custodian or conservator has been appointed to handle the affairs of the person;
●	to any person if, in the opinion of counsel, such assignment would result in our termination for U.S. federal income tax purposes; provided, however, that we may permit such assignment to become effective if and when, in the opinion of counsel, such assignment would no longer result in our termination for U.S. federal income tax purposes;
●	prior to a listing of our shares on a national securities exchange, to any person if we determine that such transfer or assignment would result in our being classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code;
●	to any person if the assignment would affect our existence or qualification as a limited liability company under Delaware law or the applicable laws of any other jurisdiction in which we are conducting business;
●	to any person not permitted to be an assignee under applicable law, including, without limitation, applicable federal and state securities laws;
●	to any person if the assignment would result in the transfer of less than the minimum required share purchase, unless the assignment is of all of the shares owned by the shareholder;

●	if the assignment would result in your retaining a portion of your investment that is less than the minimum required share purchase;
●	if, in our reasonable belief, the assignment might violate applicable law; or
●	if the assignment would cause our shares to be owned by non-United States citizens.

Any attempt to transfer or assign our shares in violation of the provisions of our LLC Agreement or applicable law, including federal and state securities laws, will be null and void from the outset and will not bind us. Assignments of our shares will be recognized by us as of the first day of the month following the date upon which all conditions to the assignment have been satisfied.

California law requires that all certificates for shares that we issue to residents of California, if any, or that are subsequently transferred to residents of California, bear the following legend:

“It is unlawful to consummate a sale or transfer of a membership interest, or any interest therein, or to receive any consideration therefor, without the prior written consent of the Commissioner of Corporations of the State of California, except as permitted in the Commissioner’s rules.”

Limited Repurchase of Our Shares

We have adopted a share repurchase program to conduct quarterly share repurchases, but only a limited number of shares are eligible for repurchase. The aggregate amount of funds under our share repurchase program will be determined on a quarterly basis in the sole discretion of our board of directors. During any calendar quarter, the total amount of aggregate repurchases will be limited to the aggregate proceeds from our distribution reinvestment plan during the previous quarter unless our board of directors determines otherwise. At the discretion of our board of directors, we may also use cash on hand, cash available from borrowings, and cash from the sale of assets as of the end of the applicable period to repurchase shares. Our share repurchase program also limits the total amount of aggregate repurchases of Class A, Class FA, Class T, Class D, Class I and Class S shares to up to 2.5% of our aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of our aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of our trailing four quarters). The timing, amount and terms of our share repurchase program includes certain restrictions intended to ensure our ability to qualify as a partnership for U.S. federal income tax purposes. See “Share Repurchase Program.”

Duration

We were formed when we filed a certificate of formation with the Delaware Secretary of State on August 9, 2016, and have a perpetual existence.

Dissolution and Winding-Up

We will dissolve when any of the following events occurs:

●	the adoption of a resolution by a majority vote of our board of directors approving our dissolution and the approval of such action by the affirmative vote of our shareholders owning a majority of our shares;
●	the sale of all or substantially all of our assets;
●	our operations are no longer legal activities under Delaware or any other applicable law; or
●	any other event that causes our dissolution or winding-up under Delaware law.

Our Liquidation

Our board of directors intends to contemplate a liquidity event for our shareholders on or before            , 2027 (which is within six years from the date we terminated our initial public offering); however, our board of directors is under no obligation to pursue or complete any particular liquidity event during this timeframe or otherwise.

If and when a liquidity event occurs, our assets will be liquidated and the proceeds thereof will be distributed subject to any payments to be made to holders of preferred shares, if any, to the holders of our shares after we pay our liquidation expenses and pay the debts in proportion to the number of shares held by such holder. If we liquidate (voluntarily or otherwise), dissolve or wind up our affairs, then, immediately before such liquidation, dissolution or winding up, our Class FA shares, Class T shares, Class D shares, Class I shares and Class S shares will automatically convert to Class A shares at the applicable Conversion Rate (the Conversion Rates with respect to Class FA, Class I and Class S shares as defined below) and our net assets, or the proceeds therefrom, will be distributed to the holders of Class A shares, which will include all converted Class FA shares, Class T shares, Class D shares, Class I shares and Class S shares, in accordance with their proportionate interests. Our existence will then be terminated. The “Conversion Rate” with respect to Class FA shares will be equal to the quotient, the numerator of which is the net asset value per Class FA share and the denominator of which is the net asset value per Class A share. The “Conversion Rate” with respect to Class I shares will be equal to the quotient, the numerator of which is the net asset value per Class I share and the denominator of which is the net asset value per Class A share. The “Conversion Rate” with respect to Class S shares will be equal to the quotient, the numerator of which is the net asset value per Class S share and the denominator of which is the net asset value per Class A share. You are not guaranteed the return of, or a return on, your investment.

Access to Our Books and Records

Our board of directors maintains our books and records at our principal office. Such books and records include, among other things, our stock ledger, a list of our shareholders, and the investor suitability records for a period of six years for any shareholder whose shares were sold by our board of directors.

In addition, as provided by the DGCL, our shareholders or their respective representatives will have the right, upon written request stating a proper purpose, subject to reasonable notice and at their own expense, to inspect and copy our books and records. Upon receipt of a written request to access our books and records that is properly submitted in accordance with our LLC Agreement, our board of directors shall permit inspection or respond to such request within thirty (30) business days from the date of receipt of such request. Our shareholders may also request a copy of the list of shareholders in connection with matters relating to shareholder’s voting rights and the exercise of shareholder rights under federal proxy laws. Upon receipt of a written request to access our books and records that is properly submitted, we will permit inspection or respond to such request within thirty business days of the date of receipt of the request.

If our board of directors refuses or neglects to exhibit, produce or mail a copy of the shareholder list as properly requested, we will be liable to any shareholder requesting the shareholder list for the costs, including reasonable attorneys’ fees, incurred by that shareholder for compelling the production of the shareholder list and for actual damages suffered by such shareholder by reason of such refusal or neglect. It will be a defense that the actual purpose and reason for the request for inspection or for a copy of the shareholder list is to secure such list for the purpose of selling such list or of using the shareholder list for a commercial purpose unrelated to our business. We may require that the shareholder requesting the shareholder list certify that it is not requesting the shareholder list for a commercial purpose other than for the shareholder’s interest relative to his or her shares. These remedies are in addition to, and will not in any way limit, other remedies available to shareholders under federal law or the laws of any State.

Meetings and Voting Rights of Our Shareholders

Meetings

Pursuant to our LLC Agreement, a meeting of our shareholders for the election of directors will be held annually on a date and at the time and place set by our board of directors. Our board of directors or the chairman of our board of directors, the vice-chairman of our board of directors, our chief executive officer or our president may call a special meeting of our shareholders at any time on its own initiative to act upon any matter on which our shareholders may vote. Subject to the provisions of our LLC Agreement, a special meeting of our shareholders to act on any matter that may properly be brought before a meeting of our shareholders will also be called by our secretary upon the written request of 10% of all the votes entitled to be cast at the meeting on such matter and containing the information required by our LLC Agreement. Our secretary will inform the requesting shareholder of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting shareholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting. In addition, in lieu of a meeting, any matter that could be voted upon at a meeting of our shareholders may be submitted for action by written consent of our shareholders.

Voting Rights of Our Shareholders

The Class A, Class FA, Class T, Class D, Class I and Class S shares will vote together as a single class, and, subject to the restrictions on transfer and ownership of shares set forth in our LLC Agreement and except as may otherwise be specified in our LLC Agreement, each share is entitled to one vote on each matter submitted to a vote at a meeting of our shareholders.

Our LLC Agreement provides that the holders of shares are entitled, at the annual meeting of holders of shares of the company, to vote for the election of all of our directors. Because our LLC Agreement does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a meeting of the holders of the shares will effectively be able to elect all the directors of the company standing for election.

Our board of directors, without the consent of our shareholders owning a majority of our shares, may not take action on the following matters:

●	an amendment of our LLC Agreement (except as set forth in “—Amending Our LLC Agreement”);
●	our dissolution;
●	the merger or consolidation of the company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership;
●	the sale of all or substantially all of our assets, other than in the ordinary course of business;
●	any action that would cause us to make an election to be treated as other than a partnership for federal income tax purposes;
●	any action that would cause us to be treated as being engaged in the active conduct of a lending (excluding, for this purpose, loans to our subsidiaries), banking or financial business; or
●	cause us to be registered as an investment company under the Investment Company Act.

Our shareholders who dissent from any matter approved by our shareholders owning a majority of our shares are nevertheless bound by such vote and do not have a right to appraisal or automatic repurchase of their shares. The Manager is entitled to vote on all matters other than the cancellation of any advisory or service contract or agreement with the company.

In addition, our shareholders have the right to take any of the following actions upon the affirmative vote or consent of the majority of the outstanding shares, without the concurrence of our board of directors:

●	amend our LLC Agreement except as otherwise provided;
●	dissolve the company;
●	remove a director and elect a new director, subject to the detailed provisions in our LLC Agreement; or
●	approve or disapprove the sale or series of sales of all or substantially all of our assets other than in the ordinary course of our business.

Anti-Takeover Provisions

Certain provisions of our LLC Agreement may make it more difficult for third parties to acquire control of the company by various means. These provisions could deprive the holders of our shares of opportunities to realize a premium on the shares owned by them. These provisions are intended to:

●	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors;
●	discourage certain types of transactions which may involve an actual or threatened change in control of us;
●	discourage certain tactics that may be used in proxy fights;
●	encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and
●	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to holders of our shares.

Anti-Takeover Provisions in the LLC Agreement

A number of provisions of our LLC Agreement could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the company. Our LLC Agreement prohibits the merger or consolidation of the company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of our property or assets unless, in each case, our board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

In addition, our LLC Agreement contains provisions based on Section 203 of the Delaware General Corporation Law, which prohibit us from engaging in a business combination (as defined below) with an interested holder of shares, or an interested shareholder (as defined below), unless such business combination is approved by the affirmative vote of the holders of a majority of the outstanding shares, excluding shares held by the interested shareholder or any affiliate or associate of the interested shareholder.

An interested shareholder is defined in our LLC Agreement as:

●	a person who, directly or indirectly, controls 15% or more of our outstanding voting shares at any time within the prior three-year period; or
●	a person who is an assignee of shares owned by an interested shareholder in a transaction not involving a public offering at any time within the prior three-year period.

A business combination is defined in our LLC Agreement and includes (1) a merger or consolidation of us or any of our subsidiaries with an interested shareholder or any other person that is, or after such merger or consolidation would be, an affiliate of an interested shareholder, (2) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of property or assets, or issuance or transfer of any our securities or any of our subsidiaries’ securities, with or on behalf of an interested shareholder or any affiliate of an interested shareholder having a net asset value equal to 10% or more of the net asset value of our outstanding shares, (3) the issuance or transfer by the company or any subsidiary thereof (in one transaction or a series of transactions) of any securities of the company or any subsidiary thereof to, or proposed by or on behalf of, an Interested Member (as defined in the LLC Agreement) or an affiliate or associate of an Interested Member in exchange for cash, securities or other property (or a combination thereof) having a net asset value equal to 10% or more of the net asset value of the company’s outstanding shares as of the date of the consummation of the transaction giving rise to the business combination, (4) any spin-off or split-up of any kind of us or any of our subsidiaries, proposed by or on behalf of an interested shareholder or any of affiliate of the interested shareholder, or (5) any reclassification of the shares or securities of a subsidiary of the company (including any reverse split of shares or such securities) or recapitalization of the company or such subsidiary, or any merger or consolidation of the company or such subsidiary with any other subsidiary thereof, or any other transaction (whether or not with or into or otherwise involving an Interested Member), that has the effect, directly or indirectly, of increasing the proportionate share of (A) outstanding shares or such securities or securities of such subsidiary which are beneficially owned by an Interested Member or any of its affiliates or associates or (B) any securities of the company or such subsidiary that are convertible into or exchangeable for shares or such securities of such subsidiary, that are directly or indirectly owned by an Interested Member or any of its affiliates or associates.

This provision does not apply where the business combination or the transaction that resulted in the holder of shares becoming an interested shareholder is approved by our board of directors prior to the time the interested shareholder acquired its, his or her 15% interest.

Our LLC Agreement generally authorizes only our independent directors to nominate and fill vacancies on our board of directors created by the failure to stand for re-election, resignation, removal from office, death or incapacity of our independent directors. Any vacancy created by the failure to stand for re-election, resignation, removal from office, death or incapacity by a non-independent director will be filled based on a nomination by the Manager or the Sub-Manager, as applicable, and filled by the affirmative vote of a majority of the remaining directors in office. This provision could prevent a holder of shares from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. Our LLC Agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of a majority of the outstanding shares entitled to be cast in the election of directors.

Our LLC Agreement also provides that holders of shares seeking to bring business before an annual meeting of holders of shares or to nominate candidates for election as directors at an annual meeting of holders of shares, must provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of the mailing of the notice of the preceding year’s annual meeting of holders of shares or as otherwise required by requirements of the Exchange Act. In addition, the holder of shares furnishing such notice must be a holder of shares of record on both (1) the date of delivering such notice and (2) the date of the meeting, who is entitled to vote at such meeting. Our LLC Agreement specifies certain requirements as to the form and content of a holder’s notice, as the case may be. These provisions may preclude holders of shares from bringing matters at an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued shares are available for future issuance, without approval of the holders of our shares. Moreover, our LLC Agreement authorizes our board of directors, without the approval of any of our shareholders, to increase the number of shares we are authorized to issue and to classify and reclassify any authorized but unissued class or series of shares into any other class of series of shares having such designations, preferences, rights, powers and duties as may be specified by our board of directors. These additional shares may be utilized for a variety of purposes, including our distribution reinvestment plan, as well as follow-on public offerings. A majority of the independent directors who do not have an interest in the transaction must approve any offering of preferred shares. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise, or could allow us to create a shareholder rights plan.

In addition, our board of directors has broad authority to amend our LLC Agreement, as discussed below. Our board of directors could, in the future, choose to amend our LLC Agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Amending our LLC Agreement

Other than amendments that do not require shareholder approval as discussed below, our LLC Agreement may be amended by our shareholders upon the affirmative vote or consent of the majority of the outstanding shares.

Amendment by Our Board of Directors Without the Consent of Our Shareholders

A majority of our board of directors may, without the consent of our shareholders, amend our LLC Agreement to effect any change for the benefit or protection of our shareholders, including:

●	adding to the representations, duties or obligations of our board of directors, or surrendering any of our board of directors’ rights or powers granted to our board of directors in the LLC Agreement;
●	creating any class or series of shares, increasing the number of our authorized shares, issuing additional shares of our authorized but unissued shares and setting the offering terms of such shares;
●	curing any ambiguity in our LLC Agreement, or correcting or supplementing any provision of our LLC Agreement that may be internally inconsistent with any other provision in the LLC Agreement or adding any other provision with respect to matters or questions arising under the LLC Agreement that will not be inconsistent with the terms of the LLC Agreement;
●	preserving our status as a “partnership” for U.S. federal income tax purposes;
●	ensuring that we will not be treated as an association or a publicly traded partnership taxable as a corporation under the Code;
●	deleting or adding any provision required to be deleted or added by the SEC or any other federal or state regulatory body or other agency (including any “blue sky” commission) or by any government administrator or similar such official;
●	facilitating the trading of Class A Shares, Class T Shares, Class D Shares, Class I Shares, Class FA Shares or Class S shares (including any division of such class or series or other actions to facilitate the uniformity of tax items and attributes within each such class or series of shares that are listed);
●	permitting our shares to fall into an exemption from the definition of “plan assets” under the Plan Asset Regulations;
●	under certain circumstances, amending the allocation provisions, in accordance with the advice of tax counsel, accountants or the IRS, to the minimum extent necessary;
●	changing our name or the location of our principal office; and
●	electing for the company to be governed by any successor Delaware statute governing limited liability companies.

Ratification of our LLC Agreement

Our LLC Agreement was reviewed and ratified by a majority vote of our board of directors and our independent directors.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences material to the purchase, ownership and disposition of the shares. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of shares that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is asked to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantive decisions of the trust (or a trust that has made a valid election to be treated as a U.S. trust) or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source (a “U.S. shareholder”). This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase shares by any particular shareholder. This summary also does not address the tax consequences to (1) shareholders that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, traders in securities that elect to mark to market and dealers in securities or currencies, (2) except to the extent discussed below, tax-exempt organizations (including individual retirement accounts and pension plans) and non-U.S. shareholders, (3) shareholders that will hold shares as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, (4) shareholders whose functional currency is not the U.S. dollar, (5) shareholders holding their shares through a partnership or similar pass-through entity or (6) shareholders that do not hold their shares as capital assets.

This summary is based on the Code, Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions in effect as of the date of this prospectus, all of which are subject to change at any time (possibly with retroactive effect) or different interpretations. As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, except to the limited extent discussed below, the effect of any applicable state, local or foreign tax laws is not discussed.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the shares. Prospective shareholders should consult their tax advisors in determining the tax consequences of an investment in the shares, including the application of state, local or other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Classification as a Partnership

Clifford Chance US LLP acted as our counsel in connection with our initial public offering and is acting as our counsel in connection with this offering. In connection with each of our initial public offerings and this offering, we received an opinion of Clifford Chance US LLP to the effect that, although the matter is not free from doubt due to the lack of clear guidance and direct authority, our method of operation, as described in this prospectus and our other public filings, and as represented by us to Clifford Chance US LLP, has permitted, and our proposed method of operation will continue to permit us to be classified for U.S. federal income tax purposes as partnership and not as an association or a publicly traded partnership taxable as a corporation. Shareholders should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in any such opinion. It must be emphasized that the opinion of Clifford Chance US LLP was and will be based on various assumptions relating to our organization, operation, assets and activities, and that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in our prior public filings were, and all actions described in this prospectus will be completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our LLC Agreement and this prospectus, and will be conditioned upon factual representations and covenants made by us, and our board of directors regarding our organization, operation, assets, activities, and conduct of our operations, and assumed that such representations and covenants are accurate and complete. Such representations include, as discussed further below, representations to the effect that, until our shares are listed on an exchange (if ever), we will not take any affirmative action to intentionally establish a market for the shares; we will use our best efforts to ensure that the shares will not be deemed to be traded on an established securities market or a secondary market; we will strictly adhere to our LLC Agreement, which contains transfer restrictions intended to avoid publicly traded partnership status; and, in any event, we will meet the "qualifying income exception" described below.

Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. The Section 7704 Regulations provide guidance with respect to such classification standards, and create certain safe harbor standards which, if satisfied, generally preclude classification as a publicly traded partnership. Failure to satisfy a safe harbor provision under the Section 7704 Regulations will not cause an entity to be treated as a publicly traded partnership if, taking into account all facts and circumstances, the partners are not readily able to buy, sell or exchange their interests in a manner that is comparable, economically, to trading on an established securities market.

While it is expected that we have operated and will continue to operate so that we qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, the lack of direct guidance with respect to the application of tax laws to the activities we are undertaking and the possibility of future changes in our circumstances, it is possible that we will not qualify to be taxed as a partnership for any particular year. Clifford Chance US LLP has no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Our shares will not be listed on an exchange or quoted through a national quotation system for the foreseeable future, if ever. Our LLC Agreement provides for certain restrictions on transferability intended to ensure that we qualify as a partnership for U.S. federal income tax purposes and that we are not taxable as a publicly traded partnership. Under our LLC Agreement, prior to a listing of our shares on a national securities exchange, no transfer (including any share repurchases) of an interest may be made if it would result in our being treated as a publicly traded partnership. In addition, we may, without the consent of any shareholder, amend our LLC Agreement in order to improve, upon advice of counsel, our position in avoiding such publicly traded partnership status (and we may impose time-delay and other restrictions on recognizing transfers (including any share repurchases) as necessary to do so).

If we were treated as a publicly traded partnership for U.S. federal income tax purposes, we would nonetheless remain taxable as a partnership if 90% or more of our income for each taxable year in which we were a publicly traded partnership consisted of “qualifying income” and we were not required to register under the Investment Company Act (the “qualifying income exception”). Qualifying income generally includes interest (other than interest generated from a financial business), dividends, real property rents, gain from the sale of assets that produce qualifying income and certain other items. Although there is no direct authority regarding whether activities similar to those conducted by us could be treated as a financial business for this purpose, the IRS has privately ruled that interest income on loans made to subsidiaries and not to customers in connection with a banking or other financing business is qualifying income for purposes of the publicly traded partnership rules. Although private letter rulings are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings, such authority may nonetheless provide valuable indications of the IRS’s views on specific issues. In addition, to the extent that we invest in levered loans through a CFC, as discussed below in “—Investments in Non-U.S. Corporations,” we intend to currently distribute any Subpart F inclusions and treat such Subpart F inclusions as qualifying income for purposes of the qualifying income exception. Since our gross income largely consists of dividend and interest income from our subsidiaries and other portfolio companies, we expect to satisfy the qualifying income exception. However, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception.

If, for any reason we become taxable as a corporation for U.S. federal income tax purposes, our items of income and deduction would not pass through to our shareholders and our shareholders would be treated for U.S. federal income tax purposes as shareholders in a corporation. We would be required to pay income tax at corporate rates on our net income. Distributions by us to shareholders would constitute dividend income taxable to such shareholders, to the extent of our earnings and profits, and the payment of these distributions would not be deductible by us. Our failure to qualify as a partnership for U.S. federal income tax purposes would have a material adverse effect on us, our shareholders and the value of the shares.

If we are a publicly traded partnership and at the end of any taxable year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we agree to make such adjustments or to pay such amounts as are determined by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief would be available for our first taxable year as a publicly traded partnership. Even if this relief provision applies and we retain our partnership qualification, we or our shareholders (during the failure period) will be required to pay the amounts determined by the IRS.

The remainder of this discussion assumes we will qualify to be taxed as a partnership for U.S. federal income tax purposes.

Partnership Allocations and Adjustments

As indicated above, in general, our company is classified as a partnership for U.S. federal income tax purposes and, as a partnership, we are not a taxable entity. Rather, our items of income, gain, loss, deduction and credit (if any), and the character of such items (e.g., as interest or dividend income, as investment interest deductions or as capital gain or ordinary income), generally flow through to the U.S. shareholders, with each shareholder reporting its distributive share of such items on the shareholder’s U.S. federal income tax return for the taxable year which includes the end of our taxable year.

For U.S. federal income tax purposes, a U.S. shareholder’s share of our income, gain, loss, deduction and other items is determined by the LLC Agreement, unless an allocation under this agreement does not have “substantial economic effect,” in which case the allocations will be determined in accordance with the “partners’ interests in the partnership.” Under the LLC Agreement, items of income, gain, loss, deduction and credit generally are allocated among our shareholders consistent with the distribution provisions contained in the LLC Agreement with allocations attributable to the management and incentive fees and distribution and shareholder servicing fees allocated to the classes of shares in accordance with how such fees are attributable to such classes of shares. Subject to the discussion below under “—Monthly Allocation and Revaluation Conventions” and “—Section 754 Election,” the allocations pursuant to the LLC Agreement should be considered to have substantial economic effect.

If the allocations provided by the LLC Agreement were successfully challenged by the IRS, the amount of income or loss allocated to a U.S. shareholder for U.S. federal income tax purposes under the agreement could be increased or decreased, the timing of income or loss could be accelerated or deferred, or the character of the income or loss could be altered.

As described in more detail below, the U.S. tax rules that apply to partnerships are complex and their application is not always clear. We will apply certain assumptions and conventions intended to comply with the intent of the rules and to report income, gain, deduction, loss and credit to shareholders in a manner that reflects the shareholders’ economic gains and losses, but these assumptions and conventions may not comply with all aspects of the applicable Treasury regulations. It is possible therefore that the IRS will successfully assert that these assumptions or conventions do not satisfy the technical requirements of the Code or the Treasury regulations and will require that items of income, gain, deduction, loss and credit be adjusted or reallocated in a manner that could be adverse to a U.S. shareholder.

Pass-through Deduction for Qualified Business Income

The Tax Cuts and Jobs Act permits a deduction (a “Section 199A Deduction”) for certain “qualified business income” generated by the U.S. business operations of a partnership or other flow-through entity, which may allow non-corporate U.S. shareholders to deduct up to 20% of such amounts. Qualified business income does not include investment income, such as dividends or interest income not allocable to a trade or business. Given that our income largely consists of dividend and interest income from our subsidiaries and other portfolio companies, it is not expected that a non-corporate U.S. shareholder will be entitled to a Section 199A Deduction with respect to its allocable share of income from us.

Tax Basis in the Shares

A U.S. shareholder’s adjusted tax basis in the shares generally is equal to the amount such U.S. shareholder paid for the shares (1) increased by any income or gain of the company that is allocated to the U.S. shareholder, by the U.S. shareholder’s proportionate share of liabilities of the company, and by the amount of any capital contributions the U.S. shareholder makes to the company, and (2) decreased, but not below zero, by any loss or expense of the company that is allocated to the U.S. shareholder, by any reduction in the U.S. shareholder’s proportionate share of liabilities of the company, and by the amount of any cash and the tax basis of any property distributed to the U.S. shareholder. For a description of the allocation of income, gain, loss and expense to a U.S. shareholder, see “—Partnership Allocations and Adjustments.”

Distributions on the Shares

Distributions on our shares generally are not taxable to a U.S. shareholder, except to the extent that the cash the U.S. shareholder receives exceeds such U.S. shareholder’s adjusted tax basis in the shares. Rather, such distribution reduces (but not below zero) the tax basis in the shares held by the U.S. shareholder. Cash distributions in excess of a U.S. shareholder’s adjusted tax basis in the shares generally will be treated as gain from the sale or exchange of the shares, taxable in accordance with the rules described under “—Sale, Exchange or Other Taxable Disposition of Shares.”

Upon a liquidating distribution of cash by us (a distribution to a U.S. shareholder that terminates such U.S. shareholder’s interest in us), a U.S. shareholder generally will recognize gain or loss from the sale or exchange of the shares, taxable in accordance with the rules described under “—Sale, Exchange or Other Taxable Disposition of Shares.”

In addition, the payment of the distribution and shareholder servicing fees over time with respect to the Class T and Class D shares will be paid from cash distributions that would otherwise be distributable to the shareholders of Class T and Class D shares. Accordingly, the Class T and Class D shareholders may receive a lower cash distribution than the Class A, Class FA, Class S and Class I shareholders as a result of economically bearing the obligation of the company to pay such fees. Additionally, since the management and incentive fees for the non-founder shares are higher than the management and incentive fees for the founder shares, the non-founder shareholders may receive a lower cash distribution than the founder share shareholders as a result of economically bearing a greater proportionate share of the obligation of the company to pay such fees. See “—Partnership Allocations and Adjustments”. The payment of such fees is specially allocated to the class of shares that are bearing these fees. Some shareholders are not able to deduct these fees for tax purposes, which may result in shareholder’s taxable income from the company exceeding the amount of cash distributions made to such shareholders. See “Certain U.S. Federal Income Tax Considerations—Limitations on Deductibility of Certain Losses and Expenses.”

Participation in our Distribution Reinvestment Plan

Although the tax treatment of participation in corporate dividend reinvestment plans is well-established, the treatment of participation in our distribution reinvestment plan is less clear because we expect to be taxed as a partnership for U.S. federal income tax purposes, rather than as a corporation. If the general principles applicable to corporate dividend reinvestment plans were to apply to us, shareholders participating in our distribution reinvestment plan would be treated as having received the applicable distribution and immediately contributed such amount to us in exchange for additional shares. We have maintained and intend to continue to maintain our records consistent with such an approach in that we will show a distribution to shareholders participating in our distribution reinvestment plan and an associated purchase by them of shares from us. The interests of shareholders not participating in the distribution reinvestment plan are diluted by the shareholders participating in the distribution reinvestment plan.

If the IRS were to treat participation in our distribution reinvestment plan in a similar fashion, a shareholder who participates in our distribution reinvestment plan will be treated as receiving all cash distributions reinvested in shares pursuant to our distribution reinvestment plan. Such distributions would be treated for tax purposes like other cash distributions. See “—Distributions on the Shares.” Generally speaking, the Treasury regulations provide that when a partner makes an additional cash contribution to a partnership, the holding period of that partner’s partnership interest becomes a “split” holding period, with the portion of the interest attributable to the additional contribution (determined by the ratio of the amount of the additional cash contribution to the fair market value of the partnership interest after the contribution) treated as having a holding period that begins the day following the date of the additional contribution and the balance of the partnership interest retaining the holding period that such partner had prior to the contribution. A special rule under the Treasury regulations also provides, however, that in determining the holding period of a partnership interest upon a sale of the interest, cash distributions received during the one-year period prior to the sale may be applied to reduce the cash contributions made during that period, on a last-in-first-out basis. Application of this special rule may, in many instances, prevent a shareholder from having a short-term holding period with respect to a portion of his interest in us at the time of a sale of all or part of such interest if the only shares acquired by the shareholder during the one year period preceding such sale were acquired through our distribution reinvestment plan. For the tax treatment of any gain on such a sale, see “—Sale, Exchange or Other Taxable Disposition of Shares.”

While, as noted above, the Treasury regulations generally provide that an interest in a partnership (or an entity treated as a partnership, such as us) is a single interest, with the result that a member’s interest in us can (subject to the special rule mentioned in the preceding paragraph) have a “split” holding period upon the acquisition of additional shares, there is an exception to this rule that permits a partner in a publicly traded partnership to treat separately identifiable units therein that were acquired at different times to have different holding periods.

Alternatively, it is possible that shareholders who participate in our distribution reinvestment plan might not be considered by the IRS to have received cash distributions and that the additional shares that were registered in their names pursuant to the distribution reinvestment plan reflect the dilution of the interests in us of those shareholders who did not participate in our distribution reinvestment plan, such dilution being effected by the issuance of such additional shares to the shareholders who participate in our distribution reinvestment plan.

For a shareholder who participates in our distribution reinvestment plan, the deemed distribution and corresponding investment will not, in and of themselves, have any net effect on the aggregate basis of such shareholder’s shares. This is the case even though such shareholder’s basis would be reduced by the amount of the distribution, because such shareholder’s basis would be increased by an equal amount as a result of the corresponding reinvestment. Such shareholder’s share of our non-recourse liabilities—which are also included in such shareholder’s basis—could increase relative to those shareholders who do not participate in our distribution reinvestment plan, however, because such shareholder’s relative ownership of shares in us would be deemed to have increased.

For further information regarding the tax consequences of participation in our distribution reinvestment plan, U.S. shareholders should consult their tax advisor.

Sale, Exchange or Other Taxable Disposition of Shares

Upon the sale, exchange or other taxable disposition of shares, a U.S. shareholder generally will recognize capital gain or loss equal to the difference between the amounts realized upon the sale, exchange or other disposition and such U.S. shareholder’s adjusted tax basis in the shares. A U.S. shareholder’s amount realized will be measured by the sum of the cash and the fair market value of other property received plus its share, if any, of the company’s liabilities. This could result in a tax liability in excess of any cash received as a result of a sale or exchange. Gain or loss recognized on the disposition of shares generally will be capital gain or loss and will be long-term capital gain or loss if held for more than one year. Deductions for capital losses are subject to limitations.

A U.S. shareholder that sells or otherwise disposes of our shares would be subject to the 15% or 10%, as applicable, withholding tax described below under “—Taxation of Non-U.S. Shareholders” if the U.S. shareholder fails to provide the transferee or the applicable withholding agent an IRS Form W-9 or an affidavit stating the transferor’s taxpayer identification number and that the transferor is not a foreign person.

Limitations on Deductibility of Certain Losses and Expenses

The deductibility for U.S. federal income tax purposes of a U.S. shareholder’s share of our losses and expenses is subject to certain limitations, including, but not limited to, rules providing that: (1) a U.S. shareholder may not deduct an allocable share of our losses that are allocated in excess of such U.S. shareholder’s adjusted tax basis in our shares; (2) individuals and personal holding companies may not deduct the losses allocable to a particular “activity” in excess of the amount that they are considered to have “at risk” with respect to the activity; (3) individuals and certain closely-held corporations may not deduct losses from a “passive activity” against active income or portfolio income, such as the dividend and interest income from our subsidiaries and other portfolio companies; (4) the ability of individuals to take certain itemized deductions may be limited by the “alternative minimum tax”; and (5) a non-corporate U.S. shareholder generally will not be entitled to deductions for “miscellaneous itemized deductions;” however, beginning in 2026, a non-corporate U.S. shareholder may deduct its share of our expenses to the extent that such share, together with such non-corporate U.S. shareholder’s other miscellaneous itemized deductions, exceeds 2% of such non-corporate U.S. shareholder’s adjusted gross income, subject to reduction by an amount equal to the lesser of: (i) 3% of the excess of such non-corporate U.S. shareholder’s adjusted gross income over the threshold amount or (ii) 80% of the amount of the itemized deductions otherwise allowable. Otherwise allowable deductions with respect to our management and incentive fees and other expenses may be treated as miscellaneous itemized deductions subject to the limitations discussed above to the extent they are attributable to investment activities, or may have to be capitalized. To the extent that a U.S. shareholder is allocated a loss or expense that cannot currently be deducted, the U.S. shareholder may be required to report taxable income in excess of the U.S. shareholder’s economic income or cash distributions on the shares.

Under Section 709(b) of the Code, amounts paid or incurred to organize a partnership may, at the election of the partnership, be treated as deferred expenses, which are allowed as a deduction ratably over a period of 180 months. We made such an election in our 2018 tax return. A non-corporate U.S. shareholder’s allocable share of such organizational expenses would constitute miscellaneous itemized deductions. Expenditures in connection with the issuance and marketing of shares (so called “syndication fees”) are not eligible for the 180 month amortization provision and are not deductible.

To the extent that a U.S. shareholder is allocated syndication fees or other losses or expenses that cannot currently be deducted, the amount of such syndication fees, losses or expenses may reduce a capital gain (or increase a capital loss) upon sale or liquidation of such U.S. shareholder’s interest. U.S. shareholders are urged to consult their tax advisors with regard to these and other limitations on the ability to deduct losses or expenses with respect us.

Monthly Allocation and Revaluation Conventions

In general, our taxable income and losses are determined monthly and are apportioned among the shareholders in proportion to the number of shares treated as owned by each of them as of the close of the last day of the preceding month. By investing in shares, a shareholder agrees that, in the absence of an administrative determination or judicial ruling to the contrary, such shareholder will report income and loss under the monthly allocation and revaluation conventions described below. Under the monthly allocation convention, the person that was treated for U.S. federal income tax purposes as holding a share as of the close of the last day of the preceding month will be treated as continuing to hold that share until immediately before the close of the last day of the following month. As a result, a shareholder that is transferring shares or whose shares are redeemed prior to the close of the last day of a month may be allocated income, gain, loss and deduction realized after the date of transfer. The Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of shares could be considered to occur for these purposes when the transfer is completed without regard to our monthly convention for allocating income and deductions. In that event, our allocation method might be viewed as violating that requirement.

In addition, for any month in which a creation or repurchase of shares takes place, including the acquisition of shares in connection with our distribution reinvestment plan, we generally will credit or debit, respectively, the “book” capital accounts of the shareholders of existing shares with any unrealized gain or loss in the portfolio. This will result in the allocation of items of our income, gain, loss, deduction and credit to existing shareholders to account for the difference between the tax basis and fair market value of property owned by us at the time new shares are issued or old shares are redeemed (“reverse section 704(c) allocations”). The intended effect of these allocations is to allocate any built-in gain or loss in the portfolio at the time of a creation or redemption of shares to the shareholders that economically have earned such gain or loss. As with the other allocations described above, we generally will use a monthly convention for purposes of the reverse section 704(c) allocations. More specifically, we will credit or debit, respectively, the “book” capital accounts of shareholders of existing shares with any unrealized gain or loss in our assets based on the lowest fair market value of the assets and shares, respectively, during the month in which the creation or redemption transaction takes place, rather than the fair market value at the time of such creation or redemption (the “monthly revaluation convention”). As a result, it is possible that, for U.S. federal income tax purposes, (1) a purchaser of newly issued shares will be allocated some or all of the unrealized gain in our assets at the time it acquires the shares or (2) an existing shareholder will not be allocated its entire share in the unrealized loss in our assets at the time of such acquisition. Furthermore, the applicable Treasury regulations generally require that the “book” capital accounts will be adjusted based on the fair market value of partnership property on the date of adjustment and do not explicitly allow the adoption of a monthly revaluation convention. The Code and applicable Treasury regulations generally require that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and that adjustments to “book” capital accounts be made based on the fair market value of partnership property on the date of adjustment. The Code and Treasury regulations do not contemplate monthly allocation or revaluation conventions. If the IRS does not accept our monthly allocation or monthly revaluation convention, the IRS may contend that our taxable income or losses must be reallocated among our shareholders. If such a contention were sustained, our shareholders’ respective tax liabilities would be adjusted to the possible detriment of certain shareholders. Our board of directors is authorized to revise our allocation and revaluation methods in order to comply with applicable law or to allocate items of partnership income and deductions in a manner that reflects more accurately our shareholders’ interest in us.

Section 754 Election

We made the election permitted by Section 754 of the Code. Such an election is irrevocable without the consent of the IRS. This election generally will require each purchaser of shares to adjust its proportionate share of the tax basis in the portfolio (“inside basis”) to fair market value, as reflected in the purchase price for the purchaser’s shares, as if the purchaser had acquired a direct interest in the portfolio and will require us to make a corresponding adjustment to its share of the tax basis in the portfolio that will be segregated and allocated to the purchaser of the shares. These adjustments are attributed solely to a purchaser of shares and are not added to the tax basis of the portfolio assets associated with other shareholders. Generally the Section 754 election is intended to eliminate the disparity between a purchaser’s outside basis in its shares and our corresponding inside basis in the portfolio such that the amount of gain or loss that will be allocated to the purchaser on the disposition by us of portfolio assets will correspond to the purchaser’s share in the appreciation or depreciation in the value of such assets since the purchaser acquired its shares. Depending on the relationship between a shareholder’s purchase price for shares and such shareholder’s interest in the unadjusted share of our inside basis at the time of the purchase, the Section 754 election may be either advantageous or disadvantageous to the shareholder as compared to the amount of gain or loss a shareholder would be allocated absent the Section 754 election.

The calculations under Section 754 are complex, and there is little legal authority concerning the mechanics of the calculations. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain assumptions and conventions in determining and allocating the basis adjustments. It is possible that the IRS will successfully assert that the assumptions and conventions utilized by us do not satisfy the technical requirements of the Code or the Treasury regulations and will require different basis adjustments to be made. If such different adjustments were required, some shareholders could be adversely affected.

In order to make the basis adjustments permitted by a Section 754 election, we will be required to obtain information regarding each shareholder’s secondary market transactions in shares, as well as creations (including distribution reinvestment plan) and redemptions of shares. We will seek such information from our record shareholders, and, by purchasing shares, each beneficial owner of shares will be deemed to have consented to the provision of such information by the record owner of such beneficial owner’s shares. Notwithstanding the foregoing, however, there can be no guarantee that we will be able to obtain such information from record owners or other sources, or that the basis adjustments that we make based on the information they are able to obtain will be effective in eliminating any disparity between a shareholder’s outside basis in the shares and such shareholder’s interest in the inside basis in our assets.

Information Reporting with Respect to Shares

Because we file a partnership return, tax information will be reported to shareholders on an IRS Schedule K-1 for each calendar year as soon as reasonably practicable after the end of each such year, and we will use our best efforts to provide such information no later than 75 days after the end of such year. We may deliver K-1s to each of our shareholders through an online portal accessible to each such shareholder electronically. Each K-1 provided to a shareholder will set forth the shareholder’s allocable share of our items of income, gain, deduction, loss and credit for such year in a manner sufficient for a U.S. shareholder to complete such shareholder’s tax return with respect to its investment in the shares.

A U.S. shareholder generally is required to treat items on the shareholder’s U.S. federal income tax returns consistently with our treatment of such items, as reflected on the Schedules K-1, unless the U.S. shareholder files a statement with such shareholder’s U.S. federal income tax returns, IRS Form 8082, describing any inconsistency.

Shareholders are urged to consult their tax advisors with regard to applicable U.S. federal, state, local, and non-U.S. reporting requirements resulting from an investment in the shares.

Each shareholder, by such shareholder’s acquisition of shares, will be deemed to agree to allow brokers and nominees to provide to us the shareholder’s name and address and such other information and forms as may be reasonably requested by us for purposes of complying with certain tax reporting and withholding obligations (and to waive any confidentiality rights with respect to such information and forms for such purpose) and to provide such information or forms upon request.

Tax Audits

We will designate a “partnership representative” with a substantial presence in the United States to have sole authority to act on our behalf in the event of a tax proceeding involving the company, including an IRS audit. The Manager serves as our partnership representative. The partnership representative will have considerable authority with respect to the U.S. federal income tax treatment of our items and the procedural rights of our shareholders. For instance, the partnership representative will have the authority to extend the statute of limitations on behalf of our shareholders with respect to our items and to effect settlements with the IRS that bind our shareholders to pay tax deficiencies. In addition, unless we elect otherwise, any adjustments, penalties and interest imposed as a result of an audit of our U.S. federal income tax returns will be assessed at the company level in the year in which the adjustments are finalized at the higher of the maximum applicable rate of U.S. federal income tax for corporations or for individuals in respect of the relevant item. In certain circumstances, the amount of tax, penalties and interest imposed will be reduced where a shareholder or a former shareholder files an amended tax return and pays tax for the taxable year subject to the audit, or to the extent it is established that a portion of the adjustment is attributable to a shareholder or former shareholder that would have been exempt from tax in respect of the relevant item, or by reason of such shareholder’s status as a C corporation or an individual (an S corporation being treated as an individual for this purpose) is subject to a reduced highest applicable rate of U.S. federal income tax in respect of the relevant item.

The partnership representative will use commercially reasonable efforts to minimize the financial burden of any partnership adjustment to our shareholders. In addition, we may elect to issue to our shareholders and former shareholders revised statements of their allocable shares of taxable income, gain, loss, deduction and credit, in which case such shareholders and former shareholders will be subject to U.S. federal income tax in the year of the statement based upon the effect the adjustment would have on their prior taxable years. Our LLC Agreement requires that our shareholders and former shareholders indemnify us for their allocable share of any “imputed underpayment” (as defined in Section 6225 of the Code) imposed on us in any taxable year in which such shareholder or former shareholder held shares. Our LLC Agreement also requires that our shareholders reimburse the partnership representative and us for the costs of the partnership representative and us in contesting the partnership adjustment, and advance any deposit required to contest such partnership adjustment, in accordance with the interests of our shareholders and former shareholders during the reviewed taxable year, as determined by our board of directors in its discretion.

Prospective shareholders should consult their tax advisors regarding the impact of the revised partnership audit rules on an investment in the shares.

Reportable Transactions

There are circumstances under which certain transactions must be disclosed to the IRS in a disclosure statement attached to a taxpayer’s U.S. federal income tax return. (A copy of such statement must also be sent to the IRS Office of Tax Shelter Analysis.) In addition, the Code imposes a requirement on certain “material advisers” to maintain a list of persons participating in such transactions, which list must be furnished to the IRS upon written request. These provisions can apply to transactions not conventionally considered to involve abusive tax planning. Consequently, it is possible that such disclosure could be required by our shareholders (1) if a shareholder incurs a loss (in each case, in excess of a threshold computed without regard to offsetting gains or other income or limitations) from the disposition of shares, or (2) possibly in other circumstances. Furthermore, our material advisers could be required to maintain a list of persons investing in us pursuant to the Code. While the tax shelter disclosure rules generally do not apply to a loss recognized on the disposition of an asset in which the taxpayer has a qualifying basis (generally a basis equal to the amount of cash paid by the taxpayer for such asset), such rules will apply to a taxpayer recognizing a loss with respect to interests in a pass-through entity (such as our shares) even if the taxpayer’s basis in such interests is equal to the amount of cash such taxpayer paid. Significant penalties may be imposed in connection with a failure to comply with these reporting requirements. U.S. shareholders are urged to consult their tax advisors regarding the tax shelter disclosure rules and their possible application to them.

Tax Exempt Organizations

An organization that is otherwise exempt from U.S. federal income tax generally is nonetheless subject to taxation with respect to its UBTI. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function. UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership (such as us) in which it is a partner. However, if a tax-exempt entity’s acquisition of a partnership interest is debt financed, or the partnership incurs “acquisition indebtedness,” all or a portion of the income or gain attributable to the “debt financed property” would also be included in UBTI regardless of whether such income would otherwise be excluded as dividends, interest or capital gains. In order to minimize the recognition of UBTI by tax-exempt shareholders, we intend to make levered investments and investments in entities taxed as partnerships through subsidiaries taxed as corporations for U.S. federal income tax purposes. We do not expect to make debt financed acquisitions of investments or otherwise make an investment that would result in the recognition of UBTI, other than through our corporate subsidiaries.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of investing in the shares.

Investments in U.S. Corporations

As part of our investment strategy we have established, and may in the future establish additional, levered investment entities taxed as corporations for U.S. federal income tax purposes to hold investments in our portfolio companies that are taxed as partnerships for U.S. federal income tax purposes. These corporate investment entities are subject to U.S. corporate income tax at the regular corporate rate of 21% (plus applicable state and local taxes), which could reduce the returns available to our shareholders.

Investments in Non-U.S. Corporations

To the extent that we establish non-U.S. corporations to invest in leveraged loans to mitigate UBTI for U.S. tax-exempt shareholders, such non-U.S. corporations are likely to be CFCs. Special rules apply to U.S. persons who own, directly or indirectly and applying certain attribution rules, 10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation or 10% or more of the total value of shares of all classes of stock of a non-U.S. corporation (each, a “U.S. Shareholder”) that is a CFC. A non-U.S. corporation generally will be a CFC if U.S. Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock during any taxable year. U.S. Shareholders of a CFC are required to include in taxable income (as a deemed dividend) for U.S. federal income tax purposes amounts attributable to some or all of the “Subpart F” income (including interest income) of a non-U.S. corporation in advance of the receipt of cash attributable to such amounts.   Any amounts so included in a U.S. shareholder’s taxable income will decrease the amount of taxable gain (or increase the amount of tax loss) recognized by the U.S. shareholder on a sale or other disposition by us of stock of the non-U.S. corporation (or on a sale or other disposition by the U.S. shareholder of such U.S. shareholder’s shares).  In addition, any gain realized by a U.S. shareholder upon disposition of the stock of a non-U.S. corporation treated as a CFC may be required to be treated as ordinary income.  The IRS has issued Treasury regulations that specify that a Subpart F income inclusion will be treated as qualifying income for purposes of the qualifying income exception, discussed above in “—Classification as a Partnership,” only to the extent that the CFC makes distributions out of its earnings and profits in the same taxable year. We intend to currently distribute any Subpart F inclusions and treat such Subpart F inclusions as qualifying income for purposes of the qualifying income exception.

Taxation of Non-U.S. Shareholders

As used herein, the term “non-U.S. shareholder” means a beneficial owner of shares that is not a U.S. shareholder. We intend to conduct our activities in such a manner that a non-U.S. shareholder of the shares who is not otherwise carrying on a trade or business in the United States should not be considered to be engaged in a trade or business in the United States as a result of an investment in the shares. However, if we invest in a portfolio company that is a “United States real property holding corporation” as defined in the Code (generally, a domestic corporation in which the fair market value of its United States real property interests represents at least 50% of the fair market value of the U.S. and non-U.S. real property interests and any other trade or business assets of such company) (a “USRPHC”), gain from the sale of our interest in such portfolio company will be treated as income effectively connected with a U.S. trade or business (other than with respect to non-U.S. shareholders that are treated as “qualified foreign pension funds” under the Code). Non-U.S. persons treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income which is considered to be effectively connected with such U.S. trade or business and would be required to file U.S. tax returns with respect to such income. Non-U.S. shareholders would be subject to U.S. federal withholding tax on such effectively connected income at the highest U.S. federal income tax rate applicable to such non-U.S. shareholder. To the extent that the withheld tax exceeds a non-U.S. shareholder’s actual U.S. federal income tax liability, the shareholder may apply for a refund. Non-U.S. shareholders that are corporations may also be subject to a 30% branch profits tax. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. shareholder resides or is organized. There can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to our shareholders.

We expect that our income will primarily consist of dividend and interest income that is not effectively connected with a U.S. trade or business. A non-U.S. shareholder generally will be subject to a U.S. federal withholding tax of 30% (unless reduced by an applicable treaty) with respect to its allocable share of U.S. source dividend and interest income (whether or not distributed). U.S. federal tax withholding is generally not required, however, on “portfolio interest,” provided a non-U.S. shareholder certifies its non-U.S. status to us and certain other requirements are met. Certain debt assets, however, including debt assets providing for interest based on the income or profits of the borrower and interest derived from a borrower in which the shareholder has an ownership interest of 10% or more of the voting stock of the borrower or 10% or more of the capital or profits of a borrower that is a partnership (either directly or through certain attribution of ownership provisions), may not be eligible for the portfolio interest exemption with respect to such shareholder, in which case the interest income would be subject to U.S. federal withholding tax at a rate of 30% (or a lower treaty rate, if applicable). In order to be eligible for the benefits of the portfolio interest exemption or any applicable income tax treaty, non-U.S. shareholders generally will be required to certify their non-U.S. status by providing us with an executed IRS Form W-8.

Subject to the discussion below, a non-U.S. shareholder generally should not be subject to U.S. federal income tax on gains on the sale of the shares or on such U.S. shareholder’s share of our gains. However, in the case of an individual non-U.S. shareholder, such shareholder will be subject to U.S. federal income tax on gains on the sale of shares or such shareholder’s share of our gains if such non-U.S. shareholder is present in the United States for 183 days or more during a taxable year and certain other conditions are met. If we are engaged in a U.S. trade or business or we hold a portfolio company that constitutes a USRPHC, as discussed above, a portion of any gain recognized by a non-U.S. shareholder on the sale or exchange of its shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. shareholder may be subject to U.S. federal income tax on the sale or exchange. In addition, the transferee or the applicable withholding agent would be required to deduct and withhold a tax equal to 15% or 10%, as applicable, of the amount realized on the disposition by the transferor that is a non-U.S. shareholder. If the 10% withholding tax applies and the transferee fails to properly withhold such tax, we may be required to deduct and withhold from distributions to the transferee a tax in an amount equal to the amount the transferee failed to withhold, plus interest. Each shareholder, by such shareholder’s acquisition of shares, will be deemed to agree to allow brokers and nominees to provide to us the shareholder’s name and address and such other information and forms as may be reasonably requested by us for purposes of complying with certain tax reporting and withholding obligations (and to waive any confidentiality rights with respect to such information and forms for such purpose) and to provide such information or forms upon request.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance provisions of the U.S. Hiring Incentives to Restore Employment Act (“FATCA”), and the Treasury regulations promulgated thereunder, generally impose a 30% withholding tax with respect to certain U.S. source income (including interest and dividends). As a general matter, these rules are designed to require U.S. persons’ direct and indirect ownership of non-U.S. accounts and non-U.S. entities to be reported to the IRS. The 30% withholding tax regime applies if there is a failure to provide required information regarding U.S. ownership. Shareholders will be required to provide us with any information required in order to comply with FATCA. Under certain circumstances, investors could be subject to reporting obligations under FATCA, and could be subject to the withholding tax described above, to the extent they do not comply with such requirements.

Shareholders should consult their tax advisor regarding the requirements under FATCA with respect to their situation.

Backup Withholding

We may be required in certain circumstances to backup withhold on certain payments paid to non-corporate shareholders who do not furnish us their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld generally will be treated as distributed to each particular shareholder. Any amounts withheld from payments made to a shareholder may be refunded or credited against such shareholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Medicare Tax

Certain U.S. shareholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on the lesser of the excess of their modified adjusted gross income over a threshold amount or their “net investment income,” which includes, among other things, net income from interest, dividends and capital gains attributable to the disposition of investment property (such as our shares). U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our shares.

Certain State, Local and Foreign Income Tax Matters

In addition to the U.S. federal income tax consequences described above, prospective shareholders should consider potential state and local tax consequences of an investment in us. State and local laws often differ from U.S. federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. A shareholder’s distributive share of our taxable income or loss generally will be required to be included in determining such shareholder’s reportable income for state and local tax purposes in the jurisdiction in which such shareholder is a resident. One or more states may impose reporting requirements on us and/or our shareholders. Shareholders should consult with their advisors as to the applicability of such rules in jurisdictions which may require or impose a filing requirement.

Each shareholder may be required to file returns and pay state and local tax on such shareholder’s share of our income in the jurisdiction in which such shareholder is a resident and/or other jurisdictions in which we earn income. We may be required to withhold and remit payment of taxes to one or more state or local jurisdictions on behalf of our shareholders. Any amount withheld generally will be treated as a distribution to each particular shareholder. However, an individual shareholder may be entitled to a deduction or credit against tax owed to his or her state of residence for income taxes paid to other state and local jurisdictions where the shareholder is not a resident.

In general, where a tax (including, without limitation, a state or local tax) is levied on us, the amount of which is levied in whole or in part based on the status or identity of a shareholder, such tax will be allocated as an expense attributable to that shareholder and the amount will be withheld from any distribution to such shareholder.

State and local taxes may be significant. Prospective shareholders are urged to consult their tax advisors with respect to the state and local tax consequences of acquiring, holding and disposing of the shares.

Foreign Taxes

It is possible that certain interest or dividends received by us from sources within foreign countries will be subject to withholding taxes imposed by such countries. In addition, we may also be subject to capital gains taxes in some of the foreign countries where we purchase and sell foreign debt obligations. Tax treaties between certain countries and the United States may reduce or eliminate such taxes. It is impossible to predict in advance the rate of foreign tax we will pay since the amount of our assets to be invested in various countries is not known. Shareholders will be informed by us as to their proportionate share of any foreign taxes paid by us, which they will be required to include in their income. Shareholders generally will be entitled to claim either a credit (subject to the limitations discussed below) or, if they itemize their deductions, a deduction (subject to the limitations generally applicable to deductions) for their share of such foreign taxes in computing their federal income taxes. A shareholder that is tax-exempt will not ordinarily benefit from such credit or deduction.

Generally, a credit for foreign taxes is subject to the limitation that it may not exceed the shareholder’s federal tax (before the credit) attributable to such shareholder’s total foreign source taxable income. A shareholder’s share of our interest from non-U.S. debt securities generally will qualify as foreign source income. Generally, the source of gain and loss realized upon the sale of personal property, such as securities, will be based on the residence of the seller. In the case of a partnership, the determining factor is the residence of the partner. Thus, absent a tax treaty to the contrary, the gains and losses from the sale of securities allocable to a shareholder that is a U.S. resident generally will be treated as derived from U.S. sources (even though the securities are sold in foreign countries). Certain currency fluctuation gains, including fluctuation gains from foreign currency denominated debt securities, receivables and payables, will also be treated as ordinary income derived from U.S. sources.

Prospective shareholders should note that the limitation on the foreign tax credit is applied separately to foreign source passive income, such as interest. In addition, for foreign tax credit limitation purposes, the amount of a shareholder’s foreign source income is reduced by various deductions that are allocated and/or apportioned to such foreign source income. One such deduction is interest expense, a portion of which will generally reduce the foreign source income of any shareholder who owns (directly or indirectly) foreign assets. For these purposes, foreign assets owned by us will be treated as owned by the shareholders in us and indebtedness incurred by us will be treated as incurred by shareholders in us. Because of these limitations, shareholders may be unable to claim a credit for the full amount of their proportionate share of the foreign taxes paid by us. The foregoing is only a general description of the foreign tax credit under current law. Moreover, since the availability of a credit or deduction depends on the particular circumstances of each shareholder, shareholders are advised to consult their tax advisors.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department and may be changed at any time, possibly with retroactive effect. The present U.S. federal income tax treatment of an investment in the shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our shareholders may be enacted. For example, legislation recently has been proposed that, if enacted, would fundamentally change the manner in which partnerships are taxed, including eliminating the "qualifying income exception," discussed under "Certain U.S. Federal Income Tax Consequences—Classification as a Partnership" above, that applies to prevent certain "publicly traded partnerships" from being taxable as corporations for U.S. federal income tax purposes. While it is not possible to predict the likelihood of this proposed legislation being enacted in its current form, if at all, we and our shareholders could be materially adversely affected by any such change in, or any other new, tax law, regulation or interpretation. Prospective investors should consult their tax advisors regarding the potential changes in tax laws.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in us by a pension, profit-sharing, IRA or other employee benefit plan subject to Title I of ERISA or Section 4975 of the Code. This summary is based on provisions of ERISA and the Code, as amended through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements expressed herein. Any changes may or may not apply to transactions entered into prior to the date of their enactment.

In considering using the assets of an employee benefit plan subject to Title I of ERISA to purchase shares, such as a profit-sharing, 401(k), or pension plan, or of any other retirement plan or account subject to Section 4975 of the Code such as an IRA or Keogh Plan (collectively, “Benefit Plans”), a fiduciary, taking into account the facts and circumstances of such Benefit Plan, should consider, among other matters,

●	whether the investment is consistent with the applicable provisions of ERISA and the Code; and
●	the need to value the assets of the Benefit Plan annually.

Under Title I of ERISA, a plan fiduciary’s responsibilities include the duty:

●	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;
●	to invest “plan assets” prudently;
●	to diversify the investments of the plan unless it is clearly prudent not to do so; and
●	to comply with plan documents insofar as they are consistent with ERISA.

Title I of ERISA also requires that the assets of an employee benefit plan subject to Title I of ERISA be held in trust and that the trustee (or a duly authorized named fiduciary or investment manager) have exclusive authority and discretion to manage and control the assets of the plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving assets of a Benefit Plan and any Party in Interest with respect to that Benefit Plan. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. The prohibited transactions include the sale, exchange or leasing of property, the lending of money or the extension of credit between a Benefit Plan and a Party in Interest, and the transfer to, or use by or for the benefit of, a Party in Interest, of any assets of a Benefit Plan. A fiduciary of a Benefit Plan also is prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan (other than in the case of most IRAs and some Keogh Plans), or receiving any consideration for its own account from a party dealing with the plan in a transaction involving “plan assets.”

Furthermore, Section 408 of the Code states that assets of an IRA trust may not be commingled with other property except in a common trust fund or common investment fund.

Plan Assets

While neither ERISA nor the Code defines the term “plan assets,” the Plan Asset Regulations describes what constitutes the assets of a Benefit Plan when it invests in specific kinds of entities. Under the Plan Asset Regulation, an entity in which a Benefit Plan makes an equity investment will be deemed to be “plan assets” of the Benefit Plan unless the entity satisfies at least one of the exceptions to this general rule.

The Plan Asset Regulation provides as one exception that the underlying assets of entities such as ours will not be treated as assets of a Benefit Plan if the interest the Benefit Plan acquires is a “publicly-offered security.” A publicly-offered security must be:

●	“freely transferable;”
●	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and
●	either part of a class of securities registered under the Exchange Act or sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

Whether a security is “freely transferable” is a factual question to be determined on the basis of the particular facts and circumstances. The Plan Asset Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that any restrictions imposed under our LLC Agreement on the transfer of our shares, including limits on the assignment of shares and substitution of shareholders, are limited to the restrictions on transfer generally permitted under the Plan Asset Regulations and are not likely to result in the failure of shares to be “freely transferable.” The Plan Asset Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the Department of Labor will not reach a contrary conclusion.

We have over 100 shareholders for each non-founder class of shares. Thus, the second criterion of the publicly offered exception security should be satisfied.

The non-founder shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and such shares are part of a class that is registered under the Exchange Act before the 120th day after the end of our fiscal year during which the offering of such shares to the public occurred. Any such shares purchased, therefore, should satisfy the third criterion of the publicly-offered security exemption.

 We believe that such shares should constitute “publicly-offered securities,” and that our underlying assets should not be considered “plan assets” under the Plan Asset Regulation, assuming that such shares are “freely transferable” and widely held (as contemplated above) and that the offering otherwise takes place as described in this prospectus. However, even if any class of non-founder shares is determined not to be a “publicly offered security,” we still expect not to be subject to the ERISA fiduciary requirements, as described in the following paragraph, and our assets should not be treated as “plan assets” within the meaning of the Plan Asset Regulations.

We sold and issued our Class FA shares in the 2018 private offering and used a substantial portion of the net proceeds from the 2018 private offering to acquire our initial businesses. The Class FA shares sold in the 2018 private offering were not registered under the Exchange Act. However, we currently operate our business in a manner so that it is intended to qualify as a VCOC, and therefore are not subject to the ERISA fiduciary requirements with respect to our assets. However, if we fail to satisfy the requirements to qualify as a VCOC for any reason and no other exception under the Plan Asset Regulations applies, such failure could materially interfere with our activities or expose us to risks related to our failure to comply with the requirements. If no exception under the Plan Asset Regulations applied, the fiduciary responsibility standards of Title I of ERISA would apply to us, including the requirement of investment prudence and diversification, and certain transactions that we enter into, or may have entered into, in the ordinary course of business, might constitute or result in non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code.

In the event that our underlying assets were treated by the Department of Labor as “plan assets” of a Benefit Plan, our management could be treated as fiduciaries with respect to Benefit Plan members, and the prohibited transaction restrictions of ERISA and the Code could apply to any transaction involving our management and assets (absent an applicable administrative or statutory exemption). These restrictions could, for example, require that we avoid transactions with entities that are affiliated with us or our affiliates or restructure our activities in order to obtain an exemption from the prohibited transaction restrictions. Alternatively, we might provide Benefit Plan members with the opportunity to sell their shares to us or we might dissolve or terminate.

If our underlying assets were treated as assets of a Benefit Plan, the investment in us also might constitute an ineffective delegation of fiduciary responsibility to the Manager and expose the fiduciary of the plan to co-fiduciary liability under ERISA for any breach by the Manager of its ERISA fiduciary duties. Finally, an investment by an IRA in us might result in an impermissible commingling of “plan assets” with other property.

If a prohibited transaction were to occur, the Manager, and possibly other fiduciaries of Benefit Plan members subject to Title I of ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, or a non-fiduciary participating in the prohibited transaction could be required to restore to the plan any profits they realized as a result of the transaction or breach and make good to the plan any losses incurred by the plan as a result of the transaction or breach. In addition, the Code imposes an excise tax equal to 15% percent of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected.” These taxes would be imposed on any disqualified person who participates in the prohibited transaction. With respect to an IRA, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, could cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

If, as contemplated above, our assets do not constitute “plan assets” following an investment in shares by Benefit Plans, the problems discussed in the preceding three paragraphs are not expected to arise.

Each Benefit Plan fiduciary should consult with its legal or other advisors concerning the potential consequences under ERISA and the Code of an investment in shares by the Benefit Plan. This summary is not directed to any particular investor, nor does it address the needs of any particular investor. No party shall provide any advice or recommendation to any investor with respect to the management of any investment in shares or the advisability of acquiring, holding, disposing or exchanging an investment in shares.

LIQUIDITY STRATEGY

Our board of directors intends to contemplate a liquidity event for our shareholders on or before            , 2027 (which is within six years from the date we terminated our initial public offering); however, our board of directors is under no obligation to pursue or complete any particular liquidity event during this timeframe or otherwise. We expect that our board of directors, in the exercise of its fiduciary duty to our shareholders, will decide to pursue a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such an event is in the best interests of our shareholders. There can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. A liquidity event could include, among other transactions: (i) a sale of all or substantially all of our assets, either on a complete portfolio basis or individually, followed by a liquidation; (ii) subject to an affirmative vote of a two-thirds (2/3) super-majority of our outstanding shares, a decision to continue as a perpetual-life company with a self tender offer for a minimum of twenty-five percent (25%) of our outstanding shares; (iii) a merger or other transaction approved by our board of directors in which our shareholders will receive cash or shares of another publicly traded company; or (iv) a listing of our shares on a national securities exchange or a quotation through a national quotation system. However, there can be no assurance that we will complete a liquidity event within such time or at all.

If a liquidity event does not occur, shareholders may have to hold their shares for an extended period of time, or indefinitely. In making a determination of what type of liquidity event is in the best interest of our shareholders, our board of directors, including our independent directors, may consider a variety of criteria, including, but not limited to, asset diversification and performance, our financial condition, potential access to capital as a listed company, market conditions for the sale of our assets or listing of our shares, internal management requirements to become a perpetual life company and the potential for investor liquidity. Notwithstanding the shareholder approval requirement in connection with a determination to continue as a perpetual-life company as discussed above in (ii), nothing shall prevent our board of directors from exercising its fiduciary duty on behalf of our company and our shareholders, including any limitation on our board of directors to conduct self tender offers or seek shareholder approval through multiple proxy attempts.

Prior to the completion of a liquidity event, our share repurchase program may provide a limited opportunity for you to have your shares repurchased by us, subject to certain restrictions and limitations, at a price which may reflect a discount from the purchase price you paid for the shares being repurchased. See “Share Repurchase Program” for a detailed description of our share repurchase program.

DISTRIBUTION REINVESTMENT PLAN

We have adopted a distribution reinvestment plan pursuant to which shareholders who purchase shares in this offering (other than shareholders who are residents of Opt-in States and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable, unless such shareholders elect to receive distributions in cash. Shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares. Cash distributions paid on Class FA shares will be reinvested in additional shares of Class A shares. Class S shares do not participate in the distribution reinvestment plan. The following discussion summarizes the principal terms of this plan.

The purchase price for shares purchased under our distribution reinvestment plan will be equal to the most recently determined and published net asset value per share of the applicable class of shares. Because the distribution and shareholder servicing fee is calculated based on net asset value, it reduces net asset value and/or distributions with respect to Class T shares and Class D shares, including shares issued under the distribution reinvestment plan with respect to such share classes. To the extent newly issued shares are purchased from us under the distribution reinvestment plan or shareholders elect to reinvest their cash distribution in our shares, we will retain and/or receive additional funds for acquisitions and general purposes including the repurchase of shares under our share repurchase program.

We will not pay selling commissions or dealer manager fees on shares sold pursuant to our distribution reinvestment plan. However, the amount of the distribution and shareholder servicing fee payable with respect to Class T or Class D shares, respectively, sold in this offering will be allocated among all Class T or Class D shares, respectively, including those sold under our distribution reinvestment plan and those received as distributions.

Eligibility

Any investor who purchases shares in this offering (other than shareholders who are residents of Opt-in States and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will automatically participate in our distribution reinvestment plan. Shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan may elect to participate in our distribution reinvestment plan by making a written election to participate in such plan on his or her subscription agreement at the time he or she subscribes for shares.

Participation

We have adopted an “opt-out” distribution reinvestment plan pursuant to which shareholders (other than shareholders who are residents of Opt-in States and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will automatically have the full amount of your cash distributions reinvested in additional shares unless they elect to receive in cash. Shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of our shares. For such investors, participation in the distribution reinvestment plan will commence with the next distribution paid after receipt of an investor’s written election to participate in the plan and to all other calendar months thereafter, provided such election is received at least 15 business days prior to the last day of the calendar month. There will be no selling commissions or dealer manager fees charged to the participant for shares issued through the distribution reinvestment plan. We will pay the reinvestment agent’s fees under the plan.

Subject to the provisions of our LLC Agreement relating to certain restrictions on and after the effective dates of transfer, shares acquired pursuant to the distribution reinvestment plan entitle the participant to the same rights, including the same voting rights, and to be treated in the same manner as those purchased by the investors in this offering. Our board of directors reserves the right to prohibit fiduciaries, pension or profit-sharing plans, other employee benefit plans, IRAs and other plans, whether or not subject to ERISA or the Code (all such plans and accounts, and entities deemed to hold assets of such plans and accounts, are herein referred to as “Plans”) from participating in the distribution reinvestment plan if such participation could, in our view, cause our underlying assets to constitute “plan assets” of such Plans. Participants in the distribution reinvestment plan are required to notify their broker-dealer or the company if they no longer meet the applicable suitability requirements. See “Suitability Standards.”

Share Purchases

Any purchases of our shares pursuant to our distribution reinvestment plan are dependent on the continued registration of our securities or the availability of an exemption from registration in the recipient’s home state. Participants in our distribution reinvestment plan are free to elect or revoke reinstatement in the distribution reinvestment plan within a reasonable time as specified in the plan. If you “opted out” of participating in the plan (or for shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan, if you do not elect to participate in the plan), you will automatically receive any distributions we declare in cash. For example, if our board of directors authorizes, and we declare, a cash distribution, then unless you have “opted out” to our distribution reinvestment plan (or for shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan, if you have “opted in” to our distribution reinvestment plan) you will have your cash distributions reinvested in additional shares, rather than receiving the cash distributions.

The purchase price for shares purchased under our distribution reinvestment plan will be equal to the most recently determined and published net asset value per share of the applicable class of shares.

If our net asset value per share on such valuation date increases above or decreases below our net proceeds per share as stated in this prospectus, we will adjust the offering price of any of the classes of our shares in this offering, effective five business days after such determination is published, to ensure that no share is sold at a price, after deduction of upfront selling commissions and dealer manager fees, that is above or below our net asset value per share on such valuation date. See “Plan of Distribution” and “Determination of Net Asset Value.” Subsequent to the time that we begin to receive monthly valuations, your distribution amount will purchase shares at the price equal to the then current offering price less the selling commissions and dealer manager fees associated with that class of shares.

If shareholders (other than shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) wish to participate in the distribution reinvestment plan, no action will be required on shareholders’ part to do so. Shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan may elect to have their entire distribution reinvested in additional shares by notifying DST Systems, Inc., the reinvestment agent and our transfer agent and registrar, in writing so that such notice is received at least 15 business days prior to the last day of the calendar month. If you reinvest your distributions in additional shares, the reinvestment agent will set up an account for shares you acquire through the plan and will hold such shares in non-certificated form. If your shares are held by a broker-dealer or other financial intermediary, you may “opt-in” to our distribution reinvestment plan by notifying your broker-dealer or other financial intermediary of your election. Shares held by a broker-dealer or nominee must be transferred to ownership in the name of the shareholder in order to be eligible for this plan.

During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, our reinvestment agent (or a broker-dealer acting on behalf of a participant who is their client) will mail and/or make electronically available to each participant in the distribution reinvestment plan, a statement of account describing, as to such participant, the distributions received during such quarter, the number of shares purchased during such quarter, and the per share purchase price for such shares. Any distributions reinvested through the issuance of shares through our distribution reinvestment plan will increase our gross assets on which the base management fee is determined and paid and/or made under the Management Agreement and the Sub-Management Agreement.

Timing of Purchases

The reinvestment agent will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid, except where necessary for us to comply with applicable securities laws. If, for any reason beyond the control of the reinvestment agent, reinvestment of the distribution cannot be completed within 30 days after the applicable distribution payment date, participants’ funds held by the reinvestment agent will be distributed to the participant to whom they are attributable.

Taxation of Distributions

The reinvestment of distributions does not relieve the participant of any taxes which may be payable on such distributions. See “Certain U.S. Federal Income Tax Consequences—Participation in our Distribution Reinvestment Plan.”

Termination of Participation

A participant may terminate participation in the distribution reinvestment plan at any time by written instructions to that effect to the reinvestment agent. To be effective on a distribution payment date, the notice of termination must be received by the reinvestment agent at least fifteen days before the record date fixed by our board of directors for that distribution payment date; otherwise, such termination will be effective with respect to any subsequent distribution payment date. Upon receipt of notice of termination from the participant, the reinvestment agent may also terminate any participant’s account at any time in its discretion by notice in writing mailed to the participant. Notwithstanding the foregoing, if we publicly announce in a filing with the SEC a new net asset value per share or a new offering price, then a participant shall have no less than two business days after the date of such announcement to notify us in writing of such participant’s termination of participation in the distribution reinvestment plan and the participant’s termination will be effective for the next date shares are purchased under the distribution reinvestment plan.

Any investor’s transfer of shares to a non-participant in the distribution reinvestment plan will terminate such investor’s participation in the distribution reinvestment plan with respect to such transferred shares. The transferee of such shares in connection with such transfer (other than shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable, unless such transferee elects to opt-out of the distribution reinvestment plan in its executed enrollment form as otherwise provided herein. In addition, we will terminate an investor’s participation in the distribution reinvestment plan if we receive a request from the investor for repurchase of all of the investor’s shares under the share repurchase program. If we repurchase a portion of a participant’s shares, the participant’s participation in the distribution reinvestment plan with respect to the participant’s shares that were not repurchased will not be terminated unless the participant requests such termination. Conversion of a participant’s shares from one class to another class pursuant to our LLC Agreement will not terminate a participant’s participation in the distribution reinvestment plan with respect to such shares, though it will cause, from the effective date of conversion, distributions with respect to such shares to be applied to the purchase of shares of such new class.

Amendment, Termination and Suspension of Distribution Reinvestment Plan

We reserve the right to amend, suspend or terminate the distribution reinvestment plan at any time by the delivery of written notice to each participant at least 30 days prior to the effective date of the amendment, supplement or termination. We may provide notice by including such information in a current report on Form 8-K or in our annual or quarterly reports, each of which are publicly filed with the SEC followed by a separate mailing to our investors. While our distribution reinvestment plan is in effect and has not been terminated, we will not amend our distribution reinvestment plan in a manner that would eliminate a participant’s right to terminate his or her participation in our distribution reinvestment plan.

All correspondence concerning the plan should be directed to the reinvestment agent by mail at DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.

SHARE REPURCHASE PROGRAM

We do not currently intend to list our shares on a securities exchange, and we do not expect there to be a public market for our shares. Holders of Class FA shares and Class S shares may also participate in our share repurchase program.

We have adopted a share repurchase program, pursuant to which we will conduct quarterly share repurchases to allow our shareholders to sell all or a portion of their shares (at least 5% of his or her shares) back to us at a price equal to the net asset value per share as of the last date of the month immediately prior to the repurchase date. The repurchase date generally will be the last business day of the month of a calendar quarter end. We are not obligated to repurchase shares under the share repurchase program. If we determine to repurchase shares, our share repurchase program also limits the total amount of aggregate repurchases of Class A, Class FA, Class T, Class D, Class I and Class S shares to up to 2.5% of our aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of our aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of our trailing four quarters). Our share repurchase program includes numerous restrictions that limit your ability to sell your shares. Our share repurchase program also includes certain restrictions on the timing, amount and terms of our repurchases intended to ensure our ability to qualify as a partnership for U.S. federal income tax purposes.

The aggregate amount of funds under our share repurchase program will be determined on a quarterly basis in the sole discretion of our board of directors. During any calendar quarter, the total amount of aggregate repurchases will be limited to the aggregate proceeds from our distribution reinvestment plan during the previous quarter unless our board of directors determines otherwise. See “Distribution Reinvestment Plan.” At the sole discretion of our board of directors, we may also use cash on hand, cash available from borrowings and cash from the sale of assets as of the end of the applicable period to repurchase shares. You may request that we repurchase all or a portion of the shares that you own; provided, however, that the minimum number of shares presented for repurchase shall be at least 5% of your shares. Generally, we will pay repurchase proceeds within five business days following the repurchase date. Payment for repurchases will generally not be made on the same date as payment for any distribution.

To the extent that the number of shares submitted to us for repurchase exceeds the number of shares that we are able to purchase, we will repurchase shares on a pro rata basis, from among the requests for repurchase received by us based upon the total number of shares for which repurchase was requested. We may repurchase shares including fractional shares, computed to three decimal places.

Our board of directors has the right to amend or suspend the share repurchase program to the extent it determines that it is in our best interest to do so, such as when repurchase requests would place an undue burden on our liquidity, adversely affect our operations, risk having an adverse impact on us that would outweigh the benefit of repurchasing our shares or risk our ability to qualify as a partnership for U.S. federal income tax purposes, upon 30 days’ prior notice to our shareholders. Once the share repurchase program is suspended, our share repurchase program requires that we consider the recommencement of the plan at least quarterly. Continued suspension of our share repurchase program would only be permitted under the plan if our board of directors determines that the continued suspension of the share repurchase program is in our best interest and the best interest of our shareholders. Our board of directors must affirmatively authorize the recommencement of the plan before shareholder requests will be considered again. Our board of directors cannot terminate our share repurchase program absent a liquidity event or where otherwise required by law. We may provide notice by including such information in a current report on Form 8-K or in our annual or quarterly reports, each of which are publicly filed with the SEC followed by a separate mailing to our investors. Moreover, the share repurchase program will terminate, and we no longer will accept shares for repurchase, if and when our shares are listed on a national securities exchange, are included for quotation in a national securities market or, in the sole determination of our board of directors, a secondary trading market for the shares otherwise develops. All shares to be repurchased under our share repurchase program must be (i) fully transferable and not be subject to any liens or other encumbrances and (ii) free from any restrictions on transfer. If we determine that a lien or other encumbrance or restriction exists against the shares requested to be repurchased, we will not repurchase any such shares.

The limitations and restrictions described above may prevent us from accommodating all repurchase requests made in any quarter. Our share repurchase program has many limitations, including the limitations described above, and should not in any way be viewed as the equivalent of a secondary market. There is no assurance that we will repurchase any of your shares pursuant to the share repurchase program or that there will be sufficient funds available to accommodate all of our shareholders’ requests for repurchase. As a result, we may repurchase less than the full amount of shares that you request to have repurchased. If we do not repurchase the full amount of your shares that you have requested to be repurchased, or we determine not to make repurchases of our shares, you will likely not be able to dispose of your shares, even if we underperform. Any periodic repurchase offers will be subject in part to our available cash. Shareholders will not pay a fee in connection with our repurchase of shares under the share repurchase program. Factors that we will consider in making our determinations to repurchase shares include:

●	whether such repurchase impairs our capital or operations;

●	whether such repurchase is not reasonably practical due to an emergency;
●	whether such repurchase is demanded by any governmental or regulatory agency with jurisdiction over us for the protection of our investors;
●	whether such repurchase would result in our being treated as a publicly traded partnership; and
●	whether such repurchase would be unlawful.

With regard to an investor whose shares are not repurchased due to insufficient funds in that quarter, the repurchase request will not be retained by us and such investor must resubmit his or her repurchase request in a subsequent quarter for his or her shares to be repurchased.  Investors will not relinquish their shares to us until such time as we commit to repurchase such shares.  However, the repurchase price for repurchase requests not withdrawn by the investor and subsequently repurchased by us will be at the current repurchase price under the share repurchase program as of the repurchase date.  Investors will have the right to withdraw their repurchase requests at any time before 4:00 p.m. Eastern Time on the repurchase date. To the extent the repurchase price for the applicable quarter is not made available by the tenth business day prior to the repurchase date, we may, in our sole discretion, extend the repurchase date into the immediately subsequent month to ensure such notice period is satisfied. Otherwise, no repurchase requests will be accepted for such quarter and shareholders who wish to have their shares repurchased the following quarter must resubmit their repurchase requests.

In the event there are insufficient funds to repurchase all of the shares for which repurchase requests have been submitted, and we have determined to repurchase shares, we will repurchase pending requests at the end of each quarter in the following order of priority:

●	first, pro rata as to all repurchases sought upon an investor’s death;
●	second, pro rata as to all repurchases sought by investors with a qualifying disability or by investors who have been confined to a long-term care facility;
●	third, pro rata as to all repurchases sought by investors subject to bankruptcy;
●	fourth, pro rata as to all repurchases that would result in an investor owning less than 100 shares; and
●	finally, pro rata as to all other repurchase requests.

A shareholder who wishes to have shares repurchased must mail or deliver a written request on a form provided by us and executed by the shareholder, its trustee or authorized agent to the repurchase agent. The repurchase agent will be registered as a broker-dealer with the SEC and each state’s securities commission at all times unless exempt from registration. In order to participate in a quarterly share repurchase, a shareholder’s repurchase request must be received by the repurchase agent on or prior to the last date of the month immediately prior to the Repurchase Date. With regard to a shareholder whose repurchase request which is not received by us on or before the last date of the month immediately prior to the Repurchase Date, such repurchase request will be retained by us for the immediate next available quarterly Repurchase Date (unless such request is otherwise withdrawn). Thereafter, such a shareholder must resubmit his or her repurchase request in subsequent quarters for his or her Shares to be repurchased.

Under this share repurchase program, our ability to make new acquisitions of businesses or increase the current distribution rate may become limited if, over any two-year period, we experience repurchase demand in excess of capacity. If, during any consecutive two year period, we do not have at least one quarter in which we fully satisfy 100% of properly submitted repurchase requests, we will not make any new acquisitions of businesses (excluding short-term cash management investments under 90 days in duration) and we will use all available investable assets (as defined below) to satisfy repurchase requests (subject to the limitations under this share repurchase program) until all Unfulfilled Repurchase Requests have been satisfied. Additionally, during such time as there remains any Unfulfilled Repurchase Requests outstanding from such period, the Manager and the Sub-Manager will defer their total return incentive fee until all such Unfulfilled Repurchase Requests have been satisfied. “Investable assets” includes net proceeds from new subscription agreements, unrestricted cash, proceeds from marketable securities, proceeds from the distribution reinvestment plan, and net cash flows after any payment, accrual, allocation, or liquidity reserves or other business costs in the normal course of owning, operating or selling our acquired businesses, debt service, repayment of debt, debt financing costs, current or anticipated debt covenants, funding commitments related to our businesses, customary general and administrative expenses, customary organizational and offering costs, asset management and advisory fees, performance or actions under existing contracts, obligations under our organizational documents or those of our subsidiaries, obligations imposed by law, regulations, courts or arbitration, or distributions or establishment of an adequate liquidity reserve as determined by our board of directors.

For a disability to be considered a “qualifying disability” for the purposes of share repurchase program: (i) the investor must receive a determination of disability based upon a physical or mental impairment arising after the date the investor acquired the shares to be repurchased that can be expected to result in death or to last for a continuous period of not less than 12 months; and (ii) such determination of disability must have been made by the governmental agency, if any, responsible for reviewing the disability retirement benefits that the investor could be eligible to receive. Such governmental agencies are limited to the following: (i) if the investor is eligible to receive Social Security disability benefits, the Social Security Administration; (ii) if the investor is not eligible for Social Security disability benefits but could be eligible to receive disability benefits under the Civil Service Retirement System, or the CSRS, the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time; or (iii) if the investor is not eligible for Social Security disability benefits but could be eligible to receive military disability benefits, the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time. Repurchase requests following an award by the applicable government agency of disability death benefits must be accompanied by the investor’s application for disability benefits and a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under the CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem to be acceptable and which demonstrates an award of disability benefits.

With respect to repurchases sought upon an investor’s confinement to a long-term care facility, “long-term care facility” shall mean an institution that is an approved Medicare provider of skilled nursing care or a skilled nursing home licensed by the state or territory where it is located and that meets all of the following requirements: (a) its main function is to provide skilled, immediate or custodial nursing care; (b) it provides continuous room and board to three or more persons; (c) it is supervised by a registered nurse or licensed practical nurse; (d) it keeps daily medical records of all medication dispensed; and (e) its primary service is other than to provide housing for residents. An investor seeking repurchase of shares due to confinement to a long-term care facility must have begun such confinement after the date the investor acquired the shares to be repurchased and must submit a written statement from a licensed physician certifying the investor’s continuous and continuing confinement to a long-term care facility over the course of the last year or the determination that the investor will be indefinitely confined to a long-term care facility.

With respect to repurchases sought upon an investor’s bankruptcy, “bankruptcy” shall mean a bankruptcy over which a trustee was appointed by a bankruptcy court after the date the investor acquired the shares to be repurchased. An investor seeking shares to be repurchased due to bankruptcy must submit the court order appointing the trustee or an order of discharge from the applicable bankruptcy court.

The foregoing provisions regarding the share repurchase program in no way limit our ability to repurchase shares from investors by any other legally available means for any reason that our board of directors, in its discretion, deems to be in our best interest.

PLAN OF DISTRIBUTION

This Offering

We are offering a maximum of $1,100,000,000 in shares of our limited liability company interests in this offering. As used in this prospectus, we refer to the shares of our limited liability company interests as our shares. The Managing Dealer is CNL Securities Corp., which is an affiliate of CNL and a member of FINRA and the Securities Investor Protection Corporation. The Managing Dealer will act as a distributor of our shares offered by this prospectus. The shares are being offered on a “best efforts” basis, which means generally that the Managing Dealer is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. The Managing Dealer is headquartered at 450 S. Orange Avenue, Orlando, Florida. Our agreement with the Managing Dealer may be terminated by either party upon 30 days’ written notice. The Managing Dealer will engage unrelated, third-party participating broker-dealers in connection with this offering of shares. As used in this prospectus, the term participating broker-dealers includes the Managing Dealer, other members of FINRA, registered investment advisers and other entities exempt from broker-dealer registration.

We are currently offering four classes of our shares: Class A shares, Class T shares, Class D shares and Class I shares. The current public offering prices for our shares are $33.66 per Class A share, $32.18 per Class T share, $30.27 per Class D share and $31.18 per Class I share. Such prices may be adjusted by our board of directors. See “—Volume Discounts (Class A Shares Only)” for a description of the discounts that are available to certain purchasers. In determining which class of shares you are eligible to purchase, you should consult with your financial or investment adviser and consider, among other factors, the amount of your investment, the anticipated length of time you intend to hold our shares assuming you are able to redeem, transfer or otherwise dispose of your shares, the applicable sales load and/or ongoing distribution and servicing fees with a particular class, your investment objective, investment account type, or the existence of applicable volume or other discounts. We allocated $1,000,000,000 in any combination of Class A shares, Class T shares, Class D shares and Class I shares to our primary offering and $100,000,000 in any combination of Class A shares, Class T shares, Class D shares and Class I shares to be offered pursuant to the distribution reinvestment plan. We may elect to reallocate some or all of our shares between our primary offering and our distribution reinvestment plan.

Our board of directors determines our net asset value for each class of our shares on a monthly basis. We expect that such determination will ordinarily be made within 15 business days after each such completed month. To the extent that our net asset value per share on the most recent determination increases above or decreases below our net proceeds per share as stated in this prospectus, our board of directors will adjust the offering prices of any of the classes of our shares to ensure that no share is sold at a price, after deduction of upfront selling commissions and dealer manager fees, that is above or below our net asset value per share as of the most recent valuation date. The adjusted offering prices will become effective five business days after our board of directors determines to set the new prices and we publicly disclose such prices. Our board of directors will continue to adjust the offering prices of all classes of our shares as necessary in this manner.

Promptly following any such adjustment to the offering prices per share, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices and the effective date of such adjusted offering prices, and we will also post the updated pricing information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain our current offering price by calling us by telephone at (866) 650-0650. If the new offering price per share for any of the classes of our shares being offered by this prospectus represents more than a 20% change in the per share offering price of our shares from the most recent offering price per share, we will file an amendment to the registration statement with the SEC. We will attempt to file the amendment on or before such time in order to avoid interruptions in this offering; however, there can be no assurance that this offering will not be suspended while the SEC reviews any such amendment and until it is declared effective.

Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be withdrawn at any time before the time it has been accepted by us. The monthly closing date on which we will accept subscriptions is expected to be the last business day of each month. The purchase price per share to be paid by each investor will be equal to the price that is in effect on the date we accept such investor’s subscription agreement in connection with our monthly closings. Generally, an investor will know the monthly closing date that applies to their subscription. In the event we adjust the offering price after an investor submits their subscription agreement and before the date we accept such subscription, such investor will not be provided with direct notice by us of the adjusted offering price but will need to check our website or our filings with the SEC prior to the closing date of their subscription. In this case, an investor will have at least five business days after we publish the adjusted offering price to consider whether to withdraw their subscription request before they are committed to purchase shares upon our acceptance.

This is a continuous offering of our shares as permitted by the federal securities laws. We currently intend to sell shares in this offering until               , 2023 (two years after the date of this prospectus) and we may extend this offering one additional year if all of the shares we have registered are not yet sold within two years; however, we may suspend or terminate this offering sooner, or extend this offering as permitted under applicable securities laws, in each case with respect to any class of shares, and we would announce such event in a prospectus supplement. In addition, some states will require us to renew our registration annually in order to continue offering our shares beyond the initial registration period in such states. Your ability to purchase shares and submit shares for repurchase will not be affected by the expiration of this offering and the commencement of a new one.

Compensation Paid for Sales of Shares

Front-End Selling Commissions, Dealer Manager Fee and Discounts (Class A and Class T Shares)

Except for the special sales, fee arrangements or volume discounts described later in this section, we pay the Managing Dealer selling commissions of up to 6.00% of the sale price per Class A share for Class A shares sold in this primary offering and up to 3.00% of the sale price per Class T share for Class T shares sold in this primary offering. Reduced selling commissions will be paid with respect to certain volume discount sales of Class A shares. The Managing Dealer may reallow all or a portion of the selling commissions to participating broker-dealers as compensation for their services in soliciting and obtaining subscriptions. Except for certain special sales as described later in this section, we also pay the Managing Dealer fee of up to 2.50% of the price of each Class A share sold in this primary offering and up to 1.75% of the price of each Class T share sold in this primary offering to the Managing Dealer for marketing the shares in connection with this offering, which includes coordinating the marketing of the shares with any participating broker-dealers. The Managing Dealer may, in its discretion, reallow all or a portion of this dealer manager fee to participating broker-dealers. With respect to certain sales of Class T shares, the Managing Dealer may permit broker-dealers to reallocate a portion of the dealer manager fee to a selling commission, without changing the aggregate upfront selling commission and dealer manager fee paid. Throughout this prospectus, we describe the maximum selling commissions and dealer manager fees assuming that such a reallocation has not occurred. You can obtain more information from the participating broker-dealer through which you purchase shares about the compensation it receives. We will not pay any selling commissions or dealer manager fees in connection with sales of Class D and Class I shares in this offering. No selling commissions or dealer manager fees will be paid on any Class A, Class T, Class D and Class I shares sold pursuant to the distribution reinvestment plan.

The selling commission and/or dealer manager fee may be reduced or eliminated in connection with certain categories of sales, such as sales for which a volume discount applies, sales through certain investment advisory representatives and, subject to the agreement of the Managing Dealer, sales made to certain investors who have agreed with a participating broker-dealer to reduce or eliminate the selling commission and/or the dealer manager fee through use of a fee based or alternative fee arrangement with such investor. Our Managing Dealer may also agree with a participating broker-dealer to waive a portion of the upfront selling commission and/or dealer manager fee it receives from the sale of a Class A share. Our Managing Dealer will make such determination in its discretion based on various factors, including, but not limited to, the projected volume of sales, the amount of marketing assistance provided, or the shareholder services provided by such participating broker-dealer. If an investor purchases shares through one of these participating broker-dealers, Class A shares will be sold at a negotiated discount from the public offering price, reflecting that a portion of the selling commission and/or dealer manager fee will not be paid in connection with such purchases. In this way, the upfront selling commission and/or dealer manager fee may vary and your ability to receive a fee waiver or fee discount on Class A shares may depend on the participating broker-dealer through which you purchase your Class A shares. Accordingly, you should consult with your own financial advisor about the ability to receive such discounts or fee waivers before purchasing Class A shares. Shareholders of Class A shares who qualify for a discount or fee waiver will potentially receive a higher percentage return on his or her investment than Class A investors who do not qualify for such discount or fee waiver. In no event will your upfront sales load exceed the maximum amounts of up-front selling commission and dealer manager fees disclosed in this prospectus. You can obtain more information from the participating broker-dealer through which you purchase shares about the compensation it receives. The net proceeds we receive will not be affected by such sales of shares at a discount.

Purchases Net of Selling Commissions and Dealer Manager Fees

We expect the Managing Dealer to utilize multiple distribution channels to sell our shares, including through FINRA-registered broker-dealers, registered investment advisers and other financial intermediaries exempt from broker-dealer registration. Except as disclosed above, selling commissions and dealer manager fees generally will be paid in connection with such sales. Additionally, in the event of the sale of Class A shares and Class T shares in this offering through certain categories of investors or certain investment advisory representatives as described below, we will waive some or all of the sales load, reflecting the fact that we will not pay the Managing Dealer the 6.00% selling commission with respect to such Class A shares and the 3.00% selling commission with respect to such Class T shares and, in some cases, the 2.50% dealer manager fee on such Class A shares and the 1.75% dealer manager fee on such Class T shares, as described in more detail below.

We will not pay selling commissions or dealer manager fees in connection with the following special sales of Class A shares:

●	the purchase of Class A shares by directors, the Manager, the Sub-Manager or our affiliates or any of their or our officers, employees, or any family members of those individuals, any Plan established exclusively for the benefit of such persons or entities, or, if approved by our board of directors, our partners, consultants or other third party service providers;
●	the purchase of Class A shares through independent registered investment advisers not affiliated with a broker-dealer;
●	the purchase of Class A shares by the directors, officers, registered representatives or employees of a participating broker-dealer (or family members of any of the foregoing) who requests and is entitled to purchase Class A shares net of selling commissions; and
●	the purchase of shares under our distribution reinvestment plan.

We will not pay selling commissions, but will pay the dealer manager fee, in connection with the following special sales of Class A shares in this offering:

●	the sale of Class A shares through registered investment advisers that are affiliated with or duly registered with a participating broker-dealer whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice; and
●	the sale of Class A shares to investors whose contracts for investment advisory and related brokerage services with participating broker-dealers include a fixed fee or fee-based program, also known as “wrap” accounts or other alternative fee arrangements.

In each of the two types of special sales specified directly above the dealer manager fee will be paid by us to the Managing Dealer, which may then reallow all or a portion of the dealer manager fee to the participating broker-dealer. Neither the Managing Dealer nor its affiliates will compensate any person engaged as an investment adviser by a potential investor as an inducement for such investment adviser to advise favorably for an investment in us. However, in the case of certain sales of Class A shares to the client of a registered investment adviser in which the registered investment adviser is affiliated with a participating broker-dealer that is a party to a participating broker agreement with the Managing Dealer, the Managing Dealer may reallow all or a portion of the dealer manager fee to the participating broker-dealer entity. If the registered investment adviser is not affiliated with a participating broker-dealer that is a party to a participating broker agreement with the Managing Dealer, the dealer manager fee will not be reallowed. We may also make certain sales directly to these groups or certain institutional investors designated by our management without a broker-dealer intermediary. For such direct sales, all selling commissions and dealer manager fees will be waived.

We will not pay upfront selling commissions or upfront dealer manager fees in connection with the following special sales of Class T shares:

●	the purchase of Class T shares by directors, the Manager, the Sub-Manager or our affiliates or any of their or our officers, employees, or any family members of those individuals, any Plan established exclusively for the benefit of such persons or entities, or, if approved by our board of directors, our partners, consultants or other third party service providers;
●	the purchase of Class T shares by the directors, officers, registered representatives or employees of a participating broker-dealer (or family members of any of the foregoing) who requests and is entitled to purchase Class T shares net of upfront selling commissions or upfront dealer manager fees; and
●	the purchase of shares under our distribution reinvestment plan.

For purposes of the foregoing, “family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren, aunts, uncles, niece, nephew, cousins, and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption, and any associated family offices, foundations, or accounts managed by registered investment advisers. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and dealer manager fees may elect not to accept all or a portion of such compensation. In that event, such shares will be sold to the investor at a per share purchase price, net of all or a portion of the selling commissions and dealer manager fees. All sales must be made through a registered broker-dealer participating in this offering, and investment advisers must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by reducing or eliminating selling commissions and dealer manager fees payable in connection with sales through registered investment advisers or bank trust departments.

Reallowance (Class A Shares and Class T Shares)

The Managing Dealer may reallow all or a portion of the dealer manager fee on Class A and Class T shares to participating broker-dealers. Generally, the Managing Dealer will reallow a portion of the dealer manager fees if the participating broker-dealer agrees to provide one or more of the following services:

●	internal marketing support personnel (such as telemarketers or a marketing director) to assist the Managing Dealer’s marketing team;
●	internal marketing communications vehicles, including, but not limited to, newsletters, conference calls, interactive applications and media, and internal mail to promote us and this offering;
●	provide access to registered representative lists, updated quarterly;
●	assistance with reinvestments and repurchases;
●	maintaining the technology necessary to adequately process subscriptions and service our investors, as otherwise associated with this offering; or
●	other services, as requested by investors from time to time.

Other Compensation

The Managing Dealer and/or participating broker dealers may incur certain other costs and expenses associated with this offering or the facilitation of the marketing of our shares, including technology fees related to the marketing of shares, certain wholesaling activities, certain legal expenses, the costs and expenses of sales training and educational meetings held by us or the Managing Dealer or for participating broker-dealer sponsored conferences, or selling commissions and non-transaction based compensation paid to registered persons associated with the Managing Dealer in connection with wholesaling activities. Such costs and expenses will be paid out of selling commissions, dealer manager or distribution and shareholder servicing fees retained by the Managing Dealer (all or portion of which may be reallowed to participating broker-dealers); provided, however, that to the extent any such costs and expenses exceed the commissions, dealer manager or distribution and shareholder servicing fees retained by the Managing Dealer such costs and expenses will be borne by the Managing Dealer and/or participating broker-dealers without reimbursement by us. In either case, such costs and expenses will be deemed to be underwriting compensation and will be subject to the FINRA’s 10% limit on total underwriting compensation.

The Managing Dealer may also provide permissible forms of non-cash compensation pursuant to FINRA Rule 2310(c) to its registered representatives and to participating broker-dealers, which will be paid for out of selling commissions and/or dealer manager fees, such as:

●	an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target;
●	gifts that do not exceed on aggregate of $100 (or other amount fixed periodically by the FINRA Board of Governors) per person and are not conditioned on achievement of a sales target; or
●	other forms of non-cash compensation.

In addition, the sponsor or its affiliates may pay the Managing Dealer, without reimbursement by us, additional amounts in order to fund certain of the Managing Dealer’s costs and expenses related to the distribution of this offering, including selling commissions and non-transaction based compensation of certain registered employees of the Managing Dealer.  Such payments will be considered underwriting compensation subject to the 10% underwriting compensation limit.

We, the Managing Dealer, or their respective affiliates may also pay directly, or reimburse the Managing Dealer and/or participating broker-dealers, as applicable, any organization and offering expenses (other than upfront selling commissions, dealer manager fees or annual shareholder distribution and servicing fees). For example, we will reimburse the Managing Dealer and/or participating broker-dealers for reasonable out-of-pocket due diligence expenses that are incurred by the Managing Dealer and/or participating broker-dealers and, provided that such expenses are detailed on itemized invoices.

The table and discussion below summarizes the applicable upfront selling commission and dealer manager fees in connection with this offering all of which are deemed to be underwriting compensation.

Managing Dealer and Broker-Dealer Compensation

CNL Securities Corp. serves as the Managing Dealer in this offering. The Managing Dealer is not obligated to purchase any of our shares, but has only agreed to use “best efforts” to sell the shares to investors.

	Maximum Aggregate(1)		Percent of the Gross Offering Proceeds Raised From Sales, of the Respective Share Class
Class A Shares
Selling Commission	$18,000,000		6.00%
Dealer Manager Fee	$7,500,000		2.50%
Class T Shares
Selling Commission	$9,000,000		3.00%
Dealer Manager Fee	$5,250,000		1.75%
Distribution and Shareholder Servicing Fees	—	(2)	— (2)
Class D Shares
Distribution and Shareholder Servicing Fees	—	(2)	— (2)
Class I Shares

(1)	This table assumes that we sell all of the shares offered by this prospectus, that no shares are reallocated between this primary offering and the distribution reinvestment plan, that 30%, 30%, 10% and 30% of the gross offering proceeds are from Class A shares, Class T shares, Class D shares and Class I shares, respectively, and that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

(2)	See “—Distribution and Shareholder Servicing Fee (Class T and Class D Shares Only)” below for a description of the distribution and shareholder servicing fee.

Under FINRA rules, the aggregate of all underwriting compensation from any source payable in connection with this offering, including selling commissions, dealer manager fees and distribution and shareholder servicing fees, may not exceed 10% of gross offering proceeds from our primary offering. The Managing Dealer will monitor the aggregate amount of underwriting compensation paid in connection with this offering to ensure that we comply with the underwriting compensation limits of applicable FINRA rules described above. In addition to the limits on underwriting compensation, FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds. See “Estimated Use of Proceeds” for a description of other organization and offering expenses expected to be incurred in connection with this offering. Certain registered representatives of the Managing Dealer and a potential participating broker-dealer purchased Class S shares for their own account or the account of a family member in our previous private offering. FINRA views these Class S shares as underwriting compensation and has attributed a compensation value to such purchases pursuant to the rules of FINRA.

Distribution and Shareholder Servicing Fee (Class T and Class D Shares Only)

We pay the Managing Dealer distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in this primary offering (excluding Class T Shares and Class D shares sold through the distribution reinvestment plan and those received as share distribution) in an annual amount equal to 1.00% and 0.50%, respectively, of our current net asset value per share, as disclosed in our periodic or current reports, payable on a monthly basis. The distribution and shareholder servicing fees accrue daily and are paid monthly in arrears. The Managing Dealer may reallow all or a portion of the distribution and shareholder servicing fee to the broker-dealer who sold the Class T or Class D shares or, if applicable, to a servicing broker-dealer of the Class T or Class D shares, a broker-dealer with a fee-based platform, or a fund supermarket platform featuring Class D shares, so long as the broker-dealer or financial intermediary has entered into a contractual agreement with the Managing Dealer that provides for such reallowance. The distribution and shareholder servicing fees are ongoing fees that are allocated among all Class T and Class D shares, respectively, and are not paid at the time of purchase. Eligibility to receive the distribution and shareholder servicing fee is conditioned on a participating broker-dealer providing the following ongoing services with respect to the Class T and Class D shares: assistance with ongoing account maintenance and recordkeeping, answering investor inquiries regarding us, including inquiries regarding valuation, tax information, annual reports, redemption rights and procedures, the company’s financial status, or distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests. While we expect that the broker-dealer of record for a Class A or Class I shareholder may provide similar services to a Class A or Class I shareholder, they are under no contractual obligation to do so and we will not pay the distribution and shareholder servicing fee for such services. The distribution and shareholder servicing fees are similar to selling commissions. The distribution and shareholder servicing expenses borne by the participating broker-dealers may be different from and substantially less than the amount of the distribution and shareholder servicing fees charged.

We will cease paying the distribution and shareholder servicing fee with respect to Class T shares held in any particular account, and those Class T shares will convert into a number of Class A shares determined by multiplying each Class T share to be converted by the applicable “Conversion Rate” described herein, on the earlier of (i) a listing of the Class A shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) after the termination of this primary offering in which the initial Class T shares in the account were sold, the end of the month in which total underwriting compensation paid in this primary offering is not less than 10% of the gross proceeds of this primary offering from the sale of Class A, Class T, Class D and Class I shares; and (iv) the end of the month in which the total underwriting compensation paid in any particular account with respect to such Class T shares purchased in this primary offering, comprised of the dealer manager fees, selling commissions, and distribution and shareholder servicing fees, is not less than 8.5% of the gross offering price of those Class T shares purchased in such primary offering (excluding shares purchased through our distribution reinvestment plan and those shares received as a share or dividends). We will also cease paying the distribution and shareholder servicing fee with respect to Class T shares on the date upon which our shareholder distribution and servicing fee plan adopted by our board of directors terminates or is not continued with respect to the Class T Shares. Such plan must be approved annually by a vote of our board of directors, including a majority of our independent directors, who have no direct or indirect financial interest in the operation of such plan or any agreements related to such plan. If we redeem a portion, but not all of the Class T shares held in a shareholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares that were redeemed and those Class T shares that were retained in the account. Likewise, if a portion of the Class T shares in a shareholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares that were transferred and the Class T shares that were retained in the account.

We will cease paying the distribution and shareholder servicing fee with respect to Class D shares held in any particular account, and those Class D shares will convert into a number of Class A shares determined by multiplying each Class D share to be converted by the applicable “Conversion Rate” described herein, on the earlier of (i) a listing of the Class A shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) after the termination of this primary offering in which the initial Class D shares in the account were sold, the end of the month in which total underwriting compensation paid in this primary offering is not less than 10% of the gross proceeds of this primary offering from the sale of Class A, Class T, Class D and Class I shares; and (iv) the end of the month in which the total underwriting compensation paid in any particular account with respect to such Class D shares purchased in this primary offering, comprised of the dealer manager fees, selling commissions, and distribution and shareholder servicing fees, is not less than 8.5% of the gross offering price of those Class D shares purchased in such primary offering (excluding shares purchased through our distribution reinvestment plan and those received as dividends). We will also cease paying the distribution and shareholder servicing fee with respect to Class D shares on the date upon which our shareholder distribution and servicing fee plan adopted by our board of directors terminates or is not continued with respect to the Class D Shares. Such plan must be approved annually by a vote of our board of directors, including a majority of our independent directors, who have no direct or indirect financial interest in the operation of such plan or any agreements related to such plan. If we redeem a portion, but not all of the Class D shares held in a shareholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class D shares that were redeemed and those Class D shares that were retained in the account. Likewise, if a portion of the Class D shares in a shareholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class D shares that were transferred and the Class D shares that were retained in the account.

The “Conversion Rate” with respect to Class T shares will be equal to the quotient, the numerator of which is the net asset value per Class T share (including any reduction for distribution and shareholder servicing fees as described herein) and the denominator of which is the net asset value per Class A share. The “Conversion Rate” with respect to Class D shares will be equal to the quotient, the numerator of which is the net asset value per Class D share (including any reduction for distribution and shareholder servicing fees as described herein) and the denominator of which is the net asset value per Class A share.

We will further cease paying the distribution and shareholder servicing fee on any Class T or Class D share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which the company is a party and, with respect to Class T shares, in which the Class T shares as a class are exchanged for cash or other securities, or, with respect to Class D shares, in which the Class D shares as a class are exchanged for cash or other securities. If we liquidate (voluntarily or otherwise), dissolve or wind up our affairs, then, immediately before such liquidation, dissolution or winding up, our Class T shares and Class D shares will automatically convert to Class A shares at the applicable Conversion Rate and our net assets, or the proceeds therefrom, will be distributed to the holders of Class A shares, which will include all converted Class T shares and Class D shares, in accordance with their proportionate interests.

With respect to the conversion of Class T shares or Class D shares into Class A shares described above, each Class T share or Class D share, as applicable, will convert into an equivalent amount of Class A shares based on the respective net asset value per share for each class. Following the conversion of their Class T shares or Class D shares into Class A shares, those shareholders continuing to participate in our distribution reinvestment plan will receive Class A shares going forward at the then-current distribution reinvestment price per Class A share, which may be higher than the distribution reinvestment price that they were previously paying per Class T share or Class D share, as applicable.

The aggregate amount of underwriting compensation from any source for the Class A shares, Class T shares and Class D shares, including the distribution and shareholder servicing fees for the Class T shares and Class D shares, will not exceed FINRA’s 10% cap on underwriting compensation.

Volume Discounts (Class A Shares Only)

In connection with the purchase of a certain minimum number of Class A shares by an investor who does not otherwise qualify for the reduction in selling commissions described above, the amount of selling commissions otherwise payable to the Managing Dealer (and reallowable by the Managing Dealer to a participating broker) may be reduced in accordance with the following schedule:

		Maximum Reallowable Commissions on Sales per Incremental Share in Volume Discount Range
Amount of Shares Purchased	Purchase Price per Incremental Class A Share in Volume Discount Range	Percent	Dollar Amount
Up to $500,000	$33.66	6.00%	$2.02
$500,001—$750,000	$33.30	5.00%	$1.67
$750,001—$1,000,000	$32.94	4.00%	$1.32
$1,000,001—$2,500,000	$32.59	3.00%	$0.98
$2,500,001—$5,000,000	$32.25	2.00%	$0.65

We will apply the reduced selling price per share and selling commissions to the incremental shares within the indicated range only. We will apply the reduced selling price per share and selling commissions to the incremental shares within the indicated range only. Thus, for example, a total subscription amount of $1,250,000 would result in the purchase of approximately 37,621.852 shares at a weighted average purchase price of approximately $33.23 per share as shown below:

$500,000 at $33.66 per share = 14,854 shares (6.00% selling commission + 2.50% dealer manager fee);

$250,000 at $33.30 per share = 7,508 shares (5.00% selling commission + 2.50% dealer manager fee);

$250,000 at $32.94 per share = 7,589 shares (4.00% selling commission + 2.50% dealer manager fee); and

$250,000 at $32.59 per share = 7,670 shares (3.00% selling commission + 2.50% dealer manager fee).

To the extent requested in writing by an investor as described below, our volume discount is cumulative. To the extent an investor’s cumulative purchases qualify for a volume discount, the investor’s purchase will qualify for a volume discount equal to (i) the volume discount for the applicable individual purchase or (ii) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, a greater discount.

Subscriptions may be combined for the purpose of determining volume discounts described above in the case of subscriptions made by any purchaser, provided all shares are purchased through the same Managing Dealer, participating broker-dealer or registered investment adviser. Further, subscriptions made by a purchaser through separate accounts may also be combined for the purpose of determining volume discounts to the extent that the accounts share the same primary account holder, as determined by the account tax identification number, or share the same tax identification number as a beneficiary of the account. The discounts will be prorated among the separate subscribers considered to be a single purchaser. An individual and his or her spouse who purchases our shares for their own accounts will be considered a single purchaser. Subscriptions made through separate accounts will be considered a single purchaser if the accounts have a common primary account holder or account beneficiary, as determined by the tax identification number. For purposes of applying such discounts, shares purchased pursuant to our distribution reinvestment plan on behalf of a participant in the distribution reinvestment plan will not be combined with other subscriptions for shares by the investor. Any reduction in selling commissions and/or dealer manager fees will reduce the effective purchase price per share but will not alter the proceeds available to us as a result of such sale. For purposes of distributions, investors who receive a discounted purchase price will receive higher returns on their investments in our shares than investors who do not receive a discounted purchase price.

Indemnification of the Managing Dealer and Participating Broker-Dealers

To the extent permitted under applicable law and our LLC Agreement, we have agreed to indemnify the Managing Dealer, participating broker-dealers, and participating registered investment advisers against certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the Managing Dealer Agreement. To the extent permitted under applicable law and our LLC Agreement, the Managing Dealer has agreed to indemnify us and our officers and directors against certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the Managing Dealer Agreement.

Subscription Procedures

We will schedule monthly closings on subscriptions received and accepted by us. The monthly closing date on which we will accept subscriptions is expected to be the last business day of each month. Subscriptions will be effective only upon our acceptance, and we reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part. Generally, an investor will know the monthly closing date that applies to their subscription. In the event we adjust the offering price after an investor submits their subscription agreement and before the date we accept such subscription, such investor will not be provided with direct notice by us of the adjusted offering price but will need to check our website or our filings with the SEC prior to the closing date of their subscription. In this case, an investor will have at least five business days after we publish the adjusted offering price to consider whether to withdraw their subscription request before they are committed to purchase shares upon our acceptance. However, there is no assurance that your subscription will be accepted or close on a succeeding month following your subscription date.

Funds received in connection with a subscription will be placed in a non-interest-bearing escrow account pending our monthly closing. We are not permitted to accept a subscription for shares of our shares until at least five (5) business days after the date you receive this prospectus. Subscriptions will be accepted or rejected within thirty (30) calendar days of receipt by us. If your subscription is rejected, all subscription funds will be returned to you without deduction for any expenses within ten (10) business days from the date the subscription is rejected.

All subscribers must complete and execute a subscription agreement, a specimen copy of which is attached as Appendix B to this prospectus, in order to purchase shares in this offering. Subscription agreements may be executed by investors with either a physical or, in certain jurisdictions where permitted, an electronic signature. All subscriptions for shares must be accompanied by a check or a wire payment for the full amount of the purchase price for the shares.

Subscription checks may be made payable to “UMB Bank, N.A., Escrow Agent for CNL Strategic Capital, LLC” and wires are to be transmitted directly to the escrow account as indicated on the subscription agreement. Subscription funds will be deposited into a non-interest bearing reconciliation account. Subscription funds held in the non-interest bearing account following the escrow period do not accrue interest or any other benefits to you. The investment proceeds will be transferred to our operating account no later than the close of business on the first business day following the day the funds were placed into the reconciliation account.

If the participating broker-dealer’s internal supervisory procedures must be conducted at the same location at which subscription documents and checks are received from subscribers, the participating broker-dealer will deliver such checks to our transfer agent no later than the close of business on the first business day after receipt of checks for subscriptions. If the participating broker-dealer maintains a branch office, and, pursuant to a participating broker-dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office will transmit the subscription documents and check to the office of the participating broker-dealer conducting such internal supervisory review by the close of business on the first business day following the receipt of the subscription documents by the branch office. Additionally, in these cases, the participating broker-dealer will review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to our transfer agent by the close of business on the first business day after the check is received by such other office of the participating broker-dealer.

All subscription documents will be sent to our transfer agent. Once our transfer agent receives subscription documents as set forth above, it will make a determination regarding whether or not the investor’s subscription documents are in good order. If the investor’s subscription documents are found to be in good order, then the investor’s funds will remain in escrow pending our monthly closing. If the subscription documents are rejected for any reason, we will instruct the escrow agent to promptly issue a refund payment payable to the subscriber to be transmitted to our transfer agent for return to the subscriber. DST is our transfer agent. Its telephone number is (866) 650-0650. Its address is CNL Strategic Capital, LLC, c/o DST Systems, Inc., 430 W. 7th Street, Suite 219001, Kansas City, Missouri 64105.

By executing a subscription agreement, you agree to be bound by each of the terms and conditions of our LLC Agreement and are granting power of attorney to the Manager which allows you to be one of our shareholders even though shareholders do not actually sign the LLC Agreement. We may not accept a subscription for shares until at least five business days after the date you receive the final prospectus. If we accept your subscription, either your financial intermediary or our transfer agent will mail you a confirmation statement. If a subscriber’s check does not clear or a wire is not received in good order, then the subscriber will not be admitted as a shareholder and will not be entitled to any distributions.

Suitability Standards

Our sponsor and each person selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by a prospective investor regarding the investor’s financial situation and investment objectives. In making this determination, our sponsor and those selling shares on our behalf have a responsibility to ascertain that the prospective investor meets the minimum income and net worth standards set forth under “Suitability Standards” and:

●	can reasonably benefit from an investment in our shares based on the subscriber’s overall investment objectives and portfolio structure;
●	is able to bear the economic risk of the investment based on the subscriber’s overall financial situation; and
●	has apparent understanding of the fundamental risks of the investment, including the risk that the subscriber may lose the entire investment, the lack of liquidity of our shares, the restrictions on transferability of our shares, the background and qualifications of the Manager, the Sub-Manager and their respective affiliates and the tax consequences of the investment.

When determining an investor’s suitability, participating broker-dealers rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and any other pertinent information; however, each such investor and the participating broker should be aware that determining investor suitability is the responsibility of the participating broker alone. Furthermore, each participating broker is required to maintain, for the period required by applicable laws and regulations, records of the information used to determine that an investment in our shares is suitable and appropriate for each investor.

Liquidity of Prior Programs

FINRA member firms selling certain non-traded direct participation programs are required to disclose all pertinent facts relating to the liquidity and marketability of the program, including whether prior programs offered by an affiliated program sponsor liquidated on or around the date or time period disclosed in the prospectuses for those programs. Affiliates of CNL previously sponsored eight non-traded public real estate investment trust programs and two non-traded public business development companies. Six non-traded public real estate investment trust programs and two non-traded public business development company completed their liquidity events prior to the date contemplated in each program’s offering document. One non-traded public real estate investment trust program had delayed an investor’s liquidity event beyond the date contemplated in the program’s offering document but has subsequently completed its liquidity event. One non-traded public real estate investment trust program is currently within the liquidity time period disclosed in the prospectus for the program but have not has a liquidity event. The Managing Dealer has served as the Managing Dealer for all of the above referenced non-traded direct participation programs.

Offering Restrictions

Notice to Prospective Non-U.S. Investors

Our shares described in this prospectus have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in this prospectus. To the extent you are a citizen of, or domiciled in, a country or jurisdiction outside of the United States, please consult with your advisors before purchasing or disposing of shares. This prospectus does not constitute an invitation or offer to the public outside of the United States, whether by way of sale or subscription. Participating broker-dealers may not offer or sell, directly or indirectly, any shares outside of the United States.

Country-Specific Legends

Notice to Prospective Investors in the People’s Republic of China

Each of the Managing Dealer and participating broker-dealer has represented and agreed that our shares will not be offered or sold directly or indirectly within the People’s Republic of China (which, for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan (the “PRC”)). This prospectus and the related subscription agreement and any material or information contained or incorporated by reference herein in relation to this offering have not been, and will not be, submitted to or approved/verified by or registered with the China Securities Regulatory Commission (“CSRC”) or other relevant governmental and regulatory authorities in the PRC pursuant to relevant laws and regulations and thus may not be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of our shares in the PRC. Neither this prospectus nor any material or information contained or incorporated by reference herein constitutes an offer to sell or the solicitation of an offer to buy any securities in the PRC.

Our shares may only be invested by PRC investors that are authorized to engage in the investment in the shares of the type being offered or sold. PRC investors are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, any which may be required from the State Administration of Foreign Exchange, CSRC, the China Banking and Insurance Regulatory Commission and other relevant regulatory bodies, and complying with all relevant PRC regulations, including, but not limited to, all relevant foreign exchange regulations and/or overseas investment regulations.

REPORTS TO SHAREHOLDERS

We provide periodic reports to shareholders regarding our operations over the course of the year. Financial information contained in all reports to shareholders are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States and the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Guide for Investment Companies. IRS Schedule K-1s will be mailed to the shareholders for each calendar year as soon as reasonably practicable, and we will use our best efforts to provide such information no later than 75 days after the end of such year.

Within 45 days after the end of each fiscal quarter, we are required to file our quarterly report on Form 10-Q. Within 90 days after the end of each fiscal year, we are required to file our annual report on Form 10-K and then we will provide a copy of our annual report on Form 10-K, either (i) to all shareholders of record as of the end of each fiscal year shortly after filing it with the SEC or (ii) to all shareholders of record in preparation for our annual meeting of holders of shares. We also file with or submit to the SEC current reports on Form 8-K and other information meeting the informational requirements of the Exchange Act. Our annual reports on Form 10-K and quarterly reports on Form 10-Q are made available on our website at www.cnlstrategiccapital.com following the end of each fiscal quarter and fiscal year, as applicable, and these reports, as well as our current reports on Form 8-K, will be available on the SEC’s website at www.sec.gov. See “Available Information.” To the extent required by law or regulation, or, in our discretion, we may also make certain of this information available to you via U.S. mail or other courier. You may always receive a paper copy upon request.

We may also receive requests from shareholders and their investment or financial advisors to answer specific questions and report to them regarding our operations over the course of the year utilizing means of communication in addition to the periodic written reports referred to in the previous paragraph. Personnel from the Managing Dealer and the Manager’s investor relations groups will endeavor to meet any such reasonable request electronically or in person. We expect that the costs not material to our total operation budget will be incurred to provide this shareholder service.

Subject to availability, you may authorize us to provide annual reports, proxy materials, and other information or reports electronically by so indicating on your subscription agreement, by sending us instructions in writing in a form acceptable to us, or by registering your preference at www.cnlstrategiccapital.com/gopaperless. You must have Internet access to use electronic delivery. While we impose no additional charge for this service, there could be costs associated with electronic delivery, such as online access charges. In addition, all such documents and information may be accessed and printed from our website. As documents and information become available, if we have your email address on record, we will notify you by sending you an email message, which will include instructions on how to retrieve the document. If our email notification is returned to us as “undeliverable,” we will contact you to obtain your updated email address. If we are unable to obtain a valid email address for you, we will resume sending paper copies by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you paper copies of all documents that we are required to provide to you. However, in order for us to be properly notified, your revocation must be given to us within a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

SHAREHOLDER PRIVACY NOTICE

We collect nonpublic personal information about our shareholders in the ordinary course of establishing and servicing their accounts. For example, it includes a shareholder’s address, social security or taxpayer identification number, account balance, income, investment activity, and bank account information. We provide this information to our service providers, including our Manager and Sub-Manager, as necessary for the servicing of your account. Our service providers in turn have an obligation to protect the confidentiality of your personal information. We maintain physical, electronic, and procedural safeguards to protect your nonpublic personal information. A copy of our privacy policy is available upon request and is also located on our website at www.cnlstrategiccapital.com.

REINVESTMENT AGENT, REPURCHASE AGENT, TRANSFER AGENT AND REGISTRAR,
AND ESCROW AGENT

DST Systems, Inc. acts as our reinvestment agent, repurchase agent, transfer agent and registrar. The principal business address of DST Systems, Inc. is 430 W. 7th Street, Suite 219001, Kansas City, MO 64105, telephone number: (866) 650-0650.

UMB Bank, N.A. is our escrow agent. The principal business address of our escrow agent is 1010 Grand Boulevard, 4th Floor, Kansas City, Missouri 64106 and its telephone number is 816-860-3017.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we intend to use supplemental sales material in connection with this offering of our shares, but only in permitted jurisdictions and only when accompanied by or preceded by the delivery of this prospectus, as supplemented. Some or all of the sales material may not be available in certain jurisdictions. No sales material may be used unless it has first been approved by us in writing and cleared by the appropriate regulatory agencies. Clearance, if provided, does not, however, indicate that the regulatory agency allowing the use of the materials has passed on the merits of this offering or the adequacy or accuracy of the materials. We anticipate that sales materials will be provided in various electronic formats to participating brokers for their internal use as well as for use with potential investors. The electronic formats we anticipate using may include, but are not limited to: viewable and downloadable data from a website, USB memory sticks and email. As of the date of this prospectus, we anticipate that the following sales material may be used in connection with this offering:

●	a brochure entitled “CNL Strategic Capital, LLC”;
●	a fact card describing our general features;
●	a cover letter transmitting the prospectus;
●	a summary of our businesses and other assets;
●	an electronic interactive media;
●	a summary description of this offering;
●	a presentation about us;
●	a script for telephonic marketing;
●	participating broker-dealer updates;
●	flyers describing our recent acquisitions;
●	sales support pieces;
●	seminar advertisements and invitations;
●	certain third-party articles;
●	industry-specific information piece reprints;
●	distribution pieces;
●	website material;
●	online investor presentations and webinars; and
●	client seminars and seminar advertisements and invitations.

This sales material may also include information relating to this offering, the past performance of the Manager, the Sub-Manager and their respective affiliates, and investments. In addition, the sales material may contain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. We also may respond to specific questions from participating brokers and prospective investors. Additional materials relating to this offering may be made available to participating broker-dealers for their internal use.

We are offering shares in this offering only by means of this prospectus. Although the information contained in the supplemental sales material will not conflict with any of the information contained in this prospectus, such sales material does not purport to be complete, and should not be considered (i) a part of this prospectus or the registration statement of which this prospectus is a part, (ii) to be incorporated by reference in this prospectus or said registration statement, or (iii) as forming the basis of the offering of the shares.

LEGAL MATTERS

The validity of the shares offered by us in this offering will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated financial statements of CNL Strategic Capital, LLC and subsidiaries appearing in CNL Strategic Capital, LLC’s Annual Report (Form 10-K) for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of LD Parent, Inc. and its subsidiaries incorporated in this prospectus have been audited by BDO USA, LLP, independent auditors, as set forth in their report, and have been so incorporated in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Polyform Holdings, Inc. and its subsidiary incorporated in this prospectus have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their report, and have been so incorporated in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Roundtable Equity Holdings LLC and its subsidiary incorporated in this prospectus have been audited by Citrin Cooperman & Company, LLP, an independent registered public accounting firm, as set forth in their report thereof, and have been so incorporated in reliance on such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information we filed with the SEC, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 30, 2021.
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 14, 2021.
●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed on August 16, 2021.
●	Our Definitive Proxy Statement on Schedule 14A filed on April 5, 2021.
●	Our Current Reports on Form 8-K filed on January 5, 2021, January 20, 2021, February 19, 2021, March 17, 2021 (on Form 8-K/A), April 5, 2021, April 21, 2021, May 20, 2021, June 15, 2021 (on Form 8-K/A), June 16, 2021, July 20, 2021, August 19, 2021, September 16, 2021, October 8, 2021 and October 21, 2021.
●	Our Registration Statement on Form 8-A (containing the description of our common shares) filed on April 27, 2020.

All documents subsequently filed (but not those that are furnished) by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. The information contained in this prospectus should be read together with the information in the documents incorporated by reference.

You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC’s website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.cnlstrategiccapital.com.

CNL Strategic Capital, LLC
450 South Orange Avenue

Orlando, Florida 32801
Tel (407) 650-1000

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with all amendments and related exhibits, under the Securities Act, with respect to our shares offered by this prospectus. The registration statement contains additional information about us and our shares being offered by this prospectus. The contents of our website, www.cnlstrategiccapital.com, are not incorporated by reference in or are otherwise a part of this prospectus.

We will file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC. The address of this website is http://www.sec.gov. All summaries contained herein of documents which are filed as exhibits to the registration statement are qualified in their entirety by this reference to those exhibits.

APPENDIX A: PRIOR PERFORMANCE TABLES

The following unaudited prior performance tables disclose certain information relating to the performance, operations and investment for certain private funds sponsored by LLCP and its affiliates. We have presented all prior programs that have business objectives similar to ours and for certain other prior programs that do not have business objectives similar to ours, as required by applicable SEC guidance.

This information should be read together with the summary information included in the “Prior Performance of the Manager, the Sub-Manager and Their Respective Affiliates” section of this prospectus.

The purpose of this prior performance information is to enable investors to evaluate accurately the experience of LLCP and its affiliates in sponsoring programs. The inclusion of the prior performance tables does not imply that we will make investments comparable to those reflected in the prior performance tables or that investors in our shares will experience returns, if any, comparable to returns experienced in the programs referred to in the prior performance tables. By purchasing shares in this offering, you will not acquire any ownership interest in any prior programs to which the prior performance tables relate. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and other expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered company.

The information presented in these tables should not be considered as indicative of our possible operations.

The following tables are included herein:

Table I -	Experience in Raising and Investing Funds

Table II -	Compensation to Sponsor

Table III -	Operating Results of Prior Private Funds

Table IV -	(Omitted) Results of Completed Prior Private Funds has been omitted since none of the prior LLCP private funds has completed its operations during the five year period ended December 31, 2020, except for the Deep Value Fund, which does not have similar business objectives to ours and is described under the “Prior Performance of the Manager, the Sub-Manager and Their Respective Affiliates” section of this prospectus, including the information that is typically provided for in such table.

Table V -	Sales of Investments

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I provides a summary of the experience of LLCP as a sponsor in raising and investing funds in programs for which the offerings have closed during the three year period ended December 31, 2020.

($ and € in thousands)	LLCP VI		Europe II Fund
Dollar amount offered	$2,200,000	(1)	€500,000
Dollar amount raised	$2,500,554		€463,238
Length of offering (in months)	25		20
Months to invest 90% of amount available for investment (measured from beginning of offering)(2)	N/A		N/A

(1) Offering amount was increased due to demand.

(2) As of December 31, 2020, LLCP VI and Europe II were in their investment period and had not reached 90% invested.

TABLE II

COMPENSATION TO SPONSOR

Table II summarizes the aggregate payments made to LLCP as a sponsor by certain prior programs for which the offerings have closed during the three year period ended December 31, 2020.

($ and € in thousands)	LLCP VI	Europe II Fund
Date offering commenced	Nov 2016	Feb 2019
Dollar amount raised	$2,500,554	€463,238
Aggregate compensation paid or reimbursed to the sponsor or its affiliates(1)	$150,405	€10,102

(1)       Aggregate compensation includes management and incentive fees.

TABLE III

OPERATING RESULTS OF CERTAIN PRIOR PROGRAMS

Table III summarizes the operating results of certain prior programs sponsored by LLCP, the offerings of which have closed during the five year period ended December 31, 2020.

	LMM II Fund
	2016	2017	2018	2019	2020
Summary Operating Results
Investment income:
Interest income	$896	$9,034	$12,974	$18,875	$27,010
Dividend income			$5,059	$32,436	$42,251
	896	$9,034	$18,033	$51,311	$69,261
Expenses:
Management fee	$-7,703	$-12,018	$-12,405	$-12,150	$-11,343
Organization expenses	-262	0
Professional fees	-8	-43	-102	-116	-149
Administrative expenses	-2	-29	-30	-45	-212
Net change in partners’ capital as a result of operations	$-7,079	$-3,056	$5,496	$39,000	$57,557
Realize gain on portfolio investments					111,098
Change in unrealized gain on portfolio investments and foreign currency	$0	$14,131	$47,875	$125,109	$42,430
Net change in partners’ capital as a result of operations	$-7,079	$11,075	$53,371	$164,109	$211,085

Summary Statements of Cash Flows
Operating Activities:
Net change in partners’ capital as a result of operations	$-7,079	$11,075	$53,371	$164,109	$211,085
Adjustments to reconcile net change in partners’ capital as a result of operations to net cash used in operating activities
Change in unrealized gain on portfolio investments	0	$-14,131	$-47,875	$-125,109	-111,098
Purchase of portfolio investments	-70,500	-125,150	-161,199	-85,654	-42,430
Principal paydowns of portfolio investments			28,500	87,030	-185,479
Change in assets and liabilities:
Increase in escrow receivable					-1,070
(Increase) / decrease in prepaid management fees	-486	3	6	1	60
Increase in distributions payable	3	—
Increase in restricted cash payable				10,000	-9,856
Increase in accounts payable and accrued expenses	2	19	-14	4	-4
Net cash used in operating activities	-78,060	-128,184	-127,211	50,381	79,306

Financing Activities:
Partners’ capital contributions	78,954	137,164	173,598	177,694	150,113
Partners’ capital distributions	-891	-8,968	-46,397	-117,593	-338,248
Net cash provided by financing activities	78,063	128,196	127,201	60,101	-188,135

Net increase/(decrease) in cash at end of the period	$3	$12	$-10	$110,482	$-108,829
Cash, at beginning of period	—	$3	$15	$5	$110,487
Cash, at end of period	$3	$15	$5	$110,487	$1,658
				* Includes restricted cash	* Includes restricted cash
Amount and Source of Cash Distributions
Cash Distribution – Investment Interest	$-888	$-8,968	$12,838	$-18,707	$-26,654
Cash Distribution – Dividend Income			$-5,059	$-32,436	$-42,201
Cash Distribution – Realized Gain					$-109,172
Return of Principal			$-28,500	$-66,450	$-160,221

Summary Balance Sheet
Assets
Cash	$3	$15	$5	$100,487	$658
Restricted cash				10,000	1,000
Contributions receivable				6,109	—
Prepaid management fees	486	483	477	477	417
Portfolio investments (amortized cost of $70,500, $195,650 and $328,348, respectively)	70,500	209,781	390,354	514,087	1,070
Total assets	$70,989	$210,279	$390,836	$631,160	634,996

Liabilities and Partners’ Capital
Restricted cash payable				$10,000
Distributions payable	$3	$3	$3	20,583	$144
Accounts payable and accrued expenses	2	20	7	11	602
Partners’ capital	70,984	210,256	390,826	600,566	7
Total liabilities and partners’ capital	$70,989	$210,279	$390,836	$631,160	637,388

Fund VI This fund began operations in May 2017.	Year Ended December 31
	2017	2018	2019	2020
Summary Operating Results
Investment income:
Interest income	$2,244	$9,212	$18,918	$24,675
Dividend income	$488	$20,692	$43,976	$33,881
	$2,732	$29,904	$62,894	$58,556
Expenses	-1,566	-3,357	-3,055	-1,804
Income before special allocation items	$1,166	$26,547	$59,839	$56,752
Special allocation items:
Professional fees	-1	-39	-37	-37
Management fee expense	-19,197	-42,328	-44,985	-42,280
Net investment income	$-18,032	$-15,820	$14,817	$14,435
Realized gain on investments and derivatives		$338	$0	$0
Unrealized gain on portfolio investments and foreign currency	16,660	8,981	119,556	17,362
Unrealized loss on derivative contract	-504
Net change in partners’ capital as a result of operations	$-1,876	$-6,501	$134,373	$31,797

Summary Statements of Cash Flows
Operating Activities:
Net change in partners’ capital as a result of operations	$-1,876	$-6,501	$134,373	$31,797
Adjustments to reconcile net change in partners’ capital as a result of operations to net cash used in operating activities
Payment-in-kind dividends	-488	-20,691	-23,994	-30,499
Realized gain on portfolio investments		-338	—	—
Unrealized gain on portfolio investments and foreign currency	-16,660	-8,981	-119,556	-17,362
Unrealized loss on derivative contract	504
Purchase of portfolio investments	-416,913	-111,598	-418,261	-698,344
Principal paydowns / sales on portfolio investment	13,989	141,629	94,377	143,750
Change in assets and liabilities:
Increase/decrease in restricted cash		-779	—	—
Increase/decrease in interest receivable	-198	74	-3	-921
Increase/decrease in other receivable		-1,687	1,687	—
Increase/decrease in prepaid management fees	-1,157	-123	-192	-142
Increase/decrease in accounts payable and accrued expenses	17	5	46	52
Increase/decrease in distribution payable	12	—	—	—
Increase/decrease in due to affiliate	195	1,122	-1,271	-22
Increase/decrease in restricted cash payable		779	777	-120
Net cash used in operating activities	$-422,575	$-7,089	$-332,017	$-571,811

Financing Activities:
Partners’ capital contributions	306,105	498,991	506,147	680,225
Partners’ capital distributions, net of change in distribution payable	-117,525	-257,834	-173,000	-61,644
Drawdown on line of credit	234,028	-234,027	—	—
Net cash provided by financing activities	$422,608	$7,130	$333,147	$618,581

Net increase in cash at end of the period	$33	$41	$1,130	$46,770
Cash, at beginning of period	0	$33	$853	$1,983
Cash, at end of period	$33	$74	$1,983	$48,753
			*includes restricted cash	*includes restricted cash

Fund VI Amount and Source of Cash Distributions Year Ended December 31	2017	2018	2019	2020

Refund of Contributed Capital	$-115,583	$-148,302	$-39,178	$-36,348
Return of Principal		$-98,646	$-67,500	$0
Return of Excess Org Expenses		$-331	$-99	$0
Cash Distribution – Investment Interest (recallable)	$-1,777	$7,211	$-18,329	$-21,943
Cash Distribution – Dividend Income (recallable)			$-45,322	$-3,353
Cash Distribution – Realized Gain (recallable)			$-339	$0
Cash Distribution - Partner to Partner Interest	$-165	$-3,381	$-2,233	$0

Fund VI Summary Balance Sheet Year Ended December 31	2017	2018	2019	2020

Assets
Cash	$33	$74	$427	$47,317
Restricted cash		779	1,556	1,436

Interest receivable	198	124	126	1,048
Capital contributions receivable				1,352
Sale proceeds receivable				1,000
Other receivables		1,687	—	—
Prepaid management fees	1,157	1,280	1,472	1,614
Portfolio investments (amortized cost of $403,412, $394,411, $742,289 and $1,326,382, respectively)	420,072	419,548	886,982	1,488,437
Total assets	$421,460	$423,492	$890,563	$1,542,204

Liabilities and Partners’ Capital
Line of credit	$234,028
Derivative contract	504
Accounts payable and accrued expenses	17	22	69	121
Due to affiliate	195	1318	46	25
Distribution payable	12	51	6	69
Restricted cash payable		779	1556	1436
Total liabilities	$234,756	$2,170	$1,677	$1,651

Partners’ capital	186,704	421,322	888,886	1,540,553
Total liabilities and partners’ capital	$421,460	$423,492	$890,563	$1,542,204

Europe II Fund
	Year Ended December 31
(€ in thousands)	2019	2020
Summary Operating Results
Investment income:
Interest income	€0	€1,539
Dividend income	0	4,106
	0	5,645
Expenses	-3,915	-7,991
Net investment income	-3,915	-2,346

Realized gain on portfolio investments		0
Change in unrealized gain on portfolio investments, net	0	-8,879
Net change in partners’ capital as a result of operations	€-3,915	€-11,225

Summary Statements of Cash Flows
Operating Activities:
Net change in partners’ capital as a result of operations	€-3,915	€-11,225
Adjustments to reconcile net change in partners’ capital as a result of operations to net cash used in operating activities		-181,829
Change in assets and liabilities	188	691
Net cash used in operating activities	€-3,727	€-192,363

Financing Activities:
Partners’ capital contributions	3,858	247,174
Partners’ capital distributions	0	-52,997
Net cash provided by financing activities	3,858	194,177

Net increase in cash at end of the period	€131	€1,814
Cash, at beginning of period	—	131
Cash, at end of period	€131	€1,945
		*includes restricted cash
Summary Balance Sheet
Assets
Cash	€131	€18
Restricted Cash	—	1,927
Contributions receivable	277	0
Prepaid management fees	—	248
Interest receivable	—	830
Portfolio investments (amortized cost of €0 and €190,708, respectively)	—	181,829
Total assets	€408	€184,852

Liabilities and Partners’ Capital
Accounts payable	€25	€31
Management fee payable	163
Restricted cash payable		1,927
Distributions payable
Investment purchase payable	—
Partners’ capital	220	182,894
Total liabilities and partners’ capital	€408	€184,852

Amount and Source of Cash Distributions
Return of Principal - Recallable		-52,329
Cash Distribution - Dividend income
Cash Distribution - Interest income		-419

TABLE V

SALES OF INVESTMENTS(1)

Table V presents summary information on the results of sales of companies from certain prior programs sponsored by LLCP with business objectives similar to ours during the three year period ended December 31, 2020.

	Year Ended December 31, 2020
($ in thousands)	Operating Company	Industry	Date Acquired	Date of Sale	Investment Cost	Realized Value(2)
LLCP IV	Global Franchise Group	Restaurant Franchisor	Jul 2010	Nov 2018	$100,000	$315,769

LLCP V	SFERRA	Linen Manufacturer	Aug 2013	Oct 2018	$35,500	$86,075

LLCP V	FASTSIGNS	Custom Signs & Graphics	Jul 2014	Mar 2019	$102,900	$271,922

LMM I Fund	Regional Rail	Shortline Railroads	Jun 2015	Jul 2019	$19,242	$48,254

LMM I Fund	Pacific Handy Cutter	Safety Cutter Supplier	Apr 2016	Dec 2020	$29,208	$190,945

LMM II Fund	Jonathan Engineered Solutions	Engineered Components	Oct 2016	Dec 2020	$57,000	$191,128

(1)	The private funds shown in this table were conducted through privately held entities that were subject neither to the up-front commissions, fees and other expenses associated with this offering nor all of the laws and regulations that will apply to us.
(2)	Realized value represents the combination of cumulative interest and dividend payments as well as net proceeds derived from the ultimate sale transaction. Realized Value may include notes receivables, escrows, holdbacks, residual interests and other reserves that each fund believes will be received at the expiration of any applicable time periods or otherwise.

APPENDIX B: FORM OF SUBSCRIPTION AGREEMENT

CNL *Strategic Capital*

Sub-managed by Levine Leichtman

Subscription Agreement for CNL Strategic Capital, LLC (Referred to herein as the "Company").
FOLLOW-ON OFFERING

The undersigned hereby submits this Subscription Agreement and applies for the purchase of the dollar amount of the selected class of common stock of the Company, a Delaware limited liability company, (referred to herein as the "Shares") pursuant to the terms and conditions of the Company's prospectus, as amended and supplemented (the "Prospectus"), the Company's limited liability company operating agreement, and as set forth below. **If reviewing electronically, the clarity of text in this document may be affected by the size of the screen on which it is displayed.**

1. INVESTMENT AMOUNT

$5,000 minimum initial investment

Subscription Amount $ ________

$500 minimum additional investment

☐ *Check if additional investment*

2. SHARE CLASS

☐ **A Share**

☐ Net of Commission (By a financial professional on his/her own behalf.)

☐ Wrap/Advisory Agreement (Not all broker-dealers are eligible for advisory business.)

☐ **T Share** ☐ **D Share** ☐ **I Share**

3. FORM OF OWNERSHIP (Please select one option, and complete the Disregarded Entity section if applicable.)

Non-Qualified Account:

Single Owner

☐ Individual ☐ Individual with Transfer on Death[1]

Multiple Owners (all parties must sign and initial)

☐ Joint Tenants with Right of Survivorship ☐ Joint Tenants with Transfer on Death[1] ☐ Community Property

[1] Ownership options with Transfer on Death require a Transfer on Death form, available at cnlstrategiccapital.com.

Trust (if a Grantor Trust, also complete Disregarded Entity section)

☐ Taxable Trust ☐ Tax-Exempt Trust

Name of Trust ________ Tax ID Number ________

Minor Account

☐ Uniform Gift to Minors Act ☐ Uniform Transfers to Minors Act

State of ________ Minor's Date of Birth ________

Qualified Plan Account:

☐ Traditional IRA ☐ SEP/IRA ☐ ROTH IRA

☐ Rollover IRA ☐ Inherited IRA ☐ SIMPLE IRA

Other Account:

☐ C Corporation ☐ S Corporation ☐ Pension Plan

☐ Non-Profit Organizations ☐ Partnership ☐ Disregarded Entity

☐ Profit Sharing Plan ☐ Other ________

If 'Other' please specify in the box above

Entity Name ________

Tax ID Number ________

If a **Disregarded Entity,** provide the following for the entity's tax owner

Name ________

U.S. Tax Classification Type ________

Tax ID Number ________

Address ________

FATCA Reporting

Exempt Payee Code (if any) ________ Exemption from FATCA Reporting Code (if any) ________

4. CUSTODIAN INFORMATION (If applicable)

Name ________ Tax ID Number ________

Address ________ Custodian/Brokerage Account Number ________

City ________ State ____ Zip Code ________

CNL Client Services Toll-Free 866-650-0650 Fax 877-694-1116 cnlstrategiccapital.com

10.18.21

Page 1

5. INVESTOR INFORMATION

Investor/Trustee Name ______ Social Security or Tax ID Number ______ Date of Birth ______

Co-Investor/Trustee Name (if applicable) ______ Social Security or Tax ID Number ______

Street Address ______

City ______ State ______ Zip Code ______

Daytime Phone Number ______ Evening Phone Number ______

Mailing Address (optional) ______

City ______ State ______ Zip Code ______

Citizenship (select one)

☐ U.S. citizen ☐ Resident Alien ☐ U.S. citizen residing outside the United States Country ______

6. DISTRIBUTION INSTRUCTIONS

Residents of **Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, New Jersey, North Carolina, Ohio, Oregon, Vermont** and **Washington** are not automatically enrolled in the Distribution Reinvestment Plan (DRP) and must complete the DRP section below to elect to participate in the DRP.

Residents of all other states (not listed above) will be automatically enrolled in the DRP. You may opt out by completing the cash distributions section below. To accept the automatic enrollment you may continue on to section 7.

Cash Distributions (check one only) By selecting a cash distribution, you are opting out of the DRP. Distributions will be sent to the investor's address of record provided in Section 5 or to the custodian indicated in Section 4.

☐ Send distributions by check or electronically to custodian in Section 4 (custodial accounts only).

☐ Mail a check to Investor/Trustee address in Section 5 (non-custodial accounts only).

☐ Send a check to Brokerage Account or Other Account. Complete information to the right (non-custodial accounts only).

☐ Electronically deposit. Complete information to the right (non-custodial accounts only).

The Company is authorized to deposit distributions to the checking, savings or brokerage account indicated above. This authority will remain in force until the Company is notified otherwise in writing. If the Company erroneously deposits funds into the account, the Company is authorized to debit the account for an amount not to exceed the amount of the erroneous deposit. I further acknowledge that Shares in my account may be subject to applicable abandoned property, escheat or similar laws and may be transferred by the Company, its affiliates, or its agents to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, or its agents shall be liable for any property delivered in good faith to a governmental authority pursuant to applicable abandoned property, escheat or similar laws.

Complete information below if you selected "Send a check to Brokerage Account or Other Account"

Financial Institution/Third Party ______

For the Benefit of ______

Account Number ______

Address ______

City ______ State ______ Zip Code ______

Complete information below if you selected "Electronically deposit"[2]

ABA Routing Number (Direct Deposit via ACH only) ______

Account Number ______

☐ Checking ☐ Savings ☐ Brokerage/Other

[2] Attach a voided check or instructions from your financial institution. A deposit ticket does not contain the required ACH information.

☐ **Distribution Reinvestment Plan**

Check this box to opt in to the DRP if you are a resident of **Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, New Jersey, North Carolina, Ohio, Oregon, Vermont** or **Washington**. Otherwise, you will **NOT** be enrolled and must complete the cash distributions section above. **Residents of all other states** (not listed above) will be automatically enrolled in the DRP.

CNL Client Services Toll-Free 866-650-0650 Fax 877-694-1116 cnlstrategiccapital.com

10.18.21 Page 2

7. SUBSCRIBER SIGNATURES

In order to induce the Company to accept this subscription, I hereby represent and warrant as follows:
Only fiduciaries such as trustees, guardians, conservators, custodians and personal representatives may make such representations on behalf of investor(s). An Attorney-in-Fact signing on behalf of investor(s) pursuant to a power of attorney represents by their signature that they are acting as a fiduciary for the investor(s). Otherwise, a power of attorney may not be granted to any person to make such representations on behalf of investor(s).

Each investor must initial for letters a-f. Initials for letters g-l are required based on state of residence.

	Investor	Co-Investor
a) I have received the Prospectus for CNL Strategic Capital at least five business days before signing this agreement and acknowledge that subscribers are encouraged to read the Prospectus in its entirety before investing.	Initials	Initials
b) I understand that the offering price per share at which my investment will be executed is made available at www.cnlstrategiccapital.com, in a prospectus supplement filed with the SEC, available at www.sec.gov, or through the Company's toll-free telephone number, 866-650-0650. In the event that the Company adjusts the offering price, I acknowledge that my subscription request will not be accepted until at least five business days after the offering price per share is made available. I understand that I am not committed to purchase shares at the time my subscription request is submitted and I may withdraw my subscription at any time before the time it has been accepted by the Company by contracting the Company's transfer agent, through your financial intermediary, or by contacting the Company directly.	Initials	Initials
c) I have (i) a net worth of at least $250,000 or (ii) a net worth of at least $70,000 and a gross annual income of at least $70,000. (Net worth does not include home, furnishings and personal automobiles.)	Initials	Initials
d) I acknowledge that there is no public market for the shares, so my investment is not liquid and only a limited number of shares will be eligible for repurchase under the redemption program.	Initials	Initials
e) I am either purchasing the shares for my own account, or if I am purchasing shares on behalf of a trust or other entity of which I am a trustee or authorized agent, I have due authority to execute this subscription agreement and do hereby legally bind the trust or other entity of which I am trustee or authorized agent.	Initials	Initials
f) I acknowledge that I will be automatically enrolled in the Distribution Reinvestment Plan unless I am a resident of **Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, North Carolina, Ohio, Oregon, Vermont** or **Washington** or made an election in Section 6 of this subscription agreement to receive my distributions in cash.	Initials	Initials
g) If applicable, I also meet the additional suitability requirements imposed by my state of primary residence as set forth in the Prospectus (as amended or supplemented as of the date hereof) under the sections entitled "Suitability Standards" and "Subscription Procedures" (Applies to **Alabama, California, Idaho, Maine, Massachusetts, Missouri, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Tennessee** and **Vermont** investors.) **Alabama** and **Oklahoma** investors may not invest more than 10% of their liquid net worth in us and our affiliates. **Massachusetts** investors may not invest more than 10% of their liquid net worth in us and in other illiquid direct participation programs. The **Maine** Office of Securities recommends that an investor's aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. No more than 10% of any one **Missouri** investor's liquid net worth shall be invested in the securities being registered with the Missouri Securities Division. It shall be unsuitable for **Ohio** and **New Mexico** residents to invest more than 10% of their liquid net worth in us, our affiliates, and in any other direct participation program. **North Dakota** and **Pennsylvania** investors may not invest more than 10% of their liquid net worth in us. **Tennessee** investors who are not "accredited investors" may not invest more than 10% of their liquid net worth in this Issuer. "Liquid net worth" is defined as the portion of net worth that consists of cash, cash equivalents, and readily marketable securities.	Initials	Initials
h) If I reside in **Kansas**, it is recommended by the Office of the Kansas Securities Commissioner that I limit my aggregate investment in CNL Strategic Capital and other direct participation programs to not more than 10% of my liquid net worth. "Liquid net worth" is defined as the portion of net worth that consists of cash, cash equivalents, and readily marketable securities.	Initials	Initials
i) If I reside in **Kentucky**, I may not invest more than 10% of my liquid net worth in CNL Strategic Capital or its affiliates. "Liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	Initials	Initials
j) If I reside in **Iowa**, I have either (i) a minimum of $100,000 annual gross income and a net worth of at least $100,000, or (ii) a net worth of at least $350,000 (exclusive of home, home furnishings and automobiles). My aggregate investment in the shares of CNL Strategic Capital and in the securities of other non-traded direct participation programs does not exceed 10% of my liquid net worth. Liquid net worth consists of cash, cash equivalents, and readily marketable securities.	Initials	Initials
k) If I reside in **Nebraska**, I have either (i) an annual gross income of at least $70,000 and a net worth of at least $70,000, or (ii) a net worth of at least $250,000. In addition, I must limit my aggregate investment in CNL Strategic Capital and in the securities of other non-publicly traded programs to 10% of my net worth. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to this investment concentration limit.	Initials	Initials
l) If I reside in **New Jersey**, I have either (i) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of at least $85,000, or (ii) a minimum liquid net worth of $350,000. In addition, I must limit my investment in us, our affiliates and other non-publicly traded direct investment programs to 10% of my liquid net worth. Liquid net worth consists of cash, cash equivalents and readily marketable securities.	Initials	Initials

If you participate in the Distribution Reinvestment Plan or make subsequent purchases of Shares of the Company, and you fail to meet the minimum net worth or annual income requirements for making an investment or you can no longer make the representations or warranties set forth in this Section 7, we request that you promptly notify your broker-dealer, financial professional or investor representative in writing of the change and to terminate your participation in the Distribution Reinvestment Plan.

By executing the Subscription Agreement, I (we) agree to be bound by the terms of the CNL Strategic Capital's limited liability operating agreement and any amendments or supplements thereto or cancellations thereof and authorizes CNL Strategic Capital to make all filings of any and all certificates, instruments, agreements or other documents, as may be required or advisable under the laws of the State of Delaware.

CNL Client Services Toll-Free 866-650-0650 Fax 877-694-1116 cnlstrategiccapital.com

10.18.21

Page 3

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (Please refer to IRS.gov Form W-9 for specific instructions.)

Under penalties of perjury, I certify that:

(1) The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me),

(2) I am not subject to backup withholding because (i) I am exempt from backup withholding, or (ii) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified me that I am no longer subject to backup withholding,

(3) I am a U.S. citizen or other U.S. person (defined in IRS Form W-9 instructions).

(4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification Instructions: You must cross out certification (2) if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Each investor must sign.

Signature of Investor/Trustee ______________________ Date __________

Custodians must sign on a custodial account.

Signature of Co-Investor/Trustee or Custodian ______________________ Date __________

Tax owner of Disregarded Entity and/or Grantor Trust must sign.

Signature of Tax Owner (if applicable) ______________________ Date __________

8. INVESTOR REPRESENTATIVE INFORMATION AND SIGNATURE

The financial professional or investor representative (each an "Investor Representative") signing below hereby warrants that he/she is licensed and may lawfully sell Shares in which sale of Shares to the investor(s) executing this Subscription Agreement has been made.

Broker-Dealer or RIA Firm Name ______________________ Firm CRD Number __________

Investor Representative ______________________

Investor Representative Number __________ Investor Representative CRD Number __________

Mailing Address ______________________

City __________ State ____ Zip Code ______

Telephone __________ Fax __________ Email Address __________

The undersigned confirms by his/her signature that he/she (i) has reasonable grounds to believe that the information and representations concerning the investor(s) identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor(s) is properly authorized and identified; (iii) has discussed such investors' prospective purchase of shares with such investor(s); (iv) has advised such investor(s) of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered the Prospectus and related amendments and supplements, if any, to such investor(s); and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor(s), that such investor(s) meets the Suitability Standards applicable to such investor(s) set forth in the Prospectus (as amended or supplemented as of the date hereof), and that such investor(s) is in a financial position to enable such investor(s) to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The above-identified entity agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor(s) for six years. The above-identified entity, acting in its capacity as agent, financial professional or investor representative, has performed functions required by federal and state securities laws and, as applicable, FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability, Regulation Best Interest and USA PATRIOT Act (Anti-Money Laundering, Customer Identification) as required by its relationship with the investor(s) identified on this document.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

I understand this Subscription Agreement is for the offering of CNL Strategic Capital.

Signature of Investor Representative ______________________ Date __________

Signature of Principal (if applicable) ______________________ Date __________

CNL Client Services Toll-Free 866-650-0650 Fax 877-694-1116 cnlstrategiccapital.com

10.18.21 Page 4

9. DELIVERY INSTRUCTIONS

In order for your subscription to be processed, you must complete all applicable items on the Subscription Agreement. Investors should read the Prospectus, as amended or supplemented as of the date hereof, in its entirety. Each subscription will be accepted or rejected by the Company within 30 days after its receipt. Investors will receive the price of our shares that is in effect on the date we accept such investor's subscription agreement. Investors should check our website at www.cnlstrategiccapital.com or our public fillings at www.sec.gov for our current offering price. Investors will receive a confirmation of their purchase from our transfer agent. Checks should be made payable to "UMB Bank, N.A., as Escrow Agent for CNL Strategic Capital, LLC".

Custodial Accounts
Forward Subscription Agreement and payment to the custodian.
Checks should be made payable to "UMB Bank, N.A., as Escrow Agent for CNL Strategic Capital, LLC" or to the custodian of record for qualified plan or brokerage account investments.

Forward completed Subscription Document and payment to:

By wire transfer
UMB Bank, N.A., as Escrow Agent for
CNL Strategic Capital, LLC
ABA Routing: 101000695
Account: 9872323874

Please reference subscriber's name in the memo line.

By standard mail
UMB Bank, N.A., as Escrow Agent for
CNL Strategic Capital, LLC
DST Systems, Inc. Processing Agent
PO Box 219005
Kansas City, MO 64121-9005

By overnight mail
UMB Bank, N.A., as Escrow Agent for
CNL Strategic Capital, LLC
DST Systems Inc. Processing Agent
430 W. 7th Street, Ste. 219005
Kansas City, MO 64105-1407

Cash, money order, third-party checks and traveler's checks will not be accepted. If a check received from an investor is returned for insufficient funds or otherwise not honored, CNL Strategic Capital or its agent may return the check with no attempt to redeposit. In such event, any issuance of the shares or declaration of distributions on shares may be rescinded by CNL Strategic Capital. CNL Strategic Capital may reject any subscription, in whole or in part, per its sole discretion.

10. GO PAPERLESS: INVESTOR ELECTRONIC DELIVERY AND SIGNATURE CONSENT (Optional)

By signing and providing a valid email address below, you are opting in to receive electronic communications for the Prospectus, prospectus supplements, sales literature, annual reports, proxy statements, tax documents and other shareholder communications ("Shareholder Communications"). You may also sign up by visiting www.cnlstrategiccapital.com/gopaperless.

I acknowledge that I will not receive paper copies of Shareholder Communications unless (i) required by law or regulation, (ii) the Company, in its sole discretion, has elected not to provide a particular communication electronically, (iii) I change or revoke my election at any time by notifying CNL Client Services at the contact information below, (iv) my consent is terminated by an invalid email address, (v) I withdraw as a shareholder of the Company, or (vi) I specifically request a paper copy of a particular Shareholder Communication, which I have the right to do at any time. I acknowledge that in order to access, download, and/or print my Shareholder Communications, I will need to register for an account and log-in at www.cnlstrategiccapital.com/gopaperless; Adobe Acrobat Viewer or similar PDF viewer; and a current version of any of the following web browsers: Internet Explorer, Firefox, Chrome, or Safari. I understand and acknowledge that an additional consent will be required for investments that elect to provide Schedule K-1s electronically.

I understand that my below consent for electronic delivery applies to the Company and any other investment products affiliated with CNL Financial Group or the Company. I have provided a valid email address and if that email address or any other contact information changes, I will send a notice of the new contact information to CNL Client Services at the contact information below. My election for electronic delivery of Shareholder Communications will remain in effect unless and until it is withdrawn. I understand that I must allow a reasonable amount of time for any changes to my election to take effect and I will receive a written confirmation as soon as possible. I understand that I have the right to withdraw my consent or request a paper copy of any electronic Shareholder Communications through the log-in at: www.cnlstrategiccapital.com/gopaperless or by contacting CNL Client Services (either electronically or on paper) at (866) 650-0650 or P.O. Box 219001, Kansas City, MO 64121-9001.

The electronic delivery service is free; however, I may incur certain costs, such as usage charges from an Internet access provider, printing costs, software download costs or other costs associated with access to electronic communications. I understand this electronic delivery program may be changed or discontinued and that the terms of this agreement may be amended at any time. I understand that there are possible risks with electronic delivery such as emails not transmitting, links failing to function properly and system failures of online service providers, and that there is no warranty or guarantee given concerning the transmission of email, the availability of the website, or information on it, other than as required by law.

If applicable, your electronic signature below will also serve as consent to execute this Subscription Document.

Signature	Email Address
Co-investor/Trustee Signature (if applicable)	Email Address (if applicable)

CNL Client Services Toll-Free 866-650-0650 Fax 877-694-1116 cnlstrategiccapital.com

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CNL Client Services Toll-Free 866-650-0650 Fax 877-694-1116 cnlstrategiccapital.com

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SCAPI-USA-SUB

Page 6

UP TO $1,100,000,000 IN SHARES OF

CLASS A, CLASS T, CLASS D AND CLASS I LIMITED LIABILITY COMPANY INTERESTS

CNL STRATEGIC CAPITAL, LLC

PROSPECTUS

                , 2021

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by CNL Strategic Capital, LLC and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of CNL Strategic Capital, LLC (the “Registrant”) in connection with this offering described in this registration statement. All amounts are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee. The following expenses will be borne solely by the Registrant.

Amount To Be Paid
SEC registration fee	$30,002.50
FINRA filing fee	41,750
Printing expenses	3,000,000
Legal fees and expenses	3,400,000
Blue sky fees and expenses	483,780
Accounting fees and expenses	840,000
Due diligence reimbursement	712,500
Sales and advertising expenses	3,750,000
Miscellaneous	2,741,967.50
Total	$15,000,000

The amounts set forth above, except for the SEC and FINRA fees, are in each case estimated. Although we estimate we will incur offering expenses of 1.0% of gross offering proceeds if we sell the maximum number of shares, the total amount reflects approximately 1.5% of gross offering proceeds since we may incur offering expenses up to this amount.

Item 14. Indemnification of Directors and Officers.

Our LLC Agreement provides that a director of the company will not be liable to us, any of our subsidiaries, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such director’s obligations or duties in connection with the company, including breach of fiduciary duty, except as follows: (i) for any breach of the director’s duty of loyalty to us or the holders of the shares; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

Section 18-108 of the Delaware Limited Liability Company Act allows a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Our LLC Agreement provides that, to the fullest extent permitted by law, subject to certain restrictions described below, we will indemnify our sponsor, directors and officers, the Manager, the Sub-Manager or any of their respective affiliates who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was a sponsor, director, officer, employee, partnership representative or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Subject to the conditions set forth in our LLC Agreement, we may pay or reimburse such indemnified person’s expenses (including attorneys’ fees) in advance of final disposition of a proceeding.

Further, notwithstanding the above, our LLC Agreement provides that we shall not indemnify or hold harmless our sponsor, any director or officer, the Manager, the Sub-Manager or any of their affiliates, for any loss or liability suffered by us unless all of the following conditions are met:

●	the party seeking exculpation or indemnification has determined in good faith that the course of action leading to the loss or liability was in our best interests;

●	the party seeking exculpation or indemnification was acting on our behalf or providing services to us;

●	the loss or liability was not the result of negligence or misconduct (in the case of a director other than an independent director, or the Manager, the Sub-Manager or any of their affiliates) or gross negligence or willful misconduct (in the case of an independent director); and

●	the indemnification or agreement to hold harmless is recoverable only out of net assets and not from our shareholders.

Further, notwithstanding the above, our LLC Agreement prohibits the indemnification for liabilities or expenses arising from or out of an alleged violation of state or federal securities laws by the parties named in the preceding paragraph, unless one or more of the following conditions is met:

●	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

●	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction;

●	with respect to the party seeking indemnification; or

●	a court of competent jurisdiction approves a settlement of the claims against the indemnitees and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authorities in states in which the securities were offered as to indemnification for violations of securities law.

Our LLC Agreement also provides that advancement of funds to the Manager, the Sub-Manager or any of their respective affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a legal action for which indemnification is being sought is permissible only if all of the following conditions are met:

●	the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf;

●	the Manager, the Sub-Manager or their respective affiliates seeking advancement undertake to repay us the advanced funds, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Manager, the Sub-Manager or their respective affiliates are not entitled to indemnification; and

●	the legal action is initiated by a third party who is not a member of the company, or the legal action is initiated by a member of the company and a court of competent jurisdiction specifically approves such advancement.

Indemnification Agreements

We have entered into indemnification agreements with members of our board of directors and our executive officers. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Delaware law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

We were capitalized through the purchase by CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC of 4,000 shares of Class FA shares each for the aggregate consideration of $200,000 on June 7, 2017.

From April 2017 to February 2018, we conducted a private offering of up to $200 million in shares of our Class FA and Class A shares. We offered the shares in this private offering pursuant to the applicable exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act only to persons that were “accredited investors,” as that term is defined under the Securities Act and Regulation D promulgated thereunder. As of February 8, 2018, the date we terminated the private offering, we received aggregate gross proceeds of $81.7 million from the sale of 3,266,260 shares of our Class FA shares in this private offering, which includes the sale of 96,000 shares of Class FA shares to the Leichtman-Levine Living Trust, an affiliate of the Sub-Manager, for consideration of $2.4 million of non-cash consideration in the form of equity interests in one of our initial businesses. No selling commissions or dealer manager fees were charged in connection with the sales of Class FA shares.

Under a private offering of up to $50 million in shares of our Class FA shares conducted from April 2019 through December 2019 (the “Class FA Private Offering”), we sold 1,287,054 Class FA shares for net proceeds of approximately $35.2 million. Under a separate private offering of up to $50 million in shares of our Class FA shares from July 2019 through March 2020 (the “Follow-On Class FA Private Offering”), we sold 195,525 Class FA shares for net proceeds of approximately $5.5 million. We conducted the Class FA Private Offering and the Follow-On Class FA Private Offering pursuant to the applicable exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(c) of Regulation D promulgated under the Securities Act. We offered the shares in the Class FA Private Offering and the Follow-On Class FA Private Offering only to persons that were “accredited investors,” as that term is defined under the Securities Act and Regulation D promulgated thereunder. No selling commissions or dealer manager fees were charged in connection with the sales of Class FA shares in the Class FA Private Offering. We paid a selling commission of up to 5.5% and placement agent fee of up to 3.0% of the sale price for each Class FA share sold in the Follow-On Class FA Private Offering, except for any reductions or waivers that may have applied.

Under a private offering of up to $50 million in shares of our Class S shares conducted from January 2020 through December 31, 2020 (the “Class S Private Offering”), we sold 1,770,386 Class S shares for net proceeds of approximately $52,359,647. We conducted the Class S Private Offering pursuant to the applicable exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(c) of Regulation D promulgated under the Securities Act. We offered the shares in the Class S Private Offering only to persons that are “accredited investors,” as that term is defined under the Securities Act and Regulation D promulgated thereunder. We paid a selling commission of up to 2.0% and a placement agent fee of up to 1.5% of the sale price for each Class S share sold in the Class S Private Offering, except for any reductions or waivers that may have applied.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b)	Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statement and the related notes.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to this offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to this offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in this offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Managing Dealer Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 14, 2021).
1.2	Form of Participating Broker Agreement (incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on September 17, 2021).
1.3	Form of Distribution and Shareholder Servicing Plan of the Registrant (incorporated by reference to Exhibit 1.3 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
2.1	Agreement and Plan of Merger dated as of October 20, 2017 by and among CNL Strategic Capital, LLC, LD Merger Sub, Inc. and LD Parent, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
2.2	Agreement and Plan of Merger dated as of October 20, 2017 by and among CNL Strategic Capital, LLC, PFHI Merger Sub, Inc. and Polyform Holdings, Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
2.3	First Amendment to Agreement and Plan of Merger dated as of February 6, 2018 by and among CNL Strategic Capital, LLC, LD Merger Sub, Inc. and LD Parent, Inc. (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
2.4	First Amendment to Agreement and Plan of Merger dated as of February 6, 2018 by and among CNL Strategic Capital, LLC, PFHI Merger Sub, Inc. and Polyform Holdings, Inc. (incorporated by reference to Exhibit 2.4 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
3.1	Certificate of Formation of CNL Strategic Capital, LLC dated August 8, 2016 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
3.2	Fifth Amended and Restated Limited Liability Company Operating Agreement of CNL Strategic Capital, LLC (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2020).
4.1	Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
4.2*	Form of Subscription Agreement (included as Appendix B to the prospectus).
4.3	Third Amended and Restated Share Repurchase Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2021)
5.1	Opinion of Clifford Chance US LLP as to the legality of securities issued (including consent of such firm)
8.1	Opinion of Clifford Chance US LLP as to certain tax matters (including consent of such firm)
10.1	Third Amended and Restated Management Agreement dated as of January 31, 2020 by and between CNL Strategic Capital and CNL Strategic Capital Management, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2020)
10.2	Second Amended and Restated Sub-Management Agreement dated as of February 28, 2018 by and among the Registrant, CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC (incorporated by reference to Exhibit 10.2 to the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on March 1, 2018)
10.3	Form of Escrow Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2018).

Exhibit Number	Description
10.4	First Amendment to Escrow Agreement by and among CNL Strategic Capital, LLC and CNL Securities Corp. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2019).
10.5	Second Amendment to Escrow Agreement by and among CNL Strategic Capital, LLC and CNL Securities Corp. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2019).
10.6	Third Amendment to Escrow Agreement by and among CNL Strategic Capital, LLC and CNL Securities Corp. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2020).
10.7*	Escrow Letter Agreement relating to the Escrow Agreement dated February 14, 2018, as supplemented and amended, by and among CNL Strategic Capital, LLC and CNL Securities Corp.
10.8	Amended and Restated Administrative Services Agreement dated as of February 7, 2018 by and between the Registrant and CNL Strategic Capital Management, LLC (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
10.9	Amended and Restated Sub-Administration Agreement dated as of February 7, 2018 by and among the Registrant, CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
10.10	Amended and Restated Expense Support and Conditional Reimbursement Agreement dated as of February 7, 2018 by and among the Registrant, CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
10.11	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
10.12	Note Purchase Agreement dated as of February 7, 2018 by and among Lawn Doctor, Inc., LD Strategic Capital Debtco, LLC and Aspire Capital Group, LLC (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
10.13	Note Purchase Agreement dated as of February 7, 2018 by and among Polyform Products Company, Inc. and Polyform Strategic Capital Debtco, LLC (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
10.14	Service Agreement dated as of February 7, 2018 by and between CNL Capital Markets Corp. and CNL Strategic Capital Management, LLC (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-222986) filed with the SEC on February 12, 2018).
10.15	Stock Contribution and Purchase Agreement dated June 26, 2019 by and between Michael Auriemma and Roundtable Acquisition, LLC. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on 10-Q filed with the SEC on August 8, 2019).
10.16	Second Amended and Restated Loan Agreement dated September 16, 2021 by and between CNL Strategic Capital B, Inc. and United Community Bank (d/b/a Seaside Bank and Trust) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2021).
10.17	Second Amended and Restated Promissory Note dated September 16, 2021 by and between CNL Strategic Capital B, Inc. and United Community Bank (d/b/a Seaside Bank and Trust) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2021).
10.18	Second Amended and Restated Assignment and Pledge of Deposit Account Agreement dated September 16, 2021 by and between CNL Strategic Capital, LLC and United Community Bank (d/b/a Seaside Bank and Trust) (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2021).

Exhibit Number	Description
10.19	Second Amended and Restated Guaranty dated September 16, 2021 by and between CNL Strategic Capital, LLC and United Community Bank (d/b/a Seaside Bank and Trust) (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2021).
10.20	Second Amended and Restated Pledge and Security Agreement dated September 16, 2021 by and between CNL Strategic Capital, LLC and United Community Bank (d/b/a Seaside Bank and Trust) (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2021).
10.21	LOC Increase Promissory Note dated September 16, 2021 by and between CNL Strategic Capital B, Inc. and United Community Bank (d/b/a Seaside Bank and Trust) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2021).
10.22	Purchase Agreement dated April 1, 2021 by and among Huron Title Buyer, LLC and certain sellers of the ATA Holding Company, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2021).
10.23	Stock Purchase Agreement dated October 7, 2021, by and among Douglas Machines Buyer, Inc., Douglas Machines Corp., and Douglas Acquisition Company, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 8, 2021).
10.24	Note Purchase Agreement dated October 7, 2021, by and among Douglas Machines Buyer, Inc., Douglas Machines Corp., Douglas Machines Holdings, LLC, and DM Strategic Capital DebtCo, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 8, 2021).
21.1*	List of Subsidiaries.
23.1	Consent of Clifford Chance US LLP (incorporated by reference as Exhibit 23.1 to the Company's Pre-Effective Amendment No. 2 to Form S-1 filed with the SEC on September 17, 2021).
23.2	Consent of Clifford Chance US LLP (incorporated by reference as Exhibit 23.2 to the Company's Pre-Effective Amendment No. 2 to Form S-1 filed with the SEC on September 17, 2021).
23.3*	Consent of Ernst & Young LLP
23.4*	Consent of BDO USA, LLP
23.5*	Consent of Plante & Moran, PLLC
23.6*	Consent of Alvarez & Marsal Valuation Services, LLC
23.7*	Consent of Citrin Cooperman & Company, LLP
24.1	Power of Attorney (included on the signature page of the registration statement filed on February 19, 2021 and incorporated herein).

*	Filed herewith

The agreements and other documents filed as exhibits to this registration statement are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on October 21, 2021.

CNL Strategic Capital, LLC

By:	/s/ Chirag J. Bhavsar
Name: Chirag J. Bhavsar
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
James M. Seneff, Jr.	Chairman of the Board	October 21, 2021

/s/ Chirag J. Bhavsar
Chirag J. Bhavsar	Chief Executive Officer (Principal Executive Officer)	October 21, 2021

*
Tammy J. Tipton	Chief Financial Officer (Principal Accounting and Financial Officer)	October 21, 2021

*
Arthur E. Levine	Director	October 21, 2021

*
Mark D. Linsz	Director	October 21, 2021

*
Benjamin A. Posen	Director	October 21, 2021

*
Robert J. Woody	Director	October 21, 2021

*	By: /s/ Chirag J. Bhavsar
Chirag J. Bhavsar
Power of Attorney